                                                        REGISTRATION NO. 33-

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- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                --------------
                       RESOURCES WEST ENERGY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------
          NEVADA                     4931                   91-1653826
      (STATE OR OTHER   (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION OF    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)
     INCORPORATION OR      1411 EAST MISSION AVENUE
       ORGANIZATION)      SPOKANE, WASHINGTON 99202
                                (509) 489-0500

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JON E. ELIASSEN
                       RESOURCES WEST ENERGY CORPORATION
                           1411 EAST MISSION AVENUE
                           SPOKANE, WASHINGTON 99202
                                (509) 489-0500

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------
                                  COPIES TO:
         JON E. ELIASSEN                           WILLIAM E. PETERSON, ESQ.
THE WASHINGTON WATER POWER COMPANY                 SIERRA PACIFIC RESOURCES
     1411 EAST MISSION AVENUE                           P.O. BOX 30150
    SPOKANE, WASHINGTON 99202                         RENO, NEVADA 89520


 J. ANTHONY TERRELL, ESQ.                           PETER ALLAN ATKINS, ESQ.
  RICHARD S. GREEN, ESQ.                            SHELDON S. ADLER, ESQ.
     REID & PRIEST                          SKADDEN, ARPS, SLATE, MEAGHER & FLOM
  40 WEST 57TH STREET                                   919 THIRD AVENUE
NEW YORK, NEW YORK 10019                            NEW YORK, NEW YORK 10022
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger of The Washington Water Power Company ("WWP"), Sierra Pacific Resources ("SPR") and Sierra Pacific Power Company ("SPPC") with and into the Registrant (the "Merger"), as described in the enclosed
Joint Proxy Statement/Prospectus, have been satisfied or waived.

  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE
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
                                               PROPOSED         PROPOSED
                                 AMOUNT         MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF          TO BE     OFFERING PRICE      AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED(1)   PER UNIT(2)   OFFERING PRICE(2) REGISTRATION FEE(3)
- -------------------------------------------------------------------------------------------------
 Common Stock, no par value..   99,715,520      $13.99       $1,394,852,980        $278,971
- -------------------------------------------------------------------------------------------------
Preferred Stock, no par
 value.....................      3,720,800      $63.24         $235,315,000         $47,063
- -------------------------------------------------------------------------------------------------
    Total..................    103,436,320                                         $326,034

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(1) The amount of common stock, no par value, of the Registrant ("Resources
    West Common Stock") to be registered has been determined on the basis of the conversion ratios for such shares in the Merger (one share of Resources West Common Stock for each outstanding share of common stock, no par value, of WWP ("WWP Common Stock") and 1.44 shares of Resources West Common Stock for each share of common stock, $1.00 par value, of SPR ("SPR Common Stock")) and the number of shares of WWP Common Stock (56,000,000) and SPR Common Stock (30,358,000) expected to be converted in the Merger. The amount of preferred stock, no par value, of the Registrant ("Resources West Preferred Stock") to be registered has been determined on the basis of (a) the number of shares of preferred stock, no par value, of WWP (850,500) ("WWP Preferred Stock") expected to be converted (one share for one share) in the Merger, and (b) the number of shares of preferred stock, $50 par value, of SPPC (870,300), and Class A Preferred Stock, no par value, of SPPC (2,000,000) (collectively, the "SPPC Preferred Stock") expected to be converted (one share for one share) in the Merger.
(2) Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended ("Securities Act"), based upon (a) the market value of the shares of WWP Common Stock and SPR Common Stock to be converted in the Merger ($14.44 and $19.31 per share, respectively, which are the respective averages of the high and low sales prices of a share of WWP Common Stock and SPR Common Stock on the consolidated transaction reporting system on September 27, 1994), and (b) the book value of the shares of WWP Preferred Stock and SPPC Preferred Stock to be converted in the Merger.
(3) The registration fee for the shares of Resources West Common Stock registered hereby has been calculated pursuant to Rule 457(f)(1) under the Securities Act as follows: (a) 1/50th of one percent of $808,640,000, the average of the reported high and low sales prices of a share of WWP Common Stock on the consolidated transaction reporting system on September 27, 1994, multiplied by 56,000,000, the number of shares of WWP Common Stock expected to be converted in the Merger, plus (b) 1/50th of one percent of $586,212,980, the average of the reported high and low sales prices of a share of SPR Common Stock on the consolidated transaction reporting system on September 27, 1994, multiplied by 30,358,000, the number of shares of SPR Common Stock expected to be converted in the Merger. The registration fee for the shares of Resources West Preferred Stock registered hereby has been calculated pursuant to Rule 457(f)(2) under the Securities Act as follows: (x) 1/50th of one percent of $135,000,000, the book value, as of the date hereof, of WWP Preferred Stock to be converted in the Merger, plus (y) 1/50th of one percent of $100,315,000, the book value, as of the date hereof, of SPPC Preferred Stock to be converted in the Merger. Pursuant to Rule 457(b) under the Securities Act, $323,022 previously paid on August 4, 1994 upon filing with the Commission of preliminary proxy material of WWP, SPR and SPPC has been credited against the registration fee payable in connection with this filing.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

                       RESOURCES WEST ENERGY CORPORATION

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
          SHOWING THE LOCATION IN THE JOINT PROXY STATEMENT/PROSPECTUS
               OF THE INFORMATION REQUIRED TO BE INCLUDED THEREIN
                       IN RESPONSE TO PART I OF FORM S-4

                                                   LOCATION OR HEADING
      S-4 ITEM NUMBER AND CAPTION          IN JOINT PROXY STATEMENT/PROSPECTUS
      ---------------------------          -----------------------------------
1. Forepart of Registration Statement
   and Outside Front Cover Page of
   Prospectus..........................  OUTSIDE FRONT COVER PAGE

2. Inside Front and Outside Back Cover
   Pages of Prospectus.................  AVAILABLE INFORMATION; INCORPORATION BY
                                         REFERENCE; TABLE OF CONTENTS

3. Risk Factors, Ratio of Earnings to
   Fixed Charges and Other Information.  SUMMARY

4. Terms of the Transaction............  SUMMARY; THE MERGER; THE MERGER
                                         AGREEMENT; DESCRIPTION OF RESOURCES
                                         WEST CAPITAL STOCK; EFFECT OF THE
                                         MERGER ON RIGHTS OF STOCKHOLDERS

5. Pro Forma Financial Information.....  SUMMARY; PRO FORMA CONSOLIDATED
                                         FINANCIAL INFORMATION (UNAUDITED)

6. Material Contracts with the Company
   Being Acquired......................  SELECTED INFORMATION CONCERNING THE
                                         PARTIES--Business Contacts Between WWP
                                         and SPPC

7. Additional Information Required for
   Reoffering by Persons and Parties
   Deemed to be Underwriters...........  NOT APPLICABLE

8. Interests of Named Experts and
   Counsel.............................  LEGAL MATTERS; EXPERTS

9. Disclosure of Commission Position on
   Indemnification for Securities Act
   Liability...........................  NOT APPLICABLE

10. Information With Respect to S-3
    Registrants........................  NOT APPLICABLE

11. Incorporation of Certain
    Information by Reference...........  NOT APPLICABLE

12. Information With Respect to S-2 or
    S-3 Registrants....................  NOT APPLICABLE

13. Incorporation of Certain
    Information by Reference...........  NOT APPLICABLE

                                                     LOCATION OR HEADING
       S-4 ITEM NUMBER AND CAPTION           IN JOINT PROXY STATEMENT/PROSPECTUS
       ---------------------------           -----------------------------------
14. Information With Respect to
    Registrants Other Than S-3 or S-2      SUMMARY; THE MERGER--Operations of
    Registrants..........................  Resources West After the Effective
                                           Time; Conflicts of Interest; Employee
                                           Benefit Plans; Certain Resources West
                                           Compensation Plans; PRO FORMA
                                           CONSOLIDATED FINANCIAL INFORMATION
                                           (UNAUDITED); DESCRIPTION OF RESOURCES
                                           WEST CAPITAL STOCK

15. Information With Respect to S-3        INCORPORATION BY REFERENCE; SUMMARY;
    Companies............................  PRO FORMA CONSOLIDATED FINANCIAL
                                           INFORMATION (UNAUDITED); SELECTED
                                           INFORMATION CONCERNING THE PARTIES

16. Information With Respect to S-2 or S-
    3 Companies..........................  NOT APPLICABLE

17. Information With Respect to Companies
    Other Than S-3 or S-2 Companies......  NOT APPLICABLE

18. Information if Proxies, Consents or
    Authorizations Are to be Solicited...  INCORPORATION BY REFERENCE; SUMMARY;
                                           THE SPECIAL MEETINGS; THE MERGER--
                                           Conflicts of Interest; Dissenters'
                                           Rights; CERTAIN EXPENSES AND FEES;
                                           SHAREHOLDER PROPOSALS

19. Information if Proxies, Consents or
    Authorizations are not to be
    Solicited or in an Exchange Offer....  NOT APPLICABLE

PROMPT RETURN OF THE ENCLOSED PROXY CARD WILL SAVE THE EXPENSE OF AN ADDITIONAL
           MAILING. YOUR IMMEDIATE ATTENTION IS GREATLY APPRECIATED.

                                      LOGO

                            WASHINGTON WATER POWER

PAUL A. REDMOND

Chairman of the Board, President,
and Chief Executive Officer

                                                                 OCTOBER 4, 1994

Dear Shareholder:

  On behalf of the Board of Directors, I am pleased to extend to you a cordial invitation to attend a Special Meeting of Shareholders of The Washington Water Power Company ("WWP"), which is being held in connection with the proposed merger of WWP and Sierra Pacific Resources ("SPR"). This meeting will provide you with the opportunity to shape the future of your company, and will be held on Friday, November 18, 1994, at Cavanaugh's INN AT THE PARK, Ballrooms A, B and C, West 303 North River Drive, Spokane, Washington. The meeting will begin at 2:00 p.m..

  At this important meeting, you will be asked, as either a common or preferred shareholder, to approve an Agreement and Plan of Reorganization and Merger (the "Merger Agreement"), pursuant to which WWP, SPR and Sierra Pacific Power Company, SPR's wholly owned utility subsidiary ("SPPC"), will be merged into a new company to be known as Resources West Energy Corporation ("Resources West"). When the merger is completed, WWP and SPR common shareholders will become common stockholders of Resources West, and WWP and SPPC preferred shareholders will become preferred stockholders of Resources West, holding preferred shares having equal stated value, dividend rates and amounts payable upon redemption, dissolution or liquidation.

  As I have indicated to you on a number of occasions, the utility industry is rapidly changing and is becoming increasingly competitive. This new environment, driven by regulatory change and technological advances, has and will continue to fundamentally change the way the entire industry does business. Anticipating and responding aggressively to these challenges is critical to building shareholder value. Our responsibility to you as a shareholder is to think and act strategically to ensure the future success of your company.

 Our proposed merger with SPR is a definitive step in that direction. We have a rich heritage, and we are proud of our accomplishments and our 105-year history of dedication and service to all our shareholders. I firmly believe--as does your entire Board of Directors-- that combining the operating and financial resources of these two excellent companies will create a company that is even better positioned to meet the increased challenges of a rapidly changing utility marketplace.

  AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS A VOTE FOR APPROVAL OF THE MATTERS PRESENTED AT THE SPECIAL MEETING OF SHAREHOLDERS.

  Your Board of Directors is in full agreement that entering into the Merger Agreement was the right decision. We strongly believe that this combination will be strategically advantageous, will allow you to participate in a more vital company, and represents a significant opportunity for growth. This merger will also offer our company and our shareholders the potential for more favorable future prospects, compared with our prospects as a stand-alone company. Let me point out some benefits:

  . We will serve a larger and more diverse service territory, with a greater mix of customers and reduced exposure to changes in any given sector.

  . We will have access to a larger base of utility and human resources.

  . There will be improved planning and coordination of utility facilities, balancing the low load growth on our system with the high load growth in SPR's service area.

  I am convinced, and your Board of Directors concurs, that this combination will benefit not only our shareholders, but also our customers, employees and the communities we have had the privilege of serving for more than a century. I encourage you to read the attached Proxy Statement/Prospectus, which provides a more detailed discussion of the proposed merger.

  As I stated earlier, your Board has carefully reviewed and considered the terms and conditions of the proposed combination. In addition, the Board has received the opinion of its financial advisor, CS First Boston Corporation, to the effect that the ratio for conversion of WWP common stock into Resources West common stock is fair, from a financial point of view, to the holders of WWP common stock.

  Approval of the merger is required by the holders of two-thirds of the outstanding shares of WWP's common and preferred stock, each voting separately as a class. REMEMBER, FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL. I URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD(S) AT YOUR EARLIEST CONVENIENCE, EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS IN PERSON. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN. If you own shares of both common and preferred stock, please sign, date and mail BOTH forms of proxy. You retain the option to revoke your proxy at any time, or to vote your shares personally if you attend the meeting in person.

  In addition to shareholder approval, this merger also requires approval by federal and state regulatory agencies. We believe it will likely be late 1995 before the merger is completed. WWP common and preferred shareholders will be sent information regarding the exchange of their shares at the time that the merger becomes effective. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

  This is a major step for our company, but it is also a critical step toward meeting our objective of creating the brightest future possible for all who share a stake in The Washington Water Power Company. The joining of these two well-matched companies will allow us to create and capitalize on future opportunities and, ultimately, offers the potential to enhance the value of your investment in our company. I am excited about the possibilities presented by this merger. You have consistently demonstrated your support in the past, and I am grateful for your continued confidence and support.

  IF YOU HAVE ANY QUESTIONS RELATED TO THE PROPOSED MERGER, PLEASE CALL (800) 755-7250.

                                          Sincerely,

                                          /s/ Paul A. Redmond
                                          Paul A. Redmond
                                          Chairman of the Board, President and
                                          Chief Executive Officer

  The Washington Water Power Company P.O. Box 3647 Spokane, Washington 99220

     If you require special accommodations at the Special Meeting due to a disability, please call Chris Bowers or Julie Shanholtzer in Shareholder
                Services at (509) 482-4173 by November 1, 1994.

                       THE WASHINGTON WATER POWER COMPANY
                            1411 EAST MISSION AVENUE
                           SPOKANE, WASHINGTON 99202

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 18, 1994

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of The Washington Water Power Company will be held at Cavanaugh's INN AT THE PARK, Ballrooms A, B and C, West 303 North River Drive, Spokane, Washington 99201, at 2:00 p.m., local time, on Friday, November 18, 1994 for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994 (the "Merger Agreement"), by and among The Washington Water Power Company, a Washington corporation ("WWP"), Sierra Pacific Resources, a Nevada corporation ("SPR"), Sierra Pacific Power Company, a Nevada corporation and a subsidiary of SPR ("SPPC"), and Resources West Energy Corporation, a newly formed Nevada corporation and a wholly-owned subsidiary of WWP ("Resources West"), pursuant to which each of WWP, SPR and SPPC will be merged with and into Resources West, with Resources West to be the surviving corporation, and whereby (i) each issued and outstanding share of WWP Common Stock (other than dissenting shares) will be converted into the right to receive one share of Resources West Common Stock, (ii) each issued and outstanding share of SPR Common Stock will be converted into the right to receive 1.44 shares of Resources West Common Stock and (iii) each issued and outstanding share of a series of WWP Preferred Stock (other than dissenting shares), SPPC $50 Preferred Stock (other than dissenting shares) and SPPC $25 Preferred Stock (other than dissenting shares), respectively, will be converted into the right to receive one share of Resources West Preferred Stock with equal stated value, dividend rate and amounts payable upon redemption, dissolution or liquidation. The Merger Agreement and the transactions contemplated thereby are described in the accompanying Joint Proxy Statement/Prospectus.

    2. To act upon any matters incidental to the conduct of the Special Meeting which may properly arise.

  The Board of Directors has fixed the close of business on September 22, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

  All shareholders are cordially invited to attend the meeting in person.

  Shareholders who cannot be present at the meeting are urged to sign, date and mail the enclosed form(s) of proxy to the Company in the enclosed postage paid envelope as promptly as practicable.

  If you have any questions related to the proposed merger, please call (800) 755-7250.

                                          By order of the Board of Directors,

                                          TERRY L. SYMS
                                          Corporate Secretary

Spokane, Washington
October 4, 1994

                       ------------IMPORTANT------------

  Your vote is extremely important since approval of the proposed transaction requires the affirmative vote of the holders of two-thirds (66 2/3%) of the Company's outstanding Common Stock and Preferred Stock, each voting separately as a class. By signing, dating and mailing your proxy today, you can help WWP avoid additional proxy solicitation costs.

                                                                    LOGO
WALTER M. HIGGINS                                               Sierra Pacific
Chairman, President and Chief Executive Officer                   Resources
- -------------------------------------------------------------------------------
6100 Neil Road, P.O. Box 30150, Reno, Nevada 89520-3150 . 702.689.4011



                                                                October 4, 1994

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of the Stockholders of Sierra Pacific Resources ("SPR") to be held on Friday, November 18, 1994 at the Eldorado Hotel & Casino, 345 North Virginia Street, Reno, Nevada, commencing at 9:00 a.m., local time.

  At the Special Meeting, you will be asked to consider and to vote upon a proposal to approve an Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994 (the "Merger Agreement"), by and among SPR, its wholly-owned subsidiary, Sierra Pacific Power Company ("SPPC"), The Washington Water Power Company ("WWP") and Resources West Energy Corporation, a newly formed Nevada corporation and a wholly-owned subsidiary of WWP ("Resources West"), pursuant to which each of SPR, SPPC and WWP will be merged with and into Resources West, with Resources West surviving such merger (the "Merger"). If the Merger Agreement and the transactions contemplated thereby are approved and the Merger becomes effective, each issued and outstanding share of SPR Common Stock will be converted into the right to receive 1.44 shares of Resources West Common Stock. Approval of the Merger Agreement and the transactions contemplated thereby requires, among other things, the affirmative vote of holders of shares of SPR Common Stock representing not less than a majority of all votes entitled to be cast by all holders of SPR Common Stock.

  Details of the proposed Merger and other important information are set forth in the accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully. Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger. Your Board and management believe that this combination is strategically important and will allow the stockholders of SPR and WWP to participate in a larger, financially stronger company, which will be better positioned to compete successfully in an industry in the midst of fundamental change. Your Board and management believe that the substantial efficiencies to be gained by combining the operations of SPR, SPPC and WWP will result in an improved competitive position and an enhanced ability to retain existing customers and attract new ones. Your Board and management believe that joining SPR and WWP will benefit not only stockholders but also customers and employees, as well as the communities of which SPR, SPPC and WWP have been a part for over a century. In addition, the Board of Directors has received the opinions of its financial advisors, Barr Devlin & Co. Incorporated and Kidder, Peabody & Co. Incorporated, to the effect that the ratio for conversion of SPR Common Stock into Resources West Common Stock is fair, from a financial point of view, to the holders of shares of SPR Common Stock.


Sierra Pacific Power Company . Lands of Sierra, Inc. . Tuscarora Gas Pipeline Company . Sierra Energy Company . Sierra Water Development Company

  The Merger will require the approval of federal and state regulatory agencies, the approval of the common stockholders of SPR and WWP, the approval of the preferred stockholders of SPPC and WWP and the satisfaction of other conditions as described in the attached Joint Proxy Statement/Prospectus. The required regulatory proceedings will probably result in the Merger not being consummated before late 1995. SPR common stockholders will be sent information regarding the exchange of their shares at the time that the Merger becomes effective. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

  Your Board of Directors is excited about the opportunities that will ensue from the proposed Merger with WWP and is grateful for your continued support.

                                          Very truly yours,


                                          /s/ Walter M. Higgins
                                          Walter M. Higgins
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                            SIERRA PACIFIC RESOURCES
                                 6100 NEIL ROAD
                               RENO, NEVADA 89511

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 18, 1994

To the Stockholders of Sierra Pacific Resources:

  The Board of Directors of Sierra Pacific Resources ("SPR") has called a Special Meeting of the stockholders of SPR to be held on Friday, November 18, 1994, at 9:00 a.m., local time, at the Eldorado Hotel & Casino, 345 North Virginia Street, Reno, Nevada. At the Special Meeting, stockholders will be asked to consider and vote upon the following matters described in the accompanying Joint Proxy Statement/Prospectus:

    1. To consider and vote upon a single proposal to approve an Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994 (the "Merger Agreement"), by and among SPR, its wholly-owned subsidiary, Sierra Pacific Power Company ("SPPC"), The Washington Water Power Company ("WWP") and Resources West Energy Corporation, a newly formed Nevada corporation and a wholly-owned subsidiary of WWP ("Resources West"), pursuant to which, among other things, (a) each of SPR, SPPC and WWP will be merged with and into Resources West, with Resources West surviving such merger (the "Merger") and (b) each issued and outstanding share of SPR Common Stock will be converted into the right to receive 1.44 shares of Resources West Common Stock.

    2. To act upon any matters incidental to the conduct of the Special Meeting which may properly arise.

  The close of business on September 26, 1994 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Approval of the Merger Agreement and the transactions contemplated thereby requires, among other things, the affirmative vote of holders of shares of SPR Common Stock representing not less than a majority of all votes entitled to be cast by all holders of SPR Common Stock.

  The Merger Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Annex B. The opinions of Barr Devlin & Co. Incorporated and Kidder, Peabody & Co. Incorporated regarding the Exchange Ratio (as defined therein) applicable to SPR Common Stock in the Merger are attached hereto as Annexes D and E, respectively. The Amended and Restated Articles of Incorporation and Amended Bylaws of Resources West are attached hereto as Annexes F and G, respectively.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          By order of the Board of Directors


                                          William E. Peterson
                                          Secretary

Reno, Nevada
October 4, 1994

- --------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND MAIL
  IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. BY SIGNING, DATING AND MAILING YOUR PROXY TODAY, YOU CAN HELP SPR AVOID ADDITIONAL PROXY SOLICITATION COSTS.

- --------------------------------------------------------------------------------

    LOGO
Sierra Pacific
Power Company
                                                               WALTER M. HIGGINS
MEETING THE FUTURE WITH ENERGY             President and Chief Executive Officer
- --------------------------------------------------------------------------------
6100 Neil Road, P.O. Box 10100, Reno, Nevada 89520-0400 . 702.689.4011


                                                                 October 4, 1994

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of the Stockholders of Sierra Pacific Power Company ("SPPC") to be held on Friday, November 18, 1994 at the Eldorado Hotel & Casino, 345 North Virginia Street, Reno, Nevada, commencing at 9:00 a.m., local time.

  At the Special Meeting, you will be asked to consider and to vote upon a proposal to approve an Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994 (the "Merger Agreement"), by and among SPPC, its parent corporation, Sierra Pacific Resources ("SPR"), The Washington Water Power Company ("WWP") and Resources West Energy Corporation, a newly formed Nevada corporation and a wholly-owned subsidiary of WWP ("Resources West"), pursuant to which each of SPPC, SPR and WWP will be merged with and into Resources West, with Resources West surviving such merger (the "Merger"). If the Merger Agreement and the transactions contemplated thereby are approved and the Merger becomes effective, each issued and outstanding share of SPPC Preferred Stock, Series A, B, C and G ("SPPC $50 Preferred Stock"), other than dissenting shares, and each issued and outstanding share of SPPC Class A Preferred Stock, Series 1 ("SPPC $25 Preferred Stock"), other than dissenting shares, shall be converted into the right to receive one share of Resources West Preferred Stock, in each case with equal stated value, dividend rate and amounts payable upon redemption, dissolution or liquidation.

  Approval of the Merger requires, among other things, the affirmative vote of
(i) holders of shares of SPPC Common Stock representing not less than a majority of all votes entitled to be cast by all holders of SPPC Common Stock, voting separately as a class, (ii) holders of shares of SPPC $50 Preferred Stock representing not less than a majority of all votes entitled to be cast by all holders of SPPC $50 Preferred Stock, voting separately as a class, (iii) holders of shares of SPPC $25 Preferred Stock representing not less than a majority of all votes entitled to be cast by all holders of SPPC $25 Preferred Stock, voting separately as a class, and (iv) holders of shares of SPPC $50 Preferred Stock and SPPC $25 Preferred Stock representing not less than two-thirds of the votes entitled to be cast by all holders of SPPC $50 Preferred Stock and SPPC $25 Preferred Stock, voting together as a single class.

  Details of the proposed Merger and other important information are set forth in the accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully. Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger. Your Board of Directors and management believe that this combination is strategically important and will allow the stockholders of SPPC and WWP to participate in a larger, financially stronger company, which will be better positioned to compete successfully in an industry in the midst of fundamental change. Your Board of Directors and management believe that the substantial efficiencies to be gained by combining the operations of SPR, SPPC and WWP will result in an improved competitive position and an enhanced ability to retain existing customers and attract new ones. Your Board of Directors and management believe that joining SPPC and WWP will benefit not only stockholders but also customers and employees, as well as the communities of which SPR, SPPC and WWP have been a part for over a century.

  The Merger will require the approval of federal and state regulatory agencies, the approval of the common stockholders of SPR and WWP, the approval of the preferred stockholders of SPPC and WWP and the satisfaction of other conditions as described in the attached Joint Proxy Statement/Prospectus. The required regulatory proceedings will probably result in the Merger not being consummated before late 1995. SPPC preferred stockholders will be sent information regarding the exchange of their shares at the time that the Merger becomes effective. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

  Your Board of Directors is excited about the opportunities that will ensue from the proposed Merger with WWP and is grateful for your continued support.

                                          Very truly yours,


                                          /s/ Walter M. Higgins
                                          Walter M. Higgins
                                          President and Chief
                                          Executive Officer

                          SIERRA PACIFIC POWER COMPANY
                                 6100 NEIL ROAD
                               RENO, NEVADA 89511

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 18, 1994

To the Stockholders of
 Sierra Pacific Power Company:

  The Board of Directors of Sierra Pacific Power Company ("SPPC") has called a Special Meeting of the stockholders of SPPC to be held on Friday, November 18, 1994, at 9:00 a.m., local time, at the Eldorado Hotel & Casino, 345 North Virginia Street, Reno, Nevada. At the Special Meeting, Stockholders will be asked to consider and vote upon the following matters described in the accompanying Joint Proxy Statement/Prospectus:

    1. To consider and vote upon a single proposal to adopt and approve an Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994 (the "Merger Agreement"), by and among SPPC, its parent corporation, Sierra Pacific Resources ("SPR"), The Washington Water Power Company ("WWP") and Resources West Energy Corporation, a newly formed Nevada corporation and a wholly-owned subsidiary of WWP ("Resources West"), pursuant to which, among other things, (a) each of SPPC, SPR and WWP will be merged with and into Resources West, with Resources West surviving such merger (the "Merger") and (b) each issued and outstanding share of SPPC Preferred Stock, Series A, B, C and G ("SPPC $50 Preferred Stock"), other than dissenting shares, and each issued and outstanding share of SPPC Class A Preferred Stock, Series 1 ("SPPC $25 Preferred Stock"), other than dissenting shares, shall be converted into the right to receive one share of Resources West Preferred Stock, in each case with equal stated value, dividend rate and amounts payable upon redemption, dissolution or liquidation.

    2. To act on any matters incidental to the conduct of the Special Meeting which may properly arise.

  The close of business on September 26, 1994 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

  Approval of the Merger requires, among other things, the affirmative vote of
(i) holders of shares of SPPC $50 Preferred Stock representing not less than a majority of all votes entitled to be cast by all holders of SPPC $50 Preferred Stock, voting separately as a class, (ii) holders of shares of SPPC $25 Preferred Stock representing not less than a majority of all votes entitled to be cast by all holders of SPPC $25 Preferred Stock, voting separately as a class, and (iii) holders of shares of SPPC $50 Preferred Stock and SPPC $25 Preferred Stock representing not less than two-thirds of the votes entitled to be cast by all holders of SPPC $50 Preferred Stock and SPPC $25 Preferred Stock, voting together as a single class.

  SPR, the holder of all of the outstanding shares of SPPC Common Stock, has taken all requisite action to approve the Merger Agreement and the transactions contemplated thereby.

  The Merger Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Annex B. The Amended and Restated Articles of Incorporation and Amended Bylaws of Resources West are attached hereto as Annexes F and G, respectively.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          By order of the Board of Directors

                                          William E. Peterson
                                          Secretary

Reno, Nevada
October 4, 1994

- --------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

            TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE
           ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. BY SIGNING, DATING AND MAILING YOUR PROXY TODAY, YOU CAN HELP SPPC
                   AVOID ADDITIONAL PROXY SOLICITATION COSTS.

- --------------------------------------------------------------------------------

                           JOINT PROXY STATEMENT OF
                      THE WASHINGTON WATER POWER COMPANY,
                           SIERRA PACIFIC RESOURCES
                                      AND
                         SIERRA PACIFIC POWER COMPANY
                 FOR MEETINGS OF THEIR RESPECTIVE SHAREHOLDERS

                        TO BE HELD ON NOVEMBER 18, 1994

                               ---------------

                                  PROSPECTUS
                                      OF
                       RESOURCES WEST ENERGY CORPORATION

                               ---------------

  This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") and certain related transactions contemplated by the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994 (the "Merger Agreement"), by and among The Washington Water Power Company, a Washington corporation ("WWP"), Sierra Pacific Resources, a Nevada corporation ("SPR"), Sierra Pacific Power Company, a Nevada corporation and a wholly-owned subsidiary of SPR ("SPPC"), and Resources West Energy Corporation, a newly formed Nevada corporation and a subsidiary of WWP ("Resources West"). Upon consummation of the Merger provided for in the Merger Agreement, the separate corporate existence of each of WWP, SPR and SPPC will cease and Resources West will be the surviving corporation.

  This Joint Proxy Statement/Prospectus is being furnished to the common and preferred shareholders of WWP in connection with the solicitation of proxies by the Board of Directors of WWP for use at the Special Meeting of WWP common and preferred shareholders (the "WWP Special Meeting") to be held at 2:00 p.m., local time, on Friday, November 18, 1994 at Cavanaugh's INN AT THE PARK, Ballrooms A, B and C, West 303 North River Drive, Spokane, Washington, and at any and all adjournments or postponements thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to the common stockholders of SPR and the preferred stockholders of SPPC in connection with the solicitation of proxies by the respective Boards of Directors of SPR and SPPC for use at the Special Meeting of SPR common stockholders (the "SPR Special Meeting") and the Special Meeting of SPPC preferred stockholders (the "SPPC Special Meeting"), each to be held at 9:00 a.m., local time, on Friday, November 18, 1994 at the Eldorado Hotel & Casino, 345 North Virginia Street, Reno, Nevada, and at any and all adjournments or postponements thereof.

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of Resources West filed as part of the Registration Statement (as defined below) with respect to up to 99,715,520 shares of the common stock, no par value, of Resources West ("Resources West Common Stock") and up to 3,720,800 shares of the preferred stock, no par value, of Resources West ("Resources West Preferred Stock") to be issued pursuant to or as contemplated by the Merger Agreement.

                               ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
    PASSED  UPON   THE   ACCURACY   OR   ADEQUACY   OF   THIS   PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

  No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Joint Proxy Statement/Prospectus, and if given or made, any such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus constitutes neither (i) an offer to sell, or a solicitation of an offer to purchase, any securities other than those specifically covered hereby nor (ii) an offer to sell, or a solicitation of an offer to purchase, such securities, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of WWP, SPR, SPPC or Resources West or any of their respective subsidiaries or in the information set forth or incorporated herein since the date of this Joint Proxy Statement/Prospectus.

                               ---------------

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to the shareholders of WWP, SPR and SPPC on or about October 4, 1994.

                               ---------------

  The date of this Joint Proxy Statement/Prospectus is October 4, 1994.

                             AVAILABLE INFORMATION

  WWP, SPR and SPPC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by WWP, SPR and SPPC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549 and at its Regional Offices at Room 1400, 75 Park Place, New York, New York 10007 and Room 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the SEC at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. In addition, any such material concerning WWP can be inspected at the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005 or the Pacific Stock Exchange Incorporated (the "PSE"), 301 Pine Street, San Francisco, California 94104, and concerning SPR can be inspected at the NYSE.

  Resources West has filed with the SEC a registration statement on Form S-4 (together with all amendments, schedules, and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Resources West Common Stock and Resources West Preferred Stock issuable in or pursuant to the Merger. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                           INCORPORATION BY REFERENCE

  The following documents, previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

    1. WWP's Annual Report on Form 10-K for the year ended December 31, 1993 (the "WWP 1993 10-K");

    2. WWP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 (the "WWP March 1994 10-Q") and June 30, 1994 (the "WWP June 1994 10-
  Q");

    3. WWP's Current Report on Form 8-K dated June 27, 1994 (the "WWP 8-K");

    4. The portions of WWP's Proxy Statement for the Annual Meeting of Shareholders held May 12, 1994 (the "WWP 1994 Proxy Statement") that have been incorporated by reference into the WWP 1993 10-K.

    5. SPR's Annual Report on Form 10-K for the year ended December 31, 1993 (the "SPR 1993 10-K");

    6. SPR's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 (the "SPR March 1994 10-Q") and June 30, 1994, as amended by Form 10-Q/A, dated September 8, 1994 (the "SPR June 1994 10-Q");

    7. SPR's Current Report on Form 8-K dated June 30, 1994 (the "SPR 8-K");

    8. The portions of SPR's Proxy Statement for the Annual Meeting of Stockholders held May 16, 1994 (the "SPR 1994 Proxy Statement") that have been incorporated by reference into the SPR 1993 10-K;

    9. SPPC's Annual Report on Form 10-K for the year ended December 31, 1993 (the "SPPC 1993 10-K");

    10. SPPC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 (the "SPPC March 1994 10-Q") and June 30, 1994 (the "SPPC June 1994 10-Q"); and

    11. SPPC's Current Report on Form 8-K dated June 30, 1994 (the "SPPC 8-
  K").

  All documents filed by WWP, SPR and SPPC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the consummation of the Merger shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  WWP will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, a copy of any and all of the documents (excluding certain exhibits) relating to WWP that have been or will be incorporated by reference in this Joint Proxy Statement/Prospectus. Such requests for the documents relating to WWP should be directed to Ronald R. Peterson, Treasurer, by mail at The Washington Water Power Company, P.O. Box 3727, Spokane, Washington 99220, or by telephone at (509) 489-0500.

  SPR will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, a copy of any and all of the documents (excluding certain exhibits) relating to SPR or SPPC that have been or will be incorporated by reference in this Joint Proxy Statement/Prospectus. Such requests for the documents relating to SPR or SPPC should be directed to John Brown, Manager-Stockholder Relations, Sierra Pacific Resources, 6100 Neil Road, Reno, Nevada 89511; telephone (702) 689-4011.

  In order to ensure timely delivery of the documents prior to the WWP Special Meeting, the SPR Special Meeting and the SPPC Special Meeting, any request should be made by November 10, 1994.

                               ----------------

  The information contained in this Joint Proxy Statement/Prospectus with respect to WWP and its subsidiaries has been supplied by WWP. The information contained herein with respect to SPR, SPPC and SPR's other subsidiaries has been supplied by SPR and SPPC, respectively. The information contained herein with respect to Resources West has been supplied by WWP, SPR and SPPC.

                               ----------------

                      THE WASHINGTON WATER POWER COMPANY,
                           SIERRA PACIFIC RESOURCES,
                          SIERRA PACIFIC POWER COMPANY

                        JOINT PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
- -------                                                                    ----
AVAILABLE INFORMATION.....................................................   2
INCORPORATION BY REFERENCE................................................   2
SUMMARY...................................................................   6
  The Companies...........................................................   6
  The Special Meetings....................................................   7
  The Merger..............................................................   9
  Selected Historical and Pro Forma Financial Data (unaudited)............  16
  Comparative Market Prices and Dividends.................................  20
INTRODUCTION..............................................................  21
THE SPECIAL MEETINGS......................................................  21
  WWP Special Meeting.....................................................  21
  SPR Special Meeting.....................................................  22
  SPPC Special Meeting....................................................  23
  Adjournment of Special Meetings.........................................  25
THE MERGER................................................................  25
  Form of the Merger......................................................  25
  Effective Time..........................................................  25
  Conversion of Shares; Exchange of Stock Certificates....................  26
  Background of the Merger................................................  27
  Reasons for the Merger..................................................  33
  Recommendations of the Boards of Directors..............................  35
  Opinions of Financial Advisors..........................................  37
  Certain Federal Income Tax Consequences.................................  55
  Accounting Treatment....................................................  56
  Operations of Resources West After the Effective Time...................  57
  Conflicts of Interest...................................................  57
  Employee Benefit Plans..................................................  61
  Certain Resources West Compensation Plans...............................  63
  Dividend Reinvestment and Share Purchase Plans..........................  74
  Stock Exchange Listing of Resources West Common Stock...................  74
  Resales of Resources West Common Stock and Resources West Preferred
   Stock Issued in the Merger; Affiliates.................................  74
  Dissenters' Rights......................................................  75
REGULATORY REQUIREMENTS...................................................  79
  HSR Premerger Notification..............................................  79
  Federal Power Act.......................................................  79
  State and Local Approvals...............................................  79
THE MERGER AGREEMENT......................................................  81
  Representations and Warranties..........................................  81
  Conduct of Business Prior to the Effective Time.........................  81
  No Solicitation of Transactions.........................................  82
  Indemnification.........................................................  82

SECTION                     PAGE
- -------                     ----
  Conditions to
   Consummation of the
   Merger.................   83
  Termination; Fees and
   Expenses...............   84
  Amendment and Waiver....   85
PRO FORMA CONSOLIDATED
 FINANCIAL INFORMATION
 (unaudited)..............   86
SELECTED INFORMATION
 CONCERNING THE PARTIES...   95
  Description of WWP's
   Business...............   95
  Description of SPR's and
   SPPC's Businesses......   95
  Principal Stockholders
   of SPR.................   95
  Business Contacts
   Between WWP and SPPC...   96
DESCRIPTION OF RESOURCES
 WEST CAPITAL STOCK.......   96
  Preferred Stock.........   96
  Common Stock............  100
  Pre-emptive Rights......  101
  Miscellaneous...........  101
EFFECT OF THE MERGER ON
 RIGHTS OF STOCKHOLDERS...  101
  Comparison of Rights of
   Stockholders of WWP and
   Resources West.........  101
  Comparison of Rights of
   Stockholders of SPR and
   SPPC and Resources
   West...................  111
LEGAL MATTERS.............  118
CERTAIN EXPENSES AND FEES.  118
ACCOUNTANTS'
 REPRESENTATIVES..........  119
EXPERTS...................  119
OTHER MATTERS.............  119
SHAREHOLDER PROPOSALS.....  119

ANNEXES

  Annex A  --Glossary of Certain Defined Terms..........................A-1
  Annex B  --Agreement and Plan of Reorganization and Merger............B-1
  Annex C  --Opinion of CS First Boston Corporation.....................C-1
  Annex D  --Opinion of Barr Devlin & Co. Incorporated..................D-1
  Annex E  --Opinion of Kidder, Peabody & Co. Incorporated..............E-1
  Annex F  --Amended and Restated Articles of Incorporation of Resources
  Annex G  West.........................................................F-1
           --Amended Bylaws of Resources West...........................G-1
  Annex H  --Amended and Restated Employment Agreement of Paul A.
  Annex I  Redmond......................................................H-1
           --Employment Agreement of Walter M. Higgins..................I-1
  Annex J  --Washington Dissenters' Rights Statute......................J-1
  Annex K  --Nevada Dissenters' Rights Statute..........................K-1
  Annex L  --Resources West Executive Long-Term Incentive Plan..........L-1
  Annex M  --Resources West Non-Employee Director Stock Plan............M-1
  Annex N  --Resources West Employee Stock Purchase Plan................N-1

                                    SUMMARY

  The following summary, which is presented herein solely to furnish limited introductory information regarding the proposed Merger and the parties thereto, is based upon the more detailed information contained, or incorporated by reference, in this Joint Proxy Statement/Prospectus including the Annexes hereto and is qualified in its entirety by reference thereto. Shareholders are urged to read this Joint Proxy Statement/Prospectus and the Annexes hereto in their entirety. Certain capitalized terms used in this summary are defined in Annex A hereto and elsewhere in this Joint Proxy Statement/Prospectus.

                                 THE COMPANIES

WWP

  WWP is primarily engaged as a combination electric and natural gas utility serving eastern Washington, northern Idaho, northeast and southwest Oregon and the South Lake Tahoe region in California. WWP's utility operations include the generation, purchase, transmission, distribution and sale of electric energy on both a retail and wholesale basis plus the purchase, transportation, distribution and sale of natural gas. In addition to its utility operations, WWP owns Pentzer Corporation, parent company to the majority of WWP's non-utility investments. The mailing address and telephone number of the principal executive offices of WWP are P.O. Box 3727, Spokane, Washington 99220, (509) 489-0500. See "Selected Information Concerning the Parties-- Description of WWP's Business."

SPR

  SPR is a utility holding company with operating subsidiaries primarily engaged in energy and utility services businesses. SPR's principal subsidiary, SPPC, represents 97% of the consolidated assets of SPR. In 1993, SPR formed a new wholly-owned subsidiary named Tuscarora Gas Pipeline Company which entered into a partnership with a special purpose subsidiary of TransCanada Pipeline Company to construct, own and operate an interstate natural gas pipeline with the principal purpose of providing natural gas to power plants owned and operated by SPPC. The mailing address and telephone number of the principal executive offices of SPR are P.O. Box 30150 (6100 Neil Road), Reno, Nevada 89520-0400, (702) 689-4011. See "Selected Information Concerning the Parties-- Description of SPR's and SPPC's Businesses."

SPPC

  SPPC is a public utility engaged principally in the generation, purchase, transmission, distribution and sale of electric energy in the western, central and northeastern parts of Nevada (including the cities of Reno, Sparks, Carson City, Winnemucca and Elko) and an eastern portion of California (in the Lake Tahoe area). SPPC also provides gas and water utility service in Reno-Sparks and the surrounding area. The mailing address and telephone number of the principal executive offices of SPPC are P.O. Box 10100 (6100 Neil Road), Reno, Nevada 89520-0400, (702) 689-4011. See "Selected Information Concerning the Parties--Description of SPR's and SPPC's Businesses."

RESOURCES WEST ENERGY CORPORATION

  Resources West Energy Corporation, a Nevada corporation, is a wholly-owned subsidiary of WWP, formed for the purpose of consummating the Merger contemplated by the Merger Agreement. At the Effective Time of the Merger, WWP, SPR and SPPC will be merged with and into Resources West, the separate corporate existence of WWP, SPR and SPPC will cease and Resources West will be the surviving corporation. The mailing address and telephone number of the principal executive offices of Resources West are P.O. Box 3727, Spokane, Washington 99220, (509) 489-0500.

                              THE SPECIAL MEETINGS

WWP SPECIAL MEETING

  Meeting Date. The WWP Special Meeting will be held on Friday, November 18, 1994 at Cavanaugh's INN AT THE PARK, Ballrooms A, B and C, West 303 North River Drive, Spokane, Washington commencing at 2:00 p.m., local time, and at such time as may be specified upon any adjournments or postponements thereof. See "The Special Meetings--WWP Special Meeting."

  Record Date. The holders of record of shares of WWP Common Stock and WWP Preferred Stock at the close of business on September 22, 1994 (the "WWP Record Date") are entitled to notice of and to vote at the WWP Special Meeting. See "The Special Meetings--WWP Special Meeting."

  Matters to be Considered. At the WWP Special Meeting, holders of shares of WWP Common Stock and WWP Preferred Stock will vote upon a proposal (the "WWP Proposal") to approve the Merger Agreement and the transactions contemplated thereby. WWP common and preferred shareholders will also consider and vote upon any matters incidental to the conduct of the WWP Special Meeting which may properly arise. See "The Special Meetings--WWP Special Meeting."

  Vote Required. Approval of the WWP Proposal will require the affirmative vote of (i) holders of shares of WWP Common Stock representing not less than two-thirds of all votes entitled to be cast by all holders of WWP Common Stock and
(ii) holders of shares of WWP Preferred Stock representing not less than two-thirds of all votes entitled to be cast by all holders of WWP Preferred Stock, in each case voting separately as a class. For these purposes, holders of shares of WWP Common Stock and WWP Preferred Stock outstanding at the close of business on the WWP Record Date will be entitled to one vote per share. The directors, executive officers and affiliates of WWP hold in the aggregate less than 1% of the issued and outstanding shares of WWP Common Stock and WWP Preferred Stock entitled to vote at the WWP Special Meeting. See "The Special Meetings--WWP Special Meeting."

  Approval of the WWP Proposal by the common and preferred shareholders of WWP is a condition to, and required for, consummation of the Merger. See "The Merger Agreement--Conditions to Consummation of the Merger."

SPR SPECIAL MEETING

  Meeting Date. The SPR Special Meeting will be held on Friday, November 18, 1994 at the Eldorado Hotel & Casino, 345 North Virginia Street, Reno, Nevada, commencing at 9:00 a.m., local time, and at such time as may be specified upon any adjournments or postponements thereof. See "The Special Meetings--SPR Special Meeting."

  Record Date. The holders of record of SPR Common Stock at the close of business on September 26, 1994 (the "SPR Record Date") are entitled to notice of and to vote at the SPR Special Meeting. See "The Special Meetings--SPR Special Meeting."

  Matters to be Considered. At the SPR Special Meeting, holders of shares of SPR Common Stock will vote upon a proposal (the "SPR Proposal") to approve the Merger Agreement and the transactions contemplated thereby. SPR common stockholders will also consider and vote upon any matters incidental to the conduct of the SPR Special Meeting which may properly arise. See "The Special Meetings--SPR Special Meeting."

  Vote Required. Approval of the SPR Proposal will require the affirmative vote of holders of shares of SPR Common Stock representing not less than a majority of all votes entitled to be cast by all holders of SPR Common Stock. For this purpose, holders of shares of SPR Common Stock outstanding at the close of business on the SPR Record Date will be entitled to one vote per share. The directors, executive officers and affiliates of SPR hold in the aggregate less than 1% of the issued and outstanding shares of SPR Common Stock entitled to vote at the SPR Special Meeting. See "The Special Meetings--SPR Special Meeting."

  Approval of the SPR Proposal by the common stockholders of SPR is a condition to, and required for, consummation of the Merger. See "The Merger Agreement-- Conditions to Consummation of the Merger."

SPPC SPECIAL MEETING

  Meeting Date. The SPPC Special Meeting will be held on Friday, November 18, 1994 at the Eldorado Hotel & Casino, 345 North Virginia Street, Reno, Nevada commencing at 9:00 a.m., local time, and at such time as may be specified upon any adjournments or postponements thereof. The SPPC Special Meeting will be held in conjunction with the SPR Special Meeting at the same time and location. See "The Special Meetings--SPPC Special Meeting."

  Record Date. The holders of record of SPPC Preferred Stock at the close of business on September 26, 1994 (the "SPPC Record Date") are entitled to notice of and to vote at the SPPC Special Meeting. See "The Special Meetings--SPPC Special Meeting."

  Matters to be Considered. At the SPPC Special Meeting, holders of shares of SPPC Preferred Stock will vote upon a proposal (the "SPPC Proposal") to approve the Merger Agreement and the transactions contemplated thereby. SPPC preferred stockholders will also consider and vote upon any matters incidental to the conduct of the SPPC Special Meeting which may properly arise. See "The Special Meetings--SPPC Special Meeting."

  Vote Required. Approval of the SPPC Proposal will require the affirmative vote of (i) holders of shares of SPPC Preferred Stock, Series A, B, C, and G ("SPPC $50 Preferred Stock"), representing not less than a majority of all votes entitled to be cast by all holders of SPPC $50 Preferred Stock, voting separately as a class, (ii) holders of shares of SPPC Class A Preferred Stock, Series 1 ("SPPC $25 Preferred Stock"), representing not less than a majority of all votes entitled to be cast by all holders of SPPC $25 Preferred Stock, voting separately as a class, and (iii) holders of shares of SPPC $50 Preferred Stock and SPPC $25 Preferred Stock representing not less than two-thirds of the votes entitled to be cast by all holders of SPPC $50 Preferred Stock and SPPC $25 Preferred Stock, voting together as a single class. For the purpose of clause (i) of the preceding sentence, holders of shares of SPPC $50 Preferred Stock outstanding on the SPPC Record Date will be entitled to one vote per share; for the purpose of clause (ii) of the preceding sentence, holders of shares of SPPC $25 Preferred Stock outstanding on the SPPC Record Date will be entitled to one vote per share; and for the purpose of clause (iii) of the preceding sentence, holders of shares of SPPC $50 Preferred Stock outstanding on the SPPC Record Date will be entitled to two votes per share and holders of shares of SPPC $25 Preferred Stock outstanding on such date will be entitled to one vote per share. The directors, executive officers and affiliates of SPPC hold in the aggregate less than 1% of the issued and outstanding shares of SPPC Preferred Stock entitled to vote at the SPPC Special Meeting. See "The Special Meetings--SPPC Special Meeting."

  Approval of the SPPC Proposal by the preferred stockholders of SPPC is a condition to, and required for, consummation of the Merger. See "The Merger Agreement--Conditions to Consummation of the Merger."

  SPR, the holder of all of the outstanding shares of SPPC Common Stock, has taken all requisite action to approve the Merger Agreement and the transactions contemplated thereby.

                                   THE MERGER

FORM OF THE MERGER

  The Merger is to be effected pursuant to the Merger Agreement and the plan of reorganization and merger contemplated thereby. The Merger Agreement contemplates that, at the Effective Time, WWP, SPR and SPPC will each be merged with and into Resources West, with Resources West to be the surviving corporation and each of WWP, SPR and SPPC ceasing to exist as separate corporations. See "The Merger--Form of the Merger."

CONVERSION OF SHARES

  At the Effective Time, the outstanding shares of WWP Common Stock and SPR Common Stock will be converted into Resources West Common Stock and the outstanding shares of WWP Preferred Stock and SPPC Preferred Stock will be converted into Resources West Preferred Stock on the following basis: (i) each issued and outstanding share of WWP Common Stock (other than dissenting shares) will be converted into the right to receive one share of Resources West Common Stock (the "WWP Exchange Ratio"), (ii) each issued and outstanding share of SPR Common Stock will be converted into the right to receive 1.44 shares of Resources West Common Stock (the "SPR Exchange Ratio"), and (iii) each issued and outstanding share of a series of WWP Preferred Stock (other than dissenting shares), SPPC $50 Preferred Stock (other than dissenting shares) and SPPC $25 Preferred Stock (other than dissenting shares), respectively, will be converted into the right to receive one share of Resources West Preferred Stock, in each case with equal stated value, dividend rate and amounts payable upon redemption, dissolution or liquidation. See "The Merger--Conversion of Shares; Exchange of Stock Certificates" and "Description of Resources West Capital Stock."

  Based upon the number of shares of WWP Common Stock and SPR Common Stock outstanding on September 26, 1994, holders of WWP Common Stock and SPR Common Stock will own, immediately subsequent to the Effective Time, approximately 56% and 44%, respectively, of the outstanding shares of Resources West Common Stock.

EXCHANGE OF STOCK CERTIFICATES

  As soon as practicable after the Effective Time, a form of letter of transmittal will be furnished to holders of certificates that formerly represented shares of WWP Common Stock, WWP Preferred Stock, SPR Common Stock and SPPC Preferred Stock, together with instructions relating to the surrender of such certificates in exchange for certificates representing Resources West Common Stock or Resources West Preferred Stock, as the case may be. Holders of certificates which prior to the Effective Time represented shares of WWP, SPR or SPPC stock will not be entitled to receive any payment of dividends or other distributions on or payment for any fractional share with respect to their stock until such certificates have been surrendered for certificates representing Resources West Common Stock or Resources West Preferred Stock. HOLDERS OF WWP, SPR AND SPPC STOCK SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL A FORM OF LETTER OF TRANSMITTAL AND INSTRUCTIONS THEREFOR ARE RECEIVED. See "The Merger--Conversion of Shares; Exchange of Stock Certificates."

REASONS FOR THE MERGER

  WWP, SPR and SPPC believe that the Merger offers significant strategic and financial benefits to each of the companies and to their respective shareholders, as well as their employees and customers and the communities in which they do business. These benefits include, among others:

  . Enhanced competitive position in the increasingly competitive environment in the electric utility industry.

  . Larger and more diverse service territory, with greater mix of customers and reduced exposure to changes in any given sector.

  . Expanded bases of utility and human resources.

  . Improved planning and coordination of utility facilities, balancing the low load growth in WWP's service territory (and WWP's relatively low load factor) with the high load growth in SPPC's service territory (and SPPC's relatively high load factor).

  . Cost savings in a variety of categories, estimated to aggregate $450 million (net) over a ten-year period following the Merger.

  See "The Merger--Reasons for the Merger."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  WWP. The WWP Board of Directors believes that the Merger represents a significant opportunity for growth for WWP and would offer WWP and its shareholders more favorable prospects for the future compared to the prospects of WWP standing alone. In addition to the Merger's joint benefits referred to above, the WWP Board of Directors believes that the Merger would afford distinct benefits to WWP and its shareholders over the long term. See "The Merger--Recommendations of the Boards of Directors--WWP Board Recommendation."

  The members of the WWP Board of Directors have unanimously adopted and approved the Merger Agreement, the plan of reorganization and merger contemplated thereby, and the terms and conditions thereof. As noted in "-- Conflicts of Interest" below, the Board of Directors of WWP may be deemed to have interests in the Merger that are in addition to their interests, if any, as shareholders of WWP generally. The WWP Board considered these interests, among other things, in making its determination to approve the Merger Agreement and the plan of merger contemplated thereby and the terms thereof. THE WWP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF
                                                 ---
THE MERGER AGREEMENT.

  For a more detailed discussion of the factors considered by the WWP Board of Directors in reaching its decision, see "The Merger--Reasons for the Merger" and "--Recommendations of the Boards of Directors."

  SPR and SPPC. The SPR and SPPC Boards of Directors believe that the Merger represents a significant strategic opportunity for SPR and SPPC and would offer each company and its stockholders better prospects for the future than SPR and SPPC as stand-alone entities. In addition to the Merger's joint benefits referred to above, the SPR and SPPC Boards of Directors believe that the Merger would offer distinct benefits to SPR and SPPC and their stockholders over the long term. See "The Merger--Recommendations of the Boards of Directors--SPR and SPPC Board Recommendations."

  The members of the Boards of Directors of SPR and SPPC have unanimously adopted and approved the Merger Agreement, the plan of reorganization and merger contemplated thereby, and the terms and conditions thereof. As noted in "--Conflicts of Interest" below, the Boards of Directors of SPR and SPPC may be deemed to have interests in the Merger that are in addition to their interests, if any, as stockholders of SPR or SPPC generally. The SPR Board and the SPPC Board considered these interests, among other things, in making their determinations to approve the Merger Agreement, the plan of merger contemplated thereby, and the terms thereof. THE SPR BOARD OF DIRECTORS AND THE SPPC BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE FOR APPROVAL AND ADOPTION OF THE
                                          ---
MERGER AGREEMENT.

  For a more detailed discussion of the factors considered by the SPR Board of Directors and the SPPC Board of Directors in reaching their decisions, see "The Merger--Reasons for the Merger" and "--Recommendations of the Boards of Directors."

OPINIONS OF FINANCIAL ADVISORS

  WWP. WWP has retained CS First Boston Corporation ("CS First Boston") as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to assist the Board of Directors of WWP in its evaluation of the financial terms of the Merger. See "The Merger--Background of the Merger."

  On June 27, 1994, CS First Boston rendered to the Board of Directors of WWP a written opinion to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the WWP Exchange Ratio was fair, from a financial point of view, to the holders of WWP Common Stock. CS First Boston subsequently confirmed such opinion by delivery of a written opinion dated the date hereof. The full text of the written opinion of CS First Boston dated the date hereof, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. See "The Merger--Opinions of Financial Advisors."

  SPR. SPR has retained Barr Devlin & Co. Incorporated ("Barr Devlin") and Kidder, Peabody & Co. Incorporated ("Kidder, Peabody") as its financial advisors in connection with the transactions contemplated by the Merger Agreement and to assist the Board of Directors of SPR in its evaluation of the financial terms of the Merger. See "The Merger--Background of the Merger."

  On June 27, 1994, Barr Devlin and Kidder, Peabody rendered to the Board of Directors of SPR written opinions to the effect that, as of the date of such opinions, the SPR Exchange Ratio was fair, from a financial point of view, to the holders of SPR Common Stock. Barr Devlin and Kidder, Peabody subsequently confirmed their respective opinions by delivery of written opinions dated as of the date hereof. The full text of the written opinions of Barr Devlin and Kidder, Peabody dated as of the date hereof, which set forth the assumptions made, matters considered, the scope and limitations on the review undertaken and the procedures followed are attached as Annexes D and E, respectively, to this Joint Proxy Statement/Prospectus and should be read carefully in their entirety. See "The Merger--Opinions of Financial Advisors."

CERTAIN TAX CONSEQUENCES OF THE MERGER

  Consummation of the Merger is conditioned upon the receipt by each of WWP and SPR of legal opinions from their respective counsel substantially to the effect that the Merger will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Provided that the Merger so qualifies and further provided that WWP's adjusted tax basis in its assets exceeds the amount of its liabilities at the Effective Time, then for federal income tax purposes (i) no gain or loss will be recognized by WWP, SPR or SPPC as a result of the Merger, (ii) holders of WWP Common Stock, SPR Common Stock, WWP Preferred Stock and SPPC Preferred Stock whose shares are converted into Resources West Common Stock or Resources West Preferred Stock in the Merger will recognize no gain or loss as a result of the conversion (except by reason of receipt of cash in lieu of fractional share interests or the exercise of dissenters' rights) and (iii) the basis of Resources West Common Stock or Resources West Preferred Stock received pursuant to the Merger should be the same as the basis of the stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in Resources West Common Stock for which cash is received) and (iv) the holding period of Resources West Common Stock and Resources West

Preferred Stock received pursuant to the Merger shall include the holding period of any stock surrendered in exchange therefor, provided that such shares exchanged are held as capital assets at the Effective Time. See "The Merger-- Certain Federal Income Tax Consequences" and "The Merger Agreement--Conditions to Consummation of the Merger."

  HOLDERS OF WWP COMMON STOCK, SPR COMMON STOCK, WWP PREFERRED STOCK AND SPPC PREFERRED STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  WWP, SPR and SPPC believe that the Merger will be treated as a "pooling-of-interests" for accounting purposes. See "The Merger--Accounting Treatment." The receipt by WWP and SPR of a letter from their respective independent public accountants stating that the transaction will qualify as a pooling-of-interests, is a condition precedent to consummation of the Merger. See "The Merger Agreement--Conditions to Consummation of the Merger."

CONFLICTS OF INTEREST

  Directorships. The Merger Agreement provides that the Board of Directors of Resources West will, upon consummation of the Merger, consist of 17 persons with nine persons designated by WWP, including Paul A. Redmond, who is currently Chairman of the Board, President and Chief Executive Officer of WWP, and eight persons designated by SPR, including Walter M. Higgins, who is currently Chairman of the Board, President and Chief Executive Officer of SPR and President and Chief Executive Officer of SPPC. See "The Merger--Conflicts of Interest; Resources West Board of Directors."

  Employment Agreements. Each of Messrs. Paul A. Redmond and Walter M. Higgins has entered into an Employment Agreement with Resources West, WWP, SPR and SPPC to become effective at the Effective Time. Pursuant to the Employment Agreements, Mr. Redmond will serve as Chairman of the Board (assuming his election to the board of directors by the stockholders) and Chief Executive Officer of Resources West from and after the Effective Time until January 1, 1999. At January 1, 1999, Mr. Redmond will retire as Chief Executive Officer if the Board of Directors shall then have designated Mr. Higgins as the Chief Executive Officer as discussed below. From January 1, 1999 until January 1, 2002, Mr. Redmond will continue to serve as Chairman of the Board (assuming his election by stockholders, as aforesaid) unless he shall have elected not to remain in the employment of Resources West. Mr. Higgins will serve as Vice Chairman of the Board (assuming his election to the board of directors by the stockholders), President and Chief Operating Officer of Resources West from and after the Effective Time until January 1, 1999. During such period Mr. Higgins will also serve as the chief executive officer of each of the Washington Water Power and Sierra Pacific Power operating divisions of Resources West. From January 1, 1999 (or such earlier date as Mr. Redmond shall no longer continue to serve as Chief Executive Officer) and until January 1, 2002, Mr. Higgins will serve as Chief Executive Officer and will continue to serve as Vice Chairman of the Board (assuming his election by stockholders, as aforesaid) and President. If elected by the Resources West Board of Directors, from January 1, 2002 until December 31, 2005, Mr. Higgins will serve as Chairman of the Board (assuming his election by stockholders, as aforesaid) and Chief Executive Officer.

  In addition, WWP, SPR and SPPC have entered into employment agreements with certain other officers and key employees that provide for lump-sum payments of salary and other benefits if employment is terminated under certain circumstances during the term of the agreements. See "The Merger--Conflicts of Interest."

  Severance Agreements, Plans and Policies. Three severance allowance plans exist for generally all employees of SPR and its subsidiaries that provide lump-sum benefits upon a termination of employment not for cause within three years of a change in control of the company. These plans have been amended to provide that the transactions contemplated in the Merger Agreement will not be deemed to constitute a change in control thereunder. SPR maintains an additional severance plan that provides benefits to employees terminated not for cause except within a three-year period following a change in control. This plan has been amended to provide that the transactions contemplated in the Merger Agreement will not be deemed to constitute a change in control thereunder.

  Indemnification. Resources West has agreed in the Merger Agreement to indemnify, to the fullest extent not prohibited by applicable law, the present and former directors and officers of each of WWP, SPR and SPPC against certain liabilities arising out of or pertaining to actions or omissions occurring at or prior to the Effective Time that arise from or are based on such service as an officer or director that arise from or pertain to the transactions contemplated by the Merger Agreement, and to maintain the current policies of directors' and officers' liability insurance held by WWP or SPR (or policies at least as favorable) for a period of not less than six years after the Merger. To the fullest extent not prohibited by applicable law, from and after the Effective Time, all rights to indemnification existing in favor of the employees, agents, directors or officers of WWP, SPR, SPPC and their respective subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective Articles of Incorporation or Bylaws, in effect on the date thereof or otherwise in effect on June 27, 1994, will survive the Merger and will continue in full force and effect for a period of not less than six years from the Effective Time. See "The Merger Agreement-- Indemnification."

DISSENTERS' RIGHTS

  Under Washington law, holders of record of WWP Common Stock or WWP Preferred Stock as of the WWP Record Date who do not wish to accept shares of Resources West Common Stock or Resources West Preferred Stock in the Merger have the right to receive in cash the "fair value" of their WWP Common Stock or WWP Preferred Stock. In order to perfect such dissenters' rights, holders of WWP Common Stock and WWP Preferred Stock must comply with the procedural requirements of the Washington Business Corporation Act, including, without limitation, not voting in favor of the Merger Agreement and making a written demand for payment before the date of the WWP Special Meeting. See "The Merger--Dissenters' Rights."

  Under Nevada law, holders of record of SPPC Preferred Stock as of the SPPC Record Date who do not wish to accept shares of Resources West Preferred Stock in the Merger have the right to receive in cash the "fair value" of the SPPC Preferred Stock. In order to perfect such dissenters' rights, holders of SPPC Preferred Stock must comply with the procedural requirements of the Nevada General Corporation Law, including, without limitation, not voting in favor of the Merger Agreement and making a written demand for payment before the date of the SPPC Special Meeting. See "The Merger--Dissenters' Rights."

  Under Nevada law, holders of SPR Common Stock have no dissenters' rights. See "The Merger--Dissenters' Rights."

REQUIRED REGULATORY APPROVALS

  The approval of the FERC under the Federal Power Act, as well as the approval of the California, Idaho, Montana, Nevada, Oregon and Washington utility commissions under applicable state laws and the expiration of the applicable waiting period under the HSR Act are required in order to consummate the Merger.

  While the parties believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance as to the timing of such approvals or the ability of the parties to obtain such approvals on satisfactory terms or otherwise. Due to the time required to obtain such regulatory approvals, the Merger is not expected to be consummated until at least mid to late 1995.

  It is a condition to the consummation of the Merger that such approvals be obtained on terms and conditions which would not have, or would not be reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or results of operations of either (i) the prospective Washington Water Power division or the prospective Sierra Pacific Power division of Resources West, considered separately, or (ii) Resources West and its prospective subsidiaries taken as a whole. There can be no assurance that any such approvals will not contain terms or conditions which cause such approvals to fail to satisfy such conditions to the consummation of the Merger. See "Regulatory Requirements" and "The Merger Agreement--Conditions to Consummation of the Merger" with respect to the approvals noted above and other filings and actions which also constitute conditions to the consummation of the Merger.

CONDITIONS TO THE MERGER

  The obligations of WWP, on the one hand, and SPR and SPPC, on the other, to consummate the Merger are subject to the satisfaction of certain conditions, including the approval of the Merger Agreement by the shareholders of each of WWP, SPR and SPPC, the absence of any injunction that prevents the consummation of the Merger, the listing of shares of Resources West Common Stock on the NYSE, the qualification of the Merger as a "pooling-of-interests" for accounting purposes, the receipt of all material governmental approvals, the absence of any material adverse change in the prospective business, properties, assets, operations (including the coordination of facilities), financial condition or results of operations of Resources West, the performance of all obligations required to be performed under the Merger Agreement, the accuracy of the representations and warranties set forth in the Merger Agreement, the receipt by WWP of officers' certificates from SPR and SPPC, and the receipt by SPR and SPPC of an officer's certificate from WWP, each stating that the conditions set forth in the Merger Agreement have been satisfied and there has occurred no material adverse effect on the business, operations, properties, assets, financial condition or results of operations of the parties and their respective subsidiaries taken as a whole, the receipt of tax opinions, the receipt of certain third party consents, and the absence of any event that would result in the triggering of any right or entitlement of shareholders under the WWP Rights Agreement or SPR Rights Agreement. See "The Merger Agreement--Conditions to Consummation of the Merger."

RIGHTS TO TERMINATE, AMEND OR WAIVE CONDITIONS

  The Merger Agreement may be terminated under certain circumstances, including: by mutual written consent of the boards of directors of WWP, SPR and SPPC; by any party, in certain circumstances, if the Merger is not consummated by June 27, 1996; by any party if the requisite shareholder approvals are not obtained; by any party if any law or regulation is adopted which prohibits the Merger or if any court issues an order prohibiting the Merger; by a non-breaching party if there occurs a material breach of the Merger Agreement which is not cured within 20 days; or by any party, under certain circumstances, as a result of the acceptance of a third-party tender offer or business combination proposal. The Merger Agreement requires that termination fees be paid under certain circumstances, including if, in certain circumstances, a business combination proposal with a third party is not rejected or withdrawn. See "The Merger Agreement--Termination; Fees and Expenses."

  The Merger Agreement may be amended by the parties at any time before or after its approval by the shareholders of WWP, SPR and SPPC, but after any such approval, no amendment may be made which alters or changes (i) the amount or kind of shares, rights or any of the proceedings of the exchange and/or conversion, (ii) the terms or conditions of the Merger Agreement if such alteration or change, alone or in the aggregate, would materially adversely affect the rights of the holders of WWP Common Stock, WWP Preferred Stock, SPR Common Stock or SPPC Preferred Stock, or (iii) any term of the Resources West Amended and Restated Articles of Incorporation attached as Annex F hereto, except for alterations or changes that could otherwise be adopted by the Resources West Board of Directors, without the further approval of such shareholders. See "The Merger Agreement--Amendment and Waiver."

  At any time prior to the Effective Time, the conditions to a party's obligation to consummate the Merger may be waived, in certain circumstances, by the other parties. See "The Merger Agreement--Amendment and Waiver."

EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

  As a result of the Merger, holders of WWP Common Stock, WWP Preferred Stock, SPR Common Stock and SPPC Preferred Stock who receive shares of Resources West Common Stock or Resources West Preferred Stock, as the case may be, will become stockholders of Resources West, a Nevada corporation. For a comparison of Washington and Nevada laws and the charter and bylaw provisions of WWP, SPR and SPPC governing the rights of WWP, SPR and SPPC stockholders, see "Effect of the Merger On Rights of Stockholders--Comparison of Rights of Stockholders of WWP and Resources West" and "--Comparison of Rights of Stockholders of SPR and SPPC and Resources West."

          SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA (UNAUDITED)

  The summary below sets forth selected historical financial data and selected pro forma financial data. These financial data should be read in conjunction with the historical financial statements and notes thereto contained in the WWP 1993 10-K, the WWP June 1994 10-Q, the SPR 1993 10-K, the SPR June 1994 10-Q,
the SPPC 1993 10-K, and the SPPC June 1994 10-Q, each incorporated by reference herein, and in conjunction with the pro forma financial data and related notes appearing elsewhere in this Joint Proxy Statement/Prospectus. The results of operations for interim periods are not necessarily indicative of the results for a full year due to seasonal variations in weather, temperatures and streamflow conditions. See "Pro Forma Consolidated Financial Information (unaudited)."

SELECTED HISTORICAL FINANCIAL DATA

  The selected historical financial data of WWP set forth below have been derived from the financial statements of WWP as at, and for each of the five fiscal years in the period ended, December 31, 1993, and as at, and for the six-month period ended June 30, 1994. The financial statements as at, and for each of the five years in the period ended, December 31, 1993 have been audited by Deloitte & Touche, independent auditors. The financial statements as at, and for the six-month period ended June 30, 1994 are unaudited. In the opinion of WWP management, such unaudited data include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation.

  The selected historical financial data of SPR set forth below have been derived from the financial statements of SPR as at, and for each of the five fiscal years in the period ended, December 31, 1993, and as at, and for the six-month period ended June 30, 1994. The financial statements as at, and for each of the five years in the period ended, December 31, 1993 have been audited by Coopers & Lybrand, independent auditors. The financial statements as at, and for the six-month period ended June 30, 1994 are unaudited. In the opinion of SPR management, such unaudited data include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation.

                       THE WASHINGTON WATER POWER COMPANY

                          SIX MONTHS
                             ENDED
                           JUNE 30,          YEARS ENDED DECEMBER 31,
                          ----------  -------------------------------------------
                             1994      1993     1992     1991     1990     1989
                          ----------  -------  -------  -------  -------  -------
                          (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND
                                                RATIOS)
INCOME STATEMENT DATA
 (a)
Operating Revenues......    $   338   $   641  $   558  $   567  $   554  $   529
Income From Operations..         86       161      151      159      161      155
Net Income..............         42        83       75       72       87       72
Preferred Stock Dividend
 Requirements...........          4         8        7        9        8       12
Income Available for
 Common Stock...........         38        75       68       63       79       60
Earnings per Share (b)..       0.72      1.44     1.32     1.31     1.73     1.35
 Utility................       0.65      1.19     1.15     1.28     1.38     1.11
 Non-Utility (c)........       0.07      0.25     0.17     0.03     0.35     0.24
Cash Dividends Paid per
 Common Share (b).......       0.62      1.24     1.24     1.24     1.24     1.24
Ratio of Earnings to
 Fixed Charges Plus
 Preferred Dividend
 Requirements (d).......       2.57x     2.77x    2.57x    2.35x    2.31x    2.08x
                                                    DECEMBER 31,
                                      -------------------------------------------
                           JUNE 30,
                             1994      1993     1992     1991     1990     1989
                          ----------  -------  -------  -------  -------  -------
                          (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND
                                                RATIOS)
BALANCE SHEET DATA (a)
Total Assets............    $ 1,867   $ 1,838  $ 1,534  $ 1,522  $ 1,406   $1,375
Long-Term Debt (e)......        654       648      599      633      561      561
Short-Term Borrowings
 (f)....................          0         0        0        0        0        0
Preferred Stock:
 Not Subject to Manda-
  tory Redemption.......         50        50       50       75       75       42
 Subject to Mandatory
  Redemption............         85        85       85       50       50       70
Common Equity...........        654       634      587      532      503      474
Book Value per Share
 (b)....................      12.20     12.02    11.54    11.11    10.84    10.61

                            SIERRA PACIFIC RESOURCES

                          SIX MONTHS
                             ENDED
                           JUNE 30,              YEARS ENDED DECEMBER 31,
                         ------------  -----------------------------------------------------
                             1994        1993       1992       1991       1990       1989
                         ------------  ---------  ---------  ---------  ---------  ---------
                         (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
INCOME STATEMENT DATA
 (a)
 Operating Revenues.....   $     290   $     528  $     482  $     469  $     471       $444
 Income From Operations.          59         113         87        106        109        106
 Net Income.............          29          53         34         45         11         46
 Preferred Stock Divi-
  dend Requirements.....           4           8          6          4          4          4
 Income Available for
  Common Stock..........          25          45         28         41          7         42
 Earnings per Share.....        0.84        1.67       1.09       1.73       0.32       1.92
  Utility...............        0.87        1.83       1.72       1.92       2.01       2.17
  Non-Utility (c).......       (0.03)      (0.16)     (0.63)     (0.19)     (1.69)     (0.25)
 Cash Dividends Paid per
  Common Share..........        0.56        1.12       1.48       1.84       1.84       1.81
 Ratio of Earnings to
  Fixed Charges Plus
  Preferred Dividend
  Requirements (d)......        2.31x       2.10x      1.80x      2.11x      2.15x      2.20x

                                                     DECEMBER 31,
                                        ---------------------------------------
                              JUNE 30,
                                1994     1993    1992    1991    1990    1989
                              --------  ------- ------- ------- ------- -------
                               (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA (a)
 Total Assets................  $ 1,598  $ 1,607 $ 1,438 $ 1,348 $ 1,304  $1,229
 Long-Term Debt (e)..........      562      559     562     512     498     467
 Short-Term Borrowings.......       46       51       3      31      52      35
 Preferred Stock:
  Not Subject to Mandatory
   Redemption................       73       73      73      23      23      23
  Subject to Mandatory Re-
   demption (g)..............       27       34      34      34      34      34
 Common Equity (h)...........      502      490     412     411     360     383
 Book Value per Share........    17.18    16.88   15.91   16.19   15.70   17.10

- --------
(a) For purposes of conforming the presentation of the selected financial data, certain historical amounts have been reclassified.
(b) All references to per share information for WWP have been adjusted to reflect the two-for-one common stock split effected on November 9, 1993.
(c) Includes earnings per share for discontinued operations.
(d) For purposes of computing the ratios of earnings to fixed charges plus preferred dividend requirements, "earnings" consist of net income before interest charges and cumulative preferred dividend requirements, plus income taxes, plus the estimated interest component of rentals. "Earnings" also include allowance for borrowed and other funds used during construction. Fixed charges consist of interest charges, the estimated interest component of rentals and the pre-tax dividend requirements on cumulative preferred stock. The ratio shown for the six-month period is based on information for the twelve months ended June 30, 1994.
(e) Includes long-term debt due within one year. WWP's long-term debt also includes notes payable, commercial paper and other short-term debt included as part of WWP's capitalization.
(f) Included as part of WWP's capitalization in long-term debt above due to agreements whereby the borrowings can be refinanced on a long-term basis.
(g) Includes amounts due within one year.
(h) In September 1993 SPR sold 2,698,000 shares of SPR Common Stock with net proceeds totaling $54.6 million.
(i) For a discussion of material litigation and regulatory matters relating to WWP and SPR, reference is made to the documents incorporated by reference herein.

SELECTED PRO FORMA FINANCIAL DATA

  The selected pro forma financial data combine the historical balance sheets and statements of income of WWP, SPR and SPPC after giving effect to the Merger under the "pooling-of-interests" method of accounting, assuming the Merger had been consummated prior to the periods presented. The pro forma adjustments are described in the notes to the pro forma consolidated financial data of Resources West included in this Joint Proxy Statement/Prospectus and shareholders are urged to read such notes carefully. Pro forma per share data for Resources West give effect to the conversion of each share of WWP Common Stock into one share of Resources West Common Stock and the conversion of each share of SPR Common Stock into 1.44 shares of Resources West Common Stock. The selected pro forma consolidated financial data are based on preliminary evaluations and are subject to change. The selected pro forma consolidated financial data are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been so consummated, and are not necessarily indicative of future operating results or financial position. See "Pro Forma Consolidated Financial Information (unaudited)."

                       RESOURCES WEST ENERGY CORPORATION

                         SIX MONTHS
                            ENDED
                          JUNE 30,          YEARS ENDED DECEMBER 31,
                         ----------  -----------------------------------------------
                            1994      1993      1992      1991      1990      1989
                         ----------  --------  --------  --------  --------  -------
                         (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND
                                              RATIOS)
PRO FORMA INCOME STATE-
 MENT DATA (a)
 Operating Revenues.....    $  628   $  1,169  $  1,040  $  1,036  $  1,025  $   972
 Income From Operations.       145        274       238       265       270      261
 Net Income.............        71        136       106       116        83      113
 Preferred Stock Divi-
  dend Requirements.....         8         17        12        13        12       16
 Income Available for
  Common Stock..........        63        119        94       103        71       97
 Earnings per Share (b).      0.66       1.32      1.08      1.26      0.91     1.27
  Utility...............      0.63       1.22      1.17      1.30      1.39     1.28
  Non-Utility...........      0.03       0.10     (0.09)    (0.04)    (0.48)   (0.01)
 Cash Dividends Paid per
  Common Share (b)......      0.52       1.04      1.15      1.26      1.26     1.25
 Ratio of Earnings to
  Fixed Charges Plus
  Preferred Dividend
  Requirements (c)......      2.45x      2.45x     2.23x     2.25x     2.24x    2.13x

                                                     DECEMBER 31,
                                        ---------------------------------------
                             JUNE 30,
                               1994      1993    1992    1991    1990    1989
                            ---------   ------- ------- ------- ------- -------
                              (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
PRO FORMA BALANCE SHEET
 DATA (a)
 Total Assets..............   $ 3,465   $ 3,445 $ 2,972 $ 2,870 $ 2,710 $ 2,604
 Long-Term Debt (d)........     1,216     1,206   1,161   1,145   1,059   1,028
 Short-Term Borrowings.....        46        51       3      31      52      35
 Preferred Stock:
  Not Subject to Mandatory
   Redemption..............       123       123     123      98      98      65
  Subject to Mandatory Re-
   demption (d)............       112       119     119      84      84     104
 Common Equity.............     1,156     1,124   1,000     943     863     857
 Book Value per Share (b)..     12.08     11.89   11.33   11.17   10.87   11.14
                            SIX MONTHS
                               ENDED
                             JUNE 30,          YEARS ENDED DECEMBER 31,
                            ----------  ---------------------------------------
                               1994      1993    1992    1991    1990    1989
                            ----------  ------- ------- ------- ------- -------
PRO FORMA PER SHARE DATA
 (b)
 RESOURCES WEST
 Earnings per Share........   $  0.66   $  1.32 $  1.08 $  1.26 $  0.91 $  1.27
 Cash Dividends Paid per
  Common Share.............      0.52      1.04    1.15    1.26    1.26    1.25
 Book Value per Share (end
  of period)...............     12.08     11.89   11.33   11.17   10.87   11.14
 EQUIVALENT WWP PRO FORMA
  PER SHARE DATA
 Earnings per Share........   $  0.66   $  1.32 $  1.08 $  1.26 $  0.91 $  1.27
 Cash Dividends Paid per
  Common Share.............      0.52      1.04    1.15    1.26    1.26    1.25
 Book Value per Share (end
  of period)...............     12.08     11.89   11.33   11.17   10.87   11.14
 EQUIVALENT SPR PRO FORMA
  PER SHARE DATA
 Earnings per Share........   $  0.95   $  1.90 $  1.56 $  1.81 $  1.31 $  1.83
 Cash Dividends Paid per
  Common Share.............      0.75      1.50    1.66    1.81    1.81    1.80
 Book Value per Share (end
  of period)...............     17.40     17.12   16.32   16.08   15.65   16.04

- --------
(a) For comparative purposes, certain historical amounts have been reclassified to conform to the pro forma financial statement format.
(b) The data assumes that the Merger was consummated prior to the periods presented. Pro forma and equivalent pro forma per share amounts give effect to the conversion of each share of SPR Common Stock outstanding into 1.44 shares of Resources West Common Stock and each share of WWP Common Stock outstanding into one share of Resources West Common Stock. Pro forma dividends paid per common share reflect the historical dividends declared by WWP and SPR, divided by the pro forma average number of shares of Resources West Common Stock outstanding. Pro forma dividend information does not necessarily indicate what the actual dividends would have been for Resources West. Pro forma per common share amounts for WWP also give effect to the two-for-one common stock split which WWP effected on November 9, 1993. The equivalent pro forma per share data was calculated by multiplying the pro forma per share data for Resources West by the exchange ratio for each company's common stock.
(c) The ratio shown for the six-month period is based on information for the twelve months ended June 30, 1994.
(d) Includes amounts due within one year.

  For further discussion of the pro forma adjustments with respect to the Merger and more complete financial data, see "Pro Forma Consolidated Financial Information (Unaudited)."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

  WWP Common Stock is listed on the NYSE and the PSE under the symbol "WWP." SPR Common Stock is listed on the NYSE under the symbol "SRP."

  The following table sets forth, for the periods indicated, the range of high and low sales prices of WWP Common Stock and SPR Common Stock, as reported in the consolidated transaction reporting system, and the dividends declared per share on WWP Common Stock and SPR Common Stock.

                                         WWP*                      SPR
                              -------------------------- -----------------------
YEAR                           HIGH     LOW    DIVIDENDS  HIGH   LOW   DIVIDENDS
- ----                          ------- -------- --------- ------ ------ ---------
1992
First Quarter................ 17      15 15/16    .31    24 3/8 22        .46
Second Quarter............... 17 1/8  16 1/8      .31    23 1/2 22 1/8    .46
Third Quarter................ 18 3/8  16 11/16    .31    23 3/4 17 7/8    .28
Fourth Quarter............... 17 3/4  17          .31    20 5/8 18 1/4    .28
1993
First Quarter................ 19 3/8  17 3/8      .31    21 1/2 20        .28
Second Quarter............... 20      18 7/8      .31    22 1/8 20 1/4    .28
Third Quarter................ 21      19 3/4      .31    22 1/4 20 3/8    .28
Fourth Quarter............... 20 7/16 18 1/8      .31    21 5/8 19 1/2    .28
1994
First Quarter................ 18 7/8  16 5/8      .31    20 3/8 18 3/8    .28
Second Quarter............... 17 7/8  14 1/4      .31    19 1/4 17 1/4    .28
Third Quarter................ 16 1/4  13 7/8      .31    20 1/4 18 1/2    .28

- --------
* On November 9, 1993, WWP effected a two-for-one split of WWP Common Stock. All per share information has been adjusted to reflect the common stock split on a retroactive basis.

  On June 27, 1994, the last trading day prior to the announcement of the execution of the Merger Agreement, the reported last sale price of WWP Common Stock was $14 7/8 per share and the reported last sale price of SPR Common Stock was $18 1/4 per share. On October 3, 1994, the reported last sale price of WWP Common Stock was $14 5/8 per share and the reported last sale price of SPR Common Stock was $19 5/8 per share. Stockholders of WWP and SPR are urged to obtain current WWP and SPR market quotations.

  No dividend has been declared on Resources West Common Stock and the amount, declaration and timing of dividends on Resources West Common Stock will be a business decision to be made by the Resources West Board of Directors from time to time based upon the results of operations and financial condition, regulatory factors and such other business considerations as the Resources West Board of Directors considers relevant. Subject to the foregoing, it is anticipated that Resources West initially will pay the same dividend on Resources West Common Stock as paid by WWP on WWP Common Stock at the Effective Time.

                             JOINT PROXY STATEMENT

                                       OF

                       THE WASHINGTON WATER POWER COMPANY

                            SIERRA PACIFIC RESOURCES

                                      AND

                          SIERRA PACIFIC POWER COMPANY

                               ----------------

                                   PROSPECTUS

                                       OF

                       RESOURCES WEST ENERGY CORPORATION

                               ----------------

                                  INTRODUCTION

  This Joint Proxy Statement/Prospectus is being furnished to (a) the shareholders of WWP in connection with the solicitation of proxies by the Board of Directors of WWP from holders of WWP's outstanding shares of common stock, no par value ("WWP Common Stock"), and WWP's outstanding shares of preferred stock, no par value ("WWP Preferred Stock" and, together with the WWP Common Stock, the "WWP Stock"), for use at the WWP Special Meeting, (b) the stockholders of SPR in connection with the solicitation of proxies by the Board of Directors of SPR from holders of SPR's outstanding shares of common stock, $1.00 par value ("SPR Common Stock"), for use at the SPR Special Meeting, and
(c) the stockholders of SPPC in connection with the solicitation of proxies by the Board of Directors of SPPC from holders of SPPC's outstanding shares of preferred stock, $50 par value ("SPPC $50 Preferred Stock") and Class A preferred stock, Series 1, $25 stated value ("SPPC $25 Preferred Stock" and, together with the SPPC $50 Preferred Stock, the "SPPC Preferred Stock"), for use at the SPPC Special Meeting.

  At the WWP, SPR and SPPC Special Meetings, the holders of WWP Stock, SPR Common Stock and SPPC Preferred Stock, respectively, will be asked to vote upon a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Merger is to be effected pursuant to the Merger Agreement, by and among WWP, SPR, SPPC and Resources West.

                              THE SPECIAL MEETINGS

WWP SPECIAL MEETING

  Place, Time and Date. The WWP Special Meeting will be held at Cavanaugh's INN AT THE PARK, Ballrooms A, B and C, West 303 North River Drive, Spokane, Washington, at 2:00 p.m., local time, on Friday, November 18, 1994. This Joint Proxy Statement/Prospectus is being sent to holders of WWP Common Stock and WWP Preferred Stock, accompanied by a form or forms of proxy (the "WWP Proxy") which is being solicited by the WWP Board of Directors for use at the WWP Special Meeting and at any and all adjournments or postponements thereof.

  Matters to Be Considered. At the WWP Special Meeting, holders of shares of WWP Common Stock and WWP Preferred Stock will vote upon a proposal (the "WWP Proposal") to approve the

Merger Agreement and the transactions contemplated thereby. WWP common and preferred shareholders will also consider and vote upon any matters incidental to the conduct of the WWP Special Meeting which may properly arise. The Board of Directors of WWP knows of no business that will be presented for consideration at the WWP Special Meeting other than the matters described in this Joint Proxy Statement/Prospectus.

  WWP Record Date. The WWP Board of Directors has fixed the close of business on September 22, 1994 (the "WWP Record Date") as the date for determining holders of WWP Common Stock and WWP Preferred Stock who will be entitled to notice of, and to vote at, the WWP Special Meeting. Only holders of record of WWP Common Stock and WWP Preferred Stock at the close of business on the WWP Record Date will be entitled to notice of, and to vote at, the WWP Special Meeting. As of the WWP Record Date, there were outstanding and entitled to vote at the WWP Special Meeting 54,017,315 shares of WWP Common Stock and 850,500 shares of WWP Preferred Stock.

  Vote Required. Approval of the WWP Proposal will require the affirmative vote of (i) holders of shares of WWP Common Stock representing not less than two-thirds of all votes entitled to be cast by all holders of WWP Common Stock and
(ii) holders of shares of WWP Preferred Stock representing not less than two-thirds of all votes entitled to be cast by all holders of WWP Preferred Stock, in each case voting separately as a class. For these purposes, holders of shares of WWP Common Stock and WWP Preferred Stock outstanding at the close of business on the WWP Record Date will be entitled to one vote per share. Votes may be cast in person or by properly executed proxy. The directors, executive officers and affiliates of WWP hold in the aggregate less than 1% of the issued and outstanding shares of WWP Common Stock and WWP Preferred Stock entitled to vote at the WWP Special Meeting.

  In the tabulation of votes, abstentions and "non-votes" (i.e., shares held by brokers, fiduciaries or other nominees which are not permitted to vote due to the absence of instructions from beneficial owners) will have the same effect as negative votes.

  Proxies. Shares of WWP Common Stock and WWP Preferred Stock represented by properly executed proxies received prior to or at the WWP Special Meeting will, unless such proxies have been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed WWP Proxy, the shares will be voted FOR the WWP Proposal and will also confer authority on WWP management to so adjourn the WWP Special Meeting. FAILURE TO VOTE (EITHER BY RETURNING THE WWP PROXY OR, IN THE ALTERNATIVE, BY VOTING AFFIRMATIVELY IN PERSON AT THE WWP SPECIAL MEETING) WILL HAVE THE EFFECT OF A VOTE AGAINST THE WWP PROPOSAL.

  Any WWP Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted (i) by delivering to the Corporate Secretary of WWP at 1411 East Mission Avenue, Spokane, Washington 99202, on or before the taking of the vote with respect to the class of stock to which such proxy relates at the WWP Special Meeting, a written notice of revocation bearing a later date than the proxy relating to the same shares or
(ii) by attending the WWP Special Meeting and voting in person. Attendance at the WWP Special Meeting will not in itself constitute the revocation of a proxy.

  If any other matters are properly presented at the WWP Special Meeting for consideration, the persons named in the WWP Proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

SPR SPECIAL MEETING

  Place, Time and Date. The SPR Special Meeting will be held at the Eldorado Hotel & Casino, 345 North Virginia Street, Reno, Nevada at 9:00 a.m., local time, on Friday, November 18, 1994. This

Joint Proxy Statement/Prospectus is being sent to holders of SPR Common Stock, accompanied by a form of proxy (the "SPR Proxy") which is being solicited by the SPR Board of Directors for use at the SPR Special Meeting and at any and all adjournments or postponements thereof.

  Matters to Be Considered. At the SPR Special Meeting, holders of SPR Common Stock will vote upon a proposal (the "SPR Proposal") to approve the Merger Agreement and the transactions contemplated thereby. SPR common stockholders will also consider and vote upon any matters incidental to the conduct of the SPR Special Meeting which may properly arise. The Board of Directors of SPR knows of no business that will be presented for consideration at the SPR Special Meeting, other than the matters described in this Joint Proxy Statement/Prospectus.

  SPR Record Date. The SPR Board of Directors has fixed the close of business on September 26, 1994 (the "SPR Record Date") as the date for determining holders of SPR Common Stock who will be entitled to notice of, and to vote at, the SPR Special Meeting. Only holders of record of SPR Common Stock at the close of business on the SPR Record Date will be entitled to notice of, and to vote at, the SPR Special Meeting. As of the SPR Record Date, there were outstanding and entitled to vote at the SPR Special Meeting 29,297,550 shares of SPR Common Stock.

  Vote Required. Approval of the SPR Proposal will require the affirmative vote of holders of shares of SPR Common Stock representing not less than a majority of all votes entitled to be cast by all holders of SPR Common Stock. For this purpose, holders of shares of SPR Common Stock outstanding on the close of business on the SPR Record Date will be entitled to one vote per share. Votes may be cast in person or by properly executed proxy. The directors, executive officers and affiliates of SPR hold in the aggregate less than 1% of the issued and outstanding shares of SPR Common Stock entitled to vote at the SPR Special Meeting.

  In the tabulation of votes, abstentions and "non-votes" (i.e., shares held by brokers, fiduciaries or other nominees which are not permitted to vote due to the absence of instructions from beneficial owners) will have the same effect as negative votes.

  Proxies. Shares of SPR Common Stock represented by properly executed proxies received prior to or at the SPR Special Meeting will, unless such proxies have been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed SPR Proxy, the shares will be voted FOR the SPR Proposal and will also confer authority on SPR management to so adjourn the SPR Special Meeting. FAILURE TO VOTE (EITHER BY RETURNING THE SPR PROXY OR, IN THE ALTERNATIVE, BY VOTING AFFIRMATIVELY IN PERSON AT THE SPR SPECIAL MEETING) WILL HAVE THE EFFECT OF A VOTE AGAINST THE SPR PROPOSAL.

  Any SPR Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted (i) by delivering to the Secretary of SPR at P.O. Box 30150 (6100 Neil Road), Reno, Nevada 89520-0400, on or before the taking of the vote at the SPR Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of SPR Common Stock or (ii) by attending the SPR Special Meeting and voting in person. Attendance at the SPR Special Meeting will not in itself constitute the revocation of a proxy.

  If any other matters are properly presented at the SPR Special Meeting for consideration, the persons named in the SPR Proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

SPPC SPECIAL MEETING

  Place, Time and Date. The SPPC Special Meeting will be held at the Eldorado Hotel & Casino, 345 North Virginia Street, Reno, Nevada at 9:00 a.m., local time, on Friday, November 18, 1994. This Joint Proxy Statement/Prospectus is being sent to holders of SPPC Preferred Stock, accompanied by a form of proxy (the "SPPC Proxy") which is being solicited by the SPPC Board of Directors for use at the SPPC Special Meeting and at any and all adjournments or postponements thereof.

  Matters to Be Considered. At the SPPC Special Meeting, holders of SPPC Preferred Stock will vote upon a proposal (the "SPPC Proposal") to approve the Merger Agreement and the transactions contemplated thereby. SPPC preferred stockholders will also consider and vote upon any matters incidental to the conduct of the SPPC Special Meeting which may properly arise. The Board of Directors of SPPC knows of no business that will be presented for consideration at the SPPC Special Meeting, other than the matters described in this Joint Proxy Statement/Prospectus.

  SPPC Record Date. The SPPC Board of Directors has fixed the close of business on September 26, 1994 (the "SPPC Record Date") as the date for determining holders of SPPC Preferred Stock who will be entitled to notice of, and to vote at, the SPPC Special Meeting. Only holders of record of SPPC Preferred Stock at the close of business on the SPPC Record Date will be entitled to notice of, and to vote at, the SPPC Special Meeting. As of the SPPC Record Date, there were outstanding and entitled to vote at the SPPC Special Meeting 1,006,300 shares of SPPC $50 Preferred Stock and 2,000,000 shares of SPPC $25 Preferred Stock.

  Vote Required. Approval of the SPPC Proposal will require the affirmative vote of (i) holders of shares of SPPC $50 Preferred Stock representing not less than a majority of all votes entitled to be cast by all holders of SPPC $50 Preferred Stock, voting separately as a class, (ii) holders of shares of SPPC $25 Preferred Stock representing not less than a majority of all votes entitled to be cast by all holders of SPPC $25 Preferred Stock, voting separately as a class, and (iii) holders of shares of SPPC $50 Preferred Stock and SPPC $25 Preferred Stock representing not less than two-thirds of the votes entitled to be cast by all holders of SPPC $50 Preferred Stock and SPPC $25 Preferred Stock, voting together as a single class. For the purpose of clause (i) of the preceding sentence, holders of shares of SPPC $50 Preferred Stock outstanding on the SPPC Record Date will be entitled to one vote per share; for the purpose of clause (ii) of the preceding sentence, holders of shares of SPPC $25 Preferred Stock outstanding on the SPPC Record Date will be entitled to one vote per share; and for the purpose of clause (iii) of the preceding sentence, holders of shares of SPPC $50 Preferred Stock outstanding on the SPPC Record Date will be entitled to two votes per share and holders of shares of SPPC $25 Preferred Stock outstanding on such date will be entitled to one vote per share. Votes may be cast in person or by properly executed proxy. The directors, executive officers and affiliates of SPPC hold in the aggregate less than 1% of the issued and outstanding shares of SPPC Preferred Stock entitled to vote at the SPPC Special Meeting.

  In the tabulation of votes, abstentions and "non-votes" (i.e., shares held by brokers, fiduciaries or other nominees which are not permitted to vote due to the absence of instructions from beneficial owners) will have the same effect as negative votes.

  SPR, the holder of all of the outstanding common stock, $3.75 par value, of SPPC ("SPPC Common Stock"), has taken all requisite action to approve the Merger Agreement and the transactions contemplated thereby.

  Proxies. Shares of SPPC Preferred Stock represented by properly executed proxies received prior to or at the SPPC Special Meeting will, unless such proxies have been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed SPPC Proxy, the shares will be voted FOR the SPPC Proposal and will also confer authority on SPPC management to so adjourn the SPPC Special Meeting. FAILURE TO VOTE (EITHER BY RETURNING THE SPPC PROXY OR, IN THE ALTERNATIVE, BY VOTING AFFIRMATIVELY IN PERSON AT THE SPPC SPECIAL MEETING) WILL HAVE THE EFFECT OF A VOTE AGAINST THE SPPC PROPOSAL.

  Any SPPC Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted (i) by delivering to the Secretary of SPPC at P.O. Box 10100 (6100 Neil Road), Reno, Nevada 89520-0400, on or before the taking of the vote at the SPPC Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of SPPC Preferred Stock or (ii) by attending the SPPC Special Meeting and voting in person. Attendance at the SPPC Special Meeting will not in itself constitute the revocation of a proxy.

  If any other matters are properly presented at the SPPC Special Meeting for consideration, the persons named in the SPPC Proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

ADJOURNMENT OF SPECIAL MEETINGS

  It is currently expected that on the scheduled date of each of the WWP, SPR and SPPC Special Meetings (each a "Special Meeting"), votes will be taken and the polls closed on the WWP Proposal, the SPR Proposal or the SPPC Proposal, as applicable (each a "Proposal"). It is possible, however, that the management of any of such companies may propose one or more adjournments of its Special Meeting, either to allow the inspectors of election to count and report on the votes cast after the polls have been closed, or, without closing the polls, in order to permit further solicitation of proxies with respect to the Proposal being considered at such Special Meeting or for other reasons. It is also possible that while votes could be taken and the polls closed with respect to one class of stock, the management of WWP or SPPC, as the case may be, could propose one or more adjournments of the Special Meeting, without closing the polls with respect to the other class of stock, in order to permit further solicitation of proxies with respect to the Proposal from holders of shares of such other class of stock. In order for any such adjournment to be approved, the votes cast in favor thereof must represent a majority of the total number of votes entitled to be cast by the holders of all classes of stock present at the meeting in person or by proxy, voting together as a single class, each such holder having, for this purpose, one vote per share irrespective of class. Proxies solicited by the Board of Directors of any of such companies will be voted at its Special Meeting in favor of any adjournment proposed by management but will not be considered a direction to vote for any adjournment proposed by others. If any adjournment is properly proposed at any Special Meeting on behalf of any person other than management, the persons named as proxies, acting in such capacity, will have discretion to vote on such adjournment in accordance with their best judgment.

                                   THE MERGER

FORM OF THE MERGER

  The Merger is to be effected pursuant to the Merger Agreement by and among WWP, SPR, SPPC and Resources West. The Merger Agreement contemplates that, at the Effective Time (as defined below), WWP, SPR and SPPC will be merged with and into Resources West, the separate corporate existence of each of WWP, SPR and SPPC will cease and Resources West will be the surviving corporation.

EFFECTIVE TIME

  The Merger will be consummated on the second business day, or at such other time as WWP and SPR shall agree upon, after the Merger Agreement receives the requisite approval of the shareholders of WWP, SPR and SPPC as well as the requisite regulatory approvals, and all other conditions to the Merger have been met or waived (see "The Merger Agreement--Conditions to Consummation of the Merger"). The Merger will become effective at the time and date of the filing of articles of merger with the Secretary of State of the State of Washington and the Secretary of State of the State of Nevada ("Effective Time").

CONVERSION OF SHARES; EXCHANGE OF STOCK CERTIFICATES

  At the Effective Time, pursuant to the Merger Agreement:

  . Each issued and outstanding share of WWP Common Stock (other than any WWP
    Common Stock (a) owned by subsidiaries of WWP or by SPR or any of their subsidiaries, all of which will be canceled and cease to exist, or (b) held by dissenters) will be converted into the right to receive one share of Resources West Common Stock (the "WWP Exchange Ratio").

  . Each issued and outstanding share of SPR Common Stock (other than any SPR
    Common Stock owned by SPR as treasury stock, by subsidiaries of SPR or by WWP or any of its subsidiaries, all of which will be canceled and cease to exist) will be converted into the right to receive 1.44 shares of Resources West Common Stock (the "SPR Exchange Ratio").

  . Each issued and outstanding share of Series I, J and K of WWP Preferred
    Stock (other than any shares (a) owned by any subsidiary of WWP or by SPR or any of its subsidiaries, all of which will be canceled and cease to exist, or (b) held by dissenters) will be converted into the right to receive one share of Series No. 1, 2 and 3, respectively, of Resources West Preferred Stock with equal stated value, dividend rate and amounts payable upon redemption, dissolution or liquidation, as set forth in the Resources West Restated Articles attached as Annex F to this Joint Proxy Statement/Prospectus.

  . Each issued and outstanding share of Series A, B, C and G of SPPC $50
    Preferred Stock (other than any shares (a) owned by SPPC as treasury stock, by SPR or any of its other subsidiaries or by WWP or any of its subsidiaries, all of which will be canceled and cease to exist, or (b) held by dissenters) will be converted into the right to receive one share of Series No. 4, 5, 6 and 7, respectively, of Resources West Preferred Stock with equal stated value, dividend rate and amounts payable upon redemption, dissolution or liquidation, as set forth in the Resources West Restated Articles attached as Annex F to this Joint Proxy Statement/Prospectus.

  . Each issued and outstanding share of SPPC $25 Preferred Stock (other than any shares (a) owned by SPPC as treasury stock, by SPR or any of its other subsidiaries or by WWP or any of its subsidiaries, all of which will be canceled and cease to exist, or (b) held by dissenters) will be converted into the right to receive one share of Series No. 8 of Resources West Preferred Stock with equal stated value, dividend rate and amounts payable upon redemption, dissolution or liquidation, as set forth in the Resources West Restated Articles attached as Annex F to this Joint Proxy Statement/Prospectus.

  . Each issued and outstanding share of SPPC Common Stock, whether issued and outstanding or owned by SPPC as treasury stock immediately prior to the Effective Time, will be canceled and cease to exist.

  . All shares of capital stock of Resources West issued and outstanding immediately prior to the Effective Time will be canceled and cease to exist.

  See "Description of Resources West Capital Stock."

  At the Effective Time, each certificate representing issued and outstanding shares of WWP Common Stock, WWP Preferred Stock, SPR Common Stock and SPPC Preferred Stock will represent instead the right to receive shares of Resources West Common Stock or Resources West Preferred Stock, as the case may be, other than any shares which will not be converted. Upon such conversion, all such shares of WWP Common Stock, WWP Preferred Stock, SPR Common Stock and SPPC Preferred Stock will be canceled and cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the shares of Resources West Common Stock or Resources West Preferred Stock, as the case may be, upon the surrender of such certificate, without interest.

  Based upon the number of shares of WWP Common Stock and SPR Common Stock outstanding on September 26, 1994, holders of WWP Common Stock and SPR Common Stock will own, immediately subsequent to the Effective Time, approximately 56% and 44%, respectively, of the outstanding shares of Resources West Common Stock.

  If any holder of SPR Common Stock would be entitled to receive a number of shares of Resources West Common Stock that includes a fraction, then in lieu of a fractional share, such holder will be entitled to receive a cash payment determined by multiplying the fractional share interest by the average of the reported last sale price, regular way, per share of WWP Common Stock, as reported in the consolidated transaction reporting system, for the ten business days prior to and including the last business day on which WWP Common Stock was traded on the NYSE, without any interest thereon.

  As soon as practicable after the Effective Time, a form of letter of transmittal will be furnished to holders of certificates that formerly represented shares of WWP Common Stock, WWP Preferred Stock, SPR Common Stock and SPPC Preferred Stock, together with instructions relating to the surrender of such certificates in exchange for certificates representing Resources West Common Stock or Resources West Preferred Stock, as the case may be. Holders of certificates which prior to the Effective Time represented shares of WWP, SPR or SPPC stock will not be entitled to receive any payment of dividends or other distributions on or payment for any fractional share with respect to their stock until such certificates have been surrendered for certificates representing Resources West Common Stock or Resources West Preferred Stock as the case may be. HOLDERS OF WWP, SPR AND SPPC STOCK SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL A FORM OF LETTER OF TRANSMITTAL AND INSTRUCTIONS THEREFOR ARE RECEIVED.

  After the Effective Time, each certificate evidencing WWP Common Stock, WWP Preferred Stock, SPR Common Stock or SPPC Preferred Stock (other than those held by dissenters), until so surrendered and exchanged, will, for all purposes, evidence only the right to receive the number of shares of Resources West Common Stock or Resources West Preferred Stock which the holder of such certificate is entitled to receive and, if applicable, the right to receive any cash payment in lieu of a fractional share of Resources West Common Stock without interest. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Resources West until the certificate is surrendered at which time such holder shall be entitled to receive all dividends or other distributions accrued and unpaid from the Effective Time until the time of such surrender. Subject to applicable law, such dividends and distributions, together with any cash payment in lieu of a fractional share of Resources West Common Stock, will be paid without interest.

BACKGROUND OF THE MERGER

  At a meeting of the SPR Board of Directors on January 5, 1994, Mr. Walter M. Higgins, Chief Executive Officer of SPR, discussed in general terms the increasingly competitive utility industry and what, in his view, SPR should do to compete effectively in this new environment. Mr. Higgins concluded that, in his opinion, SPR's future competitive position would be greatly enhanced by a strategic alliance with WWP. The SPR Board of Directors authorized Mr. Higgins to explore a potential strategic alliance with WWP.

  During a meeting on January 19, 1994, at WWP's executive offices in Spokane, Washington, between Mr. Paul A. Redmond, the Chief Executive Officer of WWP, and Mr. Higgins, Mr. Higgins inquired whether WWP would have any interest in pursuing a business combination with SPR. Prior to this inquiry, WWP and SPR did not have any material commercial relationships other than spot and short-term sales of power and their participation in regional utility organizations (see "Selected

Information Concerning the Parties--Business Contacts Between WWP and SPPC"). Mr. Redmond indicated that WWP might have an interest in pursuing a business combination with SPR if such a combination was in the best interests of WWP and its shareholders.

  Prior to the January 19, 1994 meeting between Messrs. Redmond and Higgins, neither WWP nor SPR had engaged in any material discussions with any other company regarding a business combination.

  Thereafter, Mr. Higgins had separate discussions with the individual members of the Board of Directors of SPR and obtained their agreement to continue discussions with WWP regarding a potential business combination and to take steps to retain financial advisors and legal counsel.

  At a meeting held on February 7, 1994, Mr. Redmond advised the Board of Directors of WWP regarding the January 19, 1994 meeting with Mr. Higgins and, at such meeting, the WWP Board of Directors authorized Mr. Redmond to continue discussions with SPR.

  On February 8, 1994, Mr. Redmond, together with four officers and employees of WWP with expertise in, or responsibility for, electric and gas operations, power supply matters and business planning, met with Mr. Higgins, together with five officers and employees of SPPC with expertise in, or responsibility for, similar matters. At the meeting, the participants discussed, among other things, the current state of the utility industry, the challenges presented by the increasingly competitive environment in such industry and certain publicly available information regarding the history, operations and financial condition of WWP and SPR. At the conclusion of the meeting, the participants agreed that there was sufficient basis and interest for WWP and SPR to jointly explore strategic alternatives including a business combination.

  Following these preliminary discussions, SPR engaged Barr Devlin & Co. Incorporated ("Barr Devlin") to act as its financial advisor and Skadden, Arps, Slate, Meagher & Flom to act as its legal counsel in connection with a possible business combination with WWP. WWP engaged CS First Boston Corporation ("CS First Boston") to act as its financial advisor and Reid & Priest to act as its legal counsel in connection with the possible business combination. Representatives of WWP and SPR also exchanged certain publicly available information concerning the two companies to facilitate preliminary analysis of a possible business combination and continued the discussions at a follow-up meeting on February 24, 1994.

  At a meeting, on February 24, 1994, of the Planning & Finance Committee of the Board of Directors of SPR (which committee is comprised of Dennis E. Wheeler, Krestine M. Corbin, James R. Donnelley, Richard N. Fulstone, James L. Murphy and Walter M. Higgins), management and SPR's outside advisors advised the Committee of the substance of the discussion between WWP and SPR with respect to a strategic business combination. The Committee discussed the rationale for such a strategic business combination, structural and timing issues regarding any such combination, operational issues regarding any such combination and the advisability of retaining an additional financial advisor. The Committee, which assisted the SPR Board of Directors in evaluating the transaction but had no independent involvement in the merger negotiations and did not make any recommendation to the Board of Directors with respect to the transaction, then authorized management to continue to explore the possibility of such a strategic business combination.

  On March 1, 1994, WWP and SPR entered into mutual Confidentiality Agreements ("Confidentiality Agreements") pursuant to which the two companies and their representatives agreed to provide non-public information to each other with a view toward exploring a possible business combination. On March 21 and 22, 1994, five officers and employees of WWP with expertise in, or responsibility for, electric and gas operations, power supply and finance and seven officers and employees of SPPC with expertise in, or responsibility for, similar matters and the financial and legal advisors of WWP and SPR met to review the operations and financial condition of the two companies and to explore on a preliminary basis regulatory and operational issues involved in a possible combination.

  On March 29, 1994, a meeting of the Planning & Finance Committee of the Board of Directors of SPR was held which was attended by all of the members of the SPR Board of Directors, officers and employees of SPPC having expertise in, or responsibility for, finance, legal, marketing and engineering matters, and representatives of Barr Devlin and Skadden, Arps, Slate, Meagher & Flom. At this meeting, the industry trend toward consolidation and the importance of a strategic alliance were discussed. In addition, the types of synergies that could be achieved from a strategic business combination with WWP were discussed, including synergies in the operations and maintenance areas and SPR's ability to make better use of its resources and its strategic position by benefiting from WWP's experience in the wholesale market.

  On April 13, 1994, Messrs. Redmond and Higgins met to discuss the management philosophies of the two companies and the potential advantages of a business combination between the two companies. In addition, Messrs. Redmond and Higgins discussed issues relating to management succession.

  On April 20, 1994, at a special meeting of the SPR Board of Directors, Mr. Higgins advised the Board that management was continuing to refine and develop SPR's long-term strategy, vision and goals and was studying and evaluating whether a possible business combination with WWP would further such strategy, vision and goals for SPR. Messrs. Parker, Oldham and Canning, officers of SPPC, presented to the Board a general analysis of a possible business combination and anticipated operational synergies. See "--Reasons for the Merger." The Board also reviewed current WWP legal proceedings. In addition, the representatives of Barr Devlin discussed the valuation methodologies that might be relevant to its analysis and the factors affecting such analysis. In addition, Skadden, Arps, Slate, Meagher & Flom discussed applicable regulatory issues, including compliance with the Exchange Act, the HSR Act (as defined in "Regulatory Requirements--HSR Premerger Notification") and requirements of the FERC and the applicable state regulatory agencies, as well as legal matters in connection with the possible structure of a combination with WWP. The Board then instructed management to undertake further study and analysis regarding the synergies that would result from a business combination with WWP.

  At a meeting held on April 22, 1994, the Board of Directors of WWP was advised of the progress of the preliminary exploration by WWP management of the feasibility of a business combination with SPR. At that meeting, management presented to the Board an overview of the financial condition and operations of SPR and SPPC, and identified possible synergies and savings that might be achieved in a business combination. In addition, CS First Boston presented a general overview of the valuation methodologies that might be relevant to its financial analysis of a potential business combination. The WWP Board also received general advice from counsel regarding applicable regulatory issues as well as corporate legal matters in connection with the possible structure of a combination. At the conclusion of this meeting, the Board of WWP authorized management to continue to explore the feasibility of a business combination with SPR.

  During April and May 1994, officers and employees from SPR having expertise in, or responsibility for, electric and gas operations, regulatory matters and finance held weekly telephonic meetings with officers and employees of WWP having expertise in, or responsibility for, similar matters in order to conduct routine due diligence. Such due diligence included matters relating to the magnitude of electric power purchases, load factors, the general makeup of each company's customer base, number of employees, fuel contracts, available capacity and the nature and characteristics of each company's power plants and transmission systems. Messrs. Redmond and Higgins continued their discussions concerning the feasibility of a business combination, the composition of the Board of Directors of a combined company and management succession issues.

  During an executive session on May 13, 1994, the Board of Directors of WWP met with Mr. Higgins, and explored, among other matters, Mr. Higgins' background, experience and views on the strategic challenges presented by the changing environment in the electric utility industry. Following the executive session, the WWP Board of Directors reconvened and considered the potential cost savings that could be realized during the ten-year period following a business combination with SPR and the costs to achieve these potential savings. The WWP Board of Directors also received advice from counsel and management regarding the elements of a possible regulatory plan in connection with a possible business combination with SPR, and CS First Boston presented preliminary valuation analyses of both WWP and SPR (which analyses were superseded by the analyses presented to the WWP Board by CS First Boston on June 27, 1994 in connection with its opinion as of such date, as discussed in "--Opinions of Financial Advisors; WWP Financial Advisor's Opinion"). The WWP Board of Directors also discussed generally, on a preliminary basis, three subjects considered relevant in the development of terms of a definitive agreement--the prices paid in other utility business combination transactions, termination provisions, and the use of a fixed exchange ratio as opposed to a variable exchange ratio. WWP's management expressed its view that, in the context of a business combination with SPR, a fixed exchange ratio might be preferable in order to fix the relative ownership of the combined company by the holders of WWP Common Stock and SPR Common Stock at the time of the execution of a definitive agreement. The WWP Board of Directors also discussed the location of the headquarters of the combined company, board composition, the allocation of senior management positions, management succession issues and the impact of the business combination upon employees. The WWP Board also discussed WWP's long-term prospects on a stand-alone basis, and tentatively concluded that a business combination with SPR might offer advantages that would not be available to WWP operating independently. At the conclusion of such meeting, the WWP Board of Directors directed management of WWP to continue to pursue its due diligence investigation and exploration of the feasibility of a possible business combination with SPR.

  On May 15, 1994, at a meeting of the Compensation and Organization Committee of the SPR Board of Directors that was attended by the entire SPR and SPPC Boards of Directors, except Mr. Wheeler, the members of the SPR Board of Directors discussed with Mr. Redmond his background, experience and view of the future of the electric and gas utility industry and the role that a combination of SPR and WWP might play in such an environment. The Compensation and Organization Committee, which served as a convenient forum for the Board members to meet Mr. Redmond, had no independent involvement with the merger negotiations and made no recommendations to the Board of Directors on any matter relating to the proposed transaction. Mr. Redmond also discussed with the SPR Board his view of the potential synergies that might be achieved by pursuing such a business combination.

  On May 16, 1994, at a regular meeting of the SPR Board of Directors, the Board received reports on projected revenues, income and savings to be derived from the combination of SPR, SPPC and WWP. In addition, the Board was informed of the various constituencies that would be affected by the proposed transaction and of the timing of the various steps necessary to consummate the proposed transaction. Mr. Higgins informed the Board that he had discussed with Mr. Redmond on April 13, 1994 issues concerning management succession, where Resources West would be headquartered and the composition of Resources West's Board of Directors and that no agreement had been reached on these issues. The Board discussed with its financial advisors the general state of the utility industry, including the significant decline of prices which occurred in the utility equity markets following an announcement by the California Public Utilities Commission pertaining to expected deregulation to occur in the utility industry, Standard & Poor's announcement that it was tightening the credit rating parameters which could result in a downgrade to as many as one-third of the electric utilities it follows as well as the May 6, 1994 announcement by FPL Group, Inc., the parent company of Florida Power & Light Company, regarding a reduction of the dividend on FPL Group, Inc. common stock, and the subsequent decline in the market price of FPL Group, Inc.

common stock. The Board also discussed with its financial advisors dividend payout ratios of various companies, including WWP, as well as the respective proportions of SPR's and WWP's net income available for common stock represented by core utility cash earnings, as opposed to non-utility cash earnings and non-cash items. The Board discussed the fact that SPR's market/book ratio of approximately 1.15 was low for a utility company with SPR's credit rating, and that such ratio may have reflected SPR's dividend reduction on July 9, 1992. The Board discussed SPR's relatively low dividend payout ratio and the effect that dividend policy can have on the market price for a company's shares. In addition, the Board discussed WWP's estimates regarding the earnings of Pentzer (as defined below). Barr Devlin presented preliminary valuation analyses of both WWP and SPR (which analyses were superseded by the analyses presented to the SPR Board by Barr Devlin on June 27, 1994 in connection with its opinion as of such date, as discussed in "-- Opinions of Financial Advisors; SPR Financial Advisors' Opinions").

  On May 25, 26 and 27, 1994, meetings were held and attended by Messrs. Redmond and Higgins and officers and employees of WWP and SPR having responsibility for finance, electric and gas operations, human resources, regulatory affairs, and public relations matters. The respective financial and legal advisors of the two companies were also present. During such meetings the various participants explored in detail assumptions regarding synergies and cost savings, management philosophies and human resources issues relating to the operation of the two companies on a combined basis, and the contours of a possible regulatory plan.

  On May 26, 1994, in a telephonic meeting of the WWP Board of Directors, Mr. Redmond discussed the progress of management's investigation of the feasibility of a business combination with SPR, and the progress of the discussions between Messrs. Redmond and Higgins concerning the composition of the Board of Directors of a combined company and management succession issues. Mr. Redmond advised the WWP Board of Directors that he and Mr. Higgins had tentatively agreed on the proposed composition of the board of directors of the combined company and the positions that would be held by Messrs. Redmond and Higgins (which tentative agreement ultimately was approved in all material respects, as described in "The Merger--Conflicts of Interest; Resources West Board of Directors" and "--Conflicts of Interest; Resources West Employment Agreements"). Management also presented financial information regarding WWP on a stand-alone basis, and CS First Boston updated certain of its preliminary valuation analyses to reflect this financial information (which analyses were superseded by the analyses presented to the WWP Board by CS First Boston on June 27, 1994 in connection with its opinion as of such date, as discussed in "--Opinions of Financial Advisors; WWP Financial Advisor's Opinion"). Based upon these presentations, which suggested that, at an acceptable exchange ratio, a business combination with SPR could increase the proportion of WWP's net income available for common stock represented by core utility cash earnings, as opposed to non-utility cash earnings and non-cash items, and could result in a dividend payout ratio lower than that of WWP on a stand-alone basis, the Board of Directors of WWP authorized management to pursue the discussions with SPR with a view toward developing terms and management structure for a business combination that would result in the strongest combined company.

  During June 1994, representatives of WWP and SPR having expertise in financial matters and the financial advisors of WWP and SPR held several meetings and had numerous discussions concerning separate and combined financial forecasts and parameters of exchange ratios in connection with a possible business combination, and beginning in mid-June, representatives of, and counsel for, the two companies met to negotiate the terms of a definitive merger agreement and related documents.

  The companies reached a mutual understanding that following the Merger, the financial results of the combined entity should be better than the results that either WWP or SPR could individually achieve on a stand-alone basis, and that the exchange ratios should reflect the relative contributions of each company to the combined entity.

  The two companies also reached a mutual understanding on a reasonable range from which to negotiate an agreement. WWP acknowledged that an SPR Exchange Ratio of less than 1.3 would yield financial results allocable to SPR shareholders less favorable than what SPR believed it could achieve on a stand-alone basis, and SPR acknowledged that an SPR Exchange Ratio of more than 1.6 would yield financial results allocable to WWP shareholders less favorable than what WWP believed it could achieve on a stand-alone basis. In addition, both WWP and SPR believed that no SPR Exchange Ratio outside of such range would fairly reflect the prospective relative contribution by each of WWP and SPR to the net income, book value and cash flow of Resources West. Each company reviewed, and repeatedly discussed with the other company, its own stand alone case, the stand alone case of the other company and the combination case, and such cases were modified as information was developed and refined. The issues having the most significant impact on the discussions were the anticipated rate increases assumed to be granted to SPPC to recover additional investment in utility plant, WWP's anticipated revenues from wholesale energy sales and non-utility operations, and WWP's proposed amortization of certain regulatory assets. The final SPR Exchange Ratio was thus determined through successive discussions and negotiations, and was ultimately based upon each company's overall assessment of the relative contribution of each company to the combined entity.

  On June 7, 1994, at a joint special meeting of the Boards of Directors of SPR and SPPC, the Boards were presented with a report of management's most recent analysis of WWP's financial condition and the significance in that valuation of Pentzer, a wholly-owned holding company subsidiary of WWP which holds most of WWP's non-utility businesses. Pentzer represents less than 10% of WWP's total assets on a consolidated basis. SPR's financial advisor also discussed the possible synergies that could be realized from the proposed strategic business combination. Management was then instructed to continue its negotiations with WWP.

  On June 9, 1994, SPR engaged Kidder, Peabody & Co. Incorporated ("Kidder, Peabody") to act as an additional financial advisor in connection with a possible business combination with WWP.

  On June 20, 1994, at a joint special meeting of the Boards of Directors of SPR and SPPC, Mr. Higgins updated the Boards on the status of negotiations with WWP and outlined certain elements of the proposed transaction, but noted that the two sides were not yet in agreement on the ratio at which SPR Common Stock would be exchanged for Resources West Common Stock. The Boards discussed reports prepared by management in anticipation of, and provided prior to, this meeting, including financial ratios resulting from SPR's valuations of each of SPR and WWP on a stand-alone basis. The Boards also discussed synergies that would result from the proposed strategic combination. See "--Reasons for the Merger." The Boards also considered and discussed two executive summaries and a legal analysis of a draft merger agreement. Mr. Higgins reported to the Boards that both SPR and WWP believed that the proposed strategic business combination would yield significant synergies and substantial strategic advantages. The Boards also considered, among other things, accounting issues and alternative regulatory plans and strategies.

  At a meeting of the WWP Board of Directors held on June 20, 1994, management advised the Board as to the progress of the discussions between WWP and SPR regarding the terms of a possible business combination, and there was a further discussion of the net cost savings that could be realized in a business combination with SPR and the various categories of savings. Counsel reviewed the elements of a possible regulatory plan and reviewed generally the provisions of a draft merger agreement. The WWP Board of Directors also considered the prospects of WWP on a stand-alone basis if it determined not to pursue a business combination with SPR. The WWP Board of Directors concluded that the potential for increased growth in revenues and earnings resulting from the comparatively higher load growth in SPR's electric service territory, the potential for transmission access to western power markets, and the operational benefits of increased size, constituted strategic advantages from a business combination with SPR that would not be available to WWP operating separately. In addition, the Board recognized the potential for increasing the proportion of WWP's net income available for common stock represented by core utility earnings and the potential for reducing the dividend payout ratio. At the conclusion of this meeting, the WWP Board authorized management to develop a definitive proposal for a business combination with SPR for the WWP Board of Directors to consider.

  On June 24, 1994, at a joint special meeting of the Boards of Directors of SPR and SPPC, counsel to SPR and SPPC outlined the various terms and conditions of the Merger Agreement. Mr. Higgins discussed with the Board the arrangements which were proposed in connection with the composition and committee membership of the Resources West Board of Directors and the succession arrangement with respect to Messrs. Higgins and Redmond. Management also described projected savings, and the financial advisors discussed the various factors that would be considered in connection with their respective fairness opinions. The Board concluded that SPR's competitive position would be enhanced in the marketplace as a result of the increased size of the combined company; the capturing of financial, operational and administrative synergies resulting in lower and more competitive customer rates than would otherwise be obtained on a stand-alone basis; the greater size and diversification of service territories; increased financial strength and flexibility; and the ability to make better use of SPR's resources and strategic position by benefiting from WWP's wholesale experience. After discussion, management was instructed to continue its negotiations with a view towards a timely resolution of all remaining issues.

  During the weekend of June 25-26, 1994, Messrs. Higgins and Redmond reached agreement on the SPR Exchange Ratio and the WWP Exchange Ratio that they would recommend for approval by their respective Boards of Directors.

  On June 27, 1994, the WWP Board of Directors met to review and consider the proposed Merger Agreement, the proposed Restated Articles of Incorporation and Amended Bylaws of Resources West and the terms and provisions of the proposed employment agreements with Messrs. Redmond and Higgins, and received management's recommendation concerning the proposed WWP and SPR Exchange Ratios. After a review of relevant data, CS First Boston rendered to the WWP Board its opinion to the effect that, as of the date of such opinion and based upon and subject to the matters stated therein, the proposed WWP Exchange Ratio was fair to the holders of WWP Common Stock from a financial point of view. After a lengthy discussion of the strategic merits of the proposed Merger, the WWP Board of Directors approved the Merger Agreement and authorized the execution and delivery thereof.

  On June 27, 1994, at a joint special meeting of the Boards of Directors of SPR and SPPC, the Boards reviewed the terms and conditions of the proposed Merger Agreement, including the proposed Restated Articles of Incorporation and Amended Bylaws of Resources West, and the proposed employment agreements with Messrs. Higgins and Redmond. Barr Devlin and Kidder, Peabody made separate presentations to the Board of Directors of SPR and rendered their respective opinions to the Board of Directors of SPR to the effect that, as of the date of such opinions, the SPR Exchange Ratio was fair, from a financial point of view, to the holders of SPR Common Stock. Management also recommended the SPR Exchange Ratio to SPR's Board of Directors. The Boards then discussed the various presentations they had received and, upon conclusion, approved the Merger Agreement and authorized its execution.

  Following the meeting of the SPR and SPPC Boards of Directors on June 27, 1994, the Merger Agreement was executed.

REASONS FOR THE MERGER

  WWP, SPR and SPPC believe that the Merger offers the following significant strategic and financial benefits to each of such companies and to their respective shareholders, as well as their employees and customers and the communities in which they do business:

  . Enhanced Competitive Position. The increased size of Resources West would enable it to meet the challenges of the increasingly competitive environment in the utility industry more effectively than either WWP or SPPC standing alone. The Merger would create the opportunity for strategic, financial and operational benefits for customers in the form of lower rates over the long term and for shareholders in the form of greater financial strength and flexibility.

  . Larger and More Diverse Service Territory. Resources West's service territory would be larger and more diverse than either of the service territories of WWP and SPPC as independent entities. This increased size and diversity would improve the mix of residential, commercial, industrial and agricultural customers and reduce the exposure to changes in economic, competitive or climatic conditions in any given sector of the combined service territory.

  . Expanded Resource Base. As a larger entity, Resources West would have an expanded base of resources. The increased size and diversity of its asset base and revenues should enhance access to the capital markets and otherwise provide the greater financial strength and flexibility necessary to succeed in the changing environment for public utility companies. In addition, the expanded pool of human and management resources would facilitate the development and maintenance of management teams having the talent and diversity of skills necessary to most effectively conduct Resources West's regulated and non-regulated businesses, respond to changing market conditions and capitalize on new opportunities.

  . Improved Resource Planning and Coordination. The Merger would balance the relatively low load growth projected for WWP's retail electric service territory (and WWP's relatively low load factor) with the significantly higher load growth projected for SPPC's retail service territory (and SPPC's relatively high load factor) and improve the efficiency and flexibility of generating and transmission facilities.

  . Cost Savings. The Merger should generate substantial cost savings in a variety of categories including, among others:

    --Integration of Corporate Management and Administrative
      Functions. Resources West would be able to consolidate the corporate and administrative functions of WWP, SPR and SPPC, thereby eliminating duplicative positions, reducing other non-labor corporate and administrative expenses and limiting or avoiding capital expenditures for administrative facilities. A joint transition task force is examining the manner in which to best organize and manage the business of Resources West and identify duplicative positions in the corporate and administrative areas. SPR, SPPC and WWP are committed to achieve cost savings in the area of personnel reductions through attrition, strictly controlled hiring, reassignment and retraining and, to the extent required, severance and targeted early retirement programs.

    --Consolidation of Distribution Operations. The Merger would allow
      Resources West to eliminate duplicative positions at the two companies' South Lake Tahoe operations where WWP currently provides gas service and SPPC currently provides electric service.

    --Integration of Gas Purchasing Requirements. Resources West could obtain savings from combining gas supply purchases and transportation and managing gas contracts more effectively than is possible when WWP and SPPC acquire gas and operate as two separate systems.

    --Reduced Capacity Requirements. Resources West would be able to reduce future expenditures for new generation and/or capacity purchases and/or increase revenues from sales of capacity to others by coordinating and optimizing the planning for future resources. The combination of WWP and SPPC would result in a lower capacity need as a result of winter peak diversity and would reduce the level of the total reserve margins currently required to ensure adequate system capability and reliability. These two factors would reduce the need for additional capacity currently planned by WWP and/or SPPC. Achieving these savings would be dependent upon the completion of the Alturas project

      (or similar transmission facility) and obtaining a firm transmission path between the WWP and SPPC systems.

    --Reduction of Non-Firm Transmission Expense. The completion of the planned SPPC Alturas transmission line, assuming all required approvals and permits were obtained, coupled with a firm transmission path connecting the WWP and SPPC systems, would reduce Resources West's cost of non-firm transmission services.

    --Avoidance of Expenditures for Operating Systems. Resources West would be able to eliminate certain operating systems expenditures in the area of information systems that would be made by each of WWP and SPPC on a stand-alone basis.

    --Streamlining of Inventories and Purchasing Economies. The combination of the two companies would provide additional cost savings through greater purchasing power and the reduction of inventories for standardized materials and supplies for construction, operations, and maintenance within the combined transmission and distribution systems.

  Subject to the qualifications expressed below, WWP and SPR currently estimate that, if the Merger were consummated, Resources West could achieve total cost savings of approximately $450 million, net of costs of achieving those savings and transaction and integration costs, in the ten years following the Merger.

  The analyses employed in order to develop estimates of specific amounts of savings to be achieved as a result of the Merger were necessarily based upon various assumptions which involve judgments with respect to, among other things, future national and regional economic and competitive conditions, inflation rates, regulatory treatment, weather conditions, financial market conditions, interest rates, future business decisions, and other uncertainties, all of which are difficult to predict and many of which are beyond the control of WWP, SPR, SPPC and Resources West. Accordingly, while WWP, SPR and SPPC believe that such assumptions are reasonable for purposes of the development of estimates of cost savings, there can be no assurance that such assumptions will approximate actual experience or that all such savings will be realized.

  The treatment of the benefits and cost savings will depend on the terms of the regulatory approvals received in the various jurisdictions in which WWP and SPPC operate their businesses. Reference is made to "Regulatory Requirements-- State and Local Approvals" for a description of the Regulatory Plan. Reference is also made to "Pro Forma Consolidated Financial Information (Unaudited)."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  WWP BOARD RECOMMENDATION

  The members of the Board of Directors of WWP have determined that the terms of the proposed Merger are fair to, and in the best interests of, the shareholders of WWP, and, at the meeting held on June 27, 1994, unanimously adopted and approved the Merger Agreement and the plan of merger contemplated thereby, and the terms thereof.

  The WWP Board of Directors believes that the Merger represents a significant strategic opportunity for growth for WWP and offers WWP and its shareholders more favorable prospects for the future compared to the prospects of WWP standing alone. In addition to the joint benefits described above, the WWP Board of Directors believes that the Merger would afford the following distinct benefits to WWP and its shareholders over the long term:

    (i) The potential for higher growth in revenues and earnings due to the significantly higher load growth forecast for SPPC's retail electric service territory in comparison to the load growth forecast for the area now served by WWP.

    (ii) Transmission access to western markets to which WWP currently has no direct access. Such transmission access would offer WWP increased opportunities for wholesale power sales. This benefit would be dependent upon obtaining a firm transmission path between the WWP and SPPC systems.

    (iii) Moderation of future rate increases through estimated cost savings and increased retail and wholesale sales resulting from the Merger. WWP anticipates that, standing alone, it would be required to seek approximately $20 million of retail rate increases in Washington and Idaho in the period from 1995 until January 2000 to commence the recovery of accumulated non-cash items and certain regulatory assets. See "Regulatory Requirements--State and Local Approvals."

    (iv) A significant increase in the proportion of WWP's net income available for common stock represented by core utility cash earnings, as opposed to non-utility earnings and non-cash items.

    (v) A dividend payout ratio anticipated to be lower than that of WWP on a stand-alone basis.

  In addition to the Merger's benefits to Resources West and WWP described above, the Board of Directors of WWP considered the following factors in reaching its decision to approve the Merger Agreement: (i) the current and historical market prices and dividends on the WWP Common Stock and SPR Common Stock; (ii) information concerning the financial performance, condition and business operations of each of WWP and SPR; (iii) the effects of the Merger on WWP's existing common shareholders; (iv) the expected accounting treatment of the Merger; (v) the expected federal income tax treatment of the Merger;
(vi) the proposed structure of the transaction; (vii) the regulatory treatment to be requested in connection with the Merger; (viii) the potential for enhanced management depth offered by combining the management teams of WWP and SPR; (ix) the opinion of CS First Boston (see "The Merger--Opinions of Financial Advisors"); and (x) the terms of the Merger Agreement and the employment agreements with Messrs. Redmond and Higgins. (See "The Merger-- Conflicts of Interest.")


  THE BOARD OF DIRECTORS OF WWP HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND CONCLUDED THAT ITS TERMS ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF WWP. THE BOARD OF DIRECTORS OF WWP RECOMMENDS A VOTE FOR THE
                                                                     ---
WWP PROPOSAL.

  SPR AND SPPC BOARD RECOMMENDATIONS

  The members of the Board of Directors of SPR and SPPC have determined that the terms of the proposed Merger are fair to, and in the best interests of, their stockholders. At the meeting held on June 27, 1994, the directors unanimously adopted and approved the Merger Agreement, the plan of merger contemplated thereby, and the terms thereof.

  The SPR and SPPC Boards of Directors believe that the Merger represents a significant strategic opportunity for SPR and SPPC and would offer each company and its stockholders better prospects for the future than SPR or SPPC as stand-alone entities. In addition to the joint benefits described above, the SPR and SPPC Boards of Directors believe that the Merger would offer the following distinct benefits to SPR and SPPC and their stockholders, over the long term;

    (i) The impact of capital expenditures due to the high projected electric load growth for SPPC's electric service territory would be moderated by the larger capitalization of Resources West. WWP's projected electric load growth is low compared to SPPC's. After the Merger, the combined system's projected electric load growth would be more moderate and the level of construction would be of less significance to the combined entities.

    (ii) Potential for growth in revenues and earnings by virtue of the new entity's ability to pursue wholesale and retail market opportunities.

    (iii) Ability to provide competitively-priced electric service to existing and future customers within SPPC's service territory as a result of the synergies described previously. Competitively priced service would be an asset to Nevada in attracting new industry, as well as retaining the existing commercial and industrial base.

    (iv) Improved ability to attract capital in a competitive market place and an improved capability to provide competitive energy prices and responsive customer service.

    (v) Increased availability of relatively low-cost energy from WWP, due to its relatively high proportion of hydroelectric resources and access to Canadian hydroelectric resources, to the extent that the availability of such energy exceeds the requirements of WWP's service territory.

  In reaching its decision to approve the Merger Agreement, in addition to the factors described under "--Reasons for the Merger", the Board of Directors of SPR and SPPC considered the following factors: (i) the current and historical market prices and dividends on the SPR Common Stock and WWP Common Stock;
(ii) information concerning the financial performance, condition and business operations of each of SPR, SPPC and WWP; (iii) the effects of the Merger on SPR's existing common stockholders; (iv) the expected accounting treatment of the Merger; (v) the expected federal income tax treatment of the Merger;
(vi) the proposed structure of the transaction; (vii) the regulatory treatment to be requested in connection with the Merger; (viii) the potential for enhanced management depth offered by combining the management teams of WWP and SPR; (ix) the opinions of Barr Devlin and Kidder, Peabody (see "The Merger-- Opinions of Financial Advisors"); (x) the projected pro forma ownership of Resources West by the stockholders of SPR implied by the SPR Exchange Ratio; and (xi) the terms of the Merger Agreement and the employment agreement with Messrs. Higgins and Redmond. (See "The Merger--Conflicts of Interest").

  The sum of all the factors addressed above led the Boards of Directors of SPR and SPPC to conclude that the long-term stockholder value of Resources West as a combined entity would be greater than that which SPR and SPPC could achieve on a stand-alone basis.

  THE BOARDS OF DIRECTORS OF SPR AND SPPC HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND CONCLUDED THAT ITS TERMS ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF SPR AND SPPC. THE BOARDS OF DIRECTORS OF SPR AND SPPC RECOMMEND A VOTE FOR THE SPR AND SPPC PROPOSALS.
                 ---

OPINIONS OF FINANCIAL ADVISORS

  WWP FINANCIAL ADVISOR'S OPINION

  General. CS First Boston was retained by WWP to act as its financial advisor in connection with the Merger. CS First Boston is an internationally recognized investment banking firm and was selected by WWP based on CS First Boston's experience and expertise. As part of its investment banking business, CS First Boston is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  In connection with CS First Boston's engagement, WWP requested that CS First Boston evaluate the fairness, from a financial point of view, to the holders of WWP Common Stock of the consideration to be received in the Merger by such holders. On June 27, 1994, CS First Boston rendered to the WWP Board a written opinion to the effect that, as of such date and based upon and subject to certain matters stated therein, the WWP Exchange Ratio was fair to the holders of WWP Common Stock from a financial point of view. CS First Boston subsequently confirmed its opinion of June 27, 1994 by delivery of a written opinion dated the date hereof. The assumptions made, matters considered and limitations on the review undertaken in the June 27, 1994 opinion were substantially the same as those contained in the opinion dated the date hereof and attached hereto as Annex C. In connection with its written opinion dated the date hereof, CS First Boston confirmed the appropriateness of its reliance on the analyses used to render its opinion dated June 27, 1994 (which analyses are described more fully below) by performing procedures to update such analyses.

  In arriving at its opinion, CS First Boston (i) reviewed this Joint Proxy Statement/Prospectus, the Merger Agreement and certain publicly available business and financial information relating to WWP, SPR and SPPC (SPR and SPPC are hereinafter collectively referred to as "Sierra"), (ii) reviewed certain other information, including financial forecasts, provided by WWP and Sierra,
(iii) met with the managements of WWP and Sierra to discuss the businesses and prospects of WWP and Sierra, (iv) considered and relied upon the views of the respective managements of WWP and Sierra concerning certain strategic implications and operational benefits which might result from the Merger, the anticipated treatment to be accorded the Merger by certain regulatory bodies, and certain regulatory matters affecting the businesses of WWP and Sierra, (v) considered certain financial and stock market data of WWP and Sierra and compared such data with similar data for other publicly-held companies in businesses similar to those of WWP and Sierra, (vi) considered, to the extent publicly available, the financial terms of certain other business combinations recently effected or proposed in industries in which WWP and Sierra operate and
(vii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CS First Boston deemed relevant.

  In connection with its review, CS First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CS First Boston and relied upon its being complete and accurate in all respects. With respect to financial forecasts and other data reviewed, CS First Boston assumed that such forecasts and other data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of WWP and Sierra as to expected future financial performance of WWP and Sierra and the potential synergies resulting from the Merger. In addition, CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of WWP or Sierra, nor was CS First Boston furnished with any such evaluations or appraisals. CS First Boston expressed no opinion as to what the value of the Resources West Common Stock actually will be when issued to WWP shareholders pursuant to the Merger or the price at which such securities will trade subsequent to the Merger. CS First Boston was instructed by WWP to assume that the Merger will be treated as a pooling-of-interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. CS First Boston also was instructed by WWP to assume that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. CS First Boston's opinion is necessarily based on information available to it and financial, stock market and other conditions and circumstances as they existed and could be evaluated on the date of its opinion. Although CS First Boston evaluated the fairness, from a financial point of view, of the WWP Exchange Ratio, the specific consideration payable in the Merger was determined by WWP and SPR through arm's length negotiations. No other limitations were imposed by WWP on CS First Boston with respect to the investigations made or procedures followed by CS First Boston.

  The full text of CS First Boston's written opinion dated the date hereof, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. HOLDERS OF WWP COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CS First Boston's opinion is directed only to the WWP Board of Directors and the fairness of the WWP Exchange Ratio from a financial point of view, and does not address any other aspect of the Merger. The summary of the opinion of CS First Boston set forth in this Joint Proxy Statement/Prospectus, both with respect to the June 27, 1994 opinion and the confirmation thereof dated the date hereof is qualified in its entirety by reference to the full text of such opinion.

  In preparing its opinion to the WWP Board of Directors, dated June 27, 1994, CS First Boston performed a variety of financial and comparative analyses and considered a variety of factors of which the material analyses and factors are described below. The summary of such analyses does not purport to be a complete description of the analyses underlying CS First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CS First Boston did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CS First Boston made numerous assumptions with respect to WWP and Sierra, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of WWP and Sierra. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, none of WWP, SPR, SPPC, CS First Boston or any other person assumes responsibility for their accuracy.

  Relative Contribution Analysis. Using projections of the respective managements of WWP and SPR and the number of shares of WWP Common Stock and SPR Common Stock outstanding as of May 1, 1994 and May 11, 1994, respectively, CS First Boston analyzed the relative contributions of WWP and SPR, on a stand-alone basis, to the net income, net income available to common stock, cash from operations and book value of Resources West for fiscal years ended December 31, 1994 through 1998. This analysis indicated that during fiscal years 1994 through 1998, (i) WWP would contribute approximately 55.8% to 57.6% of net income, approximately 56.1% to 58.4% of net income available to common stock, approximately 52.3% to 58.7% of cash from operations, and approximately 54.9% to 56.6% of book value; and (ii) SPR would contribute from approximately 42.4% to 44.2% of net income, approximately 41.6% to 43.9% of net income available to common stock, approximately 41.3% to 47.7% of cash from operations, and approximately 43.4% to 45.1% of book value. The exchange ratio implied from such analysis ranged from 1.29 to 1.67, with a midpoint of 1.48.

  Comparable Company Analysis. CS First Boston reviewed and compared certain actual and estimated financial, operating and stock market information of WWP, SPR and selected companies in the electric, gas and water utility industries. Electric utility companies included Central Louisiana Electric Company, Inc., Idaho Power Company, IPALCO Enterprises, Inc., KU Energy Corp., Minnesota Power & Light Company, Otter Tail Power Co., and Southwestern Public Service Co. (the "Comparable Electric Utility Companies"). Gas utility companies included Bay State Gas Co., Colonial Gas Company, Connecticut Energy Corp., Connecticut Natural Gas Corporation, Laclede Gas Company, North Carolina Natural Gas Corp., Providence Energy Corp., and United Cities Gas Co. (the "Comparable Gas Utility Companies"). Water utility companies included Aquarion Co., California Water Service Company, Consumers Water Co., E'Town Corp., Philadelphia Suburban Corp., Southern California Water Co. and United Water Resources, Inc. (the "Comparable Water Utility Companies," and together with the Comparable Electric Utility Companies and the Comparable Gas Utility Companies, the "Comparable Companies"). The Comparable Companies were selected based on companies which possessed general business, operating and financial characteristics representative of companies in industries in which WWP and Sierra operate. CS First Boston compared market values as a multiple of book value and latest available 12 months earnings, and adjusted market values (market value, plus total debt and preferred stock, less cash) as a multiple of latest available 12 months revenues, operating cash flows and operating income. This analysis resulted in enterprise and equity valuation reference ranges for WWP of approximately $1.56 billion to $1.64 billion and $827 million to $902 million, respectively, or approximately $15.54 to $16.95 per share of WWP Common Stock, and enterprise and equity valuation reference ranges for SPR of between approximately $1.30 billion to $1.38 billion and $620 million to $705 million, respectively, or approximately $21.32 to $24.24 per share of SPR Common Stock. The exchange ratio implied from such analysis ranged from 1.26 to 1.56, with a midpoint of 1.41. All projected earnings multiples for the Comparable Companies were based on the consensus net income estimates of selected investment banking firms. All projected earnings multiples for WWP and SPR were based on certain operating and financial assumptions, forecasts and other information provided by the respective managements of WWP and Sierra. All multiples were based on closing stock prices as of June 24, 1994.

  Comparable Transaction Analysis. Using publicly available information, CS First Boston analyzed the purchase prices and multiples paid in selected merger or acquisition transactions in the electric, gas and water utility industries. Transactions in the electric utility industry included Texas Utilities Company/Southwestern Electric Power Co., Central & South West Corporation/El Paso Electric Company, The Cincinnati Gas & Electric Company/PSI Resources, Inc., Entergy Corporation/Gulf States Utilities Company, IES Industries, Inc./Iowa Southern Utilities Company, The Kansas Power and Light Co./Kansas Gas and Electric Company, Midwest Energy Co./Iowa Resources, Inc. and PacifiCorp/Utah Power & Light Co. (the "Selected Electric Utility Transactions"). Transactions in the gas utility industry included Southern Union Gas Co./Western Resources, Inc. (Missouri gas operations), Wisconsin Energy Corp./Wisconsin Southern Gas Co., Inc., NIPSCO Industries, Inc./Kokomo Gas and Fuel Co., Citizens Utilities Company/Southern Union Co., Arizona Gas, WWP/CP National Corporation (Oregon and South Lake Tahoe assets), Southwest Gas Corporation/CP National Corporation (California and Nevada assets), New York State Electric and Gas Corp./Columbia Gas System of New York, Inc., Arkla, Inc./Diversified Energies, Inc., Citizens Utilities Company/Louisiana General Services, Inc. and Consolidated Natural Gas Company/Virginia Natural Gas, Inc. (the "Selected Gas Utility Transactions"). Transactions in the water utility industry included United Water Resources, Inc./GWC Corporation, American Water Works Company, Inc./Avatar Holdings Inc. (Indiana, Missouri, Ohio and Michigan properties) and GWC Corporation/Albuquerque Utilities Co. (the "Selected Water Utility Transactions" and, together with the Selected Electric Utility Transactions and Selected Gas Utility Transactions, the "Selected Transactions"). CS First Boston compared purchase prices as a multiple of book value and latest available 12 months earnings, and adjusted purchase prices (purchase price, plus total debt and preferred stock, less cash) as a multiple of latest available 12 months revenues, operating cash flow, operating income and net plant, property and equipment. This analysis resulted in enterprise and equity valuation reference ranges for WWP of approximately $1.62 billion to $1.82 billion and $887 million to $1.08 billion, respectively, or approximately $16.67 to $20.33 per share of WWP Common Stock, and enterprise and equity valuation reference ranges for SPR of approximately $1.34 billion to $1.54 billion and $665.0 million to $860.0 million, respectively, or approximately $22.86 to $29.57 per share of SPR Common Stock. The exchange ratio implied from such analysis ranged from 1.12 to 1.77, with a midpoint of 1.45.

  Discounted Cash Flow Analysis. CS First Boston performed a discounted cash flow analysis of the projected unleveraged free cash flow of WWP and SPR for the fiscal years ended December 31, 1994 through 2003, based upon certain operating and financial assumptions, forecasts and other information provided by the respective managements of WWP and Sierra. The discount rates and terminal year operating income multiples utilized for purposes of such analysis varied depending upon the type of operations analyzed (i.e., whether such operations were electric, gas or water utility operations or non-regulated operations) and the historical and projected allowed and achieved rates of return. This analysis resulted in enterprise and equity valuation reference ranges for WWP of approximately $1.58 billion to $1.73 billion and $847 million to $997 million, respectively, or approximately $15.91 to $18.73 per share of WWP Common Stock, and enterprise and equity valuation reference ranges for SPR of approximately $1.32 billion to $1.46 billion and $645 million to $780 million, respectively, or approximately $22.18 to $26.82 per share of SPR Common Stock. The exchange ratio implied from such analysis ranged from 1.18 to 1.69, with a midpoint of 1.44.

  Pro Forma Analysis. CS First Boston also analyzed certain pro forma effects resulting from the Merger on the earnings per share ("EPS") of WWP and SPR for fiscal years ended December 31, 1995 through 1998 based on certain assumptions and financial forecasts of the respective managements of WWP and Sierra. This analysis indicated that the Merger would be dilutive to the EPS of WWP and SPR for fiscal 1995, accretive to the EPS of WWP and SPR for fiscal 1996 and 1997 and marginally dilutive to the EPS of WWP and accretive to the EPS of SPR for fiscal 1998. The actual results achieved by the combined company may vary from projected results, and the variations may be material.

  Miscellaneous. Pursuant to the terms of CS First Boston's engagement, WWP has agreed to pay CS First Boston for its services in connection with the Merger
(i) an initial advisory fee of $250,000, (ii) an advisory fee of $1,500,000, payable upon the signing of a definitive agreement with respect to the Merger,
(iii) an additional advisory fee of $1,500,000, payable upon receipt of approval of the Merger by WWP's shareholders, and (iv) a transaction fee equal to 0.40% of the total consideration to be paid in connection with the Merger (against which the advisory fees will be credited). WWP also has agreed to reimburse CS First Boston for its out-of-pocket expenses, including the reasonable fees and expenses of legal counsel and other advisors, and to indemnify CS First Boston and certain related persons or entities against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

  In the ordinary course of its business, CS First Boston and its affiliates may actively trade the debt and equity securities of WWP, SPR and SPPC for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. CS First Boston has provided financial advisory and investment banking services to WWP in the past, for which services CS First Boston has received customary fees.

  SPR FINANCIAL ADVISORS' OPINIONS

  Opinion of Barr Devlin & Co. Incorporated.

  Barr Devlin was retained by SPR to act as its financial advisor in connection with the Merger. Representatives of Barr Devlin attended several meetings of the Board of Directors of SPR to consider the Merger, including its meeting on June 27, 1994, at which time the Merger was approved. At that time, Barr Devlin rendered its written opinion that, as of the date of the Board meeting, the SPR Exchange Ratio was fair, from a financial point of view, to the holders of SPR Common Stock. Barr Devlin has also delivered a written opinion to SPR's Board of Directors that, as of the date of this Joint Proxy Statement/Prospectus, the SPR Exchange Ratio is fair, from a financial point of view, to the holders of SPR Common Stock. A COPY OF THE OPINION OF BARR DEVLIN AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SPR COMMON STOCK ARE URGED TO READ CAREFULLY THE OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF BARR DEVLIN SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.

  In connection with rendering its opinion dated the date of this Joint Proxy Statement/Prospectus, Barr Devlin, (i) reviewed SPR's Annual Reports, and SPR's and SPPC's Forms 10-K and the related financial information for the three years ended December 31, 1993 and SPR's and SPPC's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31 and June 30, 1994; (ii) reviewed WWP's Annual Reports, Forms 10-K and the related financial information for the three years ended December 31, 1993 and WWP's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31 and June 30, 1994; (iii) reviewed certain other filings with the SEC made by SPR, SPPC and WWP, including proxy statements, Forms 8-K and registration statements, during the last three years;
(iv) reviewed certain internal information, including financial forecasts, relating to the business, earnings, dividends, capital expenditures, cash flow, assets and prospects of SPR, SPPC and WWP furnished to Barr Devlin by SPR and WWP; (v) conducted discussions with members of senior management of SPR, SPPC and WWP concerning their respective businesses, regulatory environments, prospects and strategic objectives and possible operating, administrative and capital synergies which might be realized for the benefit of Resources West following the Merger; (vi) reviewed the historical market prices and trading activity for shares of SPR Common Stock and WWP Common Stock, and compared them with those of certain publicly-traded companies deemed by Barr Devlin to be relevant; (vii) compared the results of operations of SPR, SPPC and WWP with those of certain companies deemed by Barr Devlin to be relevant; (viii) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and reorganizations deemed by Barr Devlin to be relevant;
(ix) analyzed the respective contributions in terms of assets, earnings, cash flow and shareholders' equity of SPR, SPPC and WWP to Resources West; (x) analyzed the valuation of shares of SPR Common Stock and WWP Common Stock using various valuation methodologies deemed by Barr Devlin to be appropriate; (xi) considered the pro forma effect of the Merger on Resources West's assets, earnings, dividends and cash flow; (xii) reviewed the Merger Agreement; (xiii) reviewed this Joint Proxy Statement/Prospectus; and (xiv) reviewed such other studies, conducted such other analyses, considered such other financial, economic and market criteria, performed such other investigations and took into account such other matters as Barr Devlin deemed necessary or appropriate for purposes of its opinion.

  In preparing its opinions, Barr Devlin relied, without independent verification, on the accuracy and completeness of all financial and other information publicly available or otherwise furnished or made available to it by SPR, SPPC and WWP, and further relied upon the assurances of management of SPR, SPPC and WWP that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of SPR, SPPC and WWP (including, without limitation, projected cost savings and operating synergies), Barr Devlin relied upon assurances of management of SPR, SPPC and WWP that such projections have been reasonably prepared and, to the extent applicable, in accordance with accepted electric utility practice, and reflect the best currently available estimates and judgments of the management of SPR, SPPC and WWP, as the case may be, and as to the outcomes projected of legal, regulatory and other contingencies. Barr Devlin was not provided with and did not undertake an independent evaluation or physical appraisal of the assets or liabilities (contingent or otherwise) of SPR, SPPC or WWP, nor has Barr Devlin made any physical inspection of the properties or assets of SPR, SPPC or WWP. In addition, Barr Devlin was not requested to, and did not, solicit any indications of interest from third parties with respect to the purchase of all or a part of SPR or SPPC. In arriving at its opinions, Barr Devlin assumed that the Merger will be a reorganization as described in section 368(a) of the Code and the regulations thereunder, and that WWP, SPR, SPPC, Resources West and the stockholders of each who exchange their shares solely for stock of Resources West will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger. In addition, Barr Devlin has assumed that the Merger will qualify as a pooling-of-interests for financial accounting purposes. Barr Devlin's opinions are based upon general financial, stock market and other conditions and circumstances as they existed and could be evaluated, and the information made available to it, as of the respective dates of the opinions. Barr Devlin's opinions are directed only to the SPR Board and the fairness of the SPR Exchange Ratio from a financial point of view, and do not address any other aspect of the Merger. The SPR Exchange Ratio was determined by SPR and WWP in arm's length negotiations. SPR did not place any limitations upon Barr Devlin with respect to the procedures followed or factors considered by Barr Devlin in rendering its opinion.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinions Barr Devlin did not attribute any particular weight to any analysis or factor considered by it, nor did Barr Devlin ascribe a specific range of fair values to SPR; rather, Barr Devlin made its determination as to the fairness of the SPR Exchange Ratio on the basis of qualitative judgments as to the significance and relevance of each of the financial and comparative analyses and factors described below. Accordingly, notwithstanding the separate factors summarized below, Barr Devlin believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. In its analyses, Barr Devlin made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond SPR's and WWP's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  In connection with rendering its opinions dated June 27, 1994 and the date of this Joint Proxy Statement/Prospectus, and preparing its various written and oral presentations to the Board of Directors of SPR, Barr Devlin performed a variety of financial and comparative analyses and considered a variety of factors of which the material analyses and factors are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed or factors considered by Barr Devlin in this regard. The results of the analyses described in this summary were discussed with the SPR Board of Directors at its meeting on June 27, 1994. Barr Devlin derived implied exchange ratios for SPR Common Stock and WWP Common Stock based upon what these analyses, when considered in light of the judgment and experience of Barr Devlin, suggested about their relative values. Barr Devlin's opinions are based upon its consideration of the collective results of all such analyses, together with the other factors referred to in its opinion letters. Because each share of WWP Common Stock is being converted in the Merger into one share of Resources West Common Stock, these implied exchange ratios can be compared to the 1.44 shares of Resources West Common Stock that each share of SPR Common Stock will be converted into pursuant to the Merger. In concluding that the SPR Exchange Ratio is fair, from a financial point of view, to the holders of SPR Common Stock and in its discussions with the SPR Board, Barr Devlin noted that
1.44 was within each range of implied exchange ratios set forth below, which were derived from the analyses performed by it. In connection with its opinion dated the date hereof, Barr Devlin performed certain procedures to update its analyses made in connection with the delivery of its June 27, 1994 opinion and reviewed with the managements of SPR and WWP the assumptions upon which such analyses were based. The results of such analyses were substantially the same as those arrived at in connection with the June 27, 1994 opinion of Barr Devlin.

  Discounted Cash Flow Analysis. In order to determine an implied exchange ratio based upon a discounted cash flow ("DCF") analysis, Barr Devlin prepared and reviewed the results of unleveraged DCF analyses for both SPR and WWP, assuming that SPR and WWP performed in accordance with the operating and financial projections of their respective management for the period 1994 through 1998. The purpose of the DCF analysis was to determine the present value of each of SPR and WWP. To calculate the present value of a business using DCF analysis, the projected unleveraged free cash flows for each year, together with the estimated value of the business in the final year of the projection period, are discounted to the present. Barr Devlin estimated terminal values for SPR and WWP by applying multiples (described below) to (i) the projected book value of SPR's and WWP's common equity as of the end of 1998, (ii) the projected earnings before interest and taxes ("EBIT") of SPR and WWP for 1998, and (iii) the projected net income of SPR and WWP for 1998. The multiples applied were based on analyses of the corresponding multiples of certain public companies comparable to SPR and WWP. For the purposes of these analyses, the terminal multiple ranges used were 1.20x-1.50x with respect to book value; 8.5x-10.0x with respect to EBIT; and 10.0x-12.0x with respect to net income. The cash flow streams and terminal values were then discounted to present value using discount rates (based on the weighted average costs of capital of 8.35% for SPR and 8.50% for WWP) that ranged from 8.0% to 9.0% for both SPR and WWP. This analysis produced reference values of $16.47 to $22.83 per share in the case of SPR, and $12.59 to $16.54 per share in the case of WWP. The implied range of exchange ratios resulting from these reference values was 1.00 to 1.81 with a midpoint value of 1.40.

  Contribution Analysis. Barr Devlin calculated the relative contribution of SPR and WWP to the pro forma combined Resources West with respect to (i) net income, (ii) book value of common equity, (iii) EBIT, (iv) total assets and (v) cash flow, in each case for the years 1991-1993 (the "Historical Period") and, using certain projections provided by the respective managements of SPR and WWP, for the years 1994 through 1998 (the "Projection Period").

  Although Barr Devlin considered each of the above-mentioned contribution measures, Barr Devlin attributed relatively greater weight to three of these measures (net income, book value of common equity and EBIT) because of its judgment that they are more appropriate indicators of relative contribution to stockholder value. The analysis of relative contribution of net income to common stock yielded implied exchange ratios during the Projection Period ranging from 1.30 to 1.47 with a midpoint value of 1.38. The analysis of relative contribution of book value of common equity yielded implied exchange ratios during the Projection Period ranging from 1.36 to 1.54 with a midpoint value of 1.45. The analysis of relative contribution of EBIT yielded implied exchange ratios during the Projection Period ranging from 1.38 to 1.56 with a midpoint value of 1.47. The cumulative analysis of these contribution indices yielded implied exchange ratios during the Projection Period ranging from 1.30 to 1.56 with a midpoint value of 1.43.

  Stock Trading History. Barr Devlin reviewed the performance of the per share market price and trading volumes of SPR Common Stock and WWP Common Stock and compared such per share market price movements to movements in (i) an index of comparable utility companies (the "Comparable Companies", as defined in the following section), (ii) the Dow Jones Utility Index and (iii) the Standard and Poor's Utility Index, to provide perspective on the current and historical stock price performance of SPR and WWP relative to the Comparable Companies and selected market indices. Barr Devlin also calculated the ratio of the per share market price of SPR to the per share market price of WWP for the period June 28, 1991 to June 24, 1994. This analysis showed that over this 3-year period SPR Common Stock traded at a price as high as 1.51 times, as low as 1.02 times and at an average of 1.21 times the then-current per share market price of WWP Common Stock. This analysis was utilized to provide historical background for the manner in which the public trading market had valued SPR and WWP in absolute terms and relative to each other.

  Publicly-Traded Comparable Company Analysis. Using publicly available information, Barr Devlin compared selected financial information and ratios (described below) for SPR and WWP with the corresponding financial information and ratios for a group of electric utilities operating in the western U.S. and a group of other selected electric utilities deemed by Barr Devlin to be comparable to SPR and WWP (collectively, the "Comparable Companies"). The western U.S. Comparable Companies were selected on the basis of being companies which possessed general business, operating and financial characteristics representative of companies in industries in which SPR and WWP operate and whose principal geographic areas of operation are located either: (i) in states in which SPR and WWP have electric or gas utility operations, and/or (ii) in states contiguous to those in which SPR and WWP have electric or gas utility operations. The other Comparable Companies were companies which possessed general business, operating and financial characteristics representative of companies in industries in which SPR and WWP operate and whose principal geographic areas of operation are located outside of the western U.S. The western U.S. Comparable

Companies included Idaho Power Company, Montana Power Company, Nevada Power Company, Pacific Gas & Electric Company, PacifiCorp, Portland General Electric Company and Puget Sound Power & Light Company. The other Comparable Companies included DPL Inc., KU Energy Corporation, LG&E Energy Corporation, Minnesota Power & Light Company, NIPSCO Industries Inc. and Oklahoma Gas & Electric Company.

  In evaluating the current market values of shares of outstanding common stock for SPR and WWP, Barr Devlin determined ranges of multiples for selected financial ratios for the Comparable Companies, including: (i) the market value of outstanding common stock as a multiple of (a) net income available to common stock for the latest twelve month period (the "LTM Period") ending March 31, 1994, (b) projected net income available to common stock for the twelve month period ending December 31, 1994, (c) book value of common equity for the most recently available fiscal quarter ending March 31, 1994, and (d) after-tax cash flow from operations for the LTM Period; and (ii) the aggregate market value (defined as the sum of the market value of common stock, plus the liquidation value of preferred stock, the principal amount of debt, capitalized lease obligations and minority interest, minus cash and cash equivalents) as a multiple of (a) earnings before interest, taxes and depreciation ("EBITDA") for the LTM Period, (b) EBIT for the LTM Period, and (c) estimated rate base (defined as net plant, property and equipment, plus working capital, minus deferred taxes) as of March 31, 1994. This analysis produced reference values of $17.47 to $23.08 per share in the case of SPR, and $13.85 to $17.87 per share in the case of WWP. The implied range of exchange ratios resulting from these reference values was 0.98 to 1.67 with a midpoint value of 1.32.

  Barr Devlin also evaluated the projected market values of shares of outstanding common stock for SPR and WWP on December 31, 1994 and December 31, 1995 based on selected ranges of multiples for the Comparable Companies and (a) projected 1994 net income available to common stock, (b) projected 1995 net income available to common stock, (c) projected book value of common stock as of year-end 1994, (d) projected book value of common stock as of year-end 1995,
(e) projected after-tax cash flow from operations for the LTM Period ending December 31, 1994, and (f) projected after-tax cash flow from operations for the LTM Period ending December 31, 1995. For the year ending December 31, 1994, this analysis produced reference values of $18.74 to $23.62 per share in the case of SPR, and $13.41 to $16.87 per share in the case of WWP. The implied range of exchange ratios resulting from these reference values was 1.11 to 1.76 with a midpoint value of 1.44. For the year ending December 31, 1995, this analysis produced reference values of $19.90 to $25.06 per share in the case of SPR, and $13.09 to $16.44 per share in the case of WWP. The implied range of exchange ratios resulting from these reference values was 1.21 to 1.91 with a midpoint value of 1.56.

  Comparable Transaction Analysis. In order to determine an implied exchange ratio based upon a comparable transaction analysis, Barr Devlin reviewed certain transactions involving mergers between regulated electric utilities or holding companies for regulated electric utilities (the "Comparable Transactions"). Certain of the Comparable Transactions were selected on the basis of being strategic combinations of electric or electric and gas utility companies (or their holding companies) which resulted in the creation of a newly formed, newly named publicly traded corporation the Board of Directors of which consisted of representatives from the Boards of Directors of each of the merging companies prior to the transaction. Other Comparable Transactions were selected on the basis of being strategic combinations of electric or electric and gas utility companies (or their holding companies) and which involved merger exchange ratios which exceeded by a material amount the implied "at market" exchange ratio which existed in the week preceding the public announcement of such Comparable Transaction.

  Barr Devlin calculated the implied equity consideration for each of the Comparable Transactions as a multiple of each company's respective LTM Period net income available to common stock, LTM Period cash flow and book value of common equity for the most recently available fiscal quarter preceding such transaction. In addition, Barr Devlin calculated the implied total consideration

(defined as the sum of the implied equity consideration plus the liquidation value of preferred stock and the principal amount of debt, minus cash and option proceeds) for each of the Comparable Transactions as a multiple of such companies' EBITDA, EBIT and revenues for the LTM Period. The Comparable Transactions included in this analysis consisted of Cincinnati Gas & Electric Company/PSI Resources, Midwest Energy Company/Iowa Resources and Cleveland Electric Illuminating Company/Toledo Edison Company. This analysis produced reference values of $17.07 to $25.73 per share in the case of SPR, and $13.73 to $19.83 per share in the case of WWP. The implied range of exchange ratios resulting from these reference values was 0.86 to 1.87 with a midpoint value of 1.37.

  Barr Devlin also calculated and reviewed the exchange ratios received by the stockholders of the company with the smaller aggregate common equity value prior to the Comparable Transaction in question and the relative premium represented by such exchange ratios to (i) the market exchange ratios observed between the merging companies one week prior to the announcement of the transaction and (ii) the average market exchange ratios for the 3-year period prior to the announcement of the transaction. The Comparable Transactions included in this analysis consisted of Cincinnati Gas & Electric Company/PSI Resources, IE Industries/Iowa Southern and Midwest Energy Company/Iowa Resources. This analysis indicated that the increase in the exchange ratios agreed to in the Comparable Transactions as compared to the prior week's market exchange ratio was 11% to 33% with an average increase of 21%. The implied range of exchange ratios resulting from these reference values was 1.36 to 1.62 with a midpoint value of 1.49. The increase in the exchange ratios agreed to in the Comparable Transactions as compared to the prior 3-year average market exchange ratio was 15% to 33% with an average increase of 25%. The implied range of exchange ratios resulting from these reference values was 1.39 to 1.61 with a midpoint value of 1.50.

  Because the reasons for and circumstances surrounding each of the Comparable Transactions analyzed were diverse and because of the inherent differences between the operations of SPR, WWP and the companies engaged in the selected transactions, Barr Devlin believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Merger. Barr Devlin believed that an appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning differences between the characteristics of these transactions and the Merger which would affect the relative values of the merged companies and SPR.

  Pro Forma Merger Analysis. Barr Devlin analyzed certain pro forma effects to the stockholders of SPR resulting from the Merger, based on the SPR Exchange Ratio, for 1994 and the following four years. This analysis, based on the respective forecasts of the managements of SPR and WWP and assuming retention of a portion of the synergies forecasted (assuming the Regulatory Plan was approved as contemplated) showed significant accretion to SPR stockholders in dividends per share, which accretion declined slightly over time, and modest accretion in earnings per share, which accretion declined over time and became a slight dilution in 1998.

  Barr Devlin was selected as SPR's financial advisor because Barr Devlin and principals of Barr Devlin have a long history of association in the investment banking and electric and gas utility industries. Barr Devlin is a privately-held investment banking firm specializing in strategic and merger advisory services to the electric and gas utility industries, the energy industry and selected other industries. In this capacity, Barr Devlin and principals of Barr Devlin have been involved as advisors in numerous transactions and advisory assignments in the electric, gas and energy industries and are constantly engaged in the valuation of businesses and securities within such industries.

  Pursuant to the terms of Barr Devlin's engagement, SPR has agreed to pay Barr Devlin for its services in connection with the Merger (i) a financial advisory "Retainer Fee" of $50,000 per quarter until the signing of a definitive agreement with respect to the Merger, (ii) an additional "Advisory

Fee" of $250,000 per quarter commencing upon the signing of a definitive agreement with respect to the Merger (against which the Retainer Fees will be credited), and (iii) a "Transaction Fee" based upon the aggregate consideration to be paid in connection with the Merger (against which the Advisory Fees will be credited). The Transaction Fee will range from 0.72% of the aggregate consideration (for a Transaction with an aggregate consideration of $500,000,000) to 0.45% of the aggregate consideration (for a Transaction with an aggregate consideration of $1,000,000,000). SPR also has agreed to reimburse Barr Devlin for its out-of-pocket expenses, including the reasonable fees and expenses of legal counsel and other advisors, and to indemnify Barr Devlin against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

  Opinion of Kidder, Peabody & Co. Incorporated.

  Kidder, Peabody has acted as financial advisor to SPR in connection with the Merger and has assisted the SPR Board in its examination of the fairness, from a financial point of view, of the SPR Exchange Ratio.

  On June 27, 1994, Kidder, Peabody delivered its written opinion to the Board of Directors of SPR to the effect that, as of the date of such opinion, the SPR Exchange Ratio was fair, from a financial point of view, to the holders of shares of SPR Common Stock. Kidder, Peabody subsequently rendered a written opinion dated the date hereof to the effect that, as of the date hereof, the SPR Exchange Ratio is fair, from a financial point of view, to holders of shares of SPR Common Stock. THE FULL TEXT OF THE WRITTEN OPINION OF KIDDER, PEABODY DATED THE DATE HEREOF, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND SCOPE OF REVIEW BY KIDDER, PEABODY IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SPR STOCKHOLDERS ARE URGED TO READ THE KIDDER, PEABODY OPINION IN ITS ENTIRETY.

  In connection with its opinion, Kidder, Peabody reviewed the Merger Agreement and, in connection with its written opinion dated the date hereof, the Joint Proxy Statement/Prospectus as filed with the SEC. Kidder, Peabody also reviewed certain financial and other information that was publicly available or furnished to Kidder, Peabody by SPR and WWP, including certain internal financial analyses, financial forecasts, reports and other information prepared by their respective managements and representatives. Kidder, Peabody held discussions with various members of the managements of SPR and WWP concerning the historical and current operations, financial condition and prospects of each of SPR and WWP and SPR and WWP on a combined basis. Kidder, Peabody also held discussions with management of SPR concerning the strategic and operating benefits anticipated by management of SPR from the Merger. In addition, Kidder,
Peabody: (i) compared the financial position and operating results of SPR and WWP with those of publicly-traded companies it deemed relevant for purposes of its opinion; (ii) compared the prices and trading histories of the common stocks of SPR and WWP and compared those prices and trading histories with those of publicly-traded companies it deemed relevant for purposes of its opinion; (iii) compared certain financial terms of the Merger to certain financial terms in selected other business combinations it deemed relevant for purposes of its opinion; (iv) reviewed the pro forma financial effects of the Merger on SPR; and (v) conducted such other financial studies, analyses and investigations and reviewed such other factors as it deemed appropriate for purposes of its opinion.

  In rendering its opinion, Kidder, Peabody relied, without independent verification, on the accuracy and completeness of all financial and other information that was publicly available, furnished or otherwise communicated to it by or on behalf of SPR and WWP. Kidder, Peabody assumed that the financial forecasts which it examined were prepared on bases reflecting the best currently available estimates and good faith judgments of the management of SPR with respect to the future performance of SPR, WWP, and Resources West. Kidder, Peabody also assumed, with

SPR's consent, that: (i) the strategic and operating benefits presently anticipated by the management of SPR will be realized from the Merger; (ii) the Merger will be accounted for under the pooling-of-interests method of accounting; (iii) the Merger will be a tax-free reorganization; and (iv) all material liabilities (contingent or otherwise, known or unknown) of SPR and WWP are as set forth in the consolidated financial statements of SPR and WWP, respectively. Kidder, Peabody did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of SPR or WWP, nor was it furnished with any such evaluations or appraisals. Kidder, Peabody's opinion is based upon regulatory, economic, monetary and market conditions existing on the date of such opinion. Furthermore, Kidder, Peabody expressed no opinion as to the price or trading range at which the shares of SPR Common Stock or the shares of the Resources West Common Stock will trade following the date of its opinion. The SPR Exchange Ratio was determined by SPR and WWP in arm's length negotiations. SPR did not place any limitations upon Kidder, Peabody with respect to the procedures followed or factors considered by Kidder, Peabody in rendering its opinion.

  Kidder, Peabody believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analyses, Kidder, Peabody made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of SPR and WWP. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than such estimates. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, none of SPR, WWP, Kidder, Peabody or any other person assumes responsibility for their accuracy.

  In connection with rendering its written opinion and preparing its written and oral presentation to the Board of Directors of SPR, Kidder, Peabody performed a variety of financial analyses and considered a variety of factors of which the material analyses and factors are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed or factors considered by Kidder, Peabody in this regard.

  Analyses and Factors Relating to WWP.

  Comparative Company Analysis. Kidder, Peabody compared the historical, current and relevant projected financial and operating results of WWP with that of such financial and operating results of selected publicly-traded regional electric and combination utility companies it deemed relevant (the "WWP Comparative Companies"). The WWP Comparative Companies were chosen from companies which possessed general business, operating and financial characteristics representative of the companies in the industry in which WWP operates. The WWP Comparative Companies selected consisted of Idaho Power Company, The Montana Power Company, Nevada Power Company, PacificCorp, Portland General Corporation, Puget Sound Power & Light Company and SPR.

  In order to measure WWP's operating performance with that of the WWP Comparative Companies, Kidder, Peabody considered, among other things, that:
(i) WWP's 1991 to latest four quarters compound annual growth rate in revenue was 4.0% compared with a median 1991 to latest four quarters compound annual growth rate in revenue for the WWP Comparative Companies of 6.7%; (ii) WWP's 1991 to latest four quarters compound annual growth rate in earnings before interest, taxes, depreciation and amortization ("EBITDA") was 1.8% compared with a median 1991 to latest four quarters compound annual growth rate in EBITDA for the WWP Comparative Companies of 4.2%; (iii) WWP's 1991 to latest four quarters compound annual growth rate in earnings before interest and taxes ("EBIT") was 0.6% compared with a median 1991 to latest four quarters compound annual growth rate in EBIT for the WWP Comparative Companies of 4.0%; (iv) WWP's 1991 to latest four quarters compound annual growth rate in net income was 2.7% compared with a median 1991 to latest four quarters compound annual growth rate in net income for the WWP Comparative Companies of 5.1%; (v) WWP's 1991 to latest four quarters compound annual growth rate in earnings per share ("EPS") was (2.4)% compared with a median 1991 to latest four quarters compound annual growth rate in EPS for the WWP Comparative Companies of (1.8)%; and (vi) WWP's projected long-term growth rate in EPS (as per the Institutional Brokers Estimate Service; "IBES") was 3.0% compared with a median projected long-term growth rate in EPS for the WWP Comparative Companies of 3.1%.

  In order to measure WWP's profitability and dividend payout with that of the WWP Comparative Companies, Kidder, Peabody considered, among other things, that: (i) WWP's 1991 to latest four quarters average pre-tax return on plant investment (EBIT divided by average net property, plant and equipment; "ROI") was 14.6% compared with a median 1991 to latest four quarters average ROI for the WWP Comparative Companies of 11.3%; (ii) WWP's 1991 to latest four quarters average return on equity (net income divided by average common stockholders' equity; "ROE") was 11.4% compared with a median 1991 to latest four quarters average ROE for the WWP Comparative Companies of 11.0%; (iii) WWP's 1991 to latest four quarters dividend payout ratio (annual dividend divided by market price; "Dividend Payout Ratio") was 93.7% compared with a median 1991 to latest four quarters average Dividend Payout Ratio for the WWP Comparative Companies of 88.9%; and (iv) WWP's 1991 to latest four quarters average dividend/book ratio (annual dividend divided by common stockholders' equity; "Dividend/Book Ratio") was 10.6% compared with a median 1991 to latest four quarters average Dividend/Book Ratio for the WWP Comparative Companies of 10.0%.

  In order to assess the relative public market valuations of WWP and the WWP Comparative Companies, Kidder, Peabody performed a market multiple analysis of WWP and the WWP Comparative Companies. With respect to such analysis, Kidder, Peabody calculated a range of market multiples for each of the WWP Comparative Companies based on dividing: (i) the market capitalization (total common shares outstanding times closing market price per share on June 24, 1994 plus latest reported total debt, preferred stock and minority interest, minus total cash and cash equivalents; the "Market Capitalization") of each of the WWP Comparative Companies by such company's EBIT; (ii) the market price (the closing market price per share on June 24, 1994; the "Market Price") of each of the WWP Comparative Companies by such company's latest four quarters EPS and estimated calendar 1994 EPS (as per IBES); (iii) the market value (total common shares outstanding times Market Price; the "Market Value") of each of the WWP Comparative Companies by such company's latest reported book value (common stockholders' equity; "Book Value"); and (iv) the latest annualized quarterly dividend of each of the WWP Comparative Companies divided by each such company's Market Price (the "Dividend Yield"). The range of market multiples for the WWP Comparative Companies included: (i) Market Capitalization to latest four quarters EBIT multiples of 7.8x to 10.9x; (ii) Market Price to latest four quarters EPS multiples of 8.6x to 11.8x; (iii) Market Price to estimated calendar 1994 EPS (as per IBES) multiples of 8.7x to 11.5x; (iv) Market Value to latest reported Book Value multiples of 0.98x to 1.41x; and (v) Dividend Yield of 6.2% to 9.9%. Based on the above measures, Kidder, Peabody then compared WWP market multiples, based on its Market Price, with the WWP Comparative Companies' median market multiples in order to establish the relationship between WWP market multiples and those of the WWP Comparative Companies. With respect to such review, Kidder, Peabody noted that: (i) WWP's Market Capitalization to latest four quarters EBIT multiple was 9.1x compared with a median Market Capitalization to latest four quarters EBIT multiple of 9.2x for the WWP Comparative Companies; (ii) WWP's Market Price to latest four quarters EPS multiple was 11.9x compared with a median Market Price to latest four quarters EPS multiple of 10.8x for the WWP Comparative Companies; (iii) WWP's Market Price to estimated calendar 1994 EPS multiple was 10.3x compared with a median Market Price to estimated calendar 1994 EPS multiple of 10.3x for the WWP Comparative Companies; (iv) WWP's Market Value to latest reported Book Value multiple was 1.21x compared with a median Market Value to latest reported Book Value multiple of 1.17x for the WWP Comparative Companies; and (v) WWP's Dividend Yield was 8.4% compared with a median Dividend Yield of 7.3% for the WWP Comparative Companies.

  Using such information, Kidder, Peabody derived a range of implied enterprise values (a theoretical aggregate valuation of a corporate entity before adjustments for non-operating assets and liabilities) for WWP of $1,451.3 million to $1,539.2 million by applying the aforementioned market multiples of the WWP Comparative Companies to the appropriate financial statistics of WWP. Such range of implied enterprise values for WWP was then adjusted for non-operating assets and liabilities, where relevant, including: (i) total cash and cash equivalents of $27.2 million as of March 31, 1994; (ii) total debt of $624.8 million as of March 31, 1994; (iii) total preferred stock of $135.0 million as of March 31, 1994; and (iv) minority interest of $1.1 million as of March 31, 1994 to yield implied equity values for WWP of $717.6 million to $805.5 million. Such range of implied equity values for WWP was then divided by 53,584,215 shares of WWP Common Stock outstanding as of June 20, 1994 to yield implied equity values of $13.39 to $15.03 per share. Such implied per share equity valuation range for WWP in relation to its closing stock price of $14.75 on June 24, 1994, when taken together with the conclusions drawn from the analyses and factors discussed in "Analyses and Factors Relating to WWP" and "Analyses and Factors Relating to SPR," supported Kidder, Peabody's opinion that the SPR Exchange Ratio was fair, from a financial point of view, to the holders of shares of SPR Common Stock.

  Discounted Cash Flow Analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by capitalizing the estimated future earnings and calculating the estimated future free cash flows of such corporate entity and discounting such aggregated results back to the present. Kidder, Peabody performed a discounted cash flow analysis of WWP based on the 1994 to 1998 financial forecast prepared by management as revised and provided by SPR management (the "WWP Financial Forecast"). Using the information set forth in the WWP Financial Forecast, Kidder, Peabody calculated the estimated "free cash flow" based on projected unleveraged net income (earnings before interest and after taxes; "EBIAT") adjusted for: (i) certain projected non-cash items (i.e., depreciation, amortization and deferred taxes); and (ii) projected capital expenditures.

  Kidder, Peabody analyzed the WWP Financial Forecast and discounted the stream of free cash flows from the electric and gas utility operations (the "Utility Operations") provided in such projections back to June 30, 1994 using discount rates of 8.5% to 10.5%. To estimate the theoretical value of the Utility Operations at the end of the WWP Financial Forecast period, Kidder, Peabody applied terminal multiples of 9.0x to 11.0x to the projected fiscal 1998 EBIT as per the WWP Financial Forecast and discounted such value estimates back to June 30, 1994 using discount rates of 8.5% to 10.5%. Kidder, Peabody then summed the present values of the free cash flows and the present values of the theoretical values to derive a range of implied enterprise values for the Utility Operations of $1,303.9 million to $1,647.6 million. Such range of implied enterprise values for the Utility Operations was then adjusted for: (i) non-operating assets and liabilities including: (a) total cash and cash equivalents of $27.2 million as of March 31, 1994, (b) total debt of $624.8 million as of March 31, 1994, and (c) total preferred stock of $135.0 million as of March 31, 1994; and (ii) the implied equity value of the diversified operations of WWP, including Pentzer Corporation (including Pentzer Corporation's 23.7% equity ownership in Itron, Inc.) and Washington Irrigation & Development Company (collectively the "Diversified Operations") of $90.3 million to $141.9 million (see below) to yield equity values for WWP of $661.6 million to $1,056.9 million. Such range of implied equity values for WWP was then divided by 53,584,215 shares of WWP Common Stock outstanding as of June 20, 1994 to yield implied equity values of $12.35 to $19.72 per share. Such implied per share equity valuation range for WWP in relation to its closing stock price of $14.75 on June 24, 1994, when taken together with the conclusions drawn from the analyses and factors discussed in "Analyses and Factors Relating to WWP" and "Analyses and Factors Relating to SPR," supported Kidder, Peabody's opinion that the SPR Exchange Ratio was fair, from a financial point of view, to the holders of shares of SPR Common Stock.

  Kidder, Peabody performed a discounted equity valuation analysis of the Diversified Operations based on the WWP Financial Forecast. Using the information set forth in the WWP Financial Forecast, Kidder, Peabody analyzed the WWP Financial Forecast and discounted the stream of dividend payments for the Diversified Operations back to June 30, 1994 using discount rates of 13.0% to 17.0%. To estimate the theoretical equity value of the Diversified Operations at the end of the WWP Financial Forecast period, Kidder, Peabody applied terminal multiples of 10.0x to 14.0x to the projected fiscal 1998 net income and discounted such value estimates back to June 30, 1994 using discount rates of 13.0% to 17.0%. Kidder, Peabody then summed the present values of the dividend payments and the present values of the theoretical values to derive a range of implied equity values for the Diversified Operations of $90.3 million to $141.9 million.

  Factors Considered. In rendering its opinion, Kidder, Peabody considered certain factors which it deemed to be material and included: (i) a review of WWP's business and operations and the industry in which WWP operates to increase its understanding of WWP's business and its position within the industry in which it operates; (ii) a review of WWP's historical operating results and the WWP Financial Forecast to increase its understanding of the financial performance and prospects of WWP; (iii) a review of the latest reported Book Value of WWP ($649.6 million, or $12.12 per share, as of March 31, 1994); (iv) a review of the high, low and current market value of WWP over a 12 month period which indicated a high of $21.00 per share, a low of $14.75 per share and $14.75 per share as of June 24, 1994 to provide perspective on the recent market prices of WWP Common Stock; (v) a review of the stock price performance of WWP relative to the WWP Comparative Companies and selected market indices over a one-year and a five-year period to provide perspective on the current and historical stock price performance of WWP relative to the WWP Comparative Companies and selected market indices; (vi) a review of the market/book ratios (Market Value divided by Book Value; the "Market/Book Ratio") of WWP and the WWP Comparative Companies over a one-year and five-year period to provide a perspective on current and historical public market valuations of WWP relative to the WWP Comparative Companies; (vii) a review of certain businesses and operations and, where relevant, stock price and trading performance of the Diversified Operations to increase its understanding of the Diversified Operations; (viii) a review of Utility Company Mergers-of-Equals (as hereinafter described) to increase its familiarity of transactions similar to the Merger; and (ix) a review of selected mergers-of-equals transactions (announced from 1992 to 1993) involving diversified industrial companies to increase its familiarity with such transactions.

  The above factors provided Kidder, Peabody with a factual predicate and basis of understanding which, when taken together with the conclusions drawn from the analyses and factors discussed in "Analyses and Factors Relating to WWP" and "Analyses and Factors Relating to SPR," supported Kidder, Peabody's opinion that the SPR Exchange Ratio was fair, from a financial point of view, to the holders of shares of SPR Common Stock.

  Analyses and Factors Relating to SPR.

  Comparative Company Analysis. Kidder, Peabody compared the historical, current and relevant projected financial and operating results of SPR with that of such financial and operating results of selected publicly traded regional electric and combination utility companies it deemed relevant (the "SPR Comparative Companies"). The SPR Comparative Companies were chosen based on conversations with SPR management as to companies which possessed general business, operating and financial characteristics representative of companies in the industry in which SPR operates. The SPR Comparative Companies selected consisted of Idaho Power Company, The

Montana Power Company, Nevada Power Company, PacifiCorp, Portland General Corporation, Puget Sound Power & Light Company and WWP.

  In order to measure SPR's operating performance with that of the SPR Comparative Companies, Kidder, Peabody considered, among other things, that:
(i) SPR's 1991 to latest four quarters compound annual growth rate in revenue was 6.7% compared with a median 1991 to latest four quarters compound annual growth rate in revenue for the SPR Comparative Companies of 4.1%; (ii) SPR's 1991 to latest four quarters compound annual growth rate in EBITDA was 4.2% compared with a median 1991 to latest four quarters compound annual growth rate in EBITDA for the SPR Comparative Companies of 2.6%; (iii) SPR's 1991 to latest four quarters compound annual growth rate in EBIT was 3.5% compared with a median 1991 to latest four quarters compound annual growth rate in EBIT for the SPR Comparative Companies of 4.0%; (iv) SPR's 1991 to latest four quarters compound annual growth rate in net income was 5.1% compared with a median 1991 to latest four quarters compound annual growth rate in net income for the SPR Comparative Companies of 2.7%; (v) SPR's 1991 to latest four quarters compound annual growth rate in EPS was (1.8)% compared with a median 1991 to latest four quarters compound annual growth rate in EPS for the SPR Comparative Companies of (2.2)%; and (vi) SPR's projected long-term growth rate in EPS (as per IBES) was 3.1% compared with a median projected long-term growth rate in EPS (as per IBES) for the SPR Comparative Companies of 3.0%.

  In order to measure SPR's profitability and dividend payout with that of the SPR Comparative Companies, Kidder, Peabody considered, among other things, that: (i) SPR's 1991 to latest four quarters average ROI was 10.4% compared with a median 1991 to latest four quarters average ROI for the SPR Comparative Companies of 13.1%; (ii) SPR's 1991 to latest four quarters average ROE was 10.3% compared with a median 1991 to latest four quarters average ROE for the SPR Comparative Companies of 11.2%; (iii) SPR's 1991 to latest four quarters average Dividend Payout Ratio was 81.5% compared with a median 1991 to latest four quarters average Dividend Payout Ratio for the SPR Comparative Companies of 93.7%; and (iv) SPR's 1991 to latest four quarters average Dividend/Book Ratio was 8.2% compared with a median 1991 to latest four quarters average Dividend/Book Ratio for the SPR Comparative Companies of 10.6%.

  In order to assess the relative public market valuation of SPR and the SPR Comparative Companies, Kidder, Peabody performed a market multiple analysis of SPR and the SPR Comparative Companies. With respect to such analysis, Kidder, Peabody calculated a range of market multiples for each of the SPR Comparative Companies based on dividing: (i) the Market Capitalization of each of the SPR Comparative Companies by such company's EBIT; (ii) the Market Price of each of the SPR Comparative Companies by such company's latest four quarters EPS and estimated calendar 1994 EPS (as per IBES); (iii) the Market Value of each of the SPR Comparative Companies by such company's latest reported Book Value; and
(iv) the latest annualized quarterly dividend of each of the SPR Comparative Companies by such company's Market Price. The range of market multiples for the SPR Comparative Companies included: (i) Market Capitalization to latest four quarters EBIT multiples of 7.8x to 10.9x; (ii) Market Price to latest four quarters EPS multiples of 8.6x to 11.9x; (iii) Market Price to estimated calendar 1994 EPS (as per IBES) multiples of 8.7x to 11.5x; (iv) Market Value to latest reported Book Value multiples of 0.98x to 1.41x; and (v) Dividend Yield of 6.5% to 9.9%. Based on the above measures, Kidder, Peabody then compared SPR's market multiples, based on its Market Price, with the SPR Comparative Companies' median market multiples in order to establish the relationship between SPR's market multiples and those of the SPR Comparative Companies. With respect to such review, Kidder, Peabody noted that: (i) SPR's Market Capitalization to latest four quarters EBIT multiple was 9.3x compared with a median Market Capitalization to latest four quarters EBIT multiple of 9.1x for the SPR Comparative Companies; (ii) SPR's Market Price to latest four quarters EPS multiple was 10.7x compared with a median Market Price to latest four quarters EPS multiple of 10.8x for the SPR Comparative Companies; (iii) SPR's Market Price to estimated calendar 1994 EPS multiple was 10.3x compared with a median Market Price to estimated calendar 1994 EPS multiple of 10.3x for the SPR Comparative Companies; (iv) SPR's Market Value to latest reported Book Value multiple was 1.07x compared with a median Market Value to latest reported Book Value multiple of 1.21x for the SPR Comparative Companies; and (v) SPR's Dividend Yield was 6.2% compared with a median Dividend Yield of 8.4% for the SPR Comparative Companies.

  Using such information, Kidder, Peabody derived a range of implied enterprise values for SPR of $1,171.2 million to $1,265.2 million by applying the aforementioned market multiples of the SPR Comparative Companies to the appropriate financial statistics of SPR. Such range of implied enterprise values for SPR was then adjusted for non-operating assets and liabilities, where relevant, including: (i) total cash and cash equivalents of $25.9 million as of March 31, 1994; (ii) total debt of $600.3 million as of March 31, 1994; and (iii) total preferred stock of $100.3 million as of March 31, 1994 to yield implied equity values for SPR of $496.6 million to $590.6 million. Such range of implied equity values for SPR was then divided by 29,214,142 shares of SPR Common Stock outstanding as of June 24, 1994 to yield implied equity values of $17.00 to $20.22 per share. Such implied per share equity valuation range for SPR, in relation to the closing stock price of $14.75 for WWP on June 24, 1994, yielded an implied exchange ratio range of 1.15x to 1.37x which, when taken together with the conclusions drawn from the analyses and factors discussed in "Analyses and Factors Relating to WWP" and "Analyses and Factors Relating to SPR," supported Kidder, Peabody's opinion that the SPR Exchange Ratio was fair, from a financial point of view, to the holders of shares of SPR Common Stock.

  Discounted Cash Flow Analysis. Kidder, Peabody performed a discounted cash flow analysis of SPR based on the 1994 to 1998 financial forecast prepared by SPR management (the "SPR Financial Forecast"). Using the information set forth in the SPR Financial Forecast, Kidder, Peabody calculated the estimated "free cash flow" based on projected EBIAT adjusted for: (i) certain projected non-cash items (i.e., depreciation, amortization and deferred taxes); and (ii) projected capital expenditures.

  Kidder, Peabody analyzed the SPR Financial Forecast and discounted the stream of the free cash flows provided in such projections back to June 30, 1994 using discount rates of 8.5% to 10.5%. To estimate the theoretical value of SPR at the end of the SPR Financial Forecast period, Kidder, Peabody applied terminal multiples of 9.0x to 11.0x to the projected fiscal 1998 EBIT as per the SPR Financial Forecast and discounted such value estimates back to June 30, 1994 using discount rates of 8.5% to 10.5%. Kidder, Peabody then summed the present values of the free cash flows and the present values of the theoretical values to derive a range of implied enterprise values for SPR of $1,149.7 million to $1,480.6 million. Such range of implied enterprise values for SPR was then adjusted for non-operating assets and liabilities including:
(i) total cash and cash equivalents of $25.9 million as of March 31, 1994;
(ii) total debt of $600.3 million as of March 31, 1994; and (iii) total preferred stock of $100.3 million as of March 31, 1994 to yield implied equity values for SPR of $475.1 million to $806.0 million. Such range of implied equity values for SPR was then divided by 29,214,142 shares of SPR Common Stock outstanding as of June 24, 1994 to yield implied equity values of $16.26 to $27.59 per share. Such implied per share equity valuation range for SPR, in relation to the closing stock price of $14.75 for WWP on June 24, 1994, yielded an implied exchange ratio range of 1.10x to 1.87x which, when taken together with the conclusions drawn from the analyses and factors discussed in "Analyses and Factors Relating to WWP" and "Analyses and Factors Relating to SPR," supported Kidder, Peabody's opinion that the SPR Exchange Ratio was fair, from a financial point of view, to the holders of shares of SPR Common Stock.

  Comparative Transaction Analysis. Kidder, Peabody analyzed: (i) the SPR Exchange Ratio relative to the trading relationship which existed between SPR and WWP in periods prior to the announcement of the Merger (the "Pre-Announcement Exchange Ratio") and compared such results to (ii) the exchange ratios (the "Comparative Transaction Exchange Ratios") in selected relevant electric and combination utility company mergers-of-equals (the "Utility Company Mergers-of-Equals") relative to the comparable trading relationships which existed between the merging companies in periods prior to the announcement of such mergers (the "Comparative Transaction Pre-Announcement Exchange Ratios"). The Utility Company Mergers-of-Equals were chosen by Kidder, Peabody based on business combinations involving companies of generally approximate size in terms of market value and which possessed general business, operating and financial characteristics representative of companies in the industry in which SPR and WWP operate. The Utility Company Mergers-of-Equals (announced between 1990 and 1992) included: Cincinnati Gas & Electric/PSI Resources, Fitchburg Gas and Electric Light Company/UNITIL Corporation, IE Industries/ Iowa Southern and Iowa Resources/Midwest Energy Company.

  Kidder, Peabody's comparative transaction analysis illustrated that: (i) the percent increase of the SPR Exchange Ratio over the one-year average Pre-Announcement Exchange Ratio was 32.4% compared with a median percent increase of the Comparative Transaction Exchange Ratios over the one-year average Comparative Transaction Pre-Announcement Exchange Ratios of 20.2%; (ii) the percent increase of the SPR Exchange Ratio over the six-month average Pre-Announcement Exchange Ratio was 29.8% compared with a median percent increase of the Comparative Transaction Exchange Ratios over the six-month average Comparative Transaction Pre-Announcement Exchange Ratios of 19.1%; and (iii) the percent increase of the SPR Exchange Ratio over the four-week average Pre-Announcement Exchange Ratio was 20.0% compared with a median percent increase of the Comparative Transaction Exchange Ratios over the four-week average Comparative Transaction Pre-Announcement Exchange Ratios of 20.2%.

  The above analysis, which was used to review the SPR Exchange Ratio in relation to the Comparative Transaction Exchange Ratios, when taken together with the conclusions drawn from the analyses and factors discussed in "Analyses and Factors Relating to WWP" and "Analyses and Factors Relating to SPR," supported Kidder, Peabody's opinion that the SPR Exchange Ratio was fair, from a financial point of view, to the holders of shares of SPR Common Stock.

  Pro Forma Merger Analysis. Kidder, Peabody's analysis of the potential pro forma financial effects of the Merger on SPR was based principally upon the SPR Financial Forecast and the WWP Financial Forecast. Such analysis assumed that, among other things, the Merger: (i) will provide one share of Resources West Common Stock in exchange for each share of WWP Common Stock and 1.44 shares of Resources West Common Stock for each share of SPR Common Stock; (ii) will be accounted for under the pooling-of-interests method of accounting; (iii) will result in the realization of certain strategic and operating benefits anticipated by the management of SPR; (iv) will close on December 31, 1995; and
(v) will result in $25.0 million of fees and expenses in fiscal 1995. Among other things, Kidder, Peabody's pro forma analysis is dependent upon the ability of both SPR and WWP to realize the projected operating performance assumptions of the SPR Financial Forecast and the WWP Financial Forecast.

  Using the data and other information referred to above, Kidder, Peabody's pro forma financial analysis suggested that the Merger should, among other things:
(i) be accretive to SPR's EPS in fiscal 1996 and 1997 and slightly dilutive to SPR's EPS in fiscal 1998; (ii) be highly accretive to SPR's stockholders on a dividend per share basis; and (iii) cause Resources West's total debt as a percent of total capitalization to decline relative to SPR's latest reported total debt to total capitalization.

  The above analysis, which was used to review certain of the potential pro forma financial effects of the Merger on SPR, when taken together with the conclusions drawn from the analyses and factors discussed in "Analyses and Factors Relating to WWP" and "Analyses and Factors Relating to SPR," supported Kidder, Peabody's opinion that the SPR Exchange Ratio was fair, from a financial point of view, to the holders of shares of SPR Common Stock.

  Factors Considered. In rendering its opinion, Kidder, Peabody considered certain factors which it deemed to be material and included: (i) a review of SPR's business and operations and the industry in which SPR operates to increase its understanding of SPR's business and its position within the industry in which it operates; (ii) a review of SPR's historical operating results and the SPR Financial Forecast to increase its understanding of the financial performance and prospects of SPR's business;
(iii) a review of the latest reported Book Value of SPR ($488.1 million, or $16.77 per share, as of March 31, 1994); (iv) a review of the high, low and current market value of SPR over a 12-month period which indicated a high of $22.25 per share, a low of $17.25 per share and $18.00 per share as of June 24, 1994 to provide perspective on the recent market prices of SPR Common Stock;
(v) a review of the stock price performance of SPR relative to the SPR Comparative Companies and selected market indices over a one-year and a five-year period to provide perspective on the current and historical stock price performance of SPR relative to the SPR Comparative Companies and selected market indices; (vi) a review of the Market/Book Ratios of SPR and the SPR Comparative Companies over a one-year and five-year period to provide a perspective on current and historical public market valuations of SPR relative to the SPR Comparative Companies; and (vii) a review of selected mergers-of-equals transactions (announced from 1992 to 1993) involving diversified industrial companies to increase its familiarity with such transactions.

  The above factors provided Kidder, Peabody with a factual predicate and basis of understanding which, when taken together with the conclusions drawn from the analyses and factors discussed in "Analyses and Factors Relating to WWP" and "Analyses and Factors Relating to SPR," supported Kidder, Peabody's opinion that the SPR Exchange Ratio was fair, from a financial point of view, to the holders of shares of SPR Common Stock.

  In connection with its written opinion dated the date hereof, Kidder, Peabody confirmed the appropriateness of its reliance on the analyses used to render its opinion dated June 27, 1994 by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered therewith.

  Kidder, Peabody was selected as SPR's financial advisor because Kidder, Peabody is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with SPR and its business. As part of its investment banking business, Kidder, Peabody is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. From time to time, Kidder, Peabody has provided investment banking and financial advisory services to SPR and WWP, for which it has received customary compensation. Kidder, Peabody may provide investment banking and financial advisory services to Resources West in the future.

  As compensation for its services as financial advisor to SPR in connection with the Merger, Kidder, Peabody was paid a retainer fee of $250,000 at the commencement of its engagement, a fee of $650,000 upon rendering its written opinion, dated June 27, 1994, and will receive a monthly retainer fee of $50,000 until December 31, 1995. In addition, SPR has agreed to reimburse Kidder, Peabody for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Kidder, Peabody against certain liabilities, including liabilities under the federal securities laws, relating to, arising out of or in connection with its engagement. In the normal course of its business, Kidder, Peabody may trade the debt and equity securities of SPR and WWP for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of September 30, 1994, Kidder, Peabody held a short position for its own account of 10,550 shares of SPR Common Stock and a long position for its own account of 3,050 shares of WWP Common Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). Consummation of the Merger is conditioned upon the receipt by

WWP of an opinion of Reid & Priest and the receipt by SPR of an opinion of Skadden, Arps, Slate, Meagher & Flom substantially to the effect that the Merger will be treated as a tax-free reorganization under Section 368(a) of the Code. Provided that the Merger so qualifies, then for Federal income tax purposes no gain or loss will be recognized by WWP, SPR, SPPC or Resources West as a result of the Merger. The Merger will, with respect to WWP, specifically qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code. Pursuant to this provision, nonrecognition of gain treatment to WWP depends upon the adjusted tax basis of its assets exceeding its liabilities at the time of consummation of the Merger. WWP believes that this will be true and that it shall therefore recognize no gain or loss as a result of the Merger.

  In addition, provided that the Merger qualifies as a reorganization under
Section 368(a) of the Code, (i) holders of WWP Common Stock, WWP Preferred Stock, SPR Common Stock and SPPC Preferred Stock whose shares are converted into Resources West Common Stock or Resources West Preferred Stock pursuant to the Merger will recognize no gain or loss (except that SPR stockholders will recognize gain or loss to the extent of receipt of cash in lieu of fractional shares, and holders of WWP Common Stock, WWP Preferred Stock or SPPC Preferred Stock will recognize gain or loss if they exercise dissenters' rights), (ii) the basis of Resources West Common Stock and Resources West Preferred Stock received pursuant to the Merger shall be the same as the basis attributable to the WWP Common Stock, WWP Preferred Stock, SPR Common Stock or SPPC Preferred Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in Resources West Common Stock for which cash is received), and (iii) the holding period of Resources West Common Stock or Resources West Preferred Stock received pursuant to the Merger shall include the holding period of any WWP Common Stock, WWP Preferred Stock, SPR Common Stock, or SPPC Preferred Stock surrendered in exchange therefor, provided that such shares exchanged are held as capital assets at the Effective Time.

  Holders of shares of SPR Common Stock who receive cash in lieu of a fractional share interest in Resources West Common Stock will recognize gain or loss measured by the difference between the amount of cash received and the basis of the fractional share interest surrendered in exchange therefor. Such gain or loss shall be capital gain or loss if the fractional share interest surrendered was held as a capital asset at the time of the consummation of the Merger, and such capital gain or loss shall be long-term capital gain or loss if the holding period for such fractional share interest was greater than one year.

  THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. EACH WWP, SPR AND SPPC SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF THESE AND OTHER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  The Merger is designed to qualify as a "pooling-of-interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of WWP, SPR and SPPC will be carried forward to the consolidated financial statements of Resources West at their recorded amounts; income of Resources West will include income of WWP, SPR and SPPC for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of Resources West. The receipt by WWP of a letter from Deloitte & Touche, independent accountants, and the receipt by SPR of a letter from Coopers & Lybrand, independent accountants, each stating that the transaction will qualify as a pooling-of-interests, are conditions to consummation of the Merger. It is expected that representatives of Deloitte & Touche will be present at the WWP Special Meeting to respond to questions. It is also expected that representatives of Coopers & Lybrand will be present at the SPR and SPPC Special Meetings to respond to questions. See "The Merger Agreement-- Conditions to Consummation of the Merger" and "Pro Forma Consolidated Financial Information (unaudited)."

OPERATIONS OF RESOURCES WEST AFTER THE EFFECTIVE TIME

  After the Effective Time, the corporate headquarters and principal executive offices of Resources West will be located in Spokane, Washington. The headquarters of the Washington Water Power operating division of Resources West will be located in Spokane, Washington and the headquarters of the Sierra Pacific Power operating division of Resources West will be located in Reno, Nevada. Resources West intends to organize its business operations into strategic business units, with such units and significant presence, functions and operations to be located in both Spokane and Reno.

  For information concerning the Board of Directors and management of Resources West after the Effective Time, see "--Conflicts of Interest; Resources West Board of Directors; and Resources West Employment Agreements."

CONFLICTS OF INTEREST

  In considering the recommendations of the Boards of Directors of WWP, SPR and SPPC with respect to the Merger, shareholders should be aware that certain members of WWP's, SPR's and SPPC's managements and Boards of Directors have certain interests in the Merger that are in addition to their interests, if any, as shareholders of WWP, SPR and SPPC generally. The Board of Directors of each of WWP, SPR and SPPC considered these interests, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  All of the members of the Boards of Directors of each of WWP, SPR and SPPC participated in the discussion and deliberation of, and voted on, the Merger Agreement and the transactions contemplated thereby, including those directors who have certain interests described below, except that, neither Mr. Redmond nor Mr. Higgins participated in the consideration of their respective employment agreement with Resources West, WWP, SPR and SPPC. See "--Resources West Employment Agreements."

  Resources West Board of Directors.

  At the Effective Time, the Resources West Board of Directors will be comprised of 17 persons, consisting of nine persons designated by WWP, including Paul A. Redmond (Chairman of the Board, President and Chief Executive Officer of WWP), and eight persons designated by SPR, including Walter M. Higgins (Chairman of the Board, President and Chief Executive Officer of SPR and President and Chief Executive Officer of SPPC). To date, WWP and SPR have not determined which individuals, in addition to Messrs. Redmond and Higgins, will be designated to serve as directors of Resources West as of the Effective Time. Commencing at the Effective Time, the terms of office of the Resources West Board will be divided into three classes, Class I, Class II and Class III, with the initial terms of such Classes expiring at the annual meeting of stockholders occurring within the first, second and third year, respectively, following the Effective Time. Thereafter, each class will serve a term of three years. Each such class will be as nearly equal in number as practicable. The allocation of the directors among the three classes of directors will be determined by the Resources West Board of Directors.

  The directors of Resources West will receive such annual retainers and other fees, retirement benefits, medical and other welfare benefits coverage, deferred compensation arrangements and other benefits, if any, as shall be determined from time to time by the Board of Directors of Resources West. Non-employee directors of Resources West will receive stock payments as a portion of the annual retainer pursuant to the Non-Employee Director Stock Plan. See "--Employee Benefit Plans" for a description of the plan. Such fees and benefits in the future may be higher or lower than those currently paid to the directors of WWP and SPR.

  SPR Outside Directors. Each non-employee Director is paid an annual retainer of $14,000. Pursuant to SPR's Non-Employee Director Stock Plan, which was approved by the SPR stockholders on May 18, 1992, each non-employee Director is required to receive a stock payment as a portion of the annual retainer. Currently a minimum of $4,000 of the annual retainer is required to be paid in SPR Stock. Non-employee Directors are paid $800 per day for all meetings personally attended; $500 for teleconference participation; and $400 per day spent in transit. Non-employee Directors who serve as Committee Chairpersons are paid an additional $200 for each meeting chaired. Non-employee Directors are also reimbursed for all reasonable expenses incurred for attending meetings. Non-employee Directors of SPR who serve on subsidiary boards may also be paid $800 for each subsidiary company meeting attended. Directors who are also employees of SPR are not separately reimbursed as directors.

  SPR's Retirement Benefit Plan for Outside Directors provides a non-qualified retirement benefit for Directors who are not officers, employees, or retirees of SPR or any of its affiliates. Eligible Directors who retire with at least five years of service on the Board of Directors are entitled to receive for ten years benefits equal to a percentage of the annual preretirement compensation received in the fiscal year immediately preceding the fiscal year during which they retired. Annual preretirement compensation includes annual retainers, regular meeting fees and committee meeting fees. The percentage of annual preretirement compensation is equal to 50% for five years of service and an additional 10% for each additional year of service up to a maximum of 100% for ten or more years of service.

  WWP Outside Directors. Directors who are not employees of WWP are paid an annual retainer of $24,000, one-half of which is paid in WWP Common Stock and one-half of which is paid in cash, plus $800 for each day or part of a day that they are participating in meetings of the Board of Directors or any committee of the Board of Directors. Directors who serve as Board committee chairpersons are paid an additional annual retainer of $2,000. Directors who are also employees of WWP are not separately reimbursed as directors.

  Directors who are not employees of WWP are also afforded the opportunity to participate in the Executive Deferral Plan. The plan allows directors to defer not less than $2,000 of their annual compensation until their retirement or until their earlier termination, disability or death. Directors may defer up to 100% of all compensation and/or fees received.

  Directors who are not employees of WWP also have available to them an Outside Director Retirement Plan. Outside directors with at least five years of service become eligible for normal retirement benefits upon the attainment of age 70. The normal retirement benefit equals 5 percent of the director's annual retainer fee for the calendar year in which the director resigns or otherwise terminates service multiplied by each full year of service not to exceed 20 years. A director with at least five years of service can elect to choose early retirement but, in such case, the normal retirement benefit is reduced by 4 percent for each year that the retirement precedes age 70. Benefits under the plan continue for the life of the director. The plan also provides for post-retirement and pre-retirement survivor benefits at the rate of 50 percent of the retirement benefit which would have otherwise been paid at the date of the eligible director's death. In addition, should disability occur prior to age 70, an eligible director is entitled to a disability benefit equal to the early retirement benefit. In the event of a change of control, an eligible outside director shall become immediately entitled to a normal retirement benefit and, upon any change in control, any outside director with at least one year of service shall become eligible for such benefit and will be credited with a minimum of five years of service. Further, all benefits being paid at the date of any change in control shall continue for the life of the outside director or his/her survivor. Upon the request of any non-employee director, WWP will reimburse such director for the premiums such director is required to pay with respect to accident and health insurance covering such director and his or her dependents up to the contribution rate determined for employees participating in WWP's accident and health plan.

  Resources West Employment Agreements.

  Each of Messrs. Redmond and Higgins has entered into an employment agreement with Resources West, WWP, SPR and SPPC to become effective upon consummation of the Merger. Copies of the Employment Agreements are attached as Annexes H and I hereto. Messrs. Redmond and Higgins are sometimes hereinafter individually referred to as the "Executive."

  Pursuant to the Employment Agreements, Mr. Redmond will serve as Chairman of the Board (assuming his election to the board of directors by the stockholders) and Chief Executive Officer of Resources West from and after the Effective Time until January 1, 1999. At January 1, 1999, Mr. Redmond will retire as Chief Executive Officer if the board of directors shall then have designated Mr. Higgins as the Chief Executive Officer as discussed below. From January 1, 1999 until January 1, 2002, Mr. Redmond will continue to serve as Chairman of the Board (assuming his election by stockholders, as aforesaid) unless he shall have elected not to remain in the employment of Resources West. Mr. Higgins will serve as Vice Chairman of the Board (assuming his election to the board of directors by the stockholders), President and Chief Operating Officer of Resources West from and after the Effective Time until January 1, 1999. During such period Mr. Higgins will also serve as the chief executive officer of each of the Washington Water Power and Sierra Pacific Power operating divisions of Resources West. From January 1, 1999 (or on such earlier date as Mr. Redmond shall no longer continue to serve as Chief Executive Officer) and until January 1, 2002, Mr. Higgins will serve as Chief Executive Officer and will continue to serve as Vice Chairman of the Board (assuming his election by stockholders, as aforesaid) and President. If elected by the Board of Directors, from January 1, 2002 until December 31, 2005, Mr. Higgins will serve as Chairman of the Board (assuming his election by stockholders, as aforesaid) and Chief Executive Officer.

  During their respective terms of employment, each of Messrs. Redmond and Higgins will receive an annual base salary of not less than the amount of his base salary in effect as of the Effective Time. Each of Messrs. Redmond and Higgins will also be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare plans applicable generally to Resources West employees.

  If Resources West terminates the Executive's employment (except a termination for Cause, as defined in the agreements) or the Executive terminates his employment for Good Reason (as defined in the agreements), (a) Resources West will pay to the Executive a cash amount equal to three times the Executive's annual base salary in effect at the time of the notice of such termination, (b) Resources West will pay to the Executive the value of all benefits to which the Executive would have been entitled had he remained in employment until the end of the term of employment under Resources West's pension plan(s), supplemental executive retirement plan(s), disability plan(s) and such other plans as may be adopted from time to time during the Executive's employment with Resources West, (c) Resources West will continue medical and welfare benefits for the Executive and his spouse for life (in the case of Mr. Redmond) and through the end of the term of employment (in the case of Mr. Higgins) and (d) with respect to any incentive or similar plan awards, all options shall vest in full and become immediately exercisable, all restrictions shall lapse with respect to restricted stock, and any other types of awards shall vest in full and become immediately exercisable or payable, subject to proration of any awards that are subject to performance criteria. In no case will termination benefits payable exceed three times base salary less $1.

  Other WWP Employment Agreements. On June 24, 1994 (August 1, 1994, with respect to Lawrence J. Pierce), WWP entered into 3-year employment contracts with seven executive officers, effective immediately. The executive officers are W. Lester Bryan, Jon E. Eliassen, Gary Ely, Robert D. Fukai, Nancy J. Racicot, JoAnn G. Matthiesen and Lawrence J. Pierce. If the employment of any of these executives is terminated by WWP (except a termination for Cause or Disability as defined in the agreements) or the executive officer terminates employment for Good Reason (as defined in the agreements), WWP, or its successor, (a) will pay the executive officer (or his beneficiary) a cash amount equal to the sum of (i) the annual base salary through the end of the employment period and (ii) one month's salary for each year of service with WWP (with a minimum of 12 months' salary payable), (b) will continue medical and welfare benefits for the executive officer for 18 months and (c) will pay whatever benefits the executive officer may be entitled to under various benefit plans to the extent unpaid, in accordance with the terms of the plans. In no case will termination benefits payable exceed three times base salary less $1.

  On June 24, 1994, WWP also entered into a 3-year employment contract with Mr. Redmond, effective immediately. As of the Effective Time such contract will be superseded by Mr. Redmond's June 27, 1994 employment contract discussed above. If Mr. Redmond's employment is terminated by WWP (except a termination for Cause as defined in the agreement) or if Mr. Redmond terminates his employment for Good Reason as defined in the agreement, WWP, or its successor, (a) will pay Mr. Redmond a cash amount equal to three times his annual base salary, (b) will pay the value of all benefits to which he would have been entitled had he remained in employment until the end of the term of employment under WWP's pension plan(s), supplemental executive retirement plan(s), disability plan(s) and such other benefit plan(s) as may be adopted from time to time, (c) will continue medical and welfare benefits for the life of Mr. Redmond and his spouse and (d) with respect to any incentive or similar plan awards, all options shall vest in full and become immediately exercisable, all restrictions shall lapse with respect to restricted stock, and any other types of awards shall vest in full and become immediately exercisable or payable, subject to proration of any awards that are subject to performance criteria. In no case will termination benefits payable exceed three times base salary less $1.

  On June 24, 1994, WWP also entered into employment contracts with 15 other officers and key employees providing, in part, for benefits to be paid upon termination of employment in certain circumstances within three (3) years after such date. On that date, WWP entered into employment contracts with three other employees providing for benefits to be paid in the event of termination of employment in certain circumstances following a change in control of WWP, other than the transactions contemplated by the Merger Agreement. In no event will termination benefits payable under these arrangements exceed a total of twenty-four months of base salary.


  The circumstances triggering the payment of termination benefits under these contracts include layoff and voluntary termination for good cause (e.g., a breach by WWP or Resources West of any material contract term, a reduction in the employee's salary, the failure of WWP or Resources West to grant the employee a raise in salary commensurate with similarly situated employees, an adverse change in the employee's status or working conditions or a requirement that the employee relocate in order to retain his or her position). In no case will termination benefits payable exceed three times base salary less $1.

  Other SPR and SPPC Employment Agreements. On June 27, 1994, SPR and SPPC entered into 3-year employment contracts with twenty-three employees effective immediately. The employees include the following executives: Malyn K. Malquist, Victor H. Pena, Lynn M. Miller, William E. Peterson, Jack L. Byrom, Steven C. Oldham, Gerald Canning and Thomas Parker. If the employment of any of these employees terminates (except a termination for Cause or Disability as defined in the agreements) or the employee terminates employment for Good Reason (as defined in the agreements), SPR or its successor (a) will pay the employee a cash amount (at the employee's election payable in a lump-sum or in installments over a period not to exceed thirty-six months) equal to the sum of
(i) the annual base salary through the end of the employment period and (ii) one month's salary for each year of service with SPR (in some cases years of service under this provision include service with the employee's previous employer or employers), (b) will continue medical and welfare benefits for the employee for a period of 18 months and (c) will pay whatever benefits the employee may be entitled to under various benefit plans to the extent unpaid, in accordance with the terms of the plans. In no case, however, will termination benefits payable under these agreements to the executives listed above exceed a total of thirty-six months of base salary, and in no event will termination benefits payable under these agreements to the other employees exceed a total of twenty-four months of base salary.

  Resources West intends to assume all of the contracts described above, except Mr. Redmond's which will be superseded, as of the Effective Time.

  Severance Agreements, Plans and Policies.

  Three severance allowance plans exist for generally all employees of SPR and its subsidiaries which provide for severance pay, payable in a lump-sum or by purchase of an annuity, if within three years after a change in control of SPR, there is a termination of employment by SPR not for cause, or a termination of employment by the employee for good reason, in each case as described in the plans. In these circumstances, employees are entitled to a severance allowance not to exceed an amount equal to 24 months of the employee's base salary and any bonus and the continuation for up to 24 months of participation in SPR's group medical and life insurance plans. Change in control is defined in the plans as, among other things, a dissolution or liquidation, a reorganization, merger or consolidation in which SPR is not the surviving corporation, the sale of all or substantially all the assets of SPR or the acquisition by any person or entity of 20% or more of the voting power of SPR. These plans have been amended in accordance with the provisions thereof to provide that the merger of SPR into Resources West will not trigger the payment of any benefits thereunder.

  SPPC maintains an additional severance pay plan providing for monthly payments to be made to individuals whose employment with SPPC is terminated due to a reduction-in-force or similar event, other than events occurring within three years after a change in control of SPR. This Plan has been amended to provide that the merger of SPPC into Resources West will not preempt the payment of benefits due to a reduction-in-force occurring within three years of such merger. The amount of benefits payable under such plan is a function of years of service and compensation levels. It is contemplated that Resources West will assume all of the severance plans described above as of the Effective Time.

  Indemnification.

  Resources West has agreed in the Merger Agreement to indemnify to the fullest extent not prohibited by applicable law, the present and former officers and directors of each of WWP, SPR and SPPC against certain liabilities arising out of or pertaining to actions or omissions occurring at or prior to the Effective Time that arise from or are based on such service as an officer or director that arise from or pertain to the transactions contemplated by the Merger Agreement, and to maintain the current policies of directors' and officers' liability insurance held by WWP or SPR (or policies at least as favorable) for a period of not less than six years after the Merger. To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification existing in favor of the employees, agents, directors or officers of WWP, SPR, SPPC and their respective subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective Articles of Incorporation or Bylaws, in effect on the date thereof or otherwise in effect on June 27, 1994, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. See "The Merger Agreement--Indemnification."

EMPLOYEE BENEFIT PLANS

  WWP, SPR and SPPC provide a number of benefits to their directors, officers, employees and key employees. Where practicable and appropriate, it is presently anticipated that, at or after the Effective Time, Resources West will adopt or assume some or all of these benefit plans, programs and arrangements (the "Benefit Plans"), with modifications to reflect the Merger or as Resources West may otherwise deem appropriate. To the extent such Benefit Plans are adopted or assumed by Resources West, the directors and employees of Resources West or its subsidiaries may receive benefits under such Benefit Plans. Set forth below is a description of certain of such Benefit Plans.

  Resources West has adopted an Executive Long-Term Incentive Plan, a Non-Employee Director Stock Plan and an Employee Stock Purchase Plan. Each of these plans is described later in this Joint Proxy Statement/Prospectus; reference is hereby made to such descriptions.

  In connection with the Merger, Resources West will succeed to all rights, and assume all obligations, of SPR under SPR's Executive Long-Term Incentive Plan (the "SPR Incentive Plan") and any awards outstanding pursuant thereto.

  The SPR Incentive Plan provides, in part, for incentive stock options described under Section 422 of the Code, non-qualified stock options (options other than incentive stock options), and other forms of incentive grants and awards. Upon the approval of the Merger by the shareholders of WWP, SPR and SPPC and at the Effective Time, each underlying stock option agreement under the SPR Incentive Plan (an "SPR Stock Option") shall be amended to provide that options to purchase shares of SPR common stock granted thereunder will theretofore constitute an option to acquire shares of common stock of Resources West on the same terms and conditions as were applicable under the SPR Stock Option. The number of shares of Resources West common stock that may be acquired under the amended options will equal the number of shares of Resources West common stock as the holder of such SPR Stock Option would have been entitled to receive pursuant to the Merger Agreement had such holder exercised his SPR Stock Option in full immediately prior to the Effective Time of the Merger. The number of shares, the option price, and the terms and conditions of exercise of such amended SPR Stock Option shall be determined in a manner that preserves both (1) the aggregate gain (or loss) on the SPR Stock Option immediately prior to the Effective Time of the Merger and (2) the ratio of the exercise price per share under the SPR Stock Option to the fair market value (determined immediately prior to the Effective Time) of the SPR common stock; provided, however, that any incentive stock options granted under the SPR Incentive Plan shall be converted into incentive stock options for the purchase of Resources West common stock subject to the relevant provisions of the Code. At the Effective Time of the Merger, Resources West shall assume each SPR Stock Option agreement.

  Under the SPR Incentive Plan, SPR also has granted performance share awards (the "Awards") under which benefits are determined with respect to SPR's financial performance during specific performance cycles. SPR will take all action necessary under the SPR Incentive Plan to provide that (1) performance cycles that otherwise would have terminated after the Effective Time will terminate on the day prior to the Effective Time and (2) all performance goals and related Awards will be appropriately prorated in the manner determined by SPR's board of directors or compensation committee thereof based upon the performance goals achieved as of the day prior to the Effective Time and the number of months elapsed during such abbreviated performance cycle. Therefore, executive officers of SPR may receive awards prior to the time they would ordinarily have received them pursuant to the terms of the SPR Incentive Plan.

  WWP maintains the Executive Incentive Compensation Plan (the "WWP Executive Plan") which provides executive officers (other than Mr. Redmond, who is covered under the CEO Incentive Plan) with the opportunity to earn both annual and long-term incentive awards. Payments under the WWP Executive Plan are made at the end of the year, or at the end of a three-year performance cycle in the case of long-term awards, 50% in WWP common stock and 50% in cash, depending upon achievement of the goals set forth. Performance periods under the Executive Plan will terminate as of the day immediately prior to the Effective Time and awards will be pro rated to reflect the achievement, if any, of goals during the shortened period. Therefore, executive officers of WWP may

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receive awards prior to the time they ordinarily would have received them pursuant to the terms of the WWP Executive Plan.

  SPPC maintains non-qualified supplemental executive retirement plans and ERISA excess plans for certain of its officers and key employees. The supplemental executive retirement plan and ERISA excess plans are non-qualified plans under which SPPC provides benefits to certain employees in excess of amounts permitted under SPPC's tax qualified retirement plans. The SPPC supplemental executive retirement plan provides that if it is amended or terminated after a change in control (as defined in the plan) each employee would vest in the benefit to which he or she would be entitled upon reaching age 55 with ten years of service. WWP maintains an executive deferral plan under which each eligible participant may elect to defer a part of his/her compensation for receipt at a later time. In addition, WWP maintains a supplemental executive retirement plan that provides benefits generally similar to those described above for SPPC.

  Both SPR and WWP maintain cash or deferred profit-sharing plans described under Section 401(k) of the Code (the "401(k) Plans"). It is intended that each of the current 401(k) Plans will be amended to provide that no additional employer or employee contributions will be made thereto for periods beginning on or after the Effective Time. Upon the consummation of the Merger, but subject to the terms of appropriate collective bargaining agreements, both of the 401(k) Plans will be merged into a new cash or deferred profit-sharing plan to be established by Resources West to which contributions can be made after the Effective Time. WWP common stock held in its 401(k) Plan will be converted into Resources West Common Stock pursuant to the terms of the Merger Agreement.

  SPR maintains an employee stock ownership plan ("SPR ESOP") for the benefit of certain of its employees. It is contemplated that SPR common stock held in the SPR ESOP will be converted to Resources West Common Stock pursuant to the terms of the Merger Agreement and that Resources West will assume the SPR ESOP for the purpose of distributing benefits thereunder.

CERTAIN RESOURCES WEST COMPENSATION PLANS

  RESOURCES WEST EXECUTIVE LONG-TERM INCENTIVE PLAN

  The Board of Directors of Resources West and WWP (as the sole stockholder of Resources West) have approved the adoption of the Resources West Executive Long-Term Incentive Plan (the "Resources West Incentive Plan").

  The following summary of the Resources West Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Resources West Incentive Plan which is set forth in Annex L to this Joint Proxy Statement/Prospectus.

Purpose and Effective Date

  The purpose of the Resources West Incentive Plan is to promote the success and enhance the value of Resources West by linking participants' personal interests with those of Resources West stockholders, customers and employees, by providing participants with an incentive for outstanding performance, and to motivate, attract and retain the services of participants upon whom the success of Resources West depends. The Resources West Incentive Plan is flexible in that it provides for the granting of stock options ("Options"), stock appreciation rights ("SARs"), restricted stock, performance units, performance shares and other awards, singularly or in combination as determined by the Compensation Committee of the Board of Directors. The Resources West Incentive Plan will become effective at the Effective Time of the Merger.


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Administration of the Resources West Incentive Plan

  The Resources West Incentive Plan will be administered by the Compensation Committee of the Board of Directors of Resources West (which will consist exclusively of outside Directors) or by such other committee consisting of not less than two non-employee Directors appointed by the Board of Directors (the "Committee"). The Committee will be comprised solely of Directors qualified to administer the Resources West Incentive Plan pursuant to Rule 16b-3(c)(2) of the Exchange Act. It also is expected that the composition of the Committee will satisfy the requirements of Prop. Treas. Reg. (S) 1.162-27(e)(3) with respect to grants made to certain key executive officers (the "Key Executives"). Compliance with this requirement is one of the factors necessary to enable Resources West to avoid the income tax deduction limitation under
(S)162(m) of the Code (the "(S)162(m) Limitation") on annual compensation in excess of $1,000,000.

Shares Subject to the Resources West Incentive Plan

  The Resources West Incentive Plan authorizes the grant of up to 1,500,000 shares of Resources West Common Stock.

  If any corporate transaction occurs which causes a change in the capitalization of Resources West, the Committee is authorized to make such adjustments to the number and class of shares of Resources West Common Stock delivered, and the number and class and/or price of shares of Resources West Common Stock subject to outstanding awards granted under the Resources West Incentive Plan, as it deems appropriate and equitable to prevent dilution or enlargement of participants' rights.

Eligibility and Participation

  Employees eligible to participate in the Resources West Incentive Plan include officers and key employees of Resources West and its subsidiaries, as determined by the Committee, including employees who are members of the Board, but excluding Directors who are not employees. At the Effective Time, it is anticipated that the approximate number of employees who will be eligible to participate under the Resources West Incentive Plan will be at least 80.

Amendment and Termination of the Resources West Incentive Plan

  In no event may any award under the Resources West Incentive Plan be granted on or after the tenth anniversary of the Effective Time. The Board may amend, modify or terminate the Resources West Incentive Plan at any time; provided that no amendment requiring stockholder approval for the Resources West Incentive Plan to continue to comply with Rule 16b-3 under the Exchange Act or Code (S)422 shall be effective unless approved by stockholders, and no amendment, termination or modification shall materially and adversely affect any outstanding award without the consent of the participant.

Awards under the Resources West Incentive Plan

  Stock Options. The Committee may grant incentive stock options ("ISOs"), nonqualified stock options, or a combination thereof under the Resources West Incentive Plan. The option price for each such grant of Options shall be at least equal to 100% of the fair market value of a share of Resources West Common Stock on the date the option is granted. Options shall expire at such times as the Committee determines at the time of grant; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. Simultaneously with the grant of an Option, a participant may receive dividend equivalents, which entitle him or her to a right to receive the value

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

of the dividend paid with respect to the number of shares held under option from the date of grant to the date of exercise. The Committee will determine at the time(s) that dividend equivalents are granted the conditions, if any, to which the payment of such dividend equivalents is subject.

  Options granted under the Resources West Incentive Plan shall be exercisable at such times and subject to such restrictions and conditions as the Committee shall approve; provided that no Option may be exercisable prior to six (6) months following its grant. The Option exercise price is payable in cash, in shares of Common Stock of Resources West having a fair market value equal to the exercise price, by share withholding or in a combination of the foregoing. The Committee may allow, along with other means of exercise, cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities laws.

  Options may be transferred only under the laws of descent and distribution and during his or her lifetime shall be exercisable only by the participant or his or her legal representative. Each Option Award Agreement shall specify the participant's (or his or her beneficiary's) rights in the event of retirement, death or other termination of employment.

  To avoid the application of the (S)162(m) Limitations, the Committee, if necessary, may limit the maximum number of Options that may be granted under the plan to any one Key Executive in any calendar year to 25,000.

  Stock Appreciation Rights. SARs granted under the Resources West Incentive Plan may be in the form of Freestanding SARs, Tandem SARs or a combination thereof. To avoid the application of the (S)162(m) Limitations, the Committee, if necessary, may limit the maximum number of SARs which may be granted to any one Key Executive under the Resources West Incentive Plan in any calendar year to 25,000. The base value of a Freestanding SAR shall be equal to the fair market value of a share of Resources West Common Stock on the date of grant. The base value of a Tandem SAR shall be equal to the option price of the related Option. No SAR granted under the Resources West Incentive Plan may be exercisable prior to six (6) months following its grant. The term of any SAR granted under the Resources West Incentive Plan shall be determined by the Committee, provided that such term may not exceed ten (10) years.

  Freestanding SARs may be exercised upon such terms and conditions as are imposed by the Committee and set forth under the SAR award agreement. A Tandem SAR may be exercised only with respect to the shares of Common Stock of the Company for which its related Option is exercisable. Tandem SARs granted in connection with an ISO shall expire no later than the expiration of the ISO, and may be exercised only when the fair market value of the shares subject to the ISO exceeds the ISO Option Price. Furthermore, the number of shares of Resources West Common Stock that may be acquired under the related ISO will be reduced, one-for-one, by the number of shares with respect to which the Tandem SAR is exercised.

  Upon exercise of an SAR, a participant will receive the difference between the fair market value of a share of Resources West Common Stock on the date of exercise and the base value multiplied by the number of shares with respect to which the SAR is exercised. Payment due upon exercise may be in cash, in shares of Resources West Common Stock having a fair market value equal to such cash amount, or in a combination of cash and shares, as determined by the Committee. The Committee may impose such restrictions on the exercise of SARs as may be required to satisfy the requirements of Section 16 of the Exchange Act.

  SARs may only be transferred under the laws of descent and distribution and during his or her lifetime shall be exercisable only by the participant or his or her legal representative. Each SAR

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

Award Agreement shall specify the participant's (and his or her beneficiary's) rights in the event of retirement, death or other termination of employment.

  Restricted Stock. Restricted Stock may be granted in such amounts and subject to such terms and conditions as determined by the Committee. The Committee shall impose such conditions and/or restrictions on any shares of Restricted Stock as it deems advisable.

  Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable restriction period or upon earlier satisfaction of such other conditions specified by the Committee; provided, however, that in no event may Restricted Stock granted under the Resources West Incentive Plan vest prior to six (6) months following the date of its grant.

  Participants holding Restricted Stock may exercise full voting rights with respect to those shares during the restriction period, and shall be credited with regular cash dividends paid with respect to such shares. Dividends or distributions credited during the restriction period shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. All dividends credited shall be paid within forty-five (45) days following the vesting of the shares of Restricted Stock to which such dividends or other distributions relate.

  All rights with respect to Restricted Stock shall be available only during a participant's lifetime, and each Restricted Stock Award Agreement shall specify the participant's (and his or her beneficiary's) rights in the event of retirement, death or other termination of employment.

  To avoid the (S)162(m) Limitations, the Committee, if necessary, may choose performance measures used to determine the vesting of shares of Restricted Stock granted to Key Executives from among the following alternatives, unless and until the Committee proposes a change in such measures for stockholder vote or applicable tax and/or securities laws change to permit committee discretion to alter such performance measures without obtaining stockholder approval: total stockholder return relative to the Dow Jones Utility Index; Return on Invested Capital relative to target objectives; share earnings/earnings growth relative to target objectives; cash/cash flow growth relative to target objectives; total stockholder return relative to those utilities listed by the Edison Electric Institute; and cost of services in relation to target objectives. These performance measures may be imposed by the Committee if, in its sole discretion, it determines that the criteria are necessary to avoid the (S) 162(m) Limitations. The shares of Restricted Stock may also be subject to other vesting requirements, such as continued employment for specified periods of time. Furthermore, to avoid the application of the (S)162(m) Limitation, the Committee, if necessary, may limit the maximum number of shares of Restricted Stock that may be granted to any one Key Executive in any calendar year to 25,000.

  Performance Shares and Performance Units. Performance Share and Performance Unit awards may be granted in the amounts and subject to such terms and conditions as determined by the Committee. The Committee shall set performance goals which, depending on the extent to which they are met during the performance periods established by the Committee, will determine the number and/or value of Performance Units/Shares that will be paid out to participants. Performance periods shall, in all cases, be at least six (6) months in length.

  Participants shall receive payment of the value of Performance Shares or Performance Units earned in cash and/or shares of Common Stock which have an aggregate fair market value equal to the value of the earned Performance Shares/Units after the end of the applicable performance period, in such combination as the Committee determines. Such shares may be granted subject to any restrictions deemed appropriate by the Committee. Prior to the beginning of each performance

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

period, Participants may elect to defer receipt of payout on such terms as the Committee deems appropriate. Participants shall be entitled to receive dividends declared with respect to Shares earned in connection with Performance Unit/Share grants earned but not yet distributed, subject to the same restrictions as are applicable to dividends earned with respect to Restricted Stock, described above. At the discretion of the Committee, participants may be entitled to exercise voting rights with respect to such shares.

  For purposes of grants to Key Executives, performance measures shall be chosen from among the following alternatives, unless and until the Committee proposes a change in such measures for stockholder vote or applicable tax and/or securities laws change to permit Committee discretion to alter such performance measures without obtaining stockholder approval: total stockholder return relative to the Dow Jones Utility Index; Return on Invested Capital relative to target objectives; share earnings/earnings growth relative to target objectives; cash/cash flow growth relative to target objectives; total stockholder return relative to those utilities listed by the Edison Electric Institute; and cost of services in relation to target objectives. These performance measures will be imposed by the Committee if, in its sole discretion, it determines that the criteria are necessary to avoid the (S) 162(m) Limitations. To avoid the application of the (S)162(m) Limitation, the Committee, if necessary, may limit the maximum payout to any one Key Executive with respect to Performance Units and/or Performance Shares granted in any calendar year to $1,000,000.

  In the event a participant's employment is terminated by reason of death, disability, or retirement during a performance period, the participant shall receive a payout of the Performance Units and Performance Shares (prorated based on the shortened performance period) at the same time as payments are made to participants who did not terminate employment. In the event employment is terminated for any other reason, all Performance Units and Performance Shares shall be forfeited.

  Performance Units and Performance Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. A participant's rights under the Resources West Incentive Plan shall be exercisable only by the participant during his or her lifetime.

  Other Awards. The Committee may grant other awards which may include, without limitation, the grant of shares of Common Stock based upon certain specified conditions, the payment of cash based on performance criteria, and the payment of shares in lieu of cash under other Resources West incentive bonus programs in such manner and at such times as the Committee determines.

Change in Control

  As of the effective date of a Change in Control, and unless the Committee provides otherwise prior to such Change in Control, as defined below, (i) any Option or SAR outstanding shall become immediately exercisable; (ii) any restriction periods and restrictions imposed on Restricted Stock shall be deemed to have expired; (iii) the target payout opportunity attainable under outstanding Restricted Stock, Performance Units, Performance Shares and other awards shall be deemed to have been fully earned for the entire performance period(s); (iv) vesting of all Awards denominated in shares of Common Stock shall be accelerated; and (v) a pro rata portion of all targeted cash payout opportunities associated with cash-based awards shall be paid. There shall not, however, be any accelerated payout with respect to awards of Restricted Stock, Performance Units, Performance Shares and/or other awards granted less than six
(6) months prior to the Change in Control.

  For purposes of the above, a Change in Control of Resources West shall be deemed to have occurred as of the first day that any one or more of the following events have occurred:


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  . The dissolution or liquidation of Resources West;

  . A reorganization, merger, or consolidation of Resources West with one or more corporations as a result of which Resources West is not the surviving corporation;

  . The sale, exchange, transfer, or other disposition of shares of Resources
    West Common Stock (or of the shares of the stock of any person that is a stockholder of Resources West) in one or more transactions, related or unrelated, to one or more entities if, as a result of such transactions, any entity (or any entity and its affiliates) own more that twenty percent (20%) of the voting power of the outstanding Resources West Common Stock; or

  . The sale of substantially all of the assets of Resources West.

Grant Information

  It is not possible at this time to determine awards that will be made pursuant to the Resources West Incentive Plan in the future. Since Resources West is wholly-owned by WWP at the date of this Joint Proxy Statement/Prospectus, there is no current market price for its common stock. Reference is made to the closing prices of WWP and SPR common stock under "Comparative Market Prices and Dividends" and to the exchange ratios under "The Merger--Conversion of Shares; Exchange of Stock Certificates."

Federal Income Tax Consequences

  The following is a brief description of the federal income tax consequences related to Options awarded under the Resources West Incentive Plan.

  Consequences to the Optionholder

  Grant. There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs and non-ISOs under the Resources West Incentive Plan.

  Exercise. The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the restriction providing that the optionholder generally must exercise the option no later than three (3) months following the termination of his employment. However, such exercise may give rise to an alternative minimum tax liability (see "Alternative Minimum Tax" below).

  Upon the exercise of a non-ISO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Resources West Common Stock at the time of exercise over the amount paid as the exercise price. The ordinary income recognized in connection with the exercise by an optionholder of a non-ISO will be subject to both wage and employment tax withholding.

  The optionholder's tax basis in the shares acquired pursuant to the exercise of an Option will be the amount paid upon exercise plus, in the case of a non-ISO, the amount of ordinary income recognized by the optionholder upon exercise.

  Qualifying Disposition. If an optionholder disposes of shares of Resources West Common Stock acquired upon the exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option is granted and more than one year after the date on which the shares are transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder's adjusted basis in such shares (generally the Option exercise price).


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

  Disqualifying Disposition. If the optionholder disposes of shares of Resources West Common Stock acquired upon the exercise of an ISO (other than in certain tax-free transactions) within two years from the date on which the ISO is granted or within one year after the transfer of the shares to the optionholder pursuant to the exercise of the ISO, then at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of such shares' fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder's actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized on a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise, then the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder) then the loss will be a capital loss.

  Other Disposition. If an optionee disposes of shares of Resources West Common Stock acquired upon exercise of a non-ISO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between his basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of Resources West Common Stock acquired upon exercise of ISOs as discussed above) will be long-term depending on whether the shares of Resources West Common Stock were held for more than one year from the date such shares were transferred to the optionholder.

  Alternative Minimum Tax. Alternative minimum tax ("AMT") is imposed in addition to, but only to the extent it exceeds, the optionholder's regular tax for the taxable year. Generally, AMT is computed at the rate of 26% on the excess of a taxpayer's alternative minimum taxable income ("AMTI") over the exemption amount, but only if such excess amount does not exceed $175,000 ($87,500 in the case of married individuals filing separate returns). The AMT tax rate is 28% of such excess amount over the $175,000 ($87,500) amount. For these purposes, the exemption amount is $45,000 for joint returns or returns of surviving spouses ($33,750 for single taxpayers and $22,500 for married individuals filing separate returns), reduced by 25% of the excess of AMTI over $150,000 for joint returns or returns of surviving spouses ($112,500 for single taxpayers and $75,000 for married individuals filing separate returns). A taxpayer's AMTI is essentially the taxpayer's taxable income adjusted pursuant to the AMT provisions and increased by items of tax preference.

  The exercise of ISOs (but not non-ISOs) will generally result in an upward adjustment to the optionholder's AMTI in the year of exercise by an amount equal to the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price. The basis of the stock acquired, for AMT purposes, will equal the exercise price increased by the prior upward adjustment of the taxpayer's AMTI due to the exercise of the option. This will result in a corresponding downward adjustment to the optionholder's AMTI in the year the stock is disposed.

  Consequences to Resources West

  There are no federal income tax consequences to Resources West by reason of the grant of ISOs or non-ISOs or the exercise of ISOs (other than disqualifying dispositions).

  At the time the optionholder recognizes ordinary income from the exercise of a non-ISO, Resources West will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that Resources West satisfies its withholding obligations described below. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of ISOs, Resources West will be entitled to a corresponding deduction in the year in which the disposition occurs.


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

  Resources West will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of a non-ISO. Resources West will be required to withhold income and employment taxes (and pay the employer's share of employment taxes) with respect to ordinary income recognized by the optionholder upon the exercise of non-ISOs.

Other Tax Consequences

  The foregoing discussion is not a complete description of the federal income tax aspects of ISOs and non-ISOs under the Resources West Incentive Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.

  RESOURCES WEST NON-EMPLOYEE DIRECTOR STOCK PLAN

  The Board of Directors of Resources West and WWP (as the sole stockholder of Resources West) have approved the adoption of the Resources West Non-Employee Director Stock Plan (the "Resources West Director Stock Plan").

  The following summary of the Resources West Director Stock Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Resources West Director Stock Plan, a copy of which is set forth in Annex M to this Joint Proxy Statement/Prospectus.

Purpose and Effective Date

  The purpose of the Resources West Director Stock Plan is to provide ownership of Resources West Common Stock to non-employee members of the Board of Directors in order to improve Resources West's ability to attract and retain highly qualified individuals to serve as directors of Resources West, to provide competitive compensation for Board service and to strengthen the commonality of interest between directors and stockholders. The Resources West Incentive Plan will become effective at the Effective Time of the Merger.

Administration of the Resources West Director Stock Plan

  The Resources West Director Stock Plan is intended to be a formula plan for purposes of Rule 16b-3 of the Exchange Act. The Resources West Director Stock Plan will be administered by a committee appointed by the Board of Directors (which will consist of at least two (2) persons (who need not be Directors) not eligible to participate in the Resources West Director Stock Plan) (the "Committee").

Shares Subject to the Resources West Director Stock Plan

  The Resources West Director Stock Plan authorizes the grant of up to 300,000 shares of Resources West Common Stock.

  If any corporate transaction occurs that causes a change in Resources West's capitalization, the Committee shall make appropriate adjustments to the number of shares that may be issued.

Eligibility and Participation

  Non-employee directors of Resources West and of any of its subsidiaries (to the extent approved by the Board of Directors of Resources West and the board of such subsidiary) will participate in the Resources West Director Stock Plan. The number of directors of Resources West after the Effective Time of the Merger who will participate in the Resources West Director Stock Plan is not determinable at this time since all the members of the Board of Directors of Resources West have not been selected; however, the number will not exceed 15 at the Effective Time.

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

Amendment and Termination of the Resources West Director Stock Plan

  Unless previously terminated by the Board, the Resources West Director Stock Plan will terminate on the tenth anniversary of the Effective Time. The Board may amend, suspend or terminate the Resources West Director Stock Plan at any time; provided that no amendment requiring stockholder approval for the Resources West Director Stock Plan to continue to comply with Rule 16b-3 under the Exchange Act will be effective unless approved by the stockholders and no amendment, suspension or termination shall adversely affect any right under any grant to a participant without the consent of the participant. In addition, the method of determining the number of shares to be granted may not be changed more than once every six months, except as required by law.

Awards Under the Resources West Director Stock Plan

  The Resources West Director Stock Plan provides for each non-employee director to receive a stock payment as a portion of the annual retainer payable to such director. The number of shares to be issued to each non-employee director shall be determined by dividing the applicable market price into one-half of the base annual retainer payable to such director.

  The Resources West Director Stock Plan also provides the non-employee director with the right to elect to increase the amount of Resources West Common Stock that will be purchased by decreasing the balance of his annual retainer and to defer receipt of Common Stock. The Plan provides that a non-employee director is not a stockholder with respect to the deferred shares and has no vote with respect thereto; however, each year the non-employee director will receive, as additional compensation and not as dividends, cash payments equal to the dividends that would have been payable to such non-employee director had he or she actually been the owner of such deferred shares.

Grant Information

  It is not possible at this time to determine the minimum number of shares that will be granted annually to participants under the Resources West Director Stock Plan, since the minimum number of shares is dependent upon the annual retainer fee to be established by Resources West and on the market price of Resources West Common Stock. Since Resources West is at the date of this Joint Proxy Statement/Prospectus wholly-owned by WWP, there is no current market price for its Common Stock. Reference is made to the closing prices of WWP Common Stock and SPR Common Stock under "Comparative Market Prices and Dividends" and to the exchange ratios under "The Merger--Conversion of Shares; Exchange of Stock Certificates."

  RESOURCES WEST EMPLOYEE STOCK PURCHASE PLAN

  The Board of Directors of Resources West and WWP (as the sole stockholder of Resources West) have approved the adoption of the Resources West Employee Stock Purchase Plan (the "Resources West ESPP"). The Resources West ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.

  The following summary of the Resources West ESPP does not purport to be complete and is qualified in its entirety by reference to the text of the Resources West ESPP, a copy of which is set forth in Annex N to this Joint Proxy Statement/Prospectus.

Purpose and Effective Date

  The purpose of the Resources West ESPP is to encourage stock ownership in Resources West by employees in order to give them an increased interest in the success and progress of Resources

West and to strengthen their desire to continue in its employment. The Resources West ESPP will become effective at the Effective Time of the Merger.

Administration of the Resources West ESPP

  The Resources West ESPP will be administered by the Compensation Committee or such other committee appointed by the Board of Directors, which will consist of at least two (2) members.

Shares Subject to the Resources West ESPP

  The Resources West ESPP authorizes the purchase of up to 800,000 shares of Resources West Common Stock.

  If any corporate transaction occurs that causes a change in Resources West capitalization, an appropriate adjustment shall be made in the number of shares and option price per share.

Eligibility and Participation

  All employees of Resources West and any of its subsidiaries (to the extent approved by the Board of Directors of Resources West and the board of directors of such subsidiary) who are customarily employed for more than 20 hours per week and more than five (5) months per year (other than those who may own 5% or more of the outstanding Common Stock of Resources West) may participate in the Resources West ESPP.

Amendment and Termination of the Resources West ESPP

  The Resources West ESPP will terminate when all or substantially all of the shares of stock reserved for issuance have been purchased.

  The Resources West ESPP may be terminated at any time by the Board of Directors, or be amended from time to time by the Board of Directors in order to meet changed legal requirements or otherwise; provided that without approval of the stockholders of Resources West no amendment may increase the total number of shares of Common Stock that may be issued, materially alter the requirement for participation or materially increase the benefits accruing to participants.

Purchases Under the Resources West ESPP

  The Resources West ESPP provides that twice each year, at the beginning of designated six-month payment periods, Resources West will grant to each eligible employee who is then a participant in the Resources West ESPP an option ("Option") to purchase Resources West Common Stock on the last day of such payment period at a price equal to the lesser of (i) 90% of the closing price for such stock as reported in the consolidated transaction reporting system on the day the option was granted, or on the last preceding day such quotations were available (100% of such amounts in the case of Key Executives if the Committee, in its sole discretion determines that such increased price is necessary to avoid the imposition of the (S)162(m) Limitation) or (ii) 100% of the closing price for such stock as reported in the consolidated transaction reporting system on the Offering Exercise Date or on the last preceding day such quotations are available (but not less than the par value of such shares).

  Employees who elect to participate in the Resources West ESPP will save regularly by payroll deductions up to, but not exceeding, 15% of base pay. Participants may not be granted an option to

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purchase stock at a rate that exceeds $25,000 of the fair market value of the stock for each calendar year in which the option is outstanding. At the end of each six-month period these savings will be used to acquire Resources West Common Stock, with any brokerage commissions in connection with such acquisition to be paid by Resources West.

  It is not possible to determine at this time the number of shares of Resources West that will be purchased annually by any employee, since the election to purchase is solely within the employee's control. Since Resources West is at the date of this Joint Proxy Statement/Prospectus wholly-owned by WWP, there is no current market price for its common stock. Reference is made to the closing prices of WWP and SPR common stock under "Comparative Market Prices and Dividends" and to the exchange ratios under "The Merger--Conversion of Shares; Exchange of Stock Certificates."

Federal Income Tax Consequences

  The following is a brief description of the federal income tax consequences related to Options awarded under the Resources West ESPP.

  Consequences to the Optionholder.

  Grant. There are no federal income tax consequences to the optionholder solely by reason of the grant of Options under the Resources West ESPP.

  Exercise. The exercise of an Option is not a taxable event for federal income tax purposes if certain requirements are satisfied, including the restriction providing that the optionholder generally must exercise the option no later than three (3) months following the termination of his employment. The optionholder's tax basis in the shares acquired pursuant to the exercise of an Option will be the amount paid upon exercise.

  Qualifying Disposition. If an optionholder disposes of shares of Resources West Common Stock acquired upon the exercise of an Option in a taxable transaction, and such disposition occurs more than two years from the date on which the Option is granted and more than one year after the date on which the shares are transferred to the optionholder pursuant to the exercise of the Option, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder's adjusted basis in such shares.

  Disqualifying Disposition. If the optionholder disposes of shares of Resources West Common Stock acquired upon the exercise of an Option (other than in certain tax-free transactions) within two years from the date on which the Option is granted or within one year after the transfer of the shares to the optionholder pursuant to the exercise of the Option, then at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of such shares' fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder's actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized on a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise, then the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder) then the loss will be a capital loss.

  Special Rule. In the case of Resources West Common Stock acquired under the Resources West ESPP for 90% of the fair market value amounts described above, any disposition of such shares of Common Stock in a Qualifying Disposition shall result in the optionholder being required to include as ordinary income (and not as gain) in his or her gross income the excess of the lesser of (i) the fair market value of such shares of Common Stock at the time of disposition or (ii) the fair market value of the shares of Common Stock at the time the Option was granted over the option price.

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  Consequence to Resources West.

  There are no federal income tax consequences to Resources West by reason of the grant of Options or the exercise of Options (other than disqualifying dispositions). To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of Options, Resources West will be entitled to a corresponding deduction in the year in which the disposition occurs.

Other Tax Consequences

  The foregoing discussion is not a complete description of the federal income tax aspects of Options under the Resources West ESPP. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLANS

  The dividend reinvestment plans of WWP and SPR will terminate as of the Effective Time. It is anticipated that Resources West will establish a dividend reinvestment plan effective immediately after the Effective Time to be offered to all holders of Resources West Common Stock and that participants in WWP's or SPR's dividend reinvestment plan may transfer their plan accounts to the new plan. The offering of Resources West Common Stock under the Resources West dividend reinvestment plan would be made by a separate prospectus.

STOCK EXCHANGE LISTING OF RESOURCES WEST COMMON STOCK

  Resources West will apply for the listing of Resources West Common Stock on the NYSE. Listing on the NYSE of Resources West Common Stock issuable in the Merger, subject to official notice of issuance, is a condition to consummation of the Merger. So long as WWP Common Stock and SPR Common Stock continue to meet the requirements of the NYSE, WWP Common Stock and SPR Common Stock, as the case may be, will continue to be listed on the NYSE until the Effective Time. The WWP Common Stock also will continue to be listed on the PSE until the Effective Time, so long as WWP Common Stock continues to meet the requirements of the PSE.

RESALES OF RESOURCES WEST COMMON STOCK AND RESOURCES WEST PREFERRED STOCK ISSUED IN THE MERGER; AFFILIATES

  All shares of Resources West Common Stock or Resources West Preferred Stock received by WWP, SPR or SPPC stockholders in the Merger will be freely transferrable, except that the shares of Resources West Common Stock and Resources West Preferred Stock received by persons who are deemed "affiliates" (as such term is defined in Rule 144 under the Securities Act) of WWP, SPR or SPPC prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of Resources West, Rule 144) or as otherwise permitted under the Securities Act. In accordance with the Merger Agreement, WWP, SPR and SPPC intend to use all reasonable efforts to cause each of their respective affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any shares of Resources West Common Stock or Resources West Preferred Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules or regulations promulgated by the SEC thereunder.


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DISSENTERS' RIGHTS

  Holders of WWP Stock

  The following summary of the availability of dissenter's rights for holders of WWP Preferred Stock and WWP Common Stock does not purport to be complete and is qualified in its entirety by reference to Chapter 23B.13 of the Washington Business Corporation Act ("WBCA") (a copy of which is attached as Annex J to this Joint Proxy Statement/Prospectus).

  Any shareholder contemplating the exercise of dissenters' rights is urged to review the full text of Chapter 23B.13 of the WBCA which is set forth in Annex J hereto. The procedure set forth in such Chapter must be followed exactly or any dissenters' rights may be lost.

  A holder of WWP Preferred Stock or WWP Common Stock who properly follows the procedure for dissenting and demanding payment for his or her shares pursuant to Chapter 23B.13 (as summarized below) may be entitled to receive in cash the "fair value" of his or her shares in lieu of the consideration provided for in the Merger Agreement. The "fair value" of a dissenter's shares will be the value of such shares immediately prior to the Effective Time of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable. The "fair value" could be more than, equal to or less than the value of the consideration the shareholder would receive pursuant to the Merger Agreement if the shareholder did not dissent. In the event the dissenting shareholder and Resources West cannot agree on a "fair value" of the dissenter's WWP Preferred Stock or WWP Common Stock, "fair value" may ultimately be determined by a court in an appraisal proceeding.

  To properly exercise dissenters' rights with respect to the Merger and be entitled to compensation, a holder of WWP Preferred Stock or WWP Common Stock must, among other things, (i) prior to the WWP Special Meeting, deliver written notice of the shareholder's intent to demand payment for his or her shares if the Merger is effected, (ii) not vote his or her shares in favor of the Merger and (iii) timely deliver a demand for payment, certify whether the shareholder acquired beneficial ownership before the date of first announcement to news media or to shareholders of the terms of the Merger, and deposit the shareholder's certificates. Thus, any holder of WWP Preferred Stock or WWP Common Stock who wishes to dissent and who executes and returns a proxy on one of the accompanying forms must specify that such holder's shares are to be voted against the Merger or that the proxy holder should abstain from voting such holder's shares. If the shareholder returns a proxy without voting instructions, or with instructions to vote in favor of the Merger, such holder's shares will automatically be voted in favor of the Merger and the shareholder will lose any dissenters' rights. Within ten days after the Effective Time of the Merger, Resources West will send written dissenters' notice to each shareholder who satisfied the requirements of (i) and (ii) above, indicating where the payment demand must be sent and where and when share certificates must be deposited. Such notice will include, among other things, a form of payment demand, and will set the date by which Resources West must receive the payment demand, which date may not be less than 30 nor more than 60 days after the dissenters' notice is delivered. SHAREHOLDERS WHO FAIL TO FILE TIMELY WRITTEN INTENT TO DEMAND PAYMENT OR WHO VOTE IN FAVOR OF THE MERGER WILL NOT BE ENTITLED TO RECEIVE THIS NOTICE AND WILL BE BOUND BY THE TERMS OF THE MERGER AGREEMENT. Written objection to the Merger should be addressed to the Corporate Secretary, The Washington Water Power Company, 1411 East Mission Avenue, Spokane, Washington 99202. Such objections must be received by WWP prior to the WWP Special Meeting.

  A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if (a) the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts

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dissenters' rights and (b) the beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

  Within thirty days after the later of the Effective Time of the Merger, or the date the payment demand is received, Resources West will pay each dissenter who complied with the conditions above, the amount that Resources West estimates to be the fair value of the shareholder's shares, plus accrued interest. The payment must be accompanied by, among other things, (a) WWP's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any, and (b) an explanation of how Resources West estimated the fair value of the shares and how the interest was calculated. Notwithstanding the foregoing, with respect to shares acquired after the date of the first announcement to news media or to shareholders of the terms of the Merger, Resources West may elect to withhold payment of the fair value of dissenters' shares plus accrued interest and, in such event, after the Effective Time, Resources West will estimate the fair value of the shares, plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand.

  The dissenter may notify Resources West in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment made, or, with respect to after-acquired shares for which Resources West elected to withhold payment, reject the offer of the fair value determined for such shares and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

    (a) The dissenter believes that the amount paid or offered is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

    (b) Resources West fails to make payment within sixty (60) days after the date set for demanding payment; or

    (c) WWP does not effect the Merger and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

  A dissenter will be deemed to have waived the right to demand payment unless the dissenter notifies Resources West of the dissenter's demand in writing within thirty (30) days after Resources West makes or offers payment for the dissenter's shares.

  If a demand for payment remains unsettled, Resources West will commence a proceeding in the superior court of Spokane County, Washington within sixty
(60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest and if Resources West does not commence such proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. Resources West will make all dissenters, whether or not residents of Washington, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Resources West may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of Resources West, complied with the provisions of Chapter 23B.13. If the court determines that such shareholder has not complied with the provisions of Chapter 23B.13, the shareholder shall be dismissed as a party. Each dissenter made a party to the proceeding will be entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount paid by Resources West, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which Resources West elected to withhold payment.


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  If WWP does not effect the Merger within sixty (60) days after the date set for demanding payment and depositing share certificates, WWP shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

  Holders of SPPC Preferred Stock

  The following summary of the availability of dissenters' rights for holders of SPPC Preferred Stock does not purport to be complete and is qualified in its entirety by reference to Sections 78.471 to 78.502, inclusive, of the Nevada General Corporation Law ("NGCL") (a copy of which is attached as Annex K to this Joint Proxy Statement/Prospectus).

  Any stockholder contemplating the exercise of dissenters' rights is urged to review the full text of Sections 78.471 to 78.502, inclusive, of the NGCL which is set forth in Annex K hereto. The procedure set forth in such Sections must be followed exactly or any dissenters' rights may be lost.

  A holder of SPPC Preferred Stock who properly follows the procedure for dissenting and demanding payment for his or her shares pursuant to Sections
78.471 to 78.502, inclusive (as summarized below), of the NGCL may be entitled to receive in cash the "fair value" of his or her shares in lieu of the consideration provided for in the Merger Agreement. The "fair value" of a dissenter's shares will be the value of such shares immediately prior to the Effective Time of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable. The "fair value" could be more than, equal to or less than the value of the consideration the stockholder would receive pursuant to the Merger Agreement if the shareholder did not dissent. In the event the dissenting stockholder and Resources West cannot agree on a "fair value" of the dissenter's SPPC Preferred Stock, "fair value" may ultimately be determined by a court in an appraisal proceeding.

  To properly exercise dissenters' rights with respect to the Merger and be entitled to compensation, a holder of SPPC Preferred Stock must, among other things, (i) prior to the SPPC Special Meeting, deliver written notice of the stockholder's intent to demand payment for his or her shares if the Merger is effected, (ii) not vote his or her shares in favor of the Merger and (iii) timely deliver a demand for payment, certify whether the stockholder acquired beneficial ownership before the date of first announcement to news media or to stockholders of the terms of the Merger, and deposit the stockholder's certificates. Thus, any holder of SPPC Preferred Stock who wishes to dissent and who executes and returns a proxy on one of the accompanying forms must specify that such holder's shares are to be voted against the Merger or that the proxy holder should abstain from voting such holder's shares. If the stockholder returns a proxy without voting instructions, or with instructions to vote in favor of the Merger, such holder's shares will automatically be voted in favor of the Merger and the stockholder will lose any dissenters' rights. Within ten days after the Effective Time of the Merger, Resources West will send written dissenters' notice to each stockholder who satisfied the requirements of (i) and (ii) above, indicating where the payment demand must be sent and where and when share certificates must be deposited. Such notice will include, among other things, a form of payment demand and will set the date by which Resources West must receive the payment demand, which date may not be less than 30 nor more than 60 days after the dissenters' notice is delivered. STOCKHOLDERS WHO FAIL TO FILE TIMELY WRITTEN INTENT TO DEMAND PAYMENT OR WHO VOTE IN FAVOR OF THE MERGER WILL NOT BE ENTITLED TO RECEIVE THIS NOTICE AND WILL BE BOUND BY THE TERMS OF THE MERGER AGREEMENT. Written objection to the Merger should be addressed to the Secretary, Sierra Pacific Power Company, 6100 Neil Road, Reno, Nevada 89511. Such objections must be received by SPPC prior to the SPPC Special Meeting.

  A beneficial stockholder may assert dissenters' rights as to shares held on the beneficial stockholder's behalf only if (a) the beneficial stockholder submits to SPPC the record stockholder's written consent to the dissent not later than the time the beneficial stockholder asserts dissenters'

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rights and (b) the beneficial stockholder does so with respect to all shares of which such stockholder is the beneficial stockholder or over which such stockholder has power to direct the vote.

  Within thirty days after the date the payment demand is received, Resources West will pay each dissenter who complied with the conditions above, the amount that Resources West estimates to be the fair value of the shareholder's shares, plus accrued interest. The payment must be accompanied by, among other things,
(a) SPPC's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in stockholders' equity for that year, and the latest available interim financial statements, if any, (b) a statement of Resources West's estimate of the fair value of the shares and (c) an explanation of how interest was calculated. Notwithstanding the foregoing, with respect to shares acquired after the date of the first announcement of the Merger Agreement to news media or to stockholders of the terms of the Merger, Resources West may elect to withhold payment of the fair value of dissenters' shares plus accrued interest and, in such event, after the Effective Time, Resources West will estimate the fair value of the shares, plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand.

  If a dissenter is dissatisfied with Resources West's estimate of the fair value of the dissenter's shares and amount of interest due, then the dissenter may notify Resources West in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment made, or, with respect to after-acquired shares for which Resources West elected to withhold payment as aforesaid, reject the offer of the fair value determined for such shares or to stockholders of the terms of the Merger, and in either case demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due; provided, however, that a dissenter will be deemed to have waived the right to demand payment unless the dissenter notifies Resources West of the dissenter's demand in writing within thirty (30) days after Resources West makes or offers payment for the dissenter's shares.

  If a demand for payment remains unsettled, Resources West will commence a proceeding in the district court of Washoe County, Nevada within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest and if Resources West does not commence such proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. Resources West will make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Each dissenter made a party to the proceeding will be entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount paid by Resources West, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which Resources West elected to withhold payment.

  Holders of SPR Common Stock

  The following summary of the unavailability of dissenters' rights for holders of SPR Common Stock does not purport to be complete and is qualified in its entirety by reference to Sections 78.471 to 78.502, inclusive, of the NGCL (a copy of which is attached as Annex K to this Joint Proxy Statement/Prospectus).

  Section 78.482 of the NGCL provides that holders of shares of any class or series will have no right to dissent from a merger or share exchange if, at the record date fixed to determine the stockholders entitled to vote on such action, such shares of any class or series were either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held by at least 2,000 stockholders of record unless otherwise provided in the articles of incorporation of the corporation

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

issuing the shares or the holders of the class or series are required under the plan of merger or exchange to accept for such shares anything other than cash, shares of the surviving corporation or shares of any other corporation meeting certain criteria. SPR Common Stock is listed on the NYSE and SPR's Articles do not extend dissenters' rights to holders of SPR Common Stock. THEREFORE, THE HOLDERS OF SPR COMMON STOCK WILL NOT HAVE DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER.

                            REGULATORY REQUIREMENTS

  Set forth below is a summary, based on advice of counsel for WWP and SPR, of the regulatory requirements affecting the Merger.

HSR PREMERGER NOTIFICATION

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and the rules and regulations thereunder, provide that certain transactions (including the Merger) may not be consummated until certain information has been submitted to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and specified HSR Act waiting period requirements have been satisfied. WWP and SPR have not yet filed notifications under the HSR Act. The waiting period under the HSR Act will expire 30 days after such filing unless additional information is requested from either WWP or SPR. The expiration or earlier termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. There can be no assurance that such a challenge, if made, would not be successful. Neither WWP nor SPR believes that the Merger will violate Federal antitrust laws. If the Merger is not consummated within twelve months after the expiration or earlier termination of the initial HSR Act waiting period, SPR and WWP would be required to submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period would have to expire or be earlier terminated before the Merger could be consummated.

FEDERAL POWER ACT

  Section 203 of the Federal Power Act of 1935, as amended (the "Federal Power Act"), provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or directly or indirectly merge or consolidate such facilities with those of any other person or acquire any security of any other public utility without first having obtained authorization from the Federal Energy Regulatory Commission (the "FERC"). The approval of the FERC is required in order to consummate the Merger. Under Section 203 of the Federal Power Act, the FERC will approve the Merger if it finds the Merger "consistent with the public interest." WWP and SPR have filed a combined application with the FERC requesting that the FERC approve the Merger under Section 203 of the Federal Power Act. While the parties believe that they will receive the requisite FERC approval for the Merger, there can be no assurance as to the timing of such approval or the ability of the parties to obtain such approval on satisfactory terms or otherwise.

STATE AND LOCAL APPROVALS

  WWP is subject to the jurisdiction of the Washington Utilities and Transportation Commission, the Idaho Public Utilities Commission, the Oregon Public Utilities Commission, the California Public Utilities Commission (the "California Commission") and the Montana Public Service Commission (the "Montana Commission").

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  SPPC is subject to the jurisdiction of the Public Service Commission of
Nevada and the California Commission.

  The parties have filed applications with each of these commissions (other than the Montana Commission) seeking approval for, among other things, the consummation of the Merger and the issuance of Resources West Common Stock and Resources West Preferred Stock in connection therewith. The parties have filed an application with the Montana Commission seeking a disclaimer of jurisdiction.

  As discussed in "The Merger--Reasons for the Merger" (and subject to the qualifications expressed therein), WWP, SPR and SPPC estimate that, if the Merger were consummated, Resources West could achieve cost savings of approximately $450 million, net of costs of achievement and transaction and integration costs, over the ten years following the Merger. The applications to the various state commissions contemplate a plan ("Regulatory Plan") for the sharing of the benefits of the Merger by stockholders and customers, the major elements of which are as follows:

  . Cost savings would be allocated to each jurisdiction by means of commonly accepted allocation methodologies so that each jurisdiction would realize an appropriate share of the benefits.

  . Any fuel price changes as well as gas and fuel savings will be flowed directly through to customers in the various jurisdictions by means of established automatic adjustment mechanisms.

  . Resources West intends to institute a base rate freeze and moratorium on planned base rate increases for the period 1995 until January 2000, except for those capital additions previously approved. More specifically:

   --Resources West would freeze electric retail base rates in Washington and Idaho and gas retail base rates in Washington, Idaho, Oregon and California at least until January 2000. If the Merger were consummated, WWP would avoid having to request retail rate increases, during the period 1995 until January 2000, which would be designed to produce additional annual revenues of approximately $20 million.

   --Resources West would reduce by approximately $10 million a request for an electric rate increase in Nevada and California currently anticipated by SPPC for mid-1997. Resources West would propose to retain the existing deferred energy adjustment mechanism and purchase gas adjustment mechanism in Nevada.

   --Resources West would develop with its respective regulatory commissions a permanent plan for continued Merger benefit savings commencing January 2000. The proposed plan would utilize a performance based regulation model under which prices will be established based upon the performance of Resources West in meeting or exceeding those prescribed measures and standards at that time. Resources West's ability to earn a fair rate of return for stockholders would be dependent upon State approval of the performance-based rate making plans and its actual levels of relative performance compared to the measures or standards established in those plans with greater return potential linked directly to this performance.


  While the parties believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance as to the timing of such approvals or the ability of the parties to obtain such approvals on satisfactory terms or otherwise. It is a condition to the consummation of the Merger that final orders approving the Merger be obtained on terms and conditions which would not have, or would not be reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or results of operations of either (i) the prospective Washington Water Power division or the prospective Sierra Pacific Power division of Resources West, considered separately, or (ii) Resources West and its prospective subsidiaries taken as a whole. There can be no assurance that any such approvals will not contain terms or conditions which cause such approvals to fail to satisfy such condition to the consummation of the Merger.

  Due to the time required to obtain such regulatory approvals, the Merger is not expected to be consummated before late 1995.

                              THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Annex B and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties by each of SPR, SPPC, WWP and Resources West relating to, among other things, (a) their respective organization, the organization of their respective subsidiaries and similar corporate matters; (b) their respective capital structures; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) regulatory approvals; (e) compliance with applicable laws and agreements; (f) reports and financial statements filed with the SEC and the accuracy of information contained therein; (g) absence of material adverse changes; (h) litigation; (i) the accuracy of information supplied by each of SPR and WWP for use in the Registration Statement, of which this Joint Proxy Statement/Prospectus forms a part, filed by Resources West in connection with the issuance of Resources West Common Stock and Resources West Preferred Stock; (j) certain agreements relating to certain employment, consulting and benefits matters; (k) taxes; (l) retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (m) labor issues;
(n) environmental matters; (o) regulation of SPPC and WWP and their respective subsidiaries as utilities; (p) the SPR, SPPC and WWP shareholder votes required in connection with the Merger Agreement and the transactions contemplated thereby; (q) accounting matters; (r) applicability of certain Nevada and Washington law; (s) opinions of Kidder, Peabody, Barr Devlin and CS First Boston; (t) insurance; (u) SPR not beneficially owning any shares of WWP Common Stock and WWP not beneficially owning any shares of SPR Common Stock; and (v) absence of any rights under the SPR Rights Agreement and the WWP Rights Agreement (resulting from the transactions contemplated under the Merger Agreement).

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

  Pursuant to the Merger Agreement, WWP, SPR and SPPC have each agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement or as otherwise consented to in writing by the other parties, it will (and each of its subsidiaries will) among other things: (a) carry on its business in the ordinary course consistent with prior practice; (b) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than to such party or its wholly-owned subsidiaries and other than dividends required to be paid on any series of SPPC or WWP Preferred Stock, and regular quarterly dividends to be paid on SPR and WWP Common Stock not to exceed, with respect to SPR Common Stock, $10 million in the aggregate and, with respect to WWP Common Stock, $18 million in the aggregate; (c) not effect certain other changes in its capitalization other than specified exceptions; (d) not issue capital stock, rights, warrants, options or convertible or similar securities other than (i) intercompany issuances of capital stock, (ii) with respect to SPR and its subsidiaries, issuances in connection with the refunding of SPPC Preferred Stock, issuances of up to an aggregate of $35 million of SPPC Preferred Stock after the receipt of shareholder approval for the Merger, and issuances of up to 2.6 million shares of SPR Common Stock, (iii) with respect to WWP and its subsidiaries, issuances in connection with the refunding of WWP Preferred Stock and issuances of up to 3.2 million shares of WWP Common Stock, and (iv) issuance of capital stock under the SPR Rights Agreement or the WWP Rights Agreement; (e) not amend its Articles of Incorporation or By-Laws, except as contemplated by the Merger Agreement; (f) not engage in material acquisitions, subject to certain exceptions; (g) with certain exceptions, not make any capital expenditures and not commence construction of any additional facilities or obligate itself to purchase any additional facilities in excess of $100 million in any individual transaction or in the aggregate (excluding the amounts budgeted through June 30, 1996); (h) not sell, lease, encumber or otherwise dispose of assets in an amount greater than or equal to $50 million individually or in the aggregate, subject to certain exceptions; (i) not incur indebtedness for money borrowed (or guarantees thereof), other than (i) short-term indebtedness in the ordinary course of business consistent with prior practice, (ii) the issuance of long-term indebtedness, not aggregating more than $230 million with respect to SPR and its subsidiaries or $200 million with respect to WWP and its subsidiaries, or (iii) in connection with the refunding of SPPC Preferred Stock or WWP Preferred Stock; (j) subject to certain exceptions, not enter into, adopt or amend, or increase, accelerate or otherwise extend or enhance (i) the amount or vesting of any benefit or amount payable under, any benefit plan, agreement or other arrangement or (ii) the compensation, fringe benefits or employment or any related rights, with respect to any director, officer or other employee, other than in the ordinary course of business consistent with prior practice; (k) subject to certain exceptions, not enter into or amend any employment, severance or other similar contract with any director or officer, other than the execution of certain employment agreements substantially in the form previously delivered to the other parties;
(l) not engage in any activity which would cause a change in its status under the Public Utility Holding Company Act of 1935, as amended; (m) not make any changes in their accounting methods other than required by law or in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"); (n) not take any action to prevent Resources West from accounting for the business combination to be effected by the Merger as a pooling-of-interests; (o) not take any action that would adversely affect the status of the Merger as a tax-free transaction, except with respect to dissenters' rights or fractional shares; (p) not enter into certain agreements with affiliates;
(q) cooperate with the other parties and notify the other parties of any significant changes; (r) discuss with the other parties any proposed changes in its rates, charges, or standards of service (other than pass-through fuel and gas rates or charges); (s) use all commercially reasonable efforts to obtain certain third-party consents to the Merger; and (t) not take any action that is likely to jeopardize the qualification of the outstanding revenue bonds of WWP and SPPC as tax-exempt industrial revenue bonds. The Merger Agreement provides that notwithstanding the restrictions discussed above, Pentzer Corporation, the parent company to the majority of WWP's non-utility businesses, may, subject to certain exceptions and notice requirements, carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement.

NO SOLICITATION OF TRANSACTIONS

  The Merger Agreement provides that the parties thereto and their respective subsidiaries will not, directly or indirectly, and will not authorize or permit any of their respective officers, directors, employees, investment bankers, financial advisors, representatives and agents to, solicit or encourage, or take any other action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below), or, in the event of an unsolicited Takeover Proposal, except to the extent required by their directors' fiduciary duties under applicable law if so advised by outside counsel, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal. The Merger Agreement provides that each party shall promptly notify the other (orally and in writing) of any such inquiries, offers or proposals. As used in the Merger Agreement, "Takeover Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving a party thereto or any of its material subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of any party or any of its material subsidiaries, other than transactions contemplated by the Merger Agreement.

INDEMNIFICATION

  The Merger Agreement provides that to the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Resources West shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former officers, directors and management employees of SPR, WWP and Resources West (each an "Indemnified Party" and collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time that are in whole or in part based on, or arising out of the fact that such person is or was a director or officer of such party or arising out of or pertaining to the transactions contemplated by the Merger Agreement. The Merger Agreement further provides that in the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Resources West shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Resources West, (ii) Resources West will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Nevada law and Resources West's Articles of Incorporation or Bylaws shall be made by independent counsel mutually acceptable to Resources West and the Indemnified Party; provided, however, that Resources West shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Merger Agreement further requires that the Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the sole opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

  To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification existing in favor of the employees, agents, directors or officers of WWP, SPR and their respective subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation or bylaws, in effect on the date thereof or otherwise in effect on June 27, 1994, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

  In addition, the Merger Agreement requires that for a period of six years after the Effective Time, Resources West shall (i) cause to be maintained in effect either the policies of directors' and officers' liability insurance maintained by WWP or SPR, depending on which such policies offer the most favorable coverage, or (ii) obtain new policies of such insurance offering coverage with respect to such obligations at least as favorable as the most favorable coverage offered by policies maintained by WWP or SPR; provided, however, that such policies are available to Resources West on commercially reasonable terms.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligations of WWP and SPR to effect the Merger are subject to the following conditions, among others: (a) the Merger Agreement shall have been approved by the shareholders of WWP, SPR and SPPC; (b) no temporary restraining order, preliminary or permanent injunction or other order shall be in effect that prevents the consummation of the Merger; (c) the Registration Statement shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; (d) the shares of Resources West Common Stock issuable and required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance; (e) the receipt by WWP and SPR of letters from their independent public accountants that the Merger will qualify as a pooling-of-interests transaction under GAAP and applicable SEC regulations; (f) the receipt of all material governmental authorizations, consents, orders or approvals which shall have become final and which do not impose terms or conditions which would have, or would be reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or results of operations of either (i) the prospective Washington Water Power division or the prospective Sierra Pacific Power division of Resources West, considered separately, or (ii) Resources West and its prospective subsidiaries taken as a whole; (g) there shall have occurred no material adverse change in the prospective business, properties, assets, operations (including the coordination of facilities), financial condition or results of operations of Resources West; (h) the performance in all material respects of all obligations required to be performed under the Merger Agreement; (i) the accuracy in all material respects of the representations and warranties set forth in the Merger Agreement; (j) the receipt by WWP of officers' certificates from SPR and SPPC, and the receipt by SPR of an officer's certificate from WWP, each stating that the conditions set forth in the Merger Agreement have been satisfied; (k) there shall have occurred no material adverse effect on the business, operations, properties, assets, financial condition, or the results of operations of the parties and their respective subsidiaries taken as a whole; (l) the receipt of tax opinions by WWP and SPR to the effect that the Merger will be treated as a tax-free reorganization; (m) the receipt of certain third party consents; and
(n) no event shall have occurred that would result in the triggering of any right or entitlement of shareholders under the WWP Rights Agreement or SPR Rights Agreement (each as hereinafter defined), including a "flip-in" or "flip-over" or similar event commonly described in such rights plans, which, in the reasonable judgment of the other party, would have or be reasonably likely to result in a material adverse effect on such other party or materially change the number of outstanding equity securities of the issuer of the rights in question, and the rights shall not have become nonredeemable by the WWP or SPR Boards of Directors.

TERMINATION; FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of SPR and WWP: (a) by mutual written consent of the Boards of Directors of SPR, SPPC and WWP; (b) by any party thereto, if the Effective Time shall not have occurred on or before June 27, 1996; provided, however, that such right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before that date; (c) by any party thereto if any required shareholder approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof; (d) by any party thereto, if (i) any state or federal law, order, rule or regulation is adopted or issued, which has the effect of prohibiting the Merger, or (ii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable; (e) by SPR and SPPC on the one hand, or WWP on the other, upon two days' prior notice to the other, if, as a result of a tender offer by a third-party or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Business Combination") by a third-party, the Board of Directors of such party determines in good faith that its fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of such party shall have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of the Merger Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, such party shall, and shall cause its respective financial and legal advisors to, negotiate with the other party to make such adjustments in the terms and conditions of the Merger Agreement as would enable such party to proceed with the transactions contemplated thereby; (f) by SPR and SPPC on the one hand, or WWP on the other, by written notice to the other, if (i) there shall have been any material breach of any material representation or warranty, or any material breach of any covenant or agreement on the part of the other under the Merger Agreement, and such breach shall not have been remedied within 20 days after receipt by the breaching party of notice in writing from the non-breaching party, specifying the nature of such breach and requesting that it be remedied; or
(ii) the Board of Directors
of either party shall withdraw or modify its approval or recommendation of the Merger Agreement or the Merger in any manner adverse to the other party or shall resolve to take such action.

  In the event of termination of the Merger Agreement by either WWP or SPR and SPPC as provided above, there shall be no liability on the part of either WWP or SPR and SPPC or their respective officers or directors thereunder (other than (i) to hold in strict confidence all documents furnished in accordance with the Confidentiality Agreements, each dated March 1, 1994, between SPR and WWP, (ii) certain specified provisions of the Merger Agreement described below, and (iii) liability by reason of any willful breach of any representation, warranty or covenant contained in the Merger Agreement).

  If the Merger Agreement is terminated pursuant to clause (f)(i) under "Termination" above, then the breaching party shall promptly pay to the non-breaching party an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party not to exceed $7 million in the aggregate ("Out-of-Pocket Expenses").

  In addition, if (i) the Merger Agreement (x) is terminated pursuant to clause
(e) or (f)(ii) under "Termination" above, (y) is terminated following a failure of any one of the above parties to obtain the necessary shareholder vote ("Shareholder Disapproval") or (z) is terminated as a result of such party's failure to take all steps necessary to obtain such shareholder vote and (ii) at the time of such termination or, in the case of a termination following a Shareholder Disapproval, prior to the meeting of such party's shareholders at which such Shareholder Disapproval occurred, there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination (as defined above) involving, such party which at the time of such termination or, in the case of a termination following a Shareholder Disapproval, at the time of the meeting of such party's shareholders, shall not have been (x) rejected by such party and its board of directors and (y) withdrawn by the third party, then the party which is the subject of the tender offer or offer or proposal with respect to a Business Combination shall promptly pay to the other party, a termination fee in an amount equal to $25 million plus Out-of-Pocket Expenses.

  The Merger Agreement further provides that all termination fees constitute liquidated damages and not a penalty, and if one party should fail to pay any termination fee due, the defaulting party shall pay the costs and expenses in connection with any action taken to collect payment, together with interest on the amount of any unpaid termination fee.

  Except as set forth above, all costs and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and filing of this Joint Proxy Statement/Prospectus shall be shared equally by WWP on the one hand, and SPR and SPPC, on the other.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended by the parties thereto pursuant to action by their respective Boards of Directors, at any time before or after approval thereof by the shareholders of WWP, SPR and SPPC and prior to the Effective Time, but after such approvals, no such amendment shall (i) alter or change the amount or kind of shares, rights or any of the proceedings of the exchange and/or conversion, (ii) alter or change any of the terms and conditions of the Merger Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of WWP Common Stock, WWP Preferred Stock, SPR Common Stock or SPPC Preferred Stock, or
(iii) alter or change any term of the Resources West Amended and Restated Articles of Incorporation as attached as Annex F hereto, except for alterations or changes that could otherwise be adopted by the Board of Directors of Resources West, without the further approval of such shareholders, as applicable. The parties to the Merger Agreement may extend the time for the performance of any of the obligations or other acts of the other parties thereto, waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, and waive compliance with any of the agreements or conditions contained in the Merger Agreement.

            PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

  The following pro forma financial information combines the historical consolidated balance sheet and statements of income of WWP and SPR after giving effect to the Merger. The unaudited pro forma consolidated balance sheet at June 30, 1994 gives effect to the Merger as if it had occurred at June 30, 1994. The unaudited pro forma consolidated statements of income for each of the three years in the period ended December 31, 1993, and the six-months ended June 30, 1994 give effect to the Merger as if it had occurred at January 1, 1991. These statements are prepared on the basis of accounting for the Merger as a pooling-of-interests and are based on the assumptions set forth in the notes thereto. The following pro forma financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of WWP, SPR and SPPC, incorporated by reference herein. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date, or at the beginning of the periods, for which the Merger is being given effect, nor is it necessarily indicative of future operating results or financial position.

                       RESOURCES WEST ENERGY CORPORATION

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                AT JUNE 30, 1994

                             (THOUSANDS OF DOLLARS)

                                  (UNAUDITED)

                                                  WWP        SPR     PRO FORMA
                                               ---------- ---------- ----------
ASSETS:
PROPERTY:
 Utility plant in service-net................. $1,701,724 $1,621,550 $3,323,274
 Construction work in progress................     64,531    169,016    233,547
                                               ---------- ---------- ----------
 Total........................................  1,766,255  1,790,566  3,556,821
 Less: accumulated depreciation and amortiza-
  tion........................................    486,225    487,389    973,614
                                               ---------- ---------- ----------
 Net utility plant............................  1,280,030  1,303,177  2,583,207
                                               ---------- ---------- ----------
OTHER PROPERTY AND INVESTMENTS:
 Investment in exchange power-net.............     91,570        --      91,570
 Other-net....................................     97,319     28,863    126,182
                                               ---------- ---------- ----------
 Total other property and investments.........    188,889     28,863    217,752
                                               ---------- ---------- ----------
CURRENT ASSETS:
 Cash and temporary investments...............     19,041      6,158     25,199
 Accounts and notes receivable-net of
  uncollectibles (3)..........................     45,280     49,309     94,589
 Materials, supplies, fuel and natural gas in-
  ventories (average cost)....................     23,043     30,009     53,052
 Prepayments and other........................      4,912      3,357      8,269
                                               ---------- ---------- ----------
 Total current assets.........................     92,276     88,833    181,109
                                               ---------- ---------- ----------
DEFERRED CHARGES:
 Deferred energy costs........................      9,450     38,477     47,927
 Regulatory assets for deferred income tax....    175,447     70,089    245,536
 Other regulatory assets......................      8,471     43,583     52,054
 Conservation programs........................     61,459      9,600     71,059
 Other-net....................................     50,888     15,389     66,277
                                               ---------- ---------- ----------
 Total deferred charges.......................    305,715    177,138    482,853
                                               ---------- ---------- ----------
   TOTAL...................................... $1,866,910 $1,598,011 $3,464,921
                                               ========== ========== ==========
CAPITALIZATION AND LIABILITIES:
CAPITALIZATION:
 Common stock and additional paid in capital
  (4)......................................... $  558,521 $  446,985 $1,005,506
 Other stockholders equity (includes retained
  earnings)...................................     95,320     54,841    150,161
 Preferred stock--not subject to mandatory re-
  demption....................................     50,000     73,115    123,115
 Preferred stock--subject to mandatory redemp-
  tion........................................     85,000     20,400    105,400
 Long-term debt...............................    652,533    560,293  1,212,826
                                               ---------- ---------- ----------
 Total capitalization.........................  1,441,374  1,155,634  2,597,008
                                               ---------- ---------- ----------
CURRENT LIABILITIES:
 Short-term borrowings........................        --      46,366     46,366
 Current maturities of long-term debt and pre-
  ferred stock................................      1,943      8,092     10,035
 Accounts payable.............................     27,443     40,926     68,369
 Taxes payable................................     24,149      2,640     26,789
 Interest payable.............................      9,894      5,696     15,590
 Dividends declared...........................        --         --         --
 Other........................................     51,545     17,881     69,426
                                               ---------- ---------- ----------
 Total current liabilities....................    114,974    121,601    236,575
                                               ---------- ---------- ----------
DEFERRED CREDITS:
 Investment tax credits.......................      2,407     46,701     49,108
 Deferred income taxes........................    293,696    159,590    453,286
 Regulatory tax liability.....................        --      47,828     47,828
 Customer advances for construction...........      2,362     40,883     43,245
 Other........................................     11,060     25,774     36,834
                                               ---------- ---------- ----------
 Total deferred credits.......................    309,525    320,776    630,301
                                               ---------- ---------- ----------
MINORITY INTEREST.............................      1,037        --       1,037
                                               ---------- ---------- ----------
   TOTAL...................................... $1,866,910 $1,598,011 $3,464,921
                                               ========== ========== ==========

        The accompanying notes are an integral part of these statements.

                       RESOURCES WEST ENERGY CORPORATION

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                              AT DECEMBER 31, 1993

                             (THOUSANDS OF DOLLARS)

                                  (UNAUDITED)

                                                  WWP        SPR     PRO FORMA
                                               ---------- ---------- ----------
ASSETS:
PROPERTY:
 Utility plant in service-net................. $1,667,778 $1,575,675 $3,243,453
 Construction work in progress................     55,191    160,795    215,986
                                               ---------- ---------- ----------
 Total........................................  1,722,969  1,736,470  3,459,439
 Less: accumulated depreciation and amortiza-
  tion........................................    468,978    465,940    934,918
                                               ---------- ---------- ----------
 Net utility plant............................  1,253,991  1,270,530  2,524,521
                                               ---------- ---------- ----------
OTHER PROPERTY AND INVESTMENTS:
 Investment in exchange power-net.............     94,383        --      94,383
 Other-net....................................     79,376     27,538    106,914
                                               ---------- ---------- ----------
 Total other property and investments.........    173,759     27,538    201,297
                                               ---------- ---------- ----------
CURRENT ASSETS:
 Cash and temporary investments...............     33,718     28,097     61,815
 Accounts and notes receivable-net of
  uncollectibles (3)..........................     63,649     57,227    120,876
 Materials, supplies, fuel and natural gas in-
  ventories (average cost)....................     19,548     31,154     50,702
 Prepayments and other........................      5,832      3,761      9,593
                                               ---------- ---------- ----------
 Total current assets.........................    122,747    120,239    242,986
                                               ---------- ---------- ----------
DEFERRED CHARGES:
 Deferred energy costs........................      9,890     47,214     57,104
 Regulatory assets for deferred income tax....    177,786     70,570    248,356
 Other regulatory assets......................      8,283     43,957     52,240
 Conservation programs........................     47,612      8,549     56,161
 Other-net....................................     43,770     18,767     62,537
                                               ---------- ---------- ----------
 Total deferred charges.......................    287,341    189,057    476,398
                                               ---------- ---------- ----------
   TOTAL...................................... $1,837,838 $1,607,364 $3,445,202
                                               ========== ========== ==========
CAPITALIZATION AND LIABILITIES:
CAPITALIZATION:
 Common stock and additional paid in capital
  (4)......................................... $  544,609 $  443,182 $  987,791
 Other stockholders equity (includes retained
  earnings)...................................     89,770     46,631    136,401
 Preferred stock--not subject to mandatory re-
  demption....................................     50,000     73,115    123,115
 Preferred stock--subject to mandatory redemp-
  tion........................................     85,000     27,200    112,200
 Long-term debt...............................    647,229    551,011  1,198,240
                                               ---------- ---------- ----------
 Total capitalization.........................  1,416,608  1,141,139  2,557,747
                                               ---------- ---------- ----------
CURRENT LIABILITIES:
 Short-term borrowings........................        --      50,737     50,737
 Current maturities of long-term debt and pre-
  ferred stock................................        675     14,350     15,025
 Accounts payable.............................     33,840     54,338     88,178
 Taxes payable................................     19,959      3,240     23,199
 Interest payable.............................     10,046      5,476     15,522
 Other........................................     50,488     17,099     67,587
                                               ---------- ---------- ----------
 Total current liabilities....................    115,008    145,240    260,248
                                               ---------- ---------- ----------
DEFERRED CREDITS:
 Investment tax credits.......................      2,456     47,686     50,142
 Deferred income taxes........................    288,905    161,543    450,448
 Regulatory tax liability.....................        --      48,453     48,453
 Customer advances for construction...........      2,656     39,669     42,325
 Other........................................     11,182     23,634     34,816
                                               ---------- ---------- ----------
 Total deferred credits.......................    305,199    320,985    626,184
                                               ---------- ---------- ----------
MINORITY INTEREST.............................      1,023        --       1,023
                                               ---------- ---------- ----------
   TOTAL...................................... $1,837,838 $1,607,364 $3,445,202
                                               ========== ========== ==========

        The accompanying notes are an integral part of these statements.

                       RESOURCES WEST ENERGY CORPORATION

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                              AT DECEMBER 31, 1992

                             (THOUSANDS OF DOLLARS)

                                  (UNAUDITED)

                                                 WWP        SPR      PRO FORMA
                                              ---------- ----------  ----------
ASSETS:
PROPERTY:
 Utility plant in service-net................ $1,588,762 $1,521,057  $3,109,819
 Construction work in progress...............     32,739     64,785      97,524
                                              ---------- ----------  ----------
 Total.......................................  1,621,501  1,585,842   3,207,343
 Less: accumulated depreciation and amortiza-
  tion.......................................    430,348    425,901     856,249
                                              ---------- ----------  ----------
 Net utility plant...........................  1,191,153  1,159,941   2,351,094
                                              ---------- ----------  ----------
OTHER PROPERTY AND INVESTMENTS:
 Investment in exchange power-net............     99,633        --       99,633
 Other-net...................................     76,273     30,766     107,039
                                              ---------- ----------  ----------
 Total other property and investments........    175,906     30,766     206,672
                                              ---------- ----------  ----------
CURRENT ASSETS:
 Cash and temporary investments..............     34,500     29,906      64,406
 Accounts and notes receivable-net of
  uncollectibles (3).........................     40,555     52,576      93,131
 Materials, supplies, fuel and natural gas
  inventories (average cost).................     17,075     29,701      46,776
 Prepayments and other.......................      7,054      3,649      10,703
                                              ---------- ----------  ----------
 Total current assets........................     99,184    115,832     215,016
                                              ---------- ----------  ----------
DEFERRED CHARGES:
 Deferred energy costs.......................        --      18,116      18,116
 Regulatory assets for deferred income tax...        --      64,689      64,689
 Other regulatory assets.....................      7,477     26,837      34,314
 Conservation programs.......................     19,342      2,955      22,297
 Other-net...................................     40,953     18,456      59,409
                                              ---------- ----------  ----------
 Total deferred charges......................     67,772    131,053     198,825
                                              ---------- ----------  ----------
   TOTAL..................................... $1,534,015 $1,437,592  $2,971,607
                                              ========== ==========  ==========
CAPITALIZATION AND LIABILITIES:
CAPITALIZATION:
 Common stock and additional paid in capital
  (4)........................................ $  508,202 $  380,722  $  888,924
 Other stockholders equity (includes retained
  earnings)..................................     78,833     31,743     110,576
 Preferred stock--not subject to mandatory
  redemption.................................     50,000     73,115     123,115
 Preferred stock--subject to mandatory re-
  demption...................................     85,000     34,000     119,000
 Long-term debt..............................    596,897    561,545   1,158,442
                                              ---------- ----------  ----------
 Total capitalization........................  1,318,932  1,081,125   2,400,057
                                              ---------- ----------  ----------
CURRENT LIABILITIES:
 Short-term borrowings.......................        --       2,990       2,990
 Current maturities of long-term debt........      1,623        836       2,459
 Accounts payable............................     27,514     41,278      68,792
 Taxes payable...............................     18,151     (1,635)     16,516
 Interest payable............................     12,819      8,314      21,133
 Dividends declared..........................        285        --          285
 Other.......................................     39,084     21,696      60,780
                                              ---------- ----------  ----------
 Total current liabilities...................     99,476     73,479     172,955
                                              ---------- ----------  ----------
DEFERRED CREDITS:
 Investment tax credits......................      2,554     49,592      52,146
 Deferred income taxes.......................     96,031    128,443     224,474
 Regulatory tax liability....................        --      54,028      54,028
 Customer advances for construction..........      3,426     37,749      41,175
 Other.......................................     12,472     13,176      25,648
                                              ---------- ----------  ----------
 Total deferred credits......................    114,483    282,988     397,471
                                              ---------- ----------  ----------
MINORITY INTEREST............................      1,124        --        1,124
                                              ---------- ----------  ----------
   TOTAL..................................... $1,534,015 $1,437,592  $2,971,607
                                              ========== ==========  ==========

        The accompanying notes are an integral part of these statements.

                       RESOURCES WEST ENERGY CORPORATION

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1994

                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                    WWP       SPR     PRO FORMA
                                                  --------  --------  ---------
OPERATING REVENUES............................... $338,070  $289,953  $628,023
                                                  --------  --------  --------
OPERATING EXPENSES:
 Operations......................................  187,895   188,349   376,244
 Maintenance.....................................   11,692     8,749    20,441
 Depreciation and amortization...................   29,494    25,632    55,126
 Taxes other than income taxes...................   23,285     8,320    31,605
                                                  --------  --------  --------
  Total operating expenses.......................  252,366   231,050   483,416
                                                  --------  --------  --------
INCOME FROM OPERATIONS...........................   85,704    58,903   144,607
                                                  --------  --------  --------
INTEREST EXPENSE AND (OTHER INCOME):
 Interest expense................................   25,435    20,860    46,295
 Interest capitalized and AFUCE..................   (2,807)   (1,045)   (3,852)
 Other (income) deductions-net...................   (5,310)    3,567    (8,877)
                                                  --------  --------  --------
  Total interest expense and other income-net....   17,318    16,248    33,566
                                                  --------  --------  --------
INCOME BEFORE INCOME TAXES.......................   68,386    42,655   111,041
INCOME TAXES.....................................   25,999    14,043    40,042
                                                  --------  --------  --------
INCOME FROM CONTINUING OPERATIONS BEFORE
 PREFERRED DIVIDENDS.............................   42,387    28,612    70,999
DEDUCT-Preferred stock dividend requirements.....    4,219     4,084     8,303
                                                  --------  --------  --------
INCOME AVAILABLE FOR COMMON STOCK................ $ 38,168  $ 24,528  $ 62,696
                                                  ========  ========  ========
Average common shares outstanding (thousands)
 (1).............................................   53,114    29,121    95,048
EARNINGS PER SHARE............................... $   0.72  $   0.84  $   0.66


        The accompanying notes are an integral part of these statements.

                       RESOURCES WEST ENERGY CORPORATION

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1993

                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                  WWP       SPR     PRO FORMA
                                                --------  --------  ----------
OPERATING REVENUES............................. $640,599  $528,075  $1,168,674
                                                --------  --------  ----------
OPERATING EXPENSES:
 Operations....................................  348,811   333,099     681,910
 Maintenance...................................   28,389    16,565      44,954
 Depreciation and amortization.................   58,354    49,861     108,215
 Taxes other than income taxes.................   44,195    15,761      59,956
                                                --------  --------  ----------
  Total operating expenses.....................  479,749   415,286     895,035
                                                --------  --------  ----------
INCOME FROM OPERATIONS.........................  160,850   112,789     273,639
                                                --------  --------  ----------
INTEREST EXPENSE AND (OTHER INCOME):
 Interest expense..............................   50,133    44,972      95,105
 Interest capitalized and AFUCE................   (3,027)   (1,959)     (4,986)
 Net gain on sale of subsidiary stock..........   (9,915)      --       (9,915)
 Other (income) deductions-net.................   (1,620)   (8,572)    (10,192)
                                                --------  --------  ----------
  Total interest expense and other income-net..   35,571    34,441      70,012
                                                --------  --------  ----------
INCOME BEFORE INCOME TAXES.....................  125,279    78,348     203,627
INCOME TAXES...................................   42,503    25,197      67,700
                                                --------  --------  ----------
INCOME FROM CONTINUING OPERATIONS BEFORE
 PREFERRED DIVIDENDS...........................   82,776    53,151     135,927
DEDUCT-Preferred stock dividend requirements...    8,335     8,261      16,596
                                                --------  --------  ----------
INCOME AVAILABLE FOR COMMON STOCK.............. $ 74,441  $ 44,890  $  119,331
                                                ========  ========  ==========
Average common shares outstanding (thousands)
 (1)...........................................   51,616    26,895      90,345
EARNINGS PER SHARE............................. $   1.44  $   1.67  $     1.32


        The accompanying notes are an integral part of these statements.

                       RESOURCES WEST ENERGY CORPORATION

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1992

                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                  WWP       SPR     PRO FORMA
                                                --------  --------  ----------
OPERATING REVENUES............................. $557,758  $481,810  $1,039,568
                                                --------  --------  ----------
OPERATING EXPENSES:
 Operations....................................  287,988   296,919     584,907
 Maintenance...................................   24,059    17,162      41,221
 Depreciation and amortization.................   53,422    48,143     101,565
 Write-down of assets..........................      --     17,499      17,499
 Taxes other than income taxes.................   41,664    14,845      56,509
                                                --------  --------  ----------
  Total operating expenses.....................  407,133   394,568     801,701
                                                --------  --------  ----------
INCOME FROM OPERATIONS.........................  150,625    87,242     237,867
                                                --------  --------  ----------
INTEREST EXPENSE AND (OTHER INCOME):
 Interest expense..............................   53,541    42,392      95,933
 Interest capitalized and AFUCE................   (2,359)   (1,178)     (3,537)
 Net gain on sale of subsidiary stock..........   (6,685)      --       (6,685)
 Other (income) deductions-net.................   (7,469)   (4,372)    (11,841)
                                                --------  --------  ----------
  Total interest expense and other income-net..   37,028    36,842      73,870
                                                --------  --------  ----------
INCOME BEFORE INCOME TAXES.....................  113,597    50,400     163,997
INCOME TAXES...................................   41,330    16,611      57,941
                                                --------  --------  ----------
INCOME FROM CONTINUING OPERATIONS BEFORE
 PREFERRED DIVIDENDS...........................   72,267    33,789     106,056
DEDUCT-Preferred stock dividend requirements...    6,817     5,640      12,457
                                                --------  --------  ----------
INCOME AVAILABLE FOR COMMON STOCK.............. $ 65,450  $ 28,149  $   93,599
                                                ========  ========  ==========
Average common shares outstanding (thousands)
 (1)...........................................   49,550    25,709      86,571
EARNINGS PER SHARE............................. $   1.32  $   1.09  $     1.08

        The accompanying notes are an integral part of these statements.

                       RESOURCES WEST ENERGY CORPORATION

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1991

                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                  WWP       SPR     PRO FORMA
                                                --------  --------  ----------
OPERATING REVENUES............................. $566,807  $468,766  $1,035,573
                                                --------  --------  ----------
OPERATING EXPENSES:
 Operations....................................  290,700   287,830     578,530
 Maintenance...................................   25,163    16,746      41,909
 Depreciation and amortization.................   52,003    43,925      95,928
 Write-down of assets..........................      --      1,108       1,108
 Taxes other than income taxes.................   39,764    13,504      53,268
                                                --------  --------  ----------
  Total operating expenses.....................  407,630   363,113     770,743
                                                --------  --------  ----------
INCOME FROM OPERATIONS.........................  159,177   105,653     264,830
                                                --------  --------  ----------
INTEREST EXPENSE AND (OTHER INCOME):
 Interest expense..............................   54,552    45,865     100,417
 Interest capitalized and AFUCE................     (863)     (711)     (1,574)
 Other (income) deductions-net.................   (3,229)   (7,218)    (10,447)
                                                --------  --------  ----------
  Total interest expense and other income-net..   50,460    37,936      88,396
                                                --------  --------  ----------
INCOME BEFORE INCOME TAXES.....................  108,717    67,717     176,434
INCOME TAXES...................................   38,086    21,992      60,078
                                                --------  --------  ----------
INCOME FROM CONTINUING OPERATIONS BEFORE PRE-
 FERRED DIVIDENDS..............................   70,631    45,725     116,356
DEDUCT-Preferred stock dividend requirements...    9,292     4,361      13,653
                                                --------  --------  ----------
INCOME AVAILABLE FOR COMMON STOCK.............. $ 61,339  $ 41,364  $  102,703
                                                ========  ========  ==========
Average common shares outstanding (thousands)
 (1)...........................................   46,916    23,976      81,441
EARNINGS PER SHARE............................. $   1.31  $   1.73  $     1.26


        The accompanying notes are an integral part of these statements.

     NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET AND STATEMENTS OF INCOME

  1. The Pro Forma Consolidated Financial Statements reflect the conversion of each share of SPR Common Stock outstanding into 1.44 shares of Resources West Common Stock and the conversion of each share of WWP Common Stock outstanding into one share of Resources West Common Stock. The Pro Forma Consolidated Financial Statements are presented as if the companies were combined during all periods included therein.

  2. All references to per share information for WWP have been adjusted to reflect the two-for-one common stock split which became effective on November 9, 1993.

  3. The Accounts and Notes Receivable are reported on the Balance Sheets net of the Allowance for Uncollectible Accounts. The balances of the Allowance for Uncollectible Accounts (in thousands), by company, at the dates of the Balance Sheets are as follows:

                                                                                            PRO
                                  WWP                          SPR                         FORMA
                                 ------                       ------                       ------
   June 30, 1994                 $1,062                       $1,030                       $2,092
   December 31, 1993              1,312                          924                        2,236
   December 31, 1992              1,425                        1,085                        2,510

  4. The number of shares of common stock outstanding (in thousands), by company, at the dates of the Balance Sheets are as follows:

                                                                                            PRO
                                  WWP                          SPR                         FORMA
                                 ------                       ------                       ------
   June 30, 1994                 53,584                       29,214                       95,653
   December 31, 1993             52,758                       29,014                       94,538
   December 31, 1992             50,888                       25,933                       88,231

  5. The pro forma financial statements do not reflect the $450 million (net) cost savings estimated to be achieved in the ten year period following the consummation of the Merger.

  6. Intercompany transactions (including purchased and exchanged power transactions) between WWP and SPR during the periods presented were not material and, accordingly, no pro forma adjustments were made to eliminate such transactions.

  7. For comparative purposes, certain historical amounts have been reclassified to conform to the pro forma financial statement format.

                        SELECTED INFORMATION CONCERNING
                                  THE PARTIES

DESCRIPTION OF WWP'S BUSINESS

  WWP is an investor-owned company primarily engaged as a combination electric and natural gas utility serving a 26,000-square-mile area known as the Inland Northwest in eastern Washington and northern Idaho with a population estimated to be in excess of 750,000. Also, WP Natural Gas, an operating division of WWP, provides natural gas service in northeast and southwest Oregon and the South Lake Tahoe region in California with a population estimated to be in excess of 450,000. WWP's utility operations include the generation, purchase, transmission, distribution and sale of electric energy on both a retail and wholesale basis plus the purchase, transportation, distribution and sale of natural gas.

  In addition to its utility operations, WWP owns Pentzer Corporation, parent company to the majority of WWP's non-utility businesses. Pentzer's portfolio of investments includes companies involved in advertising-display manufacturing, bindery services, electronic technology, energy services, financial services, real estate development and telecommunications. Pentzer's business strategy is to acquire controlling interests in a broad range of middle market companies, to help these companies grow through internal development and strategic acquisitions, and to sell the portfolio investments either to the public or to strategic buyers when it becomes most advantageous in meeting Pentzer's return on invested capital objectives.

DESCRIPTION OF SPR'S AND SPPC'S BUSINESSES

  SPR. SPR is a holding company incorporated under the laws of the State of Nevada on December 12, 1983. Pursuant to an Agreement and Plan of Merger dated January 6, 1984, SPPC became a wholly-owned subsidiary of SPR. In 1993, SPR formed a new wholly-owned subsidiary named Tuscarora Gas Pipeline Company which entered into a partnership with a special purpose subsidiary of TransCanada Pipeline Company to construct, own and operate an interstate natural gas pipeline with the principal purpose of providing natural gas to power plants owned and operated by SPPC.

  SPPC. SPPC, SPR's principal subsidiary, is a Nevada corporation engaged principally in the generation, purchase, transmission, distribution and sale of electric energy to approximately 256,000 customers in a total service area of approximately 50,000 square miles in western, central and northeastern parts of Nevada (including the cities of Reno, Sparks, Carson City, Winnemucca and Elko) and an eastern portion of California (in the Lake Tahoe area). SPPC also provides gas service to approximately 85,000 gas customers in a total area of about 600 square miles in Reno-Sparks and the surrounding area, and water utility service to approximately 58,000 customers in a total area of about 160 square miles in the Reno-Sparks metropolitan area.

PRINCIPAL STOCKHOLDERS OF SPR

  The following table sets forth, as of September 21, 1994, certain information regarding beneficial ownership of SPR Common Stock by each person known to SPR to own beneficially more than 5% of its outstanding Common Stock.

                                                   AMOUNT AND NATURE OF PERCENT
NAME AND ADDRESS                                   BENEFICIAL OWNERSHIP OF CLASS
- ----------------                                   -------------------- --------
Wellington Management Company.....................      1,608,000         5.49
  75 State Street
  Boston, MA 02109

BUSINESS CONTACTS BETWEEN WWP AND SPPC

  WWP and SPPC are members of the Intercompany Pool, the Northwest Power Pool and the Western System Coordinating Council and participate in all aspects of these regional utility organizations. Through these inter-company organizations, member utilities are provided mechanisms and agreements for exchange of energy, capacity and reserve sharing as well as for planning and coordination of regional power needs. All contractual relationships between WWP and SPPC (primarily spot and short-term sales of power) have been entered into on the basis of arm's-length negotiations. No other contractual arrangements exist between WWP and SPR and SPPC.

                  DESCRIPTION OF RESOURCES WEST CAPITAL STOCK

  At the Effective Time, the authorized capital stock of Resources West will consist of 315,000,000 shares, divided into 15,000,000 shares of Resources West Preferred Stock and 300,000,000 shares of Resources West Common Stock.

  Following is a brief description of certain of the rights and privileges attaching to the Resources West Preferred Stock and the Resources West Common Stock. For a complete description, reference is made to the Resources West Amended and Restated Articles of Incorporation (the "Resources West Restated Articles"), a copy of which is attached as Annex F to this Joint Proxy Statement/Prospectus, and to the laws of the State of Nevada. The following summary, which does not purport to be complete, is qualified in its entirety by such reference.

PREFERRED STOCK

  General

  The Resources West Restated Articles will provide that the shares of the Resources West Preferred Stock may be divided into and issued in series. The Board of Directors will have the authority to establish series of Resources West Preferred Stock and, within the limitations set forth in the Resources West Restated Articles and such limitations as may be provided by law, to prescribe the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of the Resources West Preferred Stock so established. Without limiting the generality of the foregoing, the Board of Directors will have the authority to prescribe, with respect to any series of the Resources West Preferred Stock:

    (a) the number of shares and designation thereof;

    (b) the rate or rates of dividend, if any, or any formulary or other method or other means by which such rate or rates are to be determined at any time or from time to time; the date or dates on which dividends may be payable; and the date or dates from which dividends shall be cumulative;

    (c) whether shares may be redeemed and, if so, the terms and conditions of redemption and the redemption price or prices payable upon any such redemption or any formulary or other method or other means by which such redemption price or prices are to be determined;

    (d) the amounts payable upon shares in event of voluntary and involuntary dissolution or any formulary or other method or other means by which such amounts are to be determined;

    (e) sinking fund provisions, if any, for the redemption or purchase of shares;

    (f) the terms and conditions, if any, on which shares may be converted;

    (g) voting rights, if any, in addition to the voting rights set forth in the Resources West Restated Articles; and

    (h) any other terms or provisions applicable to such series.

  All shares of the Resources West Preferred Stock of the same series will be identical, except that shares of the same series issued at different times may vary as to the dates from which dividends thereon will be cumulative and except as otherwise not prohibited by applicable law; and all shares of the Resources West Preferred Stock, irrespective of series, will constitute one and the same class of stock and will be of equal rank, and, except as otherwise provided in or established pursuant to the Resources West Restated Articles or the resolution of the Board of Directors establishing any series, will be identical.

  Subject to any issuance of additional shares of WWP Preferred Stock or SPPC Preferred Stock, and to the retirement of currently outstanding shares pursuant to sinking funds or otherwise, between the date of this Joint Proxy Statement/Prospectus and the Effective Time, it is anticipated that, at the Effective Time, the initial series of Resources West Preferred Stock will consist of:

  . 500,000 shares designated as "$8.625 Preferred Stock, Series No. 1", having a stated value of $100 per share (which series will correspond to the $8.625 Preferred Stock, Series I of WWP);

  . 500 shares designated as "Flexible Auction Preferred Stock, Series No.
    2", having a stated value of $100,000 per share (which series will correspond to the Flexible Auction Preferred Stock, Series J of WWP);

  . 350,000 shares designated as "$6.95 Preferred Stock, Series No. 3", having a stated value of $100 per share (which series will correspond to the $6.95 Preferred Stock, Series K of WWP);

  . 80,500 shares designated as "$2.44 Preferred Stock, Series No. 4", having a stated value of $50 per share (which series will correspond to the Preferred Stock, Series A, $2.44 Dividend of SPPC);

  . 82,000 shares designated as "$2.36 Preferred Stock, Series No. 5", having a stated value of $50 per share (which series will correspond to the Preferred Stock, Series B, $2.36 Dividend of SPPC);

  . 299,800 shares designated as "$3.90 Preferred Stock, Series No. 6", having a stated value of $50 per share (which series will correspond to the Preferred Stock, Series C, $3.90 Dividend of SPPC);

  . 544,000 shares designated as "$4.12 Preferred Stock, Series No. 7", having a stated value of $50 per share (which series will correspond to the Preferred Stock, Series G, $4.12 Dividend of SPPC); and

  . 2,000,000 shares designated as "$1.95 Preferred Stock, Series No. 8", having a stated value of $25 per share (which series will correspond to the Class A Preferred Stock, Series 1 of SPPC).

  The shares of each of the initial series of Resources West Preferred Stock will have the same stated value, dividend rate and amounts payable upon redemption, dissolution or liquidation as the currently outstanding shares of the corresponding series of WWP Preferred Stock or SPPC Preferred Stock. The number of shares of each series of Resources West Preferred Stock will equal the number of shares of the corresponding series of WWP Preferred Stock or SPPC Preferred Stock, as the case may be, outstanding at the Effective Time. For a complete description of the specific designations, preferences, limitations, restrictions and relative rights of the initial series of Resources West Preferred Stock, reference is made to Appendix A to the Resources West Restated Articles.

  Dividend Rights

  The holders of the Resources West Preferred Stock of each series will be entitled, on a parity with the holders of each other series of Resources West Preferred Stock and in preference to the Resources West Common Stock, to receive, but only when and as declared by the Board of Directors, cumulative dividends at the rate or rates prescribed for such series; provided, however, that if, at any date, dividends shall not be or have been paid or declared and set aside for payment, in full, on all outstanding shares of any series of Resources West Preferred Stock for all dividend periods for such series ended on or prior to such date, at the respective dividend rates prescribed therefor,

    (a) there shall not be paid or declared and set aside for payment dividends on the shares of the Resources West Preferred Stock of any series unless, on or prior to such date, there shall also be or have been paid or declared and set aside for payment dividends on all outstanding shares of each other series of the Resources West Preferred Stock in a ratable amount so that, after giving effect to the payment or setting aside of dividends on all series of the Resources West Preferred Stock, as aforesaid, the ratio of the aggregate amount of dividends theretofore paid or declared and set aside for payment for all dividend periods ended on or prior to such date to the aggregate amount of dividends accumulated during such dividend periods shall be the same with respect to each series of the Resources West Preferred Stock; and

    (b) there shall not be paid or declared and set apart for payment dividends on the Resources West Common Stock unless, on such date, there shall also be or have been paid or declared and set aside for payment the dividends accumulated on all outstanding shares of each series of the Resources West Preferred Stock during all dividend periods for such series ended on or prior to such date.

The sinking fund provisions applicable to certain of the initial series of Resources West Preferred Stock prohibit the payment of dividends on Resources West Common Stock unless sinking fund redemption requirements have been satisfied in full. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

  Redemption

  Except as otherwise provided with respect to the shares of any series, in the case of any redemption of shares of the Resources West Preferred Stock, Resources West will mail notice of such redemption to the holders of shares to be redeemed not less than 30, nor more than 90, days before the date fixed for redemption; and the shares to be redeemed will be selected in such manner as the Board of Directors shall determine.

  Dissolution

  The holders of Resources West Preferred Stock of each series will be entitled, upon dissolution or liquidation, on a parity with the holders of Resources West Preferred Stock of each other series and in preference to the holders of Resources West Common Stock, to the amount per share prescribed for such series plus an amount equivalent to accumulated and unpaid dividends thereon, if any, to the date of such event.

  Voting Rights

  Except for those purposes for which the right to vote is expressly conferred by law or the Resources West Restated Articles, the holders of the Resources West Preferred Stock will have no right to vote.

  Under the Resources West Restated Articles, whenever and as long as, at any date, dividends payable on any shares of the Resources West Preferred Stock shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares of the Resources West Preferred Stock over the twelve (12) month period ended on such date, the holders of Resources West Preferred Stock of all series, voting separately and as a single class, shall be entitled, at the next and each succeeding Annual Meeting of Stockholders, to vote for and elect a majority of the Board of Directors, and the holders of the Resources West Common Stock, voting separately and as a single

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

class, shall be entitled, at such meetings of stockholders, to vote for and elect the remaining directors of Resources West. Such right of the holders of Resources West Preferred Stock shall continue until such time as all dividends accumulated on all outstanding shares of the Resources West Preferred Stock of each series for all past dividend periods shall have been paid or declared and set aside for payment.

  In addition, under the Resources West Restated Articles the affirmative vote or consent of the holders of at least a majority of the voting power of the shares of the Resources West Preferred Stock is required:

    (a) for the adoption of any amendment of the Resources West Restated Articles which would: (i) create or authorize any new class of stock ranking prior to or on a parity with the Resources West Preferred Stock as to dividends or upon dissolution, liquidation or winding up; (ii) increase the authorized number of shares of the Resources West Preferred Stock; or
  (iii) change any of the rights or preferences of the Resources West Preferred Stock at the time outstanding; provided, however, that if any such change of any of the rights or preferences of any outstanding shares of Resources West Preferred Stock would affect the holders of less than all series of the Resources West Preferred Stock then outstanding, only the affirmative vote or consent of the holders of at least a majority of the voting power of the total number of outstanding shares of all series so affected is required; and

    (b) for the issuance of any shares of the Resources West Preferred Stock, or of any other class of stock ranking prior to or on a parity with the Resources West Preferred Stock as to dividends or upon dissolution, liquidation or winding up (other than in exchange for, or for the purpose of effecting the redemption or other retirement of, outstanding shares of the Resources West Preferred Stock, or shares of any such stock of prior or parity rank, having an aggregate amount payable upon involuntary dissolution, liquidation or winding up not less than the corresponding amount payable in respect of the shares to be issued), unless the net income of Resources West available for the payment of dividends for a period of twelve (12) consecutive calendar months within sixteen (16) calendar months immediately preceding the first day of the month in which such shares are to be issued is at least equal to one and one-half (1 1/2) times the annual dividend requirements on all shares of the Resources West Preferred Stock, and on all shares of all other classes of stock ranking prior to or on a parity with the Resources West Preferred Stock, as to dividends or upon dissolution, liquidation or winding up, which will be outstanding as of the date of issuance of such shares, including the shares proposed to be issued; provided, however, that if the outstanding shares of any series of the Resources West Preferred Stock or any such prior or parity stock shall have a variable dividend rate, the annual dividend requirement of such shares shall be determined by reference to the weighted average dividend rate on such shares during the twelve (12) month period for which the net income of Resources West available for the payment of dividends shall have been determined (or, if the shares of any such series shall have been issued after the end of such period, by reference to the rate in effect on the date of issuance of the shares to be issued); and provided, further, that if the shares of the series to be issued are to have a variable dividend rate, the annual dividend requirement on such shares shall be determined by reference to the initial dividend rate upon the issuance of such shares; and provided, further, that no affirmative vote or consent contemplated in this subparagraph (b) shall be required if the shares of the series to be issued do not, by their terms, entitle the holders thereof to payment of dividends.

  For purposes of calculating the net income of Resources West available for the payment of dividends for purposes of clause (b) above, neither profits or losses from the sale or other disposition of property, nor other non-recurring items of revenue or income or of expense of any kind or nature, will be taken into account. If any property is acquired during or after any period for which such net income is to be computed, and such property was not acquired in exchange or substitution for

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

property the net income of which is included in such net income and such property was operated as a separate unit and items of revenue and expense attributable thereto are readily ascertainable, then the net income of or attributable to such property during such period or such part of such period as shall have preceded the acquisition thereof, to the extent that the same has not otherwise been included in such net income of Resources West, will be so included. In any case where it would be appropriate, under generally accepted accounting principles, to combine or consolidate the financial statements of any parent or subsidiary of Resources West with those of Resources West, the foregoing computation may be made on the basis of such combined or consolidated financial statements.

  Whenever, under the provisions of the Resources West Restated Articles or by virtue of any requirement of law, the holders of shares of the Resources West Preferred Stock of any series shall be entitled to vote at any meeting of stockholders or to otherwise consent to any action proposed to be taken, (x) if the shares of all such series of the Resources West Preferred Stock shall entitle the holders thereof to the same amount upon involuntary dissolution, liquidation or winding up of Resources West, each such holder of the Resources West Preferred Stock of such series shall be entitled to one vote for each share of such stock held and (y) if otherwise, each holder of shares of all such series which entitle the holders thereof to the lowest amount in any such event shall be entitled to one vote for each share of such stock held and each holder of shares of each other of such series shall be entitled to such number of votes for each share of such stock held as shall result in the respective numbers of votes per share for all such series of the Resources West Preferred Stock being proportionate to the respective amounts payable on the shares of such series upon involuntary dissolution, liquidation or winding up of Resources West.

COMMON STOCK

  Dividend Rights

  After accumulated dividends on the Resources West Preferred Stock shall have been paid or declared and set aside for payment as described in "Preferred Stock-Dividends", and after sinking fund redemption requirements in respect of Resources West Preferred Stock shall have been satisfied, the holders of Resources West Common Stock will be entitled to receive such dividends as may be lawfully declared from time to time by the Board of Directors.

  Voting Rights

  The holders of the Resources West Common Stock will have sole voting power, except as indicated above under "--Preferred Stock--Voting Rights" or as otherwise provided by law. The holders of Resources West Common Stock will not be entitled to cumulate votes in the election of directors.

  Liquidation Rights

  In the event of any dissolution or liquidation of Resources West, after satisfaction of the preferential liquidation rights of the Resources West Preferred Stock, the holders of the Resources West Common Stock would be entitled to share ratably in all assets of Resources West available for distribution to stockholders.

  Certain Provisions Affecting a Change in Control

  The Resources West Restated Articles and the Amended Bylaws of Resources West (the "Resources West Amended Bylaws") attached as Annex G to this Joint Proxy Statement/Prospectus will contain certain provisions that could delay or deter a change in control of Resources West. Such provisions require, among other things (i) a classified Board of Directors divided into three classes,

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

each of which will generally serve for a term of three years, (ii) a vote of at least 80% of the voting power of the holders of Resources West Common Stock and at least a majority of the voting power of the holders of Resources West Common Stock which are not held by Interested Stockholders (hereinafter defined) to amend certain provisions of the Resources West Restated Articles and the Amended Bylaws (unless the amendment is approved by the affirmative vote of 80% of the disinterested directors), and except as otherwise provided in the Resources West Restated Articles, (iii) advance notice procedures with respect to nominations of directors and with respect to business proposed to be conducted at annual meetings of stockholders, other than by or at the direction of the Resources West Board of Directors, and (iv) that, unless approved by a majority of the Resources West directors who are unaffiliated with any related Interested Stockholder or certain "fair price" and other procedural requirements are satisfied, certain mergers and other business combinations be approved by 80% of the voting power of the holders of Resources West Common Stock. See "Effect of the Merger on Rights of Stockholders."

PRE-EMPTIVE RIGHTS

  No holder of any Resources West Common Stock or Resources West Preferred Stock will have any pre-emptive rights.

MISCELLANEOUS

  The Resources West Common Stock and the Resources West Preferred Stock issued pursuant to the Merger will be fully paid and nonassessable.

  Resources West may not redeem, purchase or otherwise acquire, any shares of Resources West Common Stock or any other class of stock ranking junior to the Resources West Preferred Stock in the event that Resources West should be in arrears in its sinking fund obligations for certain series of Resources West Preferred Stock.

  The Resources West Common Stock will be listed on the NYSE.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

COMPARISON OF RIGHTS OF STOCKHOLDERS OF WWP AND RESOURCES WEST

  General. Upon consummation of the Merger, the shareholders of WWP will become stockholders of Resources West, and their rights will be governed by the Resources West Restated Articles and the Resources West Amended Bylaws which differ in certain material respects from the current Restated Articles of Incorporation, as amended, of WWP ("WWP Articles") and Bylaws, as amended, of WWP ("WWP Bylaws"). As stockholders of Resources West, the rights of former WWP shareholders will be governed by Nevada law (including the NGCL) rather than Washington law (including the WBCA) which currently governs such rights. Certain significant differences between the current rights of WWP shareholders and the rights of Resources West stockholders following consummation of the Merger are described below.

  The following discussion is not intended to be complete and is qualified in its entirety by reference to the Resources West Restated Articles and the Resources West Amended Bylaws which are attached to this Joint Proxy Statement/Prospectus as Annexes F and G, respectively, the NGCL and the WBCA and the WWP Articles and WWP Bylaws. The WWP Articles and WWP Bylaws are filed as exhibits to this Registration Statement and are available for inspection at the principal executive offices of WWP.

  Authorized Capital Stock. The authorized capital stock of WWP currently consists of 200,000,000 shares of WWP Common Stock, without nominal or par value (of which approximately

54,017,315 shares or 27% were outstanding as of the WWP Record Date) and 10,000,000 shares of WWP Preferred Stock, without nominal or par value (of which approximately 850,500 shares or 9% were outstanding as of the WWP Record
Date).

  Upon consummation of the Merger, Resources West will be authorized to issue 300,000,000 shares of Resources West Common Stock (of which approximately 96,205,787 shares or 32% will be outstanding as of the Effective Time based on the capitalization of WWP and SPR on September 26, 1994, and assuming no change therein) and 15,000,000 shares of Resources West Preferred Stock (of which approximately 3,856,800 shares or 26% will be outstanding as of the Effective Time based on the capitalization of WWP and SPR on September 26, 1994, and assuming no change therein).

  Voting Rights. Both the Resources West Restated Articles and the WWP Articles grant the holders of Common Stock the exclusive right to vote for the election of directors and for all other purposes, except as may be otherwise provided therein or by applicable law. Under the WBCA and the WWP Articles, shareholders are entitled to cumulate their votes in the election of directors. Under the NGCL, stockholders are entitled to cumulate their voting power only if such right is expressly granted in a corporation's articles of incorporation. The Resources West Restated Articles do not grant such right to its stockholders and, as a result, the holders of Resources West capital stock will not be entitled to cumulate votes in the election of directors.

  The WWP Articles grant holders of the WWP Preferred Stock the right to elect the majority of the board of directors if dividends payable on the shares of WWP Preferred Stock are in arrears for an eighteen (18) month period. In addition, a majority vote of the shares of the WWP Preferred Stock is needed
(a) to approve amendments to the WWP Articles that would: (i) create or authorize any new class of stock ranking prior to or on a parity with the WWP Preferred Stock as to dividends or upon dissolution, liquidation or winding up;
(ii) increase the authorized number of shares of the WWP Preferred Stock; or
(iii) change any of the rights or preferences of the WWP Preferred Stock at the time outstanding, provided that if any such change would affect the holders of less than all series of the WWP Preferred Stock then outstanding, only the affirmative vote of the holders of at least a majority of the shares of all series so affected is required; or (b) for the issuance of any shares of the WWP Preferred Stock, or of any other class of stock ranking prior to or on a parity with the WWP Preferred Stock as to dividends or upon dissolution, liquidation or winding up, unless the net income of WWP available for the payment of dividends (as defined therein) is at least one and one-half (1 1/2) times the annual dividend requirements on all shares of WWP Preferred Stock and on all shares of all other classes of stock ranking prior to or on a parity with the WWP Preferred Stock, as to dividends or upon dissolution, liquidation or winding up, which will be outstanding immediately after the issuance of such shares, including the shares proposed to be issued. For those purposes for which the WWP Preferred Stock has the right to vote, the holders are entitled to one vote for each share held.

  The holders of Resources West Preferred Stock will be afforded voting rights substantially similar to those of holders of WWP Preferred Stock, except that the right to elect a majority of the Board of Directors will accrue if dividends payable on Resources West Preferred Stock are in arrears for a twelve
(12) month period and, for purposes of determining if the vote of holders of Resources West Preferred Stock is required prior to the issuance of Resources West Preferred Stock (or any other class of stock ranking prior thereto or on a parity therewith), the definition of net income available for the payment of dividends expressly excludes nonrecurring items of revenue and expense. The number of votes per share to which holders of Resources West Preferred Stock will be entitled will vary as to each series of Resources West Preferred Stock in proportion to the amount payable in the event of involuntary dissolution or liquidation.

  A description of the voting rights of Resources West Preferred Stock is set forth in "Description of Resources West Capital Stock--Preferred Stock--Voting Rights."

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

  Preemptive Rights. Under the WBCA, unless the articles of incorporation provide otherwise, the shareholders will, subject to certain limitations, have preemptive rights. The WWP Articles provide that WWP shareholders do not have preemptive rights.

  Under Nevada law, unless the articles of incorporation provide otherwise, stockholders of corporations organized on or after October 1, 1991 do not have preemptive rights. The Resources West Restated Articles do not grant preemptive rights to stockholders.

  Fair Price Provision. The WWP Articles and the Resources West Restated Articles both contain a "fair price" provision which requires the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Common Stock, for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolutions, in any case, involving such company and a person or entity which is or, under certain circumstances, was, the beneficial owner of 10% or more of the outstanding shares of Common Stock (an "Interested Stockholder") unless (a) such business combination has been approved by a majority of the directors unaffiliated with the Interested Stockholder or (b) certain minimum price and procedural requirements are met.

  With respect to the disposition of assets or the issuance of securities, the WWP Articles require stockholder approval under this provision only if the transaction involves the disposition of assets, or the issuance of securities, as the case may be, having a fair market value of not less than $10 million, whereas the Resources West Restated Articles provide a threshold of not less than 1% of the consolidated assets of Resources West.

  Special Meetings of Stockholders; Stockholder Action by Written Consent. The WBCA provides that special meetings of shareholders shall be held if called by the board of directors or any other persons authorized to do so by the articles of incorporation or bylaws or upon the demand of the holders of at least 10% of all votes entitled to be cast on an issue proposed to be considered at such meeting, unless, in the case of a public company, the articles of incorporation or bylaws limit or deny the right of shareholders to call a meeting. Under the WWP Bylaws, special meetings of shareholders may be called by the President, the Chairman of the Board, a majority of the Board of Directors or the Executive Committee of the Board and shall be called by the President at the request of the holders of two-thirds or more of the voting power of all shares of the voting stock voting together as a single class. Notice of meetings must be given not less than 10 nor more than 50 days prior to the date of the meeting.

  The NGCL provides that meetings of stockholders may be held in the manner provided by the bylaws and requires that notice of the meeting be signed by the president or a vice president, the secretary or an assistant secretary or by such other person as the bylaws prescribe or the directors designate. Under the Resources West Amended Bylaws, special meetings of stockholders may be called by the Chairman of the Board, the Vice Chairman, the President or the majority of the full Board of Directors. The Resources West Amended Bylaws provide that notice of meetings must be given not less than 10 nor more than 60 days prior to the meeting. Neither the NGCL nor the Resources West Amended Bylaws grants stockholders the right to call, or cause to be called, a special meeting of stockholders.

  The WBCA provides that shareholders may take action without a meeting only by unanimous written consent. The NGCL provides that, unless otherwise provided in the articles of incorporation or bylaws, stockholders may take action without a meeting if written consent thereto is executed by at least a majority of the voting power, unless a different proportion is required to authorize such action. The Resources West Amended Bylaws permit action to be taken without a meeting by holders of Voting Stock only by unanimous written consent. "Voting Stock" means the Resources West Common Stock and any other class of stock the holders of which are entitled generally to vote in the election of directors; provided, that, "Voting Stock" shall not include the Resources West Preferred Stock or any other class of stock the holders of which are entitled to vote in the election of directors only in the event of a failure to pay dividends or upon the occurrence of some other specified event.

  Requirements for Advance Notice for Stockholder Nominations of Directors and Business Introduced by Stockholders at Annual Meetings. The WBCA and the NGCL do not specifically address procedures relating to nominations of directors and business introduced by stockholders at annual meetings. The WWP Bylaws provide that a shareholder must give written notice, containing specified information, of nominations of persons for election as directors not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety
(90) days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven (7) days following the day on which notice of such meeting is first given to stockholders. The WWP Bylaws do not set forth specific provisions for the proposal by shareholders of business to be transacted at an annual meeting.

  The Resources West Amended Bylaws provide that a stockholder must provide written notice, containing specified information, of nominations of persons for election as directors or of business proposed to be conducted at an annual stockholders' meeting not later than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice must be delivered not later than the tenth day following the earlier of the date on which such notice or public disclosure of the date of the meeting was given or made. With respect to a special meeting of stockholders for the election of directors, a stockholder must provide written notice of nominations of persons for election as directors not later than seven (7) days following the day on which notice of such meeting is first given to stockholders.

  Board of Directors. The WWP Articles provide that the number of directors of WWP shall be such number, not to exceed eleven (11), as shall be specified from time to time by the board of directors in the WWP Bylaws; provided, however, that, if the right to elect a majority of the board shall have accrued to the holders of the WWP Preferred Stock, then, during such period, the number of directors may exceed eleven. The WWP Board currently consists of ten persons.

  The Resources West Restated Articles provide that the number of directors of Resources West shall be such number, not more than nineteen (19) nor less than nine (9), as shall be specified from time to time by the Board of Directors in the Resources West Amended Bylaws. At the Effective Time, the Resources West Board will be comprised of 17 persons, with nine directors designated by WWP and eight directors designated by SPR.

  The WWP Articles and the Resources West Restated Articles each provide that the board of directors will be divided into three classes, and each class will generally serve for a term of three (3) years. The term of one class of directors expires annually, so it is only possible to elect one class of the board of directors (or approximately one-third) in any one year.

  Removal of Directors. The WBCA provides for the removal of directors by the shareholders with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. A director may be removed by the shareholders only at a special meeting called expressly for that purpose. The WWP Articles generally provide that any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of capital stock entitled generally to vote in the election of directors.

  The NGCL provides for the removal of directors by the affirmative vote of stockholders representing not less than two-thirds of the voting power; provided, that the articles of incorporation

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

may require the concurrence of a larger percentage of the voting power for such action. The Resources West Restated Articles provide that, subject to certain limitations, a director may be removed from office at any time by the affirmative vote of (a) stockholders representing not less than 80% of the voting power of all outstanding shares of Voting Stock and (b) stockholders representing not less than a majority of the voting power of all outstanding shares of Voting Stock which are not beneficially owned by an Interested Stockholder; provided, however, that (i) if such removal is recommended by 80% of the full Board of Directors, then only the affirmative vote of holders of Voting Stock representing not less than the minimum percentage specified by applicable law is required; (ii) any Director elected by the holders of Resources West Preferred Stock may only be removed by the affirmative vote of holders of Resources West Preferred Stock representing not less than the minimum percentage specified by applicable law of the voting power of all outstanding shares of Resources West Preferred Stock; and (iii) stockholders will not have the power to remove Directors without cause if and to the extent that the denial of such power is not prohibited by applicable law. The term "full Board of Directors" shall mean, at any time, the sum of the number of Directors then in office plus the number of vacancies, however created, then existing.

  Vacancies on the Board of Directors. The WWP Articles provide that, subject to the rights of the holders of WWP Preferred Stock to elect directors, any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum, and any director so elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office. In addition, any directorship to be filled by reason of an increase in the number of directors may be filled by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

  The Resources West Restated Articles provide that, subject to the rights of the holders of the Resources West Preferred Stock to elect directors, any vacancy occurring in the Board of Directors, including without limitation a vacancy caused by an increase in the number of Directors, may be filled by the remaining directors by not less than an 80% vote of the full Board of Directors (or by a unanimous vote of the remaining directors if an 80% vote is not obtainable due to the number of vacancies). Any director so elected to fill a vacancy shall hold office until the expiration of the term of office for the class to which such director is elected and until a successor shall have been elected and qualified.

  Limitation of Liability; Indemnification. The WBCA provides that a corporation's articles of incorporation may contain provisions not inconsistent with law which eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for his or her conduct as a director, provided that such provisions shall not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by or a knowing violation of law, or for voting for or assenting to an unlawful distribution, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. The WWP Articles provide that no director shall have any personal liability to WWP or its shareholders for monetary damages for conduct as director; provided that nothing therein will eliminate or limit any liability which may not be eliminated or limited under the WBCA.

  Under the WBCA, a corporation has the power to indemnify a director and, unless a corporation's articles of incorporation provide otherwise, an officer, employee or agent of the corporation against liability incurred in a proceeding, if the individual acted in good faith and in a manner he or she believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, that, unless otherwise authorized by the articles of incorporation or in a bylaw adopted or ratified by the shareholders, a corporation may not indemnify an individual in connection with a derivative proceeding or any other proceeding charging improper personal benefit in which, in any case, such individual is adjudged liable to the corporation. If so provided in the articles of incorporation, the indemnification of a director may be mandatory if the director is "successful on the merits or otherwise." In addition, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding.

  If authorized by the corporation's articles of incorporation, or in a bylaw adopted or ratified by shareholders, before or after an event, a corporation will have the power to indemnify a director made a party to a proceeding or to advance expenses, without regard to other limitations on indemnification imposed by the WBCA. Notwithstanding the foregoing, no such indemnity shall indemnify any director from or on account of: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) conduct of the director finally adjudged to be an unlawful distribution to which the director voted or assented; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

  WWP's Articles provide that WWP shall, to the fullest extent permitted by applicable law, indemnify any director against reasonable expenses, and any judgment, fine or amount paid in settlement. The WWP Articles also require WWP to pay reasonable expenses incurred by a director in advance of a final determination, subject to certain requirements of applicable law. In addition, the WWP Articles expressly authorize WWP to enter into agreements with each director which evidence WWP's obligation to indemnify and advance expenses to such director.

  The NGCL provides that a corporation's articles of incorporation may contain a provision which eliminates or limits the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that such a provision must not eliminate or limit the liability of a director or officer for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of illegal distributions. The Resources West Restated Articles include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

  The NGCL further provides that a corporation may indemnify any director, officer, employee or agent of the corporation who was or is a party or is threatened to be made a party to (x) any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation and (y) any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action.

  The Resources West Restated Articles provide that Resources West shall, to the fullest extent not prohibited by applicable law, indemnify any director or officer of Resources West in connection with certain actions, suits or proceedings, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. Resources West is also required to pay any expenses incurred by a director or officer in defending such an action, in advance

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

of the final disposition of such action. The Resources West Restated Articles further provide that, by resolution of the Board of Directors, such benefits may be extended to employees, agents or other representatives of Resources West. In addition, the Resources West Restated Articles provide that all rights to indemnification and advancement of expenses are deemed to arise out of a contract between Resources West and each person to be indemnified which may be evidenced by a separate contract between Resources West and each such person.

  Amendments to Articles of Incorporation. The WBCA provides that, in the case of a public company, amendments to articles of incorporation must generally be approved by each voting group entitled to vote by the affirmative vote of the holders of a majority of all the votes entitled to be cast by that voting group, unless the articles of incorporation require a greater proportion. The NGCL generally requires the approval of at least a majority of the voting power of each voting group entitled to vote for the amendment of articles of incorporation unless the articles of incorporation require a greater proportion.

  The WWP Articles provide that amendments to the WWP Articles be approved by the affirmative vote of a majority of the shares entitled to vote, unless a greater percentage is required by law; provided, that, the affirmative vote of holders of two-thirds of the shares entitled to vote is required to alter, amend or repeal the provisions in the WWP Articles limiting the preemptive rights of shareholders, requiring cumulative voting in the election of directors, and regarding entry in the capital account of consideration received from the sale of shares. In addition, the WWP Articles require the affirmative vote of holders of at least 80% of the voting power of the capital stock entitled generally to vote in the election of directors to amend, alter or repeal, or adopt provisions inconsistent with, provisions relating to the number, tenure, vacancy, classification, nomination or removal of directors, the calling and conduct of special meetings of shareholders and the "fair price" provision.

  The Resources West Restated Articles provide that, in addition to any affirmative vote required by applicable law, any amendment, alteration, change or repeal of any provision of the Resources West Restated Articles requires the affirmative votes of (a) stockholders representing not less than 80% of the voting power of all outstanding shares of Voting Stock and (b) stockholders representing not less than a majority of the voting power of all outstanding shares of Voting Stock which are not beneficially owned by any Interested Stockholder; provided, however, that such additional votes will not be required, and such action may be taken upon such authorization and approval by stockholders as would otherwise be required, if such amendment, alteration, change or repeal is recommended and submitted to the stockholders by the affirmative vote of 80% of the disinterested directors and the disinterested directors constitute a majority of the full Board of Directors (excluding any directors elected by the holders of any class or series of stock having a preference over the Resources West Common Stock as to dividends or as to dissolution, liquidation or winding up).

  Amendments to Bylaws. The WBCA provides that the shareholders or the board of directors may amend, repeal or adopt bylaws unless the articles of incorporation reserve this power exclusively to the shareholders. The WWP Articles and the WWP Bylaws provide that the board of directors has the power to alter or amend the WWP Bylaws and that any bylaws adopted by the directors may be changed by the shareholders; provided, however, that, the WWP Bylaws require the affirmative vote of at least 80% of the voting power of the capital stock entitled generally to vote in the election of directors to alter, amend or repeal, or adopt any provision inconsistent with, provisions relating to the tenure, vacancy, classification or nomination of directors and calling and conduct of special meetings of shareholders.

  The NGCL permits the board of directors to make the bylaws, subject to bylaws adopted by the stockholders. The Resources West Restated Articles provide that the Board of Directors has the power to adopt, amend, alter, change or repeal the Resources West Amended Bylaws in accordance with the provisions thereof and that, to the extent provided by applicable law, the stockholders shall

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

have the power to adopt, amend, alter, change or repeal bylaws; provided, however, that no such action by stockholders shall be effective unless, in addition to any affirmative vote required by applicable law or the Resources West Restated Articles or the Resources West Amended Bylaws, such action is approved by the affirmative votes of (a) stockholders representing not less than 80% of the voting power of all outstanding shares of Voting Stock and (b) stockholders representing not less than a majority of the voting power of all outstanding shares of Voting Stock which are not beneficially owned by an Interested Stockholder; provided, further, that the additional votes specified in clauses (a) and (b) above will not be required if such action is recommended and submitted to the stockholders by the affirmative vote of 80% of the disinterested directors and the disinterested directors constitute at least a majority of the full Board of Directors (excluding any Directors elected by the holders of any class or series of stock having a preference over the Resources West Common Stock as to dividends or upon dissolution, liquidation or winding
up).

  Merger, Consolidation and Sales of Assets. Under the WBCA, a plan of merger or share exchange must be adopted by the board of directors and approved by each voting group entitled to vote separately on the plan by two-thirds of all the votes entitled to be cast on the plan by that voting group, unless the articles of incorporation require a different proportion, which may not be less than a majority. Separate voting by voting groups is required (i) on a plan of merger if the plan contains a provision that, if contained in a proposed amendment to the articles of incorporation, would, under applicable law, require action by separate voting groups and (ii) on a plan of share exchange by each class or series included in the exchange. Under the WBCA, action by stockholders for a plan of merger or share exchange is not required if certain conditions are met. Except as described under "Fair Price Provision," the WWP Articles do not specify a different proportion of votes required to authorize mergers or share exchanges.

  The WBCA permits a corporation to sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business if the transaction is recommended to the shareholders by the board of directors and approved by two-thirds of all votes entitled to be cast, unless the articles of incorporation require a different proportion, which may not be less than a majority. The WWP Articles provide that any property of WWP not essential to the conduct of its corporate business may be sold, leased, exchanged or otherwise disposed of, by authority of WWP's board of directors. The WWP Articles further provide that WWP may sell, lease, exchange or otherwise dispose of all its property and franchises, or any of its property, franchises, corporate rights or privileges, essential to the conduct of its corporate business upon such terms as may be authorized by a majority of WWP's directors and the holders of two-thirds of the outstanding shares having voting power (unless a greater proportion of the vote is required by law).

  The NGCL requires that, unless the articles of incorporation or the board of directors require a greater vote, a plan of merger or share exchange be adopted by the board of directors and approved by a majority of the voting power unless stockholders of a class of shares are entitled to vote as a class, and, in such case, the plan must be so approved by a majority of all votes entitled to be cast on the plan by each class and representing a majority of all votes entitled to be cast. Separate voting by a class of stockholders will be required (i) on a plan of merger if the plan contains a provision that, if contained in a proposed amendment to the articles of incorporation, would entitle particular stockholders to vote as a class and (ii) on a plan of share exchange by each class or series included in the exchange. Action by stockholders for a plan of merger or share exchange is not required if certain conditions are met, the result of which is that the stockholder's rights and equity in the corporation remain essentially unchanged. The Resources West Restated Articles will not require a greater proportion of votes to authorize mergers or share exchanges.

  The NGCL provides that a corporation may sell, lease or exchange all of its property and assets, by action taken by its board of directors, and as authorized by the affirmative vote of stockholders

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

holding stock in the corporation entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, unless the articles of incorporation require the vote of a larger proportion and the separate vote or consent of any class of stockholders. Except as discussed under "Fair Price Provision" the Resources West Restated Articles will not include any provision relating to the sale, lease or exchange of property or assets.

  Certain Business Combinations. Chapter 23B.19 of the WBCA prohibits a publicly held company which is either incorporated in Washington, such as WWP, or has its principal executive office and a majority of its assets located in Washington, and of which specified percentages of shareholders and employees reside within Washington, from engaging in any significant business transaction with the beneficial owner (or an affiliate of such beneficial owner) of 10% or more of the outstanding voting shares of the corporation ("Acquiring Person") for at least five years following the date on which the Acquiring Person attained such 10% ownership ("Share Acquisition Date"), unless a majority of the board of directors of such corporation approves, prior to the Share Acquisition Date, either the significant business transaction or the purchase of shares made by the Acquiring Person resulting in the 10% ownership. A "significant business transaction" is broadly defined to include, among other things, (i) mergers or consolidations with, (ii) sales, leases, mortgages, pledges or other dispositions of assets having a market value of 5% or more of the market value of the corporation's assets or outstanding shares, or representing 5% or more of the corporation's earning power or net income, to,
(iii) the termination of 5% or more of the employees of the corporation residing in Washington as a result of the acquisition of 10% ownership by, (iv) certain transactions resulting in the issuance or transfer of any shares or options, warrants or rights of the corporation to, (v) certain transactions which would result in increasing the proportionate share of shares of the corporation owned by, (vi) the adoption of a plan or proposal for the sale of assets, liquidation or distribution proposed by, or (vii) the receipt of the benefit (other than proportionately as a shareholder) of any loans, advances or other financial benefits by, an Acquiring Person.

  Section 78.438 of the NGCL contains a similar provision to chapter 23B.19 of the WBCA, regulating a wide range of "Combinations" between a resident domestic corporation that has 200 or more stockholders and the beneficial owner (or an affiliate of such beneficial owner) of 10% or more of the voting power of the outstanding voting shares of the corporation ("Interested Stockholder"). "Combinations" are broadly defined to include, among other things, (i) mergers or consolidations with, (ii) sales, leases, mortgages, pledges or other dispositions of assets having a market value of 5% or more of the market value of the corporation's assets or outstanding shares, or representing 10% or more of the corporation's earning power or net income, to, (iii) certain transactions resulting in the issuance or transfer of any shares having a market value equal to 5% or more of the market value of all outstanding shares of the corporation to, (iv) the adoption of a plan or proposal of the liquidation or dissolution of such corporation proposed by, (v) certain transactions which would result in increasing the proportionate share of shares of the corporation owned by, or (vi) the receipt of the benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by, an Interested Stockholder. Section 78.438 provides that an Interested Stockholder may not engage in a Combination with the corporation for a period of three years from the date of becoming an Interested Stockholder unless, prior to the date on which the Interested Stockholder became such, the Combination or the purchase of shares by the Interested Stockholder resulting in such 10% ownership is approved by the board of directors of such corporation. Following the expiration of the three year period, a Combination with an Interested Stockholder is permitted if the Combination meets all the requirements specified in the articles of incorporation of such corporation and either (i) (a) the board of directors of the corporation approves, prior to such person becoming an Interested Stockholder, the Combination or the purchase of shares by the Interested Stockholder resulting in such 10% ownership and (b) the Combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the Interested Stockholder at a meeting called no earlier than three years after the date the Interested Stockholder became such or (ii) (x) the

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

aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.441 through 78.443, inclusive, and (y) prior to the consummation of the Combination, except in limited circumstances, the Interested Stockholder will not have become the beneficial owner of additional voting shares of the corporation.

  Dissolution. The WBCA provides that a proposal to dissolve must be recommended by the board of directors to the shareholders and approved by two-thirds of all votes entitled to be cast, unless the articles of incorporation provide for a different proportion of votes or a separate vote by voting groups; provided, however, that the required proportion may not be less than a majority. The NGCL provides that a dissolution must be approved by the board of directors of the corporation and the stockholders entitled to vote on a dissolution.

  Certain Other Supermajority Voting Provisions. In addition to the supermajority voting provisions previously described, the Resources West Amended Bylaws will also contain certain other supermajority voting provisions requiring the affirmative vote of not less than 80% of the full Board of Directors to effect any change in the provisions relating to (i) the location of Resources West's corporate headquarters and divisional offices and the organization of Resources West's business operations; (ii) the number, tenure and nomination of the Board of Directors and the conduct of business; (iii) the designation and conduct of committees of the Board of Directors; (iv) the election, removal and vacancies of positions of officers; and (v) amendments to such supermajority voting requirements. The WWP Bylaws do not contain similar supermajority voting provisions.

  Rights Plan. WWP has adopted a shareholder rights plan pursuant to which holders of WWP Common Stock outstanding on March 2, 1990 or issued thereafter have been granted one preferred share purchase right ("WWP Right") on each outstanding share of WWP Common Stock. The description and terms of the WWP Rights are set forth in the Rights Agreement dated as of February 16, 1990, as amended ("WWP Rights Agreement"), between WWP and The Bank of New York. Certain of the capitalized terms used in the following description have the meanings set forth in the WWP Rights Agreement. A copy of the WWP Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to WWP's current report on Form 8-K dated February 16, 1990. The following descriptions of the WWP Rights and WWP Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the WWP Rights Agreement.

  The WWP Rights could have certain anti-takeover effects. The WWP Rights may cause substantial dilution to a person or group that attempts to acquire WWP on terms not approved by WWP's board of directors, except pursuant to an offer conditioned on a substantial number of WWP Rights being acquired. The WWP Rights should not interfere with any merger or other business combination approved by the WWP board of directors prior to the time that a person or group has acquired beneficial ownership of 10% or more of the WWP Common Stock since until such time the WWP Rights may be redeemed as hereinafter described.

  Each WWP Right, initially evidenced by and traded with the shares of WWP Common Stock, entitles the registered holder to purchase one two-hundredth of a share of WWP Preferred Stock, at an exercise price of $40, subject to certain adjustments, regulatory approval and other specified conditions. The WWP Rights will be exercisable only if a person or group acquires 10% or more of the WWP Common Stock or announces a tender offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the WWP Common Stock.

  If any person or group acquires 10% or more of the outstanding WWP Common Stock, each WWP Right will entitle its holder (other than such person or members of such group), subject to regulatory approval and other specified conditions, to purchase that number of shares of WWP

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

Common Stock or WWP Preferred Stock having a market value of twice the WWP Right's exercise price. In addition, in the event that any person or group has acquired 10% or more of the outstanding WWP Common Stock or WWP consolidates or merges with or into, or sells 50% or more of its assets or earning power to, any person or group, or engages in certain "self-dealing" transactions with any person or group owning 10% or more of the outstanding WWP Common Stock, proper provision will be made so that each WWP Right would thereafter entitle its holder to purchase that number of the acquiring company's common share having a market value at that time of twice the WWP Right's exercise price.

  At any time after a person or group acquires more than 10% but less than 50% of the outstanding WWP Common Stock, the WWP board of directors may, subject to any necessary regulatory approval, require each outstanding WWP Right to be exchanged for one share of WWP Common Stock or cash, securities or other assets having a value equal to the market value of one share of WWP Common Stock.

  The WWP Rights may be redeemed, at a redemption price of $.005 per WWP Right, by the WWP board of directors at any time until any person or group has acquired 10% or more of the WWP Common Stock. Under certain circumstances, the decision to redeem the WWP Rights will require the concurrence of a majority of continuing WWP directors. The WWP Rights will expire on the earlier of (i) February 16, 2000 and (ii) the Effective Time of the Merger.

  Neither the execution of the Merger Agreement nor the consummation of the transactions contemplated thereby will result in the grant of any rights to any person under the WWP Rights Agreement or enable or require the WWP Rights to be distributed or exercised.

  Resources West does not have a stockholder rights plan at the date of this Joint Proxy Statement/Prospectus. After the Effective Time, the Board of Directors of Resources West may consider whether or not to adopt a stockholder rights plan.

  Inspection of Books, Records and Stockholders List. The WBCA permits any shareholder, upon five business days' prior written request, to inspect and copy during regular business hours at the corporation's principal office or other location specified by the corporation, various corporate books and records of the corporation; provided, that such request meets the requirements specified by law. The shareholders' list must be available for inspection by any shareholder beginning ten days prior to a shareholder's meeting and continuing through such meeting at the corporation's principal office or at a place identified in the notice of such meeting located in the city where the meeting will be held.

  Under the NGCL, a stockholder who has been the stockholder of record for at least six months or a person holding at least 5% of all outstanding shares, upon five days' prior written request, may inspect and copy the stock ledger.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF SPR AND SPPC AND RESOURCES WEST

  General. Upon consummation of the Merger, the stockholders of SPR and SPPC will become stockholders of Resources West, and their rights will be governed by the Resources West Restated Articles and the Resources West Amended Bylaws which differ in certain material respects from the current Restated Articles of Incorporation, as amended, of SPR ("SPR Articles"), the Bylaws, as amended, of SPR ("SPR Bylaws") and the Restated Articles of Incorporation, as amended, of SPPC ("SPPC Articles"). Certain significant differences between the current rights of SPR and SPPC stockholders and the rights of Resources West stockholders following consummation of the Merger are set forth below.


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

  The following discussion of the differences between the Resources West Restated Articles and Resources West Amended Bylaws and the SPR Articles, SPR Bylaws and SPPC Articles is not intended to be complete and is qualified in its entirety by reference to the Resources West Restated Articles and the Resources West Amended Bylaws which are attached to this Joint Proxy Statement/Prospectus as Annexes F and G, respectively, the SPR Articles, the SPR Bylaws and the SPPC Articles. The SPR Articles, the SPR Bylaws and the SPPC Articles are exhibits to the Registration Statement and are available for inspection at the principal executive offices of SPR.

  Authorized Capital Stock. The authorized capital stock of SPR currently consists of 90,000,000 shares of SPR Common Stock, par value $1.00 per share (of which approximately 29,297,550 shares or 33% were outstanding as of the SPR Record Date).

  The authorized capital stock of SPPC currently consists of 20,000,000 shares of SPPC Common Stock, par value $3.75 per share (of which 1000 shares were outstanding on the date hereof and held by SPR as sole stockholder) and 1,780,500 shares of SPPC $50 Preferred Stock, par value $50 per share, and 10,000,000 shares of SPPC Class A Preferred Stock, without par value (of which approximately 1,006,300 and 2,000,000 shares, respectively, or 57% and 20%, respectively, were outstanding on the SPPC Record Date).

  Upon consummation of the Merger, Resources West will be authorized to issue 300,000,000 shares of Resources West Common Stock (of which approximately 96,205,787 shares or 32% will be outstanding as of the Effective Time based on the capitalization of SPR and WWP on September 26, 1994 and assuming no change therein) and 15,000,000 shares of Resources West Preferred Stock (of which approximately 3,856,800 shares or 26% will be outstanding as of the Effective Time based on the capitalization of SPPC and WWP on September 26, 1994 and assuming no change therein).

  Voting Rights. Both the Resources West Restated Articles and the SPPC Articles grant the holders of Common Stock the exclusive right to vote for the election of directors and for all other purposes, except as may be otherwise provided therein or by applicable law. The holders of SPR Common Stock, the only class of stock authorized under the SPR Articles, possess sole voting rights for the election of directors and for all other purposes.

  The SPPC Articles grant holders of SPPC $50 Preferred Stock and SPPC $25 Preferred Stock, voting together as one class, the right to elect a majority of the board of directors if dividends payable on the shares of SPPC $50 Preferred Stock or SPPC $25 Preferred Stock are in arrears for four quarterly dividends. The Resources West Restated Articles grant holders of Resources West Preferred Stock similar voting rights in similar circumstances.

  The SPPC Articles require the affirmative vote of two-thirds of the holders of SPPC $50 Preferred Stock and SPPC $25 Preferred Stock, voting together as a class, (a) to create or authorize any new class of stock ranking prior to or on a parity with the SPPC $50 Preferred Stock or the SPPC $25 Preferred Stock as to dividends or assets, (b) to amend, change or repeal any of the express terms of the outstanding SPPC $50 Preferred Stock or SPPC $25 Preferred Stock in any manner adverse to the holders thereof or (c) for the issuance of any additional shares of SPPC $50 Preferred Stock or SPPC $25 Preferred Stock, unless, after giving effect to such issuance, (i) the net income of SPPC available for dividends (as defined therein) is at least two and one-half (2 1/2) times the aggregate annual dividend requirements upon the entire outstanding amount of SPPC Preferred Stock and of any stocks of any class ranking as to dividends equal or prior to the SPPC Preferred Stock, (ii) the gross income available for the payment of interest charges (as defined therein) is at least one and one-half (1 1/2) times the sum of (1) the aggregate annual interest charges on all outstanding indebtedness of SPPC and (2) the aggregate annual dividend requirements upon the entire outstanding amount of SPPC Preferred Stock and of any stocks of any class ranking as to dividends equal or prior to the SPPC Preferred Stock, and (iii) the Common Stock Equity (as defined

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

therein) plus the aggregate of the capital allocable to all classes of stock ranking junior to the SPPC Preferred Stock other than the SPPC Common Stock is not less than the aggregate amount payable upon involuntary liquidation, dissolution or winding up of SPPC to the holders of SPPC Preferred Stock.

  The holders of Resources West Preferred Stock will be afforded voting rights substantially similar to those of the SPPC Preferred Stock, except that (a) in every case, only the affirmative vote of the holders of at least a majority of the shares of Resources West Preferred Stock is required, (b) the affirmative vote of the holders of shares of Resources West Preferred Stock affected is required for any change in the rights and preferences of the Resources West Preferred Stock, not solely adverse changes, (c) for purposes of determining if the vote of holders of Resources West Preferred Stock is required prior to issuances of Resources West Preferred Stock, the net income available for the payment of dividends must be at least one and one-half (1 1/2) times the annual dividend requirements on all shares of Resources West Preferred Stock and on all shares of all other classes of stock ranking prior to or on a parity with the Resources West Preferred Stock as to dividends or upon dissolution, liquidation or winding up, and (d) the Resources West Restated Articles do not require that certain criteria be met in respect of gross income available for payment of interest charges or common stock equity to permit the issuance of additional shares of Resources West Preferred Stock.

  The SPPC Articles also require the affirmative vote of a majority of the SPPC $50 Preferred Stock and SPPC $25 Preferred Stock, voting together as a class, for the authorization of (a) the issuance of unsecured indebtedness unless certain established criteria are met, (b) the merger or consolidation of SPPC not approved by regulatory authorities, or (c) the sale, lease or other disposition of all or substantially all the property of SPPC. The Resources West Restated Articles contain no similar provisions. Reference is made, however, to "Comparison of Rights of Stockholders of WWP and Resources West-- Merger, Consolidation and Sales of Assets" for a discussion of certain provisions of the NGCL relating to the matters described in clauses (b) and (c) above.

  In those situations in which the holders of Resources West Preferred Stock will be entitled to vote, the number of votes per share allocated to the Resources West Preferred Stock will vary as to each series of Resources West Preferred Stock in proportion to the amount payable in the event of involuntary liquidation. The shares of SPPC Preferred Stock are allocated votes in an identical manner.

  A description of the voting rights of Resources West Preferred Stock is set forth in "Description of Resources West Capital Stock--Preferred Stock--Voting Rights."

  Fair Price Provision. The SPR Articles and the Resources West Restated Articles both contain a "fair price" provision which requires the affirmative vote of the holders of at least two-thirds of the outstanding SPR Common Stock, in the case of SPR, and at least 80% of the voting power of all the shares of Voting Stock, in the case of Resources West, for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolutions, in any case involving such company and a person or entity which is or, under certain circumstances, was, an Interested Stockholder; provided, however, only a majority approval is needed if (a) such business combination has been approved by a majority of the directors unaffiliated with the Interested Stockholder, or (b) certain minimum price and procedural requirements are met.

  With respect to the disposition of assets or the issuance of securities, the SPR Articles require stockholder approval under this provision only if the transaction involves the disposition of assets, or the issuance of securities, as the case may be, having a fair market value of not less than

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

$1,000,000, whereas the Resources West Restated Articles provide a threshold of not less than 1% of the consolidated assets of Resources West.

  Special Meetings of Stockholders; Stockholder Action by Written
Consent. Under the SPR Bylaws, special meetings of stockholders may be called at any time by a majority of the Board of Directors, the Chairman of the Board or the President. Under the Resources West Amended Bylaws, special meetings of stockholders may be called by the Chairman of the Board, the Vice Chairman, the President or the majority of the full Board of Directors. Both companies' bylaws provide that notice of meetings must be given not less than 10 nor more than 60 days prior to the meeting. Neither company's bylaws grant stockholders the right to call, or cause to be called, a special meeting of stockholders.

  The SPR Bylaws specifically deny stockholders the power to consent in writing to any action without a meeting. The Resources West Amended Bylaws permit action to be taken without a meeting by holders of Voting Stock only by unanimous written consent.

  Requirements for Advance Notice for Stockholder Nominations of Directors and Business Introduced by Stockholders at Annual Meetings. The SPR Bylaws provide that a stockholder must provide written notice, containing specified information, of nominations of persons for election as directors or of business proposed to be conducted at an annual stockholders' meeting not later than (i) one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting and (ii) with respect to a special meeting of stockholders for the election of directors, ten (10) days following the day on which notice of such meeting is first given to stockholders.

  The Resources West Amended Bylaws provide that, a stockholder must provide written notice, containing specified information, of nominations of persons for election as directors or of business proposed to be conducted at an annual meeting not later than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is called for a date that is not within thirty
(30) days before or after such anniversary date, notice must be delivered not later than the tenth day following the earlier of the date on which such notice or public disclosure of the date of the meeting was given or made. With respect to a special meeting of stockholders for the election of directors, a stockholder must provide written notice of nominations of persons for election as directors not later than seven (7) days following the day on which notice of such meeting is first given to stockholders.

  Board of Directors. The SPR Articles provide that the number of directors of SPR shall be such number as shall be specified in the SPR Bylaws, not to exceed fifteen (15). The SPR Board currently consists of eleven persons.

  The Resources West Restated Articles provide that the number of directors of Resources West shall be such number, not more than nineteen (19) nor less than nine (9), as shall be specified from time to time by the Board of Directors in the Resources West Amended Bylaws. At the Effective Time, the Resources West Board will be comprised of 17 persons, with eight directors designated by SPR and nine directors designated by WWP.

  The SPR Articles and the Resources West Restated Articles each provide that the board of directors will be divided into three classes, and each class will generally serve for a term of three (3) years. The term of one class of directors expires annually, so that it is only possible to elect one class of the board of directors (or approximately one third) in any one year.

  Removal of Directors. Under the SPR Articles, any director may be removed from office by the vote of stockholders representing not less than 66 2/3% of the issued and outstanding capital stock entitled to vote generally in the election of directors. The Resources West Restated Articles provide that, subject to certain limitations, a director may be removed from office at any time by the affirmative vote of (a) stockholders representing not less than 80% of the voting power of all outstanding shares of Voting Stock and (b) stockholders representing not less than a majority of the voting power of all outstanding shares of Voting Stock which are not beneficially owned by an Interested Stockholder; provided, however, that (i) if such removal is recommended by 80% of the full Board of Directors, then only the affirmative vote of holders of Voting Stock representing not less than the minimum percentage specified by applicable law is required; (ii) any Director elected by the holders of Resources West Preferred Stock may only be removed by the affirmative vote of holders of Resources West Preferred Stock representing not less than the minimum percentage specified by applicable law of the voting power of all outstanding shares of Resources West Preferred Stock; and (iii) stockholders will not have the power to remove Directors without cause if and to the extent that the denial of such power is not prohibited by applicable law.

  Vacancies on the Board of Directors. The SPR Articles provide that any vacancies occurring in the board of directors for any reason, including any newly created directorships resulting from an increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Each director so chosen shall hold office until the expiration of the term of director, if any, whom he or she has been chosen to succeed, or if none, until the expiration of the term of the class assigned to the newly created directorship to which he or she has been elected and until a successor shall have been elected and qualified.

  The Resources West Restated Articles provide that, subject to the rights of the holders of the Resources West Preferred Stockholders to elect directors, any vacancy occurring in the Board of Directors, including without limitation a vacancy caused by an increase in the number of directors, may be filled by the remaining directors by not less than an 80% vote of the full board of directors (or by a unanimous vote of the remaining directors if an 80% vote is not obtainable due to the number of vacancies). Any director so elected to fill a vacancy shall hold office until the expiration of the term of office for the class to which such director is elected and until a successor shall have been elected and qualified.

  Amendments to Articles of Incorporation. The SPR Articles provide that the SPR Articles may be amended or altered by a vote of the holders of a majority of the SPR Common Stock; provided, that the affirmative vote of the holders of 66 2/3% or more of the outstanding SPR Common Stock is required to amend or repeal, or adopt provisions inconsistent with, provisions relating to the number, tenure, vacancy, classification or removal of directors and the "fair price" provision.

  The Resources West Restated Articles provide that, in addition to any affirmative vote required by applicable law, any amendment, alteration, change or repeal of any provision of the Resources West Restated Articles requires the affirmative votes of (a) stockholders representing not less than 80% of the voting power of all outstanding shares of Voting Stock, and (b) stockholders representing not less than a majority of the voting power of all outstanding shares of Voting Stock which are not beneficially owned by any Interested Stockholder; provided, however, that such additional votes will not be required, and such action may be taken upon such authorization and approval by stockholders as would otherwise be required, if such amendment, alteration, change or repeal is recommended and submitted to the stockholders by the affirmative vote of 80% of the disinterested directors and the disinterested directors constitute a majority of the full Board of Directors (excluding any directors elected by the holders of any class or series of stock having a preference over the Resources West Common Stock as to dividends or as to dissolution, liquidation or winding up).

  The NGCL generally requires the approval of at least a majority of the voting power entitled to vote to amend articles of incorporation unless the articles of incorporation require a greater proportion of voting power.

  Amendments to Bylaws. The SPR Bylaws provide that they may be amended, added to, altered or repealed by the affirmative vote of at least two-thirds of the voting power of the SPR Common Stock or by the affirmative vote of a majority of the SPR board of directors.

  The Resources West Restated Articles provide that the Board of Directors has the power to adopt, amend, alter, change or repeal the Resources West Amended Bylaws in accordance with the provisions thereof and that, to the extent provided by applicable law, the stockholders shall have the power to adopt, amend, alter, change or repeal bylaws; provided, however, that no such action by stockholders shall be effective unless, in addition to any affirmative vote required by applicable law or the Resources West Restated Articles or the Resources West Amended Bylaws, such action is approved by the affirmative votes of (a) stockholders representing not less than 80% of the voting power of all outstanding shares of Voting Stock and (b) stockholders representing not less than a majority of the voting power of all outstanding shares of Voting Stock which are not beneficially owned by an Interested Stockholder; provided, further, that the additional votes specified in clauses (a) and (b) above will not be required, and such action may be taken upon such authorization and approval by stockholders as would otherwise be required, if such action is recommended and submitted to the stockholders by the affirmative vote of 80% of the disinterested directors and the disinterested directors constitute at least a majority of the full Board of Directors (excluding any directors elected by the holders of any class or series of stock having a preference over the Resources West Common Stock as to dividends or upon dissolution, liquidation or winding up).

  Certain Share Acquisitions. Sections 78.378 through 78.3793 of the NGCL govern the acquisition by a party (an "Acquiring Person") of control of a Nevada corporation, having at least 200 stockholders, 100 of whom are residents of Nevada, which does business in Nevada. The legislation restricts the voting rights of an Acquiring Person which accumulates or proposes to accumulate at least one-fifth, one-third or a majority of the series or class of stock entitled to vote for directors (a "control share acquisition"). The shares acquired by an Acquiring Person retain only such voting rights as are conferred by a resolution of the stockholders of the corporation approved at a special or annual meeting of stockholders by the holders of a majority of the voting power of all shares entitled to vote, excluding the Acquiring Person's shares. A special stockholders' meeting may be called at the request of the Acquiring Person to consider the voting rights of the Acquiring Person's shares no more than 50 days (unless the Acquiring Person agrees to a later date) after the delivery by the Acquiring Person to the corporation of an information statement which sets forth the range of voting power that the Acquiring Person has acquired or proposes to acquire and certain other information concerning the Acquiring Person and the proposed control share acquisition. If no such request for a Stockholders' meeting is made, consideration of the voting rights of the Acquiring Person's shares must be taken at the next special or annual stockholders' meeting of the corporation. In the event the Acquiring Person fails to deliver an information statement to the corporation on a timely basis or the remaining stockholders vote not to accord voting rights to the Acquiring Person's shares, the corporation may redeem all of the Acquiring Person's shares at the average price paid for such shares. A corporation may, by inclusion in its articles of incorporation or bylaws, provide that the provisions of Sections 37.378 to 78.3798 inclusive, will not apply to the corporation. The Resources West Amended Bylaws provide that such provisions will not apply to Resources West.

  Certain Business Combinations. Chapter 23B.19 of the WBCA prohibits a publicly held company which is either incorporated in Washington or has its principal executive office and a majority of its assets located in Washington and specified percentages of such corporation's stockholders and employees reside within Washington, from engaging in certain significant business transactions with the beneficial owner of 10% or more of the outstanding voting shares of a corporation. It is anticipated that, upon consummation of the Merger, Resources West will be subject to the provisions of Chapter 23B.19. Reference is made to "Comparison of Rights of Stockholders of

WWP and Resources West--Certain Business Combinations" for a discussion of this statute and the comparable statute under the NGCL.

  Certain Other Supermajority Voting Provisions. In addition to the supermajority voting provisions previously described, the Resources West Amended Bylaws will also contain certain other supermajority voting provisions requiring the affirmative vote of not less than 80% of the Resources West Board of Directors to effect any change in the provisions relating to (i) the location of Resources West's corporate headquarters and divisional offices and the organization of Resources West's business operations; (ii) the number, tenure and nomination of the Board of Directors and the conduct of business;
(iii) the designation and conduct of committees of the Board of Directors; (iv) the election, removal and vacancies of positions of officers; and (v) amendments to such supermajority voting requirements. The SPR Bylaws do not contain similar supermajority voting provisions.

  Rights Plan. SPR has adopted a stockholder rights plan pursuant to which holders of SPR Common Stock outstanding on October 31, 1989 have been granted one right (an "SPR Right") on each outstanding share of SPR Common Stock. The description and terms of the SPR Rights are set forth in the Rights Agreement dated as of October 13, 1989, as amended ("SPR Rights Agreement"), between SPR and First Chicago Trust Company of New York, as successor Rights Agent. Certain of the capitalized terms used in the following description have the meanings set forth in the SPR Rights Agreement. A copy of the SPR Rights Agreement has been filed with the SEC as an exhibit to SPR's registration statement on Form 8-A dated October 30, 1989. The following descriptions of the SPR Rights and SPR Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the SPR Rights Agreement.

  The SPR Rights could have certain anti-takeover effects. The SPR Rights may cause substantial dilution to a person or group that attempts to acquire SPR on terms not approved by SPR's board of directors, except pursuant to an offer conditioned on a substantial number of SPR Rights being acquired. The SPR Rights should not interfere with any merger or other business combination approved by the SPR Board of Directors prior to the time that a person or group has acquired beneficial ownership of 15% or more of the SPR Common Stock because until such time the SPR Rights may be redeemed as hereinafter described.

  Each SPR Right, initially evidenced by and traded with the shares of SPR Common Stock, entitles the registered holder to purchase one share of SPR Common Stock, at an exercise price of $70.00, subject to certain adjustments, regulatory approval and other specified conditions. The SPR Rights will be exercisable only if a person or group acquires 15% or more of the SPR Common Stock or announces a tender offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the SPR Common Stock.

  If any person or group acquires 15% or more of the outstanding SPR Common Stock (other than pursuant to certain approved merger transactions), each SPR Right will entitle its holder (other than such person or members of such group), subject to regulatory approval and other specified conditions, to purchase that number of shares of SPR Common Stock having a market value equal to two times the exercise price of the SPR Right. In addition, in the event that, at any time following the Distribution Date, SPR is acquired in a merger or other business combination transaction (other than certain approved merger transactions) or 50% or more of SPR's assets or earning power is sold, proper provision will be made, so that each holder of an SPR Right will thereafter have the right to receive, upon exercise at the then current exercise price of the SPR Right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the SPR Right.

  At any time after a person or group acquires more than 15% but less than 50% of the outstanding SPR Common Stock, the SPR Board of Directors may, subject to any necessary regulatory approval, require each outstanding SPR Right to be exchanged for one share of SPR Common Stock.

  The SPR Rights may be redeemed, at a redemption price of $.01 per SPR Right, by the SPR Board of Directors at any time until 10 days following a public announcement that a person or group has acquired 15% or more of the SPR Common Stock (the "Stock Acquisition Date"). SPR's right of redemption may be reinstated if, after the Stock Acquisition Date but prior to the expiration of the ten day redemption period, an acquiring person reduces its beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving SPR. The SPR Rights will expire on the earlier of (i) October 31, 1999, (ii) the Effective Time of the Merger, (iii) upon an exchange as described above and (iv) upon a redemption by SPR as described above.

  Neither the execution of the Merger Agreement nor the consummation of the transactions contemplated thereby will result in the grant of any rights to any person under the SPR Rights Agreement or enable or require the SPR Rights to be distributed or exercised.

                                 LEGAL MATTERS

  The validity of the Resources West Common Stock and the Resources West Preferred Stock to be issued by Resources West in connection with the Merger has been passed upon by Paine, Hamblen, Coffin, Brooke & Miller of Spokane, Washington and Reid & Priest of New York, New York. Such counsel are retained on a regular basis by WWP. In giving its opinion, Reid & Priest relied as to matters governed by the law of Washington, Idaho, Montana, Oregon and California upon the opinion of Paine, Hamblen, Coffin, Brooke & Miller. In giving its opinion, Paine, Hamblen, Coffin, Brooke & Miller relied as to matters governed by New York law and federal law relating to the issuance and sale of securities upon the opinion of Reid & Priest. Both of such firms, in giving their opinions, relied as to matters governed by Nevada law upon the opinion of Woodburn & Wedge of Reno, Nevada. Such firm is retained on a regular basis by SPR and SPPC. Prior to the Effective Time, Reid & Priest and Skadden, Arps, Slate, Meagher & Flom, counsel to SPR and SPPC, will deliver opinions concerning the federal income tax consequences of the Merger.

                           CERTAIN EXPENSES AND FEES

  Under the Merger Agreement, all costs and expenses incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus will be shared equally by WWP on the one hand, and SPR and SPPC, on the other, except as otherwise provided by the provisions of the Merger Agreement relating to the payment under certain circumstances of a party's expenses by the other party in the event of a termination of the Merger Agreement. See "The Merger Agreement-- Termination; Fees and Expenses."

  The cost of soliciting proxies from holders of WWP Common Stock and WWP Preferred Stock will be borne by WWP, and the cost of soliciting proxies from holders of SPR Common Stock and SPPC Preferred Stock will be borne by SPR and SPPC, respectively. In addition to soliciting proxies by mail, officers and employees of WWP, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. WWP has retained D.F. King & Co., Inc. to assist in the solicitation of proxies and the fee to be paid to such firm is not expected to exceed $55,000, plus reimbursement for reasonable out-of-pocket costs and expenses. WWP will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals. In addition to soliciting proxies by mail, officers and employees of SPR and SPPC, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. SPR and SPPC have retained Morrow & Co. to assist in the solicitation of proxies and the fee to be paid to such firm is not expected to exceed $66,000, plus reimbursement for reasonable out-of-pocket costs and expenses. SPR and SPPC will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals.

  Except as set forth above, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

                          ACCOUNTANTS' REPRESENTATIVES

  It is expected that representatives of Deloitte & Touche, WWP's independent accountants, will be present at the WWP Special Meeting to respond to appropriate questions of shareholders and to make a statement if they desire. It is also expected that representatives of Coopers & Lybrand, SPR's and SPPC's independent accountants, will be present at the SPR and SPPC Special Meetings to respond to appropriate questions of stockholders and to make a statement if they desire.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedules incorporated in this Joint Proxy Statement/Prospectus by reference from the WWP 1993 10-K, have been audited by Deloitte & Touche, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated balance sheets and consolidated statements of capitalization of SPR as of December 31, 1993 and 1992 and the consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1993, incorporated by reference in this Joint Proxy Statement/Prospectus from the SPR 1993 10-K have been incorporated herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The balance sheets and statements of capitalization of SPPC as of December 31, 1993 and 1992 and the statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1993, incorporated by reference in this Joint Proxy Statement/Prospectus from the SPPC 1993 10-K have been incorporated herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 OTHER MATTERS

  As of the date of this Joint Proxy Statement/Prospectus, the Boards of Directors of WWP, SPR and SPPC know of no matters which will be presented for consideration at the Special Meetings other than as set forth in the Notices of such meetings as attached to this Joint Proxy Statement/Prospectus. However, if any other matters shall come before the Special Meetings or any adjournments or postponements thereof and be voted upon, the WWP Proxy, SPR Proxy and SPPC Proxy shall be deemed to confer discretionary authority to the individuals named or authorized therein to vote the shares represented by such proxy as to any such matters.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals intended to be presented at the 1995 Annual Meeting of WWP must have been received by WWP no later than November 30, 1994 to be eligible for inclusion in the WWP proxy statement and form of proxy relating to that meeting. Any such proposals should be directed to the Corporate Secretary, The Washington Water Power Company, P.O. Box 3727, Spokane, Washington 99220.

  Shareholder proposals intended to be presented at the 1995 Annual Meeting of SPR must have been received by SPR no later than November 27, 1994 to be eligible for inclusion in the SPR proxy statement and form of proxy relating to that meeting. Any such proposals should be directed to William E. Peterson, Secretary, Sierra Pacific Resources, P.O. Box 30150, Reno, Nevada 89520-3150.

Spokane, Washington
Reno, Nevada

October 4, 1994

                                                                         ANNEX A


                       GLOSSARY OF CERTAIN DEFINED TERMS

          The following terms used in the Joint Proxy Statement/Prospectus are defined below or are defined in the Joint Proxy Statement/Prospectus as indicated below:



          "(S)162 (m) Limitation" shall have the meaning ascribed to it on page 64 of the Joint Proxy Statement/Prospectus.

          "401(k) Plans" shall mean profit-sharing plans, maintained by WWP and SPR, described under Section 401(k) of the Code.

          "Acquiring Person" shall, for purposes of the WBCA, have the meaning ascribed to it on page 109 of the Joint Proxy Statement/Prospectus and, for purposes of the NGCL, have the meaning ascribed to it on page 116 of the Joint Proxy Statement/Prospectus.

          "Antitrust Division" shall mean the Antitrust Division of the United States Department of Justice.

          "Awards" shall mean performance share awards under which benefits are determined under the Incentive Plan with respect to SPR's financial performance during specific performance cycles.

          "Barr Devlin" shall mean Barr Devlin & Co. Incorporated.

          "Benefit Plans" shall have the meaning ascribed to it on page 62 of the Joint Proxy Statement/Prospectus.

          "Business Combination" shall mean a merger, sale of a material portion of a company's assets or other business combination.

          "California Commission" shall mean the California Public Utilities Commission.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Committee" shall, with respect to the Resources West Incentive Plan, have the meaning ascribed to it on page 64 of the Joint Proxy
Statement/Prospectus and, with respect to the Resources West Director Stock Plan, have the meaning ascribed to it on page 70 of the Joint Proxy Statement/Prospectus.

          "Confidentiality Agreements" shall mean mutual Confidentiality Agreements entered into by WWP and SPR on March 1, 1994.

          "control share acquisition" shall have the meaning ascribed to it on page 116 of the Joint Proxy Statement/Prospectus.

          "CS First Boston" shall mean CS First Boston Corporation.

          "Effective Time" shall mean the time and date of the filing of articles of merger with the Secretary of State of the State of Washington and the Secretary of State of the State of Nevada.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Executive" shall mean either Messrs. Redmond or Higgins.

          "Federal Power Act" shall mean the Federal Power Act of 1935, as amended.

          "FERC" shall mean the Federal Energy Regulatory Commission.

          "FTC" shall mean the Federal Trade Commission.

          "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

          "Historical Period" shall mean the years 1991-1993.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnified Party" shall mean the present and former officers, directors and management employees of SPR, WWP and Resources West.

          "Interested Stockholder" shall mean a person or entity which is or, under certain circumstances, was, the beneficial owner of 10% or more of the outstanding voting shares of a corporation.

          "ISOs" shall mean the Incentive Stock Options granted under the Resources West Incentive Plan.

          "Key Executives" shall have the meaning ascribed to it on page 64 of the Joint Proxy Statement/Prospectus.

          "Kidder, Peabody" shall mean Kidder, Peabody & Co. Incorporated.

          "Merger Agreement" shall mean the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994, by and among WWP, SPR, SPPC and Resources West.

          "Merger" shall mean the proposed merger.

          "NGCL" shall mean the General Corporation Law of Nevada.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "Options" shall mean the options granted under the Resources West Incentive Plan.

          "Out-of-Pocket Expenses" shall have the meaning ascribed to it on page 85 of the Joint Proxy Statement/Prospectus.

     "Pentzer" shall mean Pentzer Corporation, a wholly owned subsidiary of WWP which holds most of WWP's non-utility businesses.

     "Proposal" shall mean either the WWP Proposal, the SPR Proposal or the SPPC Proposal.

     "PSE" shall mean the Pacific Stock Exchange Incorporated.

     "Registration Statement" shall mean the registration statement on Form S-4 (together with all amendments, schedules, and exhibits thereto) filed by Resources West with the SEC.

     "Regulatory Plan" shall have the meaning ascribed to it on page 80 of the Joint Proxy Statement/Prospectus.

     "Resources West" shall mean Resources West Energy Corporation.

     "Resources West Amended Bylaws" shall mean the Amended Bylaws of Resources West.

     "Resources West Common Stock" shall mean shares of the common stock, no par value, of Resources West.

     "Resources West Director Stock Plan" shall mean the Resources West Non-Employee Director Stock Plan.

     "Resources West ESPP" shall mean the Resources West Employee Stock Purchase Plan.

     "Resources West Incentive Plan" shall mean the Resources West Executive Long-Term Incentive Plan.

     "Resources West Preferred Stock" shall mean shares of the preferred stock, no par value, of Resources West.

     "Resources West Restated Articles" shall mean the Amended and Restated Articles of Incorporation of Resources West.

     "ROE" shall mean net income divided by average common stockholders' equity.

     "SARs" shall mean the stock appreciation rights granted under the Resources West Incentive Plan.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Share Acquisition Date" shall mean the date on which an Acquiring Person attained 10% ownership of a company.

     "Shareholder Disapproval" shall mean a failure of any one of the parties to the Merger Agreement to obtain the shareholder vote necessary to approve the Merger.

     "Sierra" shall mean SPR and SPPC, collectively.

     "Special Meeting" shall mean each of the WWP, SPR and SPPC Special
Meetings.

     "SPPC" shall mean Sierra Pacific Power Company.

     "SPPC 1993 10-K" shall mean SPPC's Annual Report on Form 10-K for the year ended December 31, 1993.

     "SPPC 8-K" shall mean SPPC's Current Report on Form 8-K dated June 30,
1994.

     "SPPC $25 Preferred Stock" shall mean SPPC's outstanding shares of Class A Preferred Stock, Series 1, $25 stated value.

     "SPPC $50 Preferred Stock" shall mean SPPC's outstanding shares of preferred stock, $50 par value.

     "SPPC Common Stock" shall mean SPPC's outstanding shares of common stock, $3.75 par value.

     "SPPC Articles" shall mean SPPC's Restated Articles of Incorporation, as amended.

     "SPPC June 1994 10-Q" shall mean SPPC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

     "SPPC March 1994 10-Q" shall mean SPPC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

     "SPPC Preferred Stock" shall mean SPPC $25 Preferred Stock and the SPPC $50 Preferred Stock.

     "SPPC Proposal" shall have the meaning ascribed to it on page 24 of the Joint Proxy Statement/Prospectus.

     "SPPC Proxy" shall mean a form of proxy accompanying the Joint Proxy Statement/Prospectus being sent to holders of SPPC Preferred Stock.

     "SPPC Record Date" shall mean September 26, 1994.

     "SPPC Special Meeting" shall mean the Special Meeting of SPPC preferred stockholders.

     "SPR" shall mean Sierra Pacific Resources.

     "SPR 1993 10-K" shall mean SPR's Annual Report on Form 10-K for the year ended December 31, 1993.

     "SPR 1994 Proxy Statement" shall mean SPR's Proxy Statement for the Annual Meeting of Stockholders held May 16, 1994.

     "SPR 8-K" shall mean SPR's Current Report on Form 8-K dated June 30, 1994.

     "SPR Articles" shall mean SPR's Restated Articles of Incorporation, as amended.

     "SPR Bylaws" shall mean SPR's Bylaws, as amended.

     "SPR Common Stock" shall mean SPR's outstanding shares of common stock, $1.00 par value.

     "SPR ESOP" shall mean SPR's Employee Stock Ownership Plan.

     "SPR Exchange Ratio" shall mean the ratio for conversion of SPR Common Stock into Resources West Common Stock.

     "SPR Incentive Plan" shall mean SPR's Executive Long-Term Incentive Plan.

     "SPR June 1994 10-Q" shall mean SPR's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

     "SPR March 1994 10-Q" shall mean SPR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

     "SPR Proposal" shall have the meaning ascribed to it on page 23 of the Joint Proxy Statement/Prospectus.

     "SPR Proxy" shall mean a form of proxy accompanying the Joint Proxy Statement/Prospectus being sent to holders of SPR Common Stock.

     "SPR Record Date" shall mean September 26, 1994.

     "SPR Right" shall mean one preferred share purchase right connected with each outstanding share of SPR Common Stock as part of a stockholder rights plan.

     "SPR Rights Agreement" shall mean the SPR Rights Agreement between SPR and Bank of America National Trust and Savings Association dated as of October 13, 1989, as amended.

     "SPR Special Meeting" shall mean the Special Meeting of SPR common stockholders.

     "SPR Stock Option" shall mean each underlying stock option agreement under the Incentive Plan.

     "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving a party thereto or any of its material subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of any party or any of its material subsidiaries, other than transactions contemplated by the Merger Agreement.

     "WBCA" shall mean the Washington Business Corporation Act.

     "WWP" shall mean The Washington Water Power Company.

     "WWP 1993 10-K" shall mean WWP's Annual Report on Form 10-K for the year ended December 31, 1993.

     "WWP 1994 Proxy Statement" shall mean WWP's Proxy Statement for the Annual Meeting of Shareholders held May 12, 1994.

     "WWP 8-K" shall mean WWP's Current Report on Form 8-K dated June 27, 1994.

     "WWP Articles" shall mean WWP's Restated Articles of Incorporation, as amended.

     "WWP Bylaws" shall mean WWP's Bylaws, as amended.

     "WWP Common Stock" shall mean WWP's outstanding shares of common stock, no par value.

     "WWP Exchange Ratio" shall mean the ratio for conversion of WWP Common Stock into Resources West Common Stock.

     "WWP Executive Plan" shall mean WWP's Executive Incentive Compensation
Plan.

     "WWP June 1994 10-Q" shall mean WWP's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

     "WWP March 1994 10-Q" shall mean WWP's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

     "WWP Preferred Stock" shall mean WWP's outstanding shares of preferred stock, no par value.

     "WWP Proposal" shall have the meaning ascribed to it on page 21 of the Joint Proxy Statement/Prospectus.

     "WWP Proxy" shall mean a form or forms of proxy accompanying the Joint Proxy Statement/Prospectus being sent to holders of WWP Stock.

     "WWP Record Date" shall mean September 22, 1994.

     "WWP Rights" shall mean the preferred share purchase rights appurtenant to outstanding shares of WWP Common Stock issued pursuant to the WWP Rights Agreement.

     "WWP Rights Agreement" shall mean the WWP Rights Agreement between WWP and The Bank of New York, dated as of February 16, 1990, as amended.

     "WWP Special Meeting" shall mean the Special Meeting of WWP common and preferred shareholders.

     "WWP Stock" shall mean WWP Preferred Stock and WWP Common Stock.

                                                                         ANNEX B



                               AGREEMENT AND PLAN

                                       OF

                           REORGANIZATION AND MERGER

                                  BY AND AMONG

                      THE WASHINGTON WATER POWER COMPANY,

                           SIERRA PACIFIC RESOURCES,

                          SIERRA PACIFIC POWER COMPANY

                                      AND

                                  WPM CORP./*/

                           DATED AS OF JUNE 27, 1994



/*/  On August 1, 1994, WPM Corp. changed its name to Resources West Energy
 Corporation.

                         TABLE OF CONTENTS

                                                             Page
                                                             ----

                            THE MERGER

Section 1.1  The Merger.....................................  B-1
Section 1.2  Effective Time of the Merger...................  B-1
Section 1.3  Articles of Incorporation......................  B-2
Section 1.4  Bylaws.........................................  B-2
Section 1.5  Effects of Merger..............................  B-2

                            ARTICLE II

                       CONVERSION OF SHARES

Section 2.1  Effect of Merger on Capital Stock..............  B-2
Section 2.2  Dissenting Shares..............................  B-4
Section 2.3  Exchange of Certificates.......................  B-5

                            ARTICLE III

                            THE CLOSING

Section 3.1  Closing........................................  B-7

                            ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF SPR AND SPPC

Section 4.1   Organization and Qualification................  B-7
Section 4.2   Subsidiaries..................................  B-7
Section 4.3   Capitalization................................  B-8
Section 4.4   Authority; Non-Contravention; Statutory
                Approvals; Compliance.......................  B-8
Section 4.5   Reports and Financial Statements..............  B-10
Section 4.6   Absence of Certain Changes or Events..........  B-10
Section 4.7   Litigation....................................  B-10
Section 4.8   Registration Statement and Proxy Statement....  B-11
Section 4.9   Tax Matters...................................  B-11
Section 4.10  Employee Matters; ERISA.......................  B-13
Section 4.11  Environmental Protection......................  B-16
Section 4.12  Regulation as a Utility.......................  B-18
Section 4.13  Vote Required.................................  B-18
Section 4.14  Accounting Matters............................  B-18
Section 4.15  Applicability of Certain Nevada Law...........  B-18
Section 4.16  Opinions of Financial Advisors................  B-18
Section 4.17  Insurance.....................................  B-18
Section 4.18  Ownership of WWP Common Stock.................  B-19

Section 4.19  SPR Rights Agreement.......................... B-19

                             ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF WWP

Section 5.1   Organization and Qualification................ B-19
Section 5.2   Subsidiaries.................................. B-19
Section 5.3   Capitalization................................ B-20
Section 5.4   Authority; Non-Contravention; Statutory
                Approvals; Compliance....................... B-20
Section 5.5   Reports and Financial Statements.............. B-21
Section 5.6   Absence of Certain Changes or Events.......... B-22
Section 5.7   Litigation.................................... B-22
Section 5.8   Registration Statement and Proxy Statement.... B-22
Section 5.9   Tax Matters................................... B-22
Section 5.10  Employee Matters; ERISA....................... B-24
Section 5.11  Environmental Protection...................... B-27
Section 5.12  Regulation as a Utility....................... B-28
Section 5.13  Vote Required................................. B-28
Section 5.14  Accounting Matters............................ B-28
Section 5.15  Applicability of Certain Washington Law....... B-28
Section 5.16  Opinion of Financial Advisor.................. B-28
Section 5.17  Insurance..................................... B-28
Section 5.18  Ownership of SPR Common Stock................. B-29
Section 5.19  WWP Rights Agreement.......................... B-29
Section 5.20  Representations and Warranties Concerning
                the Company................................. B-29
Section 5.21  Subsidiaries of Pentzer Corporation........... B-29

                            ARTICLE VI

              CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1  Covenants of The Parties....................... B-29

                            ARTICLE VII

                       ADDITIONAL AGREEMENTS

Section 7.1   Access to Information......................... B-34
Section 7.2   Joint Proxy Statement and Registration
                Statement................................... B-34
Section 7.3   Regulatory Matters............................ B-35
Section 7.4   Shareholder Approval.......................... B-36
Section 7.5   Directors' and Officers' Indemnification...... B-36
Section 7.6   Disclosure Schedules.......................... B-37
Section 7.7   Public Announcements.......................... B-38

Section 7.8   Rule 145 Affiliates........................... B-38
Section 7.9   Employee Agreements and Workforce Matters..... B-38
Section 7.10  Employee Benefit Plans........................ B-39
Section 7.11  Incentive, Stock and Other Plans.............. B-42
Section 7.12  No Solicitations.............................. B-43
Section 7.13  Company Board of Directors.................... B-44
Section 7.14  Company Officers.............................. B-44
Section 7.15  Employment Contracts.......................... B-45
Section 7.16  Corporate Offices............................. B-45
Section 7.17  Transition Management......................... B-45
Section 7.18  Expenses...................................... B-45
Section 7.19  Covenant to Satisfy Conditions................ B-45

                           ARTICLE VIII

                            CONDITIONS

Section 8.1  Conditions to Each Party's Obligations to
                Effect the Merger........................... B-46
Section 8.2  Conditions to Obligations of SPR and SPPC
                to Effect the Merger........................ B-47
Section 8.3  Conditions to Obligations of WWP to Effect
               the Merger................................... B-47

                            ARTICLE IX

                 TERMINATION, AMENDMENT AND WAIVER

Section 9.1  Termination.................................... B-48
Section 9.2  Effect of Termination.......................... B-50
Section 9.3  Termination Fee; Expenses...................... B-50
Section 9.4  Amendment...................................... B-51
Section 9.5  Waiver......................................... B-51

                             ARTICLE X

                        GENERAL PROVISIONS

Section 10.1  Non-Survival of Representations, Warranties,
                Covenants and Agreements.................... B-51
Section 10.2  Brokers....................................... B-51
Section 10.3  Notices....................................... B-52
Section 10.4  Miscellaneous................................. B-53
Section 10.5  Interpretation................................ B-53
Section 10.6  Counterparts; Effect.......................... B-53
Section 10.7  Parties in Interest........................... B-53
Section 10.8  Further Assurances............................ B-53

Exhibit 1.3     Articles of Incorporation of the Company
Exhibit 1.4     Bylaws of the Company
Exhibit 7.8     Form of Affiliate Agreement
Exhibit 7.15.1  Form of Employment Agreement of Paul A. Redmond
Exhibit 7.15.2  Form of Employment Agreement of Walter M. Higgins

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


          AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of June 27, 1994 (this "Agreement"), by and among The Washington Water Power Company, a
            ---------
Washington corporation ("WWP"), Sierra Pacific Resources, a Nevada corporation
                         ---
("SPR"), Sierra Pacific Power Company, a Nevada corporation and a subsidiary of
  ---
SPR ("SPPC"), and WPM Corp., a Nevada corporation and a wholly-owned subsidiary
      ----
of WWP (the "Company").
             -------

          WHEREAS, WWP, SPR and SPPC have determined to engage in a business combination as peer firms in a merger of equals and, accordingly, WWP has formed the Company to participate in such business combination;

          WHEREAS, in furtherance thereof the respective Boards of Directors of WWP, SPR, SPPC and the Company have approved the consolidation and merger of WWP, SPR and SPPC with and into the Company, all pursuant to the terms and conditions set forth in this Agreement;

          WHEREAS, for federal income tax purposes, it is intended that the Merger will be a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder,
                                       ----
and that WWP, SPR, SPPC, the Company and the shareholders of each who exchange their shares solely for stock of the Company will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger;

          NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                                   THE MERGER

          Section 1.1  The Merger.  Upon the terms and subject to the conditions
                       ----------
of this Agreement, at the Effective Time, each of WWP, SPR and SPPC shall be merged with and into the Company (the "Merger") and the separate corporate
                                       ------
existence and organization of each of WWP, SPR and SPPC shall thereupon cease as and to the extent provided in Section 23B.11.060 of the Washington Business Corporation Act (the "WBCA") and Section 78.459 of the Nevada General
                      ----
Corporation Law (the "NGCL").  The Company shall be the surviving corporation in
                      ----
the Merger and shall continue its existence under the provisions of the NGCL.

          Section 1.2  Effective Time of the Merger.  On the Closing Date (as
                       ----------------------------
defined in Section 3.1), articles of merger shall be executed and filed by the
           -----------
Company with the Secretary of State of the

State of Washington pursuant to the WBCA and the Secretary of State of the State of Nevada pursuant to the NGCL. The Merger shall become effective at such time as such articles of merger have both been so filed, such time being herein called the "Effective Time".
            --------------

          Section 1.3  Articles of Incorporation.  The Articles of Incorporation
                       -------------------------
of the Company shall as of the Effective Time read in their entirety as set forth in Exhibit 1.3, and shall be the Articles of Incorporation of the Company
         -----------
after the Effective Time until duly amended.

          Section 1.4  Bylaws.  The Bylaws of the Company shall as of the
                       ------
Effective Time read in their entirety as set forth in Exhibit 1.4, and shall be
                                                       -----------
the Bylaws of the Company after the Effective Time until duly amended.

          Section 1.5  Effects of Merger.  The Merger shall have the effects set
                       -----------------
forth in Section 23B.11.060 of the WBCA and Section 78.459 of the NGCL.


                                   ARTICLE II

                              CONVERSION OF SHARES

          Section 2.1  Effect of Merger on Capital Stock.  At the Effective
                       ---------------------------------
Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of WWP, SPR, SPPC or the Company:

          (a) Cancellation of Company Capital Stock.  Each share of the capital
              -------------------------------------
stock of the Company issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist.

          (b) Cancellation of Certain WWP Common Stock.  Each share of Common
              ----------------------------------------
Stock, no par value, of WWP (the "WWP Common Stock") that is owned by
                                   ----------------
subsidiaries of WWP or by SPR or any of its subsidiaries shall be canceled and cease to exist. Each associated right (the "WWP Right") to purchase shares of
                                             ---------
WWP Preferred Stock, no par value (the "WWP Preferred Stock"), pursuant to the
                                        -------------------
terms of the Rights Agreement, dated as of February 16, 1990, as amended (the

"WWP Rights Agreement"), between WWP and The Bank of New York, as successor
- ---------------------
Rights Agent thereunder, either shall have been redeemed or shall have expired in accordance with its terms. Prior to the Distribution Date (as defined in the WWP Rights Agreement), all references in this Agreement to WWP Common Stock shall be deemed to include the associated WWP Rights.

          (c) Conversion of WWP Common Stock.  Each issued and outstanding share
              ------------------------------
of WWP Common Stock (other than shares canceled pursuant to Section 2.1(b), WWP
                                                            --------------
Dissenting Shares (as defined in Section 2.2(a)) shall be converted into the
                                 --------------
right to receive one (the "WWP Ratio") fully paid and nonassessable share of
                           ---------
Common Stock, no par value, of the Company (the "Company Common Stock").  Upon
                                                 --------------------
such conversion, all such shares of WWP Common Stock shall be canceled and cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.3.
                                                 -----------

          (d) Cancellation of Certain WWP Preferred Stock.  Each share of WWP
              -------------------------------------------
Preferred Stock that is owned by any subsidiary of WWP or by SPR or any of its subsidiaries shall be canceled and cease to exist.

          (e) Conversion of WWP Preferred Stock.  Each issued and outstanding
              ---------------------------------
share of a series of WWP Preferred Stock (other than shares canceled pursuant to

Section 2.1(d)) and WWP Dissenting Shares (as defined in Section 2.2(a)) shall
- --------------                                           --------------
be converted into the right to receive one fully paid and nonassessable share of a series of preferred stock of the Company with equal stated value and dividends and like redemption provisions and rights upon liquidation, as each such series of preferred stock is set forth in the Articles of Incorporation of the Company set forth in Exhibit 1.3 (such shares of preferred stock of the Company being
             -----------
referred to as the "New WWP Preferred Stock").  Upon such conversion, all such
                    -----------------------
shares of WWP Preferred Stock shall be canceled and cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Company Preferred Stock (as defined in Section 2.1(h)(ii)) to be issued in consideration
                                       ----------
therefor upon surrender of such certificate in accordance with Section 2.3.
                                                               -----------

          (f) Cancellation of SPPC Common Stock.  Each share of Common Stock,
              ---------------------------------
$3.75 par value, of SPPC (the "SPPC Common Stock"), whether issued and
                               -----------------
outstanding or owned by SPPC as treasury stock, shall be canceled and cease to exist.

          (g) Cancellation of Certain SPPC Preferred Stock.  Each share of
              --------------------------------------------
Preferred Stock, $50 par value, of SPPC (the "SPPC $50 Preferred Stock"), and
                                              ------------------------
each share of Class A Preferred Stock, no par value, of SPPC (the "SPPC $25
                                                                   --------
Preferred Stock" and, together with the SPPC $50 Preferred Stock, the "SPPC
- ---------------                                                        ----
Preferred Stock") that is owned by SPPC as treasury stock, by SPR or any of its
- ---------------
other subsidiaries or by WWP or any of its subsidiaries shall be canceled and cease to exist.

          (h) Conversion of SPPC Preferred Stock.  (i) Each issued and
              ----------------------------------
outstanding share of a series of SPPC $50 Preferred Stock (other than SPPC Dissenting Shares (as defined in Section 2.2(b)) and shares canceled pursuant to
                                 --------------
Section 2.1(g)) shall be converted into the right to receive one fully paid and
- --------------
nonassessable share of a series of preferred stock of the Company with equal stated value and dividends and like redemption provisions and rights upon liquidation, as each such series of preferred stock is set forth in the Articles of Incorporation of the Company set forth in Exhibit 1.3. Upon such conversion,
                                             -----------
all such shares of SPPC $50 Preferred Stock shall be canceled and cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Company Preferred Stock to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.3.
                                       -----------

          (ii) Each issued and outstanding share of SPPC $25 Preferred Stock (other than SPPC Dissenting Shares) and shares canceled pursuant to Section
                                                                    -------
2.1(g)) shall be converted into the right to receive one fully paid and
- ------
nonassessable share of a series of preferred stock of the Company with equal stated value and dividends and like redemption provisions and rights upon liquidation, as such series of preferred stock is set forth in the Articles of Incorporation of the Company set forth in Exhibit 1.3 (such shares of preferred
                                          -----------
stock of the Company referred to in clauses (i) and (ii) above being referred to herein as the "New SPPC Preferred Stock" and, together with the New WWP
                  ------------------------
Preferred Stock, the "Company Preferred Stock").  Upon such conversion, all such
                      -----------------------
shares of SPPC $25 Preferred Stock shall be canceled and cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Company Preferred Stock to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.3.
                                       -----------

          (i) Cancellation of Certain SPR Common Stock.  Each share of Common
              ----------------------------------------
Stock, $1.00 par value, of SPR (the "SPR Common Stock") that is owned by SPR as
                                     ----------------
treasury stock, by subsidiaries of SPR or by WWP or any of its subsidiaries shall be canceled and cease to exist. Each associated right (the "SPR Right")
                                                                   ---------
to purchase shares of SPR Common Stock pursuant to the terms of the Rights Agreement, dated as of October 13, 1989, as amended (the "SPR Rights
                                                          ----------
Agreement"), between SPR and The First National Bank of Chicago, as Rights Agent thereunder, either shall have been redeemed or shall have expired in accordance with its terms. Prior to the Distribution Date (as defined in the SPR Rights Agreement), all references in this Agreement to SPR Common Stock shall be deemed to include the associated SPR Rights.

          (j) Conversion of SPR Common Stock.  Each issued and outstanding share
              ------------------------------
of SPR Common Stock (other than shares canceled pursuant to Section 2.1(i))
                                                            --------------
shall be converted into the right to receive 1.44 (the "SPR Ratio", and,
                                                        ---------
together with the WWP Ratio, the "Exchange Ratios") fully paid and nonassessable
                                  ---------------
shares of Company Common Stock. Upon such conversion, all such shares of SPR Common Stock shall be canceled and cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.3.
                -----------

          Section 2.2  Dissenting Shares.
                       -----------------

          (a) WWP Dissenting Shares.  (i) Shares of WWP Common Stock held by any
              ---------------------
holder entitled to and seeking relief as a dissenting shareholder under Section 23B.13.020 of the WBCA (the "WWP Dissenting Common Shares") shall not be
                             ----------------------------
converted into the right to receive Company Common Stock but shall be converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the WBCA, unless and until the right of such holder to receive fair cash value for such WWP Dissenting Common Shares terminates in accordance with Section 23B.13.020 of the WBCA. If such right is terminated otherwise than by the purchase of such shares by the Company, then such shares shall cease to be WWP Dissenting Common Shares and shall be converted into and represent the right to receive Company Common Stock as provided in Section
                                                                   -------
2.1(c).
- ------

          (ii) All of the rights otherwise accruing from shares of WWP Preferred Stock held by any holder entitled to and seeking relief as a dissenting shareholder with respect to such shares (the "WWP Dissenting Preferred Shares"
                                              -------------------------------
and, together with the WWP Dissenting Common Shares, the "WWP Dissenting
                                                          --------------
Shares"), including voting, dividend or distribution rights, shall continue
- ------
until the Merger shall have been consummated, at which time all such rights shall be canceled and the WWP Dissenting Preferred Shares shall only entitle the holder to the right to receive such consideration as may be due pursuant to the WBCA. If such right to consideration is terminated otherwise than by the purchase of such shares by the Company, then such shares shall cease to be WWP Dissenting Preferred Shares and shall be converted into and represent the right to receive Company Preferred Stock as provided in Section 2.1(e).
                                                  --------------

          (b) SPPC Dissenting Shares.  All of the rights otherwise accruing from
              ----------------------
shares of SPPC Preferred Stock held by any holder entitled to and seeking relief as a dissenting shareholder with respect to such shares (the "SPPC Dissenting Shares"), including voting,
                             ----------------------
dividend or distribution rights, shall continue until the Merger shall have been consummated, at which time all such rights shall be canceled and the SPPC Dissenting Shares shall only entitle the holder to the right to receive such consideration as may be due pursuant to the NGCL. If such right to consideration is terminated otherwise than by the purchase of such shares by the Company, then such shares shall cease to be SPPC Dissenting Shares and shall be converted into and represent the right to receive Company Preferred Stock as provided in Section 2.1(h).
            --------------

          Section 2.3  Exchange of Certificates.
                       ------------------------

          (a) Deposit with Exchange Agent.  As soon as practicable after the
              ---------------------------
Effective Time, the Company shall deposit with a bank or trust company mutually agreeable to WWP and SPR (the "Exchange Agent"), certificates representing
                               --------------
shares of Company Common Stock and Company Preferred Stock required to effect the exchanges referred to in Section 2.1, together with cash payable in respect
                             -----------
of fractional shares pursuant to Section 2.3(d).
                                 --------------

          (b) Exchange Procedures.  As soon as practicable after the Effective
              -------------------
Time, the Exchange Agent shall mail to each holder of record a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of WWP Common Stock, WWP Preferred Stock, SPR Common Stock or SPPC Preferred Stock (the "Certificates") that were converted (the "Converted
                           ------------                             ---------
Shares") into the right to receive shares of Company Common Stock or Company
- ------
Preferred Stock (together, the "Company Shares") pursuant to Section 2.1, (i) a
                                --------------               -----------
form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Company Shares. Upon surrender of a Certificate to the Exchange Agent (or to such other agent or agents as may be appointed by agreement of WWP and SPR), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Company Shares which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a
                                              ----------
transfer of ownership of Converted Shares which is not registered in the transfer records of WWP, SPR or SPPC, as the case may be, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid, or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as the Company or the Exchange Agent may reasonably require, and (iii) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a certificate representing the number of Company Shares into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time
                     -----------
after the Effective Time to represent only the right to receive upon such surrender a certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock as contemplated by this Section 2.3.
                                                                  -----------

          (c) Distributions with Respect to Unexchanged Shares.  No dividends or
              ------------------------------------------------
other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Company Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(d), until the holder of record of such Certificate shall
   --------------
surrender such Certificate as contemplated by Section 2.3(c). Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Company Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Company Share to which such holder is entitled pursuant to Section 2.3(d) and the amount of dividends or other distributions
            --------------
with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Company Shares, as the case may be.

          (d) No Fractional Securities.  Notwithstanding any other provision of
              ------------------------
this Agreement, no certificates or scrip representing fractional Company Shares shall be issued upon the surrender for exchange of Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Company Shares. In lieu of any such fractional shares, any holder of SPR Common Stock who would otherwise have been entitled to a fractional Company Share shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the average of the last reported sales price, regular way, per share of WWP Common Stock on the New York Stock Exchange Composite Tape for the ten business days prior to and including the last business day on which WWP Common Stock was traded on the New York Stock Exchange (the "NYSE"), without any
                                                             ----
interest thereon.

          (e) Closing of Transfer Books.  From and after the Effective Time, the
              -------------------------
stock transfer books of WWP, SPR and SPPC shall be closed and no transfer of any capital stock of WWP, SPR or SPPC shall thereafter be made. If, after the Effective Time, Certificates are presented to the Company for registration of transfer, they shall be canceled and exchanged for certificates representing the appropriate Company Shares as provided in Section 2.3.
                                          -----------

          (f) Termination of Duties of Exchange Agent.  Any certificates
              ---------------------------------------
representing Company Shares deposited with the Exchange Agent pursuant to

Section 2.3(a) and not exchanged within one year after the Effective Time
- --------------
pursuant to this Section 2.3 shall be returned by the Exchange Agent to the
                 -----------
Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Company, whereupon any holder of unsurrendered Certificates shall look as a general unsecured creditor only to the Company for payment of any funds to which any holder may be entitled, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                 ARTICLE III

                                  THE CLOSING

          Section 3.1  Closing.  The closing (the "Closing") of the Merger shall
                       -------                     -------
take place at the offices of Reid & Priest, 40 West 57th Street, New York, New York 10019 at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article
                                                                     -------
VIII hereof is fulfilled or waived, or at such other time and date and place as
- ----
SPR and WWP shall mutually agree (the "Closing Date").
                                       ------------


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF SPR AND SPPC

                                 SPR and SPPC jointly and severally represent
and warrant to WWP as follows:

          Section 4.1  Organization and Qualification.  Except as set forth in
                       ------------------------------
Section 4.1 of the SPR Disclosure Schedule (as defined in Section 7.6(i)), each
                                                          --------------
of SPR and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders of the Nevada Public Service Commission ("Nevada
                                                                         ------
Commission") and the California Public Utilities Commission ("California
- ----------                                                    ----------
Commission"), to own, lease and operate its assets and properties and to carry
- ----------
on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, financial condition or the results of operations of SPR and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereinafter referred to as a "SPR Material
                                                                 ------------
Adverse Effect").  Except as otherwise provided in Section 5.21, as used in
- --------------                                      ------------
this Agreement, the term "subsidiary" of a person shall mean any corporation or
                          ----------
other entity (including partnerships and other business associations) in which such person directly or indirectly owns at least a majority of any class of the outstanding voting securities or equity.

          Section 4.2  Subsidiaries.  Section 4.2 of the SPR Disclosure Schedule
                       ------------
sets forth a description as of the date hereof of all subsidiaries and joint ventures of SPR, including the name of each such entity, the state or jurisdiction of its incorporation, a brief description of the principal line or lines of business conducted by each such entity and SPR's interest therein. Except as set forth in Section 4.2 of the SPR Disclosure Schedule, none of such entities is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of
Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), respectively. Except as set
                                      --------
forth in Section 4.2 of the SPR Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of SPR (other than SPPC) are validly issued, fully paid, nonassessable and free of preemptive rights, are owned directly or indirectly by SPR free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "joint venture" of a person shall mean any
                                     -------------
corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or equity of any such entity.

                                 Section 4.3  Capitalization.
                                              --------------

          (a) SPR.  The authorized capital stock of SPR consists of 90,000,000
              ---
shares of SPR Common Stock. As of the close of business on June 27, 1994, 29,214,142 shares of SPR Common Stock were issued and outstanding. All of the issued and outstanding shares of the capital stock of SPR are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in
Section 4.3(a) of the SPR Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating SPR or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of SPR or obligating SPR or any of its subsidiaries to grant, extend or enter into any such agreement or commitment, other than under the SPR Rights Agreement.

          (b) SPPC.  The authorized capital stock of SPPC consists of 20,000,000
              ----
shares of SPPC Common Stock, 1,780,500 shares of SPPC $50 Preferred Stock, and 10,000,000 shares of SPPC Class A Preferred Stock. As of the close of business on June 27, 1994, (i) 1,000 shares of SPPC Common Stock were issued and outstanding, (ii) 870,300 shares of SPPC $50 Preferred Stock were issued and outstanding, consisting of 80,500 shares of $2.44 Series A, 82,000 shares of $2.36 Series B, 299,800 shares of $3.90 Series C, and 408,000 shares of $4.12 Series G, and (iii) 2,000,000 shares of SPPC $25 Preferred Stock were issued and outstanding. All of the issued and outstanding shares of the capital stock of SPPC are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3(b) of the SPR Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating SPR or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, the capital stock of SPPC or obligating SPR or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

                                 Section 4.4  Authority; Non-Contravention;
                                              -----------------------------
Statutory Approvals; Compliance.
- -------------------------------

          (a) Authority.  Each of SPR and SPPC has all requisite power and
              ---------
authority to enter into this Agreement, and, subject to the applicable SPR Shareholders' Approval (as defined in Section 4.13) and the applicable SPR
                                      ------------
Required Statutory Approvals (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by SPR and SPPC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SPR and SPPC, subject to obtaining the applicable SPR Shareholders' Approval. This Agreement has been duly and validly executed and delivered by SPR and SPPC and, assuming the due authorization, execution and delivery hereof and thereof by WWP and the Company, constitutes the valid and binding obligation of each of SPR and SPPC enforceable against each of them in accordance with its terms.

          (b) Non-Contravention.  Except as set forth in Section 4.4(b) of the
              -----------------
SPR Disclosure Schedule, the execution and delivery of this Agreement by SPR and SPPC do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of SPR or any of
                                                   ---------
its subsidiaries or joint venture of SPR or SPPC pursuant to any provisions of
(i) the articles of incorporation, bylaws or similar governing documents of SPR or any of its subsidiaries, (ii) subject to obtaining the SPR Required Statutory Approvals and the receipt of the SPR Shareholders' Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as hereinafter defined) applicable to SPR or any of its subsidiaries or joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.4(b) of the SPR Disclosure Schedule (the "SPR Required Consents") any note, bond, mortgage, indenture, deed of trust,
 ---------------------
license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which SPR or any of its subsidiaries or any joint venture of SPR or SPPC is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not, in the aggregate, have a SPR Material Adverse Effect.

          (c) Statutory Approvals.  No declaration, filing or registration with,
              -------------------
or notice to or authorization, consent or approval of, any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign (each, a "Governmental Authority"), is necessary
                                         ----------------------
for the execution and delivery of this Agreement by SPR and SPPC or the consummation by SPR and SPPC, as the case may be, of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a SPR Material Adverse Effect, except as described in Section 4.4(c) of the SPR Disclosure Schedule (the "SPR Required Statutory Approvals",
                                            --------------------------------
it being understood that references in this Agreement to "obtaining" such SPR Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoiding a violation of law).

          (d) Compliance.  Except as set forth in Section 4.4(d) of the SPR
              ----------
Disclosure Schedule, in Section 4.11 of the SPR Disclosure Schedule, or as disclosed in the SPR SEC Reports (as defined in Section 4.5), neither SPR nor
                                                -----------
any of its subsidiaries nor, to the knowledge of SPR or SPPC, any joint ventures of SPR or SPPC, is in violation of or is under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which, in the aggregate, do not have, and, to the knowledge of SPR, are not reasonably likely to have, a SPR Material Adverse Effect. Except as set forth in Section 4.4(d) of the SPR Disclosure Schedule or in Section 4.11 of the SPR Disclosure Schedule, SPR and its subsidiaries and any joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as currently conducted, except those the failure to obtain which would not, in the aggregate, have a SPR Material Adverse Effect.

          Section 4.5  Reports and Financial Statements.  Since January 1, 1991,
                       --------------------------------
the filings required to be made by SPR and its subsidiaries under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of
                              --------------
1934, as amended (the "Exchange Act"), applicable Nevada and California laws and
                       ------------
regulations, the Federal Power Act (the "Power Act") or the 1935 Act have been
                                         ---------
filed with the Securities and Exchange Commission (the "SEC"), the Nevada
                                                        ---
Commission, the California Commission or the Federal Energy Regulatory Commission (the "FERC"), as the case may be, including all forms, statements,
                 ----
reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Each of SPR and SPPC has made available to WWP a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by SPR or SPPC with the SEC since January 1, 1991 (as such documents have since the time of their filing been amended, the "SPR SEC
                                                                 -------
Reports"). As of their respective dates, the SPR SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of SPR and SPPC included in the SPR SEC Reports (collectively, the "SPR Financial Statements") have been prepared in accordance with generally
- -------------------------
accepted accounting principles applied on a consistent basis ("GAAP") (except as
                                                               ----
may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of SPR and SPPC, as the case may be, as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. Except as set forth in Section 4.5 of the SPR Disclosure Schedule, true, accurate and complete copies of the Articles of Incorporation and Bylaws of SPR and SPPC, as in effect on the date hereof, have been delivered to WWP.

          Section 4.6  Absence of Certain Changes or Events.  Except as set
                       ------------------------------------
forth in the SPR SEC Reports or Section 4.6 of the SPR Disclosure Schedule, from December 31, 1993 through the date hereof each of SPR and its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, to the knowledge of SPR, is reasonably likely to have, a SPR Material Adverse Effect.

          Section 4.7  Litigation.  Except as disclosed in the SPR SEC Reports
                       ----------
or as set forth in Section 4.7 or 4.11 of the SPR Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or, to the knowledge of SPR or SPPC, threatened, nor are there, to the knowledge of SPR or SPPC, any investigations or reviews pending or threatened against, relating to or affecting SPR or any of its subsidiaries and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to SPR or any of its subsidiaries, which, when taken together with any of the matters described in clauses (i) or (ii), would have, or to the knowledge of SPR is reasonably likely to have, a SPR Material Adverse

Effect. In addition, there have not been any developments since March 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews, which, in the aggregate, would have, or to the knowledge of SPR is reasonably likely to have, a SPR Material Adverse Effect.

          Section 4.8 Registration Statement and Proxy Statement.  None of the
                      ------------------------------------------
information supplied or to be supplied by on or behalf of SPR or SPPC for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock and Company Preferred Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes
 ----------------------
effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy and information statement in definitive form relating to the meetings of the shareholders of WWP, SPR and SPPC to be held in connection with the Merger and the prospectus relating to the Company Common Stock and Company Preferred Stock to be issued in the Merger (the "Joint Proxy Statement/Prospectus") will,
                                       --------------------------------
at the date mailed to such shareholders and, as the same may be amended or supplemented, at the times of such meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section 4.9  Tax Matters.  "Taxes", as used in this Agreement, means
                       -----------    -----
any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return", as used in this
                                                 ----------
Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group or entities that includes SPR or any of its subsidiaries on the one hand, or WWP or any of its subsidiaries on the other hand.

          (a) Filing of Timely Tax Returns.  SPR and each of its subsidiaries
              ----------------------------
have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

          (b) Payment of Taxes.  SPR and each of its subsidiaries have, within
              ----------------
the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

          (c) Tax Liens.  There are no material Tax liens upon the assets of SPR
              ---------
or any of its subsidiaries except liens for Taxes not yet due.

          (d) Withholding Taxes.  SPR and each of its subsidiaries have complied
              -----------------
(and until the Closing Date will comply) in all respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code (S)(S) 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (e) Extensions of Time for Filing Tax Returns.  Except as disclosed in
              -----------------------------------------
Section 4.9(e) of the SPR Disclosure Schedule, neither SPR nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          (f) Waivers of Statute of Limitations.  Except as disclosed in Section
              ---------------------------------
4.9(f) of the SPR Disclosure Schedule, neither SPR nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          (g) Expiration of Statute of Limitations.  Except as disclosed in
              ------------------------------------
Section 4.9(g) of the SPR Disclosure Schedule, the statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of SPR and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against SPR or any of its subsidiaries that has not been resolved and paid in full.

          (h) Audit, Administrative and Court Proceedings.  Except as disclosed
              -------------------------------------------
in Section 4.9(h) of the SPR Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of SPR or any of its subsidiaries.

          (i) Powers of Attorney.  Except as disclosed in Section 4.9(i) of the
              ------------------
SPR Disclosure Schedule, no power of attorney currently in force has been granted by SPR or any of its subsidiaries concerning any Tax matter.

          (j) Tax Rulings.  Except as disclosed in Section 4.9(j) of the SPR
              -----------
Disclosure Schedule, neither SPR nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling", as used in this Agreement, shall mean a written
                ----------
ruling of a taxing authority relating to Taxes.  "Closing Agreement", as used in
                                                  -----------------
this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

          (k) Availability of Tax Returns.  As soon as practicable after the
              ---------------------------
date hereof, SPR and its subsidiaries will make available to WWP complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by SPR or any of its subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by SPR or any of its subsidiaries and
(iii) any Closing Agreements entered into by SPR or any of its subsidiaries with any taxing authority.

          (l) Tax Sharing Agreements.  Except as disclosed in Section 4.9(l) of
              ----------------------
the SPR Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist between or among SPR and any of its subsidiaries.

          (m) Code (S) 341(f).  Neither SPR nor any of its subsidiaries has
              ---------------
filed (or will file prior to the Closing) a consent pursuant to Code (S) 341(f) or has agreed to have Code (S) 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code (S) 341(f)(4)) owned by SPR or any of its subsidiaries.

          (n) Code (S) 168.  Except as set forth in Section 4.9(n) of the SPR
              ------------
Disclosure Schedule, no property of SPR or any of its subsidiaries is property that SPR or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code (S) 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code (S) 168.

          (o) Code (S) 481 Adjustments.  Except as set forth in Section 4.9(o)
              ------------------------
of the SPR Disclosure Schedule, neither SPR nor any of its subsidiaries is required to include in income any adjustment pursuant to Code (S) 481(a) by reason of a voluntary change in accounting method initiated by SPR or any of its subsidiaries, and to the best of the knowledge of SPR or SPPC, the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in
                      ---
accounting method.

          (p) Code (S)(S) 6661 and 6662.  All transactions that could give rise
              -------------------------
to an understatement of federal income tax (within the meaning of Code (S) 6661 for Tax Returns filed on or before December 31, 1989, and within the meaning of Code (S) 6662 for tax returns filed after December 31, 1989) that could reasonably be expected to result in a SPR Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing will be adequately disclosed) on the Tax Returns of SPR and its subsidiaries in accordance with Code (S) 6661(b)(2)(B) for Tax Returns filed on or prior to December 31, 1989, and in accordance with Code (S) 6662(d)(2)(B) for Tax Returns filed after December 31, 1989.

          (q) Code (S) 280G.  Except as set forth in Section 4.9(q) of the SPR
              -------------
Disclosure Schedule, neither SPR nor any of its subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code (S) 280G.

          Section 4.10  Employee Matters; ERISA.
                        -----------------------

          (a) Benefit Plans.  Section 4.10(a) of the SPR Disclosure Schedule
              -------------
contains a true and complete list of each employee benefit plan, program or arrangement covering employees, former employees or directors of SPR (or any of its subsidiaries) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any management, employment, deferred compensation, severance
  -----
(including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, any consulting contract with any person who prior to entering into such contract was a director or officer of SPR, SPPC or any of their subsidiaries or any plan, agreement, arrangement or understanding similar to any of the foregoing (collectively, the "SPR Benefit Plans").
                                     -----------------

          (b) Contributions.  Except as set forth in Section 4.10(b) of the SPR
              -------------
Disclosure Schedule, all material contributions and other payments required to have been made by SPR or any of its subsidiaries (including any pre- or post-tax contributions or payments by employees or their dependents) to any SPR Benefit Plan (or to any person pursuant to the terms thereof) have been so made or the amount of such payment or contribution obligation has been reflected in the SPR Financial Statements.

          (c) Qualification; Compliance.  Except as set forth in Section 4.10(c)
              -------------------------
of the SPR Disclosure Schedule, each of the SPR Benefit Plans that are intended to be "qualified" within the meaning of Code (S) 401(a) has been determined by the IRS to be so qualified, and, to the best knowledge of SPR and SPPC, no circumstances exist that are reasonably expected by SPR or SPPC to result in the revocation of any such determination. Neither SPR nor SPPC are in noncompliance in any respect with, and none of their respective Benefit Plans is or has been operated in noncompliance with, any applicable law, rule or regulation governing such plan, including, without limitation, ERISA and the Code, which would have a SPR Material Adverse Effect.

          (d) Liabilities.  With respect to the SPR Benefit Plans, individually
              -----------
and in the aggregate, no event has occurred, and, to the best knowledge of SPR and SPPC, there exists no condition or set of circumstances that could subject SPR or any of its subsidiaries to any liabilities arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under
                                                            ----
any indemnity agreement to which SPR or SPPC is a party, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for premiums due to the PBGC, would have, or insofar as reasonably can be foreseen, could have, a SPR Material Adverse Effect.

          (e) Welfare Plans.  Except as set forth in Section 4.10(e) of the SPR
              -------------
Disclosure Schedule, none of the SPR Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any retiree benefits.

          (f) Documents Made Available.  Each of SPR and SPPC has made available
              ------------------------
to WWP a true and correct copy of each collective bargaining agreement to which SPR or SPPC is a party or under which SPR or SPPC has obligations and, with respect to each SPR Benefit Plan, (i) such plan and summary plan description,
(ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such plan and
(v) the most recent actuarial report or valuation.

          (g) Payments Resulting from Merger.  Other than as set forth in
              ------------------------------
Section 7.11 or in Section 4.10(g) of the SPR Disclosure Schedule, the
- ------------
consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from the Company or SPR or any of its subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any SPR Benefit Plan being established or becoming accelerated, vested or payable.

          (h) Funded Status of Plans.  Except as set forth in Section 4.10(h) of
              ----------------------
the SPR Disclosure Schedule, the failure of any SPR Benefit Plan which is subject to the requirements of Code (S) 412, Part 3 of Title I of ERISA or Title IV of ERISA to hold assets which, as of the date hereof, are at least equal in value to the present value of the greater of the projected benefit obligations or accrued benefit obligations (both determined as of the date hereof) of the participants and beneficiaries under such plan, based on actuarial methods, tables and assumptions theretofore utilized by such plan's actuary to determine the plan's funded status, would not give rise to a SPR Material Adverse Effect.

          (i) Certain Other Obligations.  Except as set forth in Section 4.10(i)
              -------------------------
of the SPR Disclosure Schedule: the termination of, or withdrawal from, any employee pension benefit plan within the meaning of (S) 3(2) of ERISA (including any single employer, multiple employer or multiemployer plan) or subject to Title IV of ERISA by SPR or any corporation or other entity which is, or at any time was, a subsidiary of SPR has not, and will not, subject SPR, SPPC (or any subsidiary of SPR or SPPC) to any liability to any governmental authority, corporation or other person which would have a SPR Material Adverse Effect.

          (j) Modification or Termination of Plans.  Except as set forth in
              ------------------------------------
Section 4.10(j) of the SPR Disclosure Schedule, (A) neither SPR, SPPC nor any subsidiary of SPR or SPPC is subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including (without limitation) any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice; and
(B) to the best knowledge of SPR, SPPC or any of their subsidiaries after review of all plan documents, the Company, SPR, SPPC and each of their subsidiaries may, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend each SPR Benefit Plan and each other employee benefit plan, policy, program or practice (or its participation in any such SPR Benefit Plan or any other employee benefit plan, policy, program or practice) at any time sponsored, maintained or contributed to by SPR, SPPC or any of their subsidiaries effective as of any date before, on or after the Effective Time.

          (k) Labor Agreements.  Except as disclosed in the SPR SEC Reports or
              ----------------
as set forth in Section 4.10(k) of the SPR Disclosure Schedule: (i) neither SPR, SPPC nor any of their subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) to the best knowledge of SPR, SPPC or any of their subsidiaries, there is no current union representation question involving employees of SPR, SPPC or any of their subsidiaries, nor does SPR, SPPC or any of their subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;
(iii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against SPR, SPPC or any of their subsidiaries pending, or to the best knowledge of SPR, SPPC or any of their subsidiaries, threatened, which has, or reasonably may be expected by SPR, SPPC or any of their subsidiaries to have, a SPR Material Adverse Effect; (iv) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against SPR, SPPC or any of their subsidiaries pending, or to the best knowledge of SPR, SPPC or any of their subsidiaries, threatened, which has, or reasonably may be expected by SPR, SPPC or any of their subsidiaries to have, a SPR Material Adverse Effect; (v) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the best knowledge of SPR, SPPC or any of their subsidiaries, threatened, against or involving SPR, SPPC or any of their subsidiaries which has or, insofar as reasonably can be foreseen, could have, a SPR Material Adverse Effect; (vi) SPR, SPPC and each of their subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance which, in the aggregate, does not, and insofar as reasonably can be foreseen, will not, have a SPR Material Adverse Effect; and (vii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of SPR, SPPC or any of their subsidiaries, threatened, in respect to which any director, officer, employee or agent of SPR, SPPC or any of their subsidiaries is or may be entitled to claim indemnification from SPR, SPPC or any of their subsidiaries pursuant to their respective articles of incorporation or bylaws or as provided in the Indemnification Agreements listed on Section 4.10(k) of the SPR Disclosure Schedule.

          Section 4.11  Environmental Protection.
                        ------------------------

          (a) Compliance.  Except as set forth in Section 4.11(a) of the SPR
              ----------
Disclosure Schedule, each of SPR and its subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in compliance would not have a SPR Material Adverse Effect. Except as set forth in Section 4.11(a) of the SPR Disclosure Schedule, neither SPR nor any of its subsidiaries has received any written, or, to the knowledge of appropriate officers of SPR and SPPC, upon diligent review, oral communication, from any person or Governmental Authority that alleges that SPR or any of its subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be in compliance would not have a SPR Material Adverse Effect.

          (b) Environmental Permits.  Except as set forth in Section 4.11(b) of
              ---------------------
the SPR Disclosure Schedule, each of SPR and its subsidiaries has obtained or has applied for all environmental, health and safety permits and authorizations (collectively, the "Environmental Permits") necessary for the construction of
                    ---------------------
their facilities or the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and SPR and SPPC are in material compliance with all terms and conditions of the Environmental Permits and are not required to make any expenditure in order to obtain or renew any Environmental Permit, except where the failure to obtain or be in compliance with such Environmental Permit or the requirement to make any expenditure in connection with such Environmental Permit would not have a SPR Material Adverse Effect.

          (c) Environmental Claims.  Except as set forth in Section 4.11(c) of
              --------------------
the SPR Disclosure Schedule, to the best knowledge of SPR or SPPC upon diligent review, there is no Environmental Claim (as hereinafter defined) pending (i) against SPR or any of its subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim SPR or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations which SPR or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, which, if adversely determined, would have in the aggregate a SPR Material Adverse Effect.

          (d) Releases.  Except as set forth in Section 4.11(c) of the SPR
              --------
Disclosure Schedule or Section 4.11(d) of the SPR Disclosure Schedule, neither SPR nor SPPC has knowledge of any Releases (as hereinafter defined) or any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any Environmental Claim against SPR or any subsidiaries or joint ventures of SPR or SPPC, or against any person or entity whose liability for any Environmental Claim SPR or any subsidiaries or joint ventures of SPR or SPPC has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials, the liability for which would not have, in the aggregate, a SPR Material Adverse Effect.

          (e) Predecessors.  Except as set forth in Section 4.11(e) of the SPR
              ------------
Disclosure Schedule, neither SPR nor SPPC has actual knowledge, with respect to any predecessor of SPR or SPPC or any subsidiary or joint venture of SPR or SPPC, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, which would have, or which SPR or SPPC reasonably believes would have, a SPR Material Adverse Effect.

          (f) Disclosure.  To SPR's best knowledge upon a good faith effort, SPR
              ----------
has disclosed to WWP all material facts which SPR reasonably believes form the basis of a SPR Material Adverse Effect arising from (i) the cost of pollution control equipment currently required or known to be required in the future; (ii) current remediation costs or remediation costs known to be required in the future; or (iii) any other environmental matter affecting SPR or its subsidiaries which would have, or which SPR reasonably believes would have, a SPR Material Adverse Effect.

          (g)  As used in this Agreement:

          (i) "Environmental Claim" means any and all administrative, regulatory
               -------------------
     or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by SPR or SPPC or any subsidiary or joint venture of SPR or SPPC (for purposes of this
     Section 4.11), or by WWP or any of its subsidiaries or joint ventures (for
     ------------
     purposes of Section 5.11); or (b) circumstances forming the basis of any
                 ------------
     violation; or alleged violation, of any Environmental Law; or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the present or Release of any Hazardous Materials.

          (ii) "Environmental Laws" means all federal, state, local laws, rules
                ------------------
     and regulations relating to pollution or protection of human health or the environmental (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (iii)    "Hazardous Materials" means (a) any petroleum or petroleum
                    -------------------
     products, radioactive materials, asbestos in any form this is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); and (b) any chemicals, materials or substances which
                 ----
     are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words, of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under Environmental Law in a jurisdiction in which SPR or SPPC or any subsidiary or joint venture of SPR or SPPC operates (for purposes of this Section
                                                                    -------
     4.11) or in which WWP or any of its subsidiaries or joint ventures operate
     ----
     (for purposes of Section 5.11).
                      ------------

          (iv) "Releases" means any release, spill, emission, leaking,
                --------
     injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          Section 4.12  Regulation as a Utility.  SPPC is regulated as a public
                        -----------------------
utility in the States of Nevada and California and in no other state.  Except as set forth in Section 4.12 of the SPR Disclosure Schedule, neither SPR nor any "subsidiary company" or "affiliate" of SPR is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. As used in this Section 4.12 and in
                                                            ------------
Section 5.12, the terms "subsidiary company" and "affiliate" shall have the
- ------------             ------------------       ---------
respective meanings ascribed to them in the 1935 Act. SPR is an exempt holding company under Section 3(a)(1) of the 1935 Act. Schedule 4.12 of the SPR Disclosure Schedule sets forth each "affiliate" and each "subsidiary company" of SPR which may be deemed to be a "public utility company" or a "holding company" within the meaning of the 1935 Act.

          Section 4.13  Vote Required.  The approval of the Merger by (a) a
                        -------------
majority of all votes entitled to be cast by all holders of SPR Common Stock,
(b) a majority of all votes entitled to be cast by all holders of SPPC Common Stock, (c) a majority of all votes entitled to be cast by all holders of SPPC $50 Preferred Stock and SPPC $25 Preferred Stock, each voting separately as a class, and (d) two-thirds of all votes entitled to be cast by all holders of SPPC $50 Preferred Stock and SPPC $25 Preferred Stock voting together (collectively, the "SPR Shareholders' Approval") are the only votes of the
                    --------------------------
holders of any class or series of the capital stock of SPR or SPPC required to approve this Agreement, the Merger and the other transactions contemplated hereby. This Agreement and the transactions contemplated hereby, including the Merger, have been approved by the holder of SPPC Common Stock.

          Section 4.14  Accounting Matters.  Neither SPR nor SPPC has, through
                        ------------------
the date of this Agreement, taken or agreed to take any action that would prevent the Company from accounting for the business combination to be effected by the Merger as a pooling-of-interests in accordance with GAAP and applicable SEC regulations.

          Section 4.15  Applicability of Certain Nevada Law.  Neither the
                        -----------------------------------
control share acquisition provisions of Section 78.378 et seq. of the NGCL, the business combination provisions of Section 78.411 et seq. of the NGCL or any similar provisions of the NGCL, the Articles of Incorporation or Bylaws of SPR or SPPC are applicable to the transactions contemplated by this Agreement.

          Section 4.16  Opinions of Financial Advisors.  SPR has received the
                        ------------------------------
opinions of Kidder, Peabody & Co. Incorporated and Barr Devlin Associates, each dated the date hereof, to the effect that, as of the date hereof, the SPR Ratio is fair from a financial point of view to the holders of SPR Common Stock.

          Section 4.17  Insurance.  Except as set forth in Section 4.17 of the
                        ---------
SPR Disclosure Schedule, each of SPR and its subsidiaries is, and has been continuously since January 1, 1987, insured in such amounts and against such risks and losses as are customary for companies conducting the businesses conducted by SPR and its subsidiaries during such time period. Except as set forth in Schedule 4.17 of the SPR Disclosure Schedule, neither SPR nor its subsidiaries have received any notice of cancellation or termination with respect to any material insurance policy of SPR or its subsidiaries. All material insurance policies of SPR and each of its subsidiaries are valid and enforceable policies.

          Section 4.18  Ownership of WWP Common Stock.  SPR does not
                        -----------------------------
"beneficially own" (as such term is defined in the WWP Rights Agreement) any shares of WWP Common Stock.

          Section 4.19  SPR Rights Agreement.  Prior hereto, SPR has delivered
                        --------------------
to WWP and its designated counsel a true and complete copy of the SPR Rights Agreement in effect on the date hereof, and assuming the accuracy of the representation contained in Section 5.18, the consummation of the transactions
                            ------------
contemplated by this Agreement will not result in the triggering of any right or entitlement of SPR shareholders under the SPR Rights Agreements or any similar agreement to which SPR or any of its affiliates is a party.


                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF WWP

          WWP represents and warrants to SPR and SPPC as follows:

          Section 5.1  Organization and Qualification.  Except as set forth in
                       ------------------------------
Section 5.1 of the WWP Disclosure Schedule (as defined in Section 7.6(ii)), each
                                                          ---------------
of WWP and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders of the Washington Utilities and Transportation Commission (the "Washington Commission"), the Idaho Public Utilities Commission
                 ---------------------
(the "Idaho Commission"), the Oregon Public Utilities Commission (the "Oregon
      ----------------                                                 ------
Commission"), the Montana Public Service Commission (the "Montana Commission")
- ----------                                                ------------------
and the California Commission, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, financial condition or the results of operations of WWP and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereinafter referred to as a "WWP Material Adverse Effect").
         ---------------------------

          Section 5.2  Subsidiaries.  Section 5.2 of the WWP Disclosure Schedule
                       ------------
sets forth a description as of the date hereof of all subsidiaries and joint ventures of WWP, including the name of each such entity, the state or jurisdiction of its incorporation, a brief description of the principal line or lines of business conducted by each such entity and WWP's interest therein. Except as set forth in Section 5.2 of the WWP Disclosure Schedule, none of such entities is a "public utility company", a "holding company", a "subsidiary company" or an affiliate" of any public-utility company within the meaning of
Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively. Except as set forth in Section 5.2 of the WWP Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of WWP are validly issued, fully paid, nonassessable and free of preemptive rights, are owned directly or indirectly by WWP free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

          Section 5.3  Capitalization.  The authorized capital stock of WWP
                       --------------
consists of 200,000,000 shares of WWP Common Stock and 10,000,000 shares of WWP Preferred Stock. As of the close of business on June 27, 1994, (i) 53,584,215 shares of WWP Common Stock were issued and outstanding, and (ii) 850,500 shares of WWP Preferred Stock were issued and outstanding, consisting of 500,000 shares of $8.625 Series I, 350,000 shares of $6.95 Series K and 500 shares of Flexible Auction Series J. All of the issued and outstanding shares of the capital stock of WWP are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.3 of the WWP Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating WWP or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of WWP or obligating WWP or any of its subsidiaries to grant, extend or enter into any such agreement or commitment, other than under the WWP Rights Agreement.

          Section 5.4  Authority; Non-Contravention; Statutory Approvals;
                       --------------------------------------------------
Compliance.
- ----------

          (a) Authority.  WWP has all requisite power and authority to enter
              ---------
into this Agreement and, subject to the applicable WWP Shareholders' Approval (as defined in Section 5.13) and the applicable WWP Required Statutory Approvals
               ------------
(as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by WWP of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of WWP, subject to obtaining the applicable WWP Shareholders' Approval. This Agreement has been duly and validly executed and delivered by WWP and, assuming the due authorization, execution and delivery hereof by SPR, SPPC and the Company, constitutes the valid and binding obligation of WWP enforceable against it in accordance with its terms.

          (b) Non-Contravention.  Except as set forth in Section 5.4(b) of the
              -----------------
WWP Disclosure Schedule, the execution and delivery of this Agreement by WWP do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in any Violation by WWP or any of its subsidiaries or any joint venture of WWP pursuant to any provisions of (i) the articles of incorporation, bylaws or similar governing documents of WWP or any of its subsidiaries, (ii) subject to obtaining the WWP Required Statutory Approvals and the receipt of the WWP Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to WWP or any of its subsidiaries or joint ventures, or any of its respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.4(b) of the WWP Disclosure Schedule (the "WWP Required Consents"), any note, bond, mortgage,
                          ---------------------
indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which WWP or any of its subsidiaries or any joint venture of WWP is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not, in the aggregate, have a WWP Material Adverse Effect.

          (c) Statutory Approvals.  No declaration, filing or registration with,
              -------------------
or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by WWP or the consummation by WWP of the transaction contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a WWP Material Adverse Effect, except as described in Section 5.4(c) of the WWP Disclosure Schedule (the "WWP Required Statutory Approvals", it being understood that
               --------------------------------
references in this Agreement to "obtaining" such WWP Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoiding a violation of law).

          (d) Compliance.  Except as set forth in Section 5.4(d) of the WWP
              ----------
Disclosure Schedule or in Section 5.11 of the WWP Disclosure Schedule or as disclosed in the WWP SEC Reports (as defined in Section 5.5), neither WWP nor
                                                -----------
any of its subsidiaries nor, to the knowledge of WWP, any of its joint ventures, is in violation of, or is under investigation with respect to or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which, in the aggregate do not have, and, to the knowledge of WWP are not reasonably likely to have, a WWP Material Adverse Effect. Except as set forth in Section 5.4(d) of the WWP Disclosure Schedule or in Section 5.11 of the WWP Disclosure Schedule, WWP and each of its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as currently conducted except those the failure to obtain which would not, individually or in the aggregate, have a WWP Material Adverse Effect.

          Section 5.5  Reports and Financial Statements.  Since January 1, 1991,
                       --------------------------------
the filings required to be made by WWP and its subsidiaries under the Securities Act, the Exchange Act, applicable Washington, Idaho, Oregon and California laws and regulations, the Power Act or the 1935 Act have been filed with the SEC, the Washington Commission, the Idaho Commission, the Oregon Commission, the California Commission or the FERC, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. WWP has made available to SPR a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by WWP with the SEC since January 1, 1991 (as such documents have since the time of their filing been amended, the "WWP SEC Reports"). As of
                                                       ---------------
their respective dates, the WWP SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of WWP included in the WWP SEC Reports (the "WWP Financial Statements") have been
                                          ------------------------
prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of WWP as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring audit adjustments. True, accurate and complete copies of the Articles of Incorporation and Bylaws of WWP as in effect on the date hereof have been delivered to SPR and SPPC.

          Section 5.6  Absence of Certain Changes or Events.  Except as set
                       ------------------------------------
forth in the WWP SEC Reports or Section 5.6 of the WWP Disclosure Schedule, from December 31, 1993 through the date hereof (i) each of WWP and its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and (ii) there has not been any WWP Material Adverse Effect, and no fact or condition exists which would have or, to the knowledge of WWP, is reasonably likely to have, a WWP Material Adverse Effect.

          Section 5.7  Litigation.  Except as disclosed in the WWP SEC Reports
                       ----------
or as set forth in Section 5.7 or 5.11 of the WWP Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or, to the knowledge of WWP, threatened, nor are there, to the knowledge of WWP, any investigations or reviews pending or threatened against, relating to or affecting WWP or any of its subsidiaries and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to WWP or any of its subsidiaries, which, when taken together with any of the matters described in clauses (i) or (ii), would have, or to the knowledge of WWP is reasonably likely to have, a WWP Material Adverse Effect. In addition, there have not been any developments since March 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews, which, in the aggregate, would have, or to the knowledge of WWP is reasonably likely to have, a WWP Material Adverse Effect.

          Section 5.8  Registration Statement and Proxy Statement.  None of the
                       ------------------------------------------
information supplied or to be supplied by or on behalf of WWP for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus will, at the date mailed to the shareholders of WWP, SPR and SPPC and, as the same may be amended or supplemented, at the times of the meetings of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section 5.9  Tax Matters.
                       -----------

          (a) Filing of Timely Tax Returns.  WWP and each of its subsidiaries
              ----------------------------
have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

          (b) Payment of Taxes.  WWP and each of its subsidiaries have, within
              ----------------
the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

          (c) Tax Liens.  There are no material Tax liens upon the assets of WWP
              ---------
or any of its subsidiaries except liens for Taxes not yet due.

          (d) Withholding Taxes.  WWP and each of its subsidiaries have complied
              -----------------
(and until the Closing Date will comply) in all respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code (S)(S) 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (e) Extensions of Time for Filing Tax Returns.  Except as set forth in
              -----------------------------------------
Section 5.9(e) of the WWP Disclosure Schedule, neither WWP nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          (f) Waivers of Statute of Limitations.  Except as set forth in Section
              ---------------------------------
5.9(f) of the WWP Disclosure Schedule, neither WWP nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          (g) Expiration of Statute of Limitations.  Except as set forth in
              ------------------------------------
Section 5.9(g) of the WWP Disclosure Schedule, the statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of WWP and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against WWP or any of its subsidiaries that has not been resolved and paid in full.

          (h) Audit, Administrative and Court Proceedings.  Except as set forth
              -------------------------------------------
in Section 5.9(h) of the WWP Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of WWP or any of its subsidiaries.

          (i) Powers of Attorney.  Except as set forth in Section 5.9(i) of the
              ------------------
WWP Disclosure Schedule, no power of attorney currently in force has been granted by WWP or any of its subsidiaries concerning any Tax matter.

          (j) Tax Rulings.  Except as set forth in Section 5.9(j) of the WWP
              -----------
Disclosure Schedule, neither WWP nor any of its subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

          (k) Availability of Tax Returns.  As soon as practicable after the
              ---------------------------
date hereof, WWP and its subsidiaries will make available to SPR and SPPC complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by WWP or any of its subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by WWP or any of its subsidiaries and (iii) any Closing Agreement entered into by WWP or any of its subsidiaries with any taxing authority.

          (l) Tax Sharing Agreements.  Except as disclosed in Section 5.9(l) of
              ----------------------
the WWP Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist between or among WWP and any of its subsidiaries.

          (m) Code (S) 341(f).  Neither WWP nor any of its subsidiaries has
              ---------------
filed (or will file prior to the Closing) a consent pursuant to Code (S) 341(f) or has agreed to have Code (S) 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code (S) 341(f)(4)) owned by WWP or any of its subsidiaries.

          (n) Code (S) 168.  No property of WWP or any of its subsidiaries is
              ------------
property that WWP or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code (S) 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code
(S) 168.

          (o) Code (S) 481 Adjustments.  Neither WWP nor any of its subsidiaries
              ------------------------
is required to include in income any adjustment pursuant to Code (S) 481(a) by reason of a voluntary change in accounting method initiated by WWP or any of its subsidiaries, and to the best of the knowledge of WWP, the IRS has not proposed any such adjustment or change in accounting method.

          (p) Code (S)(S) 6661 and 6662.  All transactions that could give rise
              -------------------------
to an understatement of federal income tax (within the meaning of Code (S) 6661 for Tax Returns filed on or before December 31, 1989, and within the meaning of Code (S) 6662 for tax returns filed after December 31, 1989) that could reasonably be expected to result in a WWP Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing will be adequately disclosed) on the Tax Returns of WWP and its subsidiaries in accordance with Code (S) 6661(b)(2)(B) for Tax Returns filed on or prior to December 31, 1989, and in accordance with Code (S) 6662(d)(2)(B) for Tax Returns filed after December 31, 1989.

          (q) Code (S) 280G.  Except as set forth in Section 5.9(q) of the WWP
              -------------
Disclosure Schedule, neither WWP nor any of its subsidiaries is a party of any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of the Code (S) 280G.

          Section 5.10  Employee Matters; ERISA.
                        -----------------------

          (a) Benefit Plans.  Section 5.10(a) of the WWP Disclosure Schedule
              -------------
contains a true and complete list of each employee benefit plan, program or arrangement covering employees, former employees or directors of WWP (or any of its subsidiaries) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity including, but not limited to, any employee benefit plans within the meaning of
Section 3(3) of ERISA, any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, any consulting contract with any person who prior to entering into such contract was a director or officer of WWP or any of its subsidiaries or any plan, agreement, arrangement or understanding similar to any of the foregoing (collectively, the "WWP Benefit
                                                                  -----------
Plans").
- -----

          (b) Contributions.  Except as set forth in Section 5.10(b) of the WWP
              -------------
Disclosure Schedule, all material contributions and other payments required to have been made by WWP or any of its subsidiaries (including any pre- or post-tax contributions or payments by employees or their dependents) to any WWP Benefit Plan (or to any person pursuant to the terms thereof) have been so made or the amount of such payment or contribution obligation has been reflected in the WWP Financial Statements.

          (c) Qualification; Compliance.  Except as set forth in Section 5.10(c)
              -------------------------
of the WWP Disclosure Schedule, each of the WWP Benefit Plans that are intended to be "qualified" within the meaning of Code (S) 401(a) has been determined by the IRS to be so qualified, and, to the best knowledge of WWP, no circumstances exist that are reasonably expected by WWP to result in the revocation of any such determination. WWP is not in noncompliance in any respect with, and no Benefit Plan is or has been operated in noncompliance with, any applicable law, rule or regulation governing such plan, including, without limitation, ERISA and the Code, which would have a WWP Material Adverse Effect.

          (d) Liabilities.  With respect to the WWP Benefit Plans, individually
              -----------
and in the aggregate, no event has occurred, and, to the best knowledge of WWP, there exists no condition or set of circumstances that could subject WWP or any of its subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which WWP is a party, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for premiums due to the PBGC, would have, or insofar as reasonably can be foreseen, could have, a WWP Material Adverse Effect.

          (e) Welfare Plans.  Except as set forth in Section 5.10(e) of the WWP
              -------------
Disclosure Schedule, none of the WWP Benefit Plans that are "welfare plans", within the meaning of Section 3(l) of ERISA, provides for any retiree benefits.

          (f) Documents Made Available.  WWP has made available to SPR and SPPC
              ------------------------
a true and correct copy of each collective bargaining agreement to which WWP is a party or under which WWP has obligations, and with respect to each WWP Benefit Plan, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such plan, and (v) the most recent actuarial report or valuation.

          (g) Payments Resulting from Merger.  Other than as set forth in
              ------------------------------
Section 7.11, the consummation or announcement of any transaction contemplated
- ------------
by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from the Company or WWP or any of its subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any WWP Benefit Plan being established or becoming accelerated, vested or payable.

          (h) Funded Status of Plans.  Except as set forth in Section 5.10(h) of
              ----------------------
the WWP Disclosure Schedule, the failure of any WWP Benefit Plan which is subject to the requirements of Code (S) 412, Part 3 of Title I of ERISA or Title IV of ERISA to hold assets which, as of the date hereof, are at least equal in value to the present value of the greater of the projected benefit obligations or accrued benefit obligations (both determined as of the date hereof) of the participants and beneficiaries under such plan, based on actuarial methods, tables and assumptions theretofore utilized by such plan's actuary to determine the plan's funded status would not give rise to a WWP Material Adverse Effect.

          (i) Certain Other Obligations.  Except as set forth in Section 5.10(i)
              -------------------------
of the WWP Disclosure Schedule: the termination of, or withdrawal from, any employee pension benefit plan within the meaning of (S) 3(2) of ERISA (including any single employer, multiple employer or multiemployer plan) or subject to Title IV of ERISA by WWP or any corporation or other entity which is, or at any time was, a subsidiary of WWP has not, and will not, subject WWP (or any subsidiary of WWP) to any liability to any governmental authority, corporation or other person which would have a WWP Material Adverse Effect.

          (j) Modification or Termination of Plans.  Except as set forth in
              ------------------------------------
Section 5.10(j) of the WWP Disclosure Schedule: (A) neither WWP nor any subsidiary of WWP is subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including (without limitation) any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice; and (B) to the best knowledge of WWP and each of its subsidiaries after review of all plan documents, the Company, WWP and each of its subsidiaries may, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend each WWP Benefit Plan and each other employee benefit plan, policy, program or practice (or its participation in any such WWP Benefit Plan or any other employee benefit plan, policy, program or practice) at any time sponsored, maintained or contributed to by WWP or any of its subsidiaries effective as of any date before, on or after the Effective Time.

          (k) Labor Agreements.  Except as disclosed in the WWP SEC Reports or
              ----------------
as set forth in Section 5.10(k) of the WWP Disclosure Schedule: (i) neither WWP nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) to the best knowledge of WWP and its subsidiaries, there is no current union representation question involving employees of WWP (or any of its subsidiaries), nor does WWP or any of its subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees; (iii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against WWP or any of its subsidiaries pending, or to the best knowledge of WWP or any of its subsidiaries, threatened, which has, or reasonably may be expected by WWP or any of its subsidiaries to have, a WWP Material Adverse Effect; (iv) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against WWP or any of its subsidiaries, or to the best knowledge of WWP or any of its subsidiaries, threatened, which has, or reasonably may be expected by WWP of any of its subsidiaries to have, a WWP Material Adverse Effect; (v) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the best knowledge of WWP or any of its subsidiaries, threatened, against or involving WWP or any of its subsidiaries which has or, insofar as reasonably can be foreseen, could have, a WWP Material Adverse Effect; (vi) WWP and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance which, in the aggregate, does not, and insofar as reasonably can be foreseen, will not, have a WWP Material Adverse Effect;
and (vii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of WWP and its subsidiaries, threatened, in respect of which any director, officer, employee or agent of WWP or any of its subsidiaries is or may be entitled to claim indemnification from WWP pursuant to its articles of incorporation or regulations or as provided in the Indemnification Agreements listed on Section 5.10(k) of the WWP Disclosure Schedule.

          Section 5.11  Environmental Protection.
                        ------------------------

          (a) Compliance.  Except as set forth in Section 5.11(a) of the WWP
              ----------
Disclosure Schedule, each of WWP and its subsidiaries is in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have a WWP Material Adverse Effect. Except as set forth in Section 5.11(a) of the WWP Disclosure Schedule, neither WWP nor any of its subsidiaries has received any written, or, to the knowledge of appropriate officers of WWP upon diligent review, oral communication, from any person or Governmental Authority, that alleges that WWP or any of its subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be in compliance would not have a WWP Material Adverse Effect.

          (b) Environmental Permits.  Except as set forth in Section 5.11(b) of
              ---------------------
the WWP Disclosure Schedule, each of WWP and its subsidiaries has obtained or has applied for all Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and WWP is in material compliance with all terms and conditions of the Environmental Permits and is not required to make any expenditure in order to obtain or renew any Environmental Permit, except where the failure to obtain or be in compliance with the Environmental Permit or the requirement to make any expenditure in connection with such Environmental Permit would not have a WWP Material Adverse Effect.

          (c) Environmental Claims.  Except as set forth in Section 5.11(c) of
              --------------------
the WWP Disclosure Schedule, to the best knowledge of WWP upon diligent review, there is no Environmental Claim pending (i) against WWP or any of its subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim WWP or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which WWP or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, which if adversely determined, would have in the aggregate a WWP Material Adverse Effect.

          (d) Releases.  Except as set forth in Section 5.11(c) of the WWP
              --------
Disclosure Schedule or Section 5.11(d) of the WWP Disclosure Schedule, WWP has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against WWP or any of its subsidiaries or joint ventures, or against any person or entity whose liability for any Environmental Claim WWP or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials, the liability for which would not have, in the aggregate, a WWP Material Adverse Effect.

          (e) Predecessors.  Except as set forth in Section 5.11(e) of the WWP
              ------------
Disclosure Schedule, WWP has no actual knowledge, with respect to any predecessor of WWP or any of its subsidiaries or joint ventures, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, which would have, or which WWP reasonably believes would have, a WWP Material Adverse Effect.

          (f) Disclosure.  to WWP's best knowledge upon a good faith effort, WWP
              ----------
has disclosed to SPR all material facts which WWP reasonably believes form the basis of a WWP Material Adverse Effect arising from (i) the cost of pollution control equipment currently required or known to be required in the future;
(ii) current remediation costs or remediation costs known to be required in the future; or (iii) any other environmental matter affecting WWP or its subsidiaries which would have, or which WWP reasonably believes would have, a WWP Material Adverse Effect.

          Section 5.12  Regulation as a Utility.  WWP is regulated as a public
                        -----------------------
utility in the States of Washington, Idaho, Oregon, California and, to a limited extent, Montana and in no other state. Except as set forth in Section 5.12 of the WWP Disclosure Schedule hereof, neither WWP nor any "subsidiary company" or "affiliate" of WWP is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. Section 5.12 of the WWP Disclosure Schedule sets forth each "affiliate" and each "subsidiary company" of WWP which may be deemed to be a "public utility company" or a "holding company" within the meaning of the 1935 Act.

          Section 5.13  Vote Required.  The approval of the Merger by two-thirds
                        -------------
of all votes entitled to be cast by all holders of WWP Common Stock and WWP Preferred Stock, each voting separately as a class (the "WWP Shareholders'
                                                         -----------------
Approval") are the only votes of the holders of any class or series of the
- --------
capital stock of WWP required to approve this Agreement, the Merger and the other transactions contemplated hereby.

          Section 5.14  Accounting Matters.  WWP has not, through the date of
                        ------------------
this Agreement, taken or agreed to take any action that would prevent the Company from accounting for the business combination to be effected by the Merger as a pooling-of-interests in accordance with GAAP and applicable SEC regulations.

          Section 5.15  Applicability of Certain Washington Law.  Neither the
                        ---------------------------------------
business combination provisions of Chapter 23B.19 of the WBCA or any similar provisions of either the WBCA, the Articles of Incorporation or Bylaws of WWP are applicable to the transactions contemplated by this Agreement.

          Section 5.16  Opinion of Financial Advisor.  WWP has received the
                        ----------------------------
opinion of CS First Boston Corporation, dated the date hereof, to the effect that, as of the date hereof, the WWP Ratio is fair from a financial point of view to the holders of WWP Common Stock.

          Section 5.17  Insurance.  Except as set forth in Section 5.17 of the
                        ---------
WWP Disclosure Schedule, each of WWP and its subsidiaries is, and has been continuously since January 1, 1987, insured in such amounts and against such risks and losses as are customary for companies conducting the businesses conducted by WWP and its subsidiaries during such time period.
Except as set forth in Schedule 5.17 of the WWP Disclosure Schedule neither WWP nor its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of WWP or its subsidiaries. All material insurance policies of WWP and each of its subsidiaries are valid and enforceable policies.

          Section 5.18  Ownership of SPR Common Stock.  WWP does not
                        -----------------------------
"beneficially own" (as such term is defined in the SPR Rights Agreement) any shares of SPR Common Stock.

          Section 5.19  WWP Rights Agreement.  Prior hereto, WWP has delivered
                        --------------------
to SPR and its designated counsel a true and complete copy of the WWP Rights Agreement in effect on the date hereof, and assuming the accuracy of the representation contained in Section 4.18, the consummation of the transactions
                            ------------
contemplated by this Agreement will not result in the triggering of any right or entitlement of WWP shareholders under the WWP Rights Agreement or any similar agreement to which WWP or any of its affiliates is a party.

          Section 5.20  Representations and Warranties Concerning the Company.
                        -----------------------------------------------------
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has not engaged in any business or activity, or entered into any agreements or engagements or become subject to or bound by any obligation or undertaking, in connection with its incorporation other than the execution and delivery of this Agreement.

          (b) The authorized capital stock of the Company consists of 100 shares of Company Common Stock, ten shares of which are validly issued and outstanding, fully paid and nonassessable and owned by WWP.

          (c) The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, including all required action on the part of WWP as sole shareholder of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by SPR, SPPC and WWP, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms.

          Section 5.21  Subsidiaries of Pentzer Corporation.  Except for the
                        -----------------------------------
representations and warranties contained in Section 5.6(ii), Section 5.7,
                                            ---------------  -----------
Section 5.9 and Section 5.11, all references to the subsidiaries of WWP in this
- -----------     ------------
Article V shall be deemed to exclude the subsidiaries of Pentzer Corporation, a wholly-owned subsidiary of WWP ("Pentzer").
                                 -------


                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

          Section 6.1  Covenants of The Parties.  After the date hereof and
                       ------------------------
prior to the Effective Time or earlier termination of this Agreement, WWP, SPR and SPPC each agrees as to itself and its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

          (a) Ordinary Course of Business.  Each party hereto shall, and shall
              ---------------------------
cause its respective subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees. Except as set forth in Section 6.1(a) of the SPR Disclosure Schedule, or the WWP Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its subsidiaries to, enter into a new line of business, or make any change in the line of business it engages in as of the date hereof involving any material investment of assets or resources or any material exposure to liability or loss, in the case of SPR, to SPR and its subsidiaries taken as a whole, and in the case of WWP, to WWP and its subsidiaries taken as a whole.

          (b) Dividends.  No party shall, nor shall any party permit any of its
              ---------
subsidiaries to (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly-owned subsidiaries and other than dividends required to be paid on any series of SPPC Preferred Stock or WWP Preferred Stock in accordance with the respective terms thereof, regular quarterly dividends on SPR Common Stock with usual record and payment dates not in excess of $10 million in the aggregate and regular quarterly dividends on WWP Common Stock with usual record and payment dates not in excess of $18 million in the aggregate; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than redemptions, purchases or acquisitions required by the respective terms of any series of SPPC Preferred Stock or WWP Preferred Stock, other than in connection with refunding of SPPC Preferred Stock or WWP Preferred Stock with preferred stock or debt at a lower cost of funds or in connection with intercompany purchases of capital stock and other than the redemption of the SPR Rights or WWP Rights pursuant to the terms of the SPR Rights Agreement and the WWP Rights Agreement; provided, however, that WWP shall
                                               --------  -------
have the right to advance the last record date of WWP on or prior to the Effective Time which relates to a regular quarterly dividend on WWP Common Stock to a date which is on or after the last record date on or prior to the Effective Time which relates to a regular quarterly dividend in SPR Common Stock.

          (c) Issuance of Securities.  No party shall, nor shall any party
              ----------------------
permit any of its subsidiaries to, issue, agree to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities other than intercompany issuances of capital stock, and other than issuances, in the case of SPR and its subsidiaries
(i) in connection with refunding of SPPC Preferred Stock with preferred stock or debt at a lower cost of funds; (ii) of up to $35 million in the aggregate of SPPC Preferred Stock after the receipt of the SPR Shareholders' Approval; (iii) of up to 2.6 million shares of SPR Common Stock, including shares to be issued pursuant to SPR's Dividend Reinvestment and Stock Purchase Plan and all other plans, programs or arrangements providing for the issuance of SPR Common Stock; and (iv) of capital stock under the SPR Rights Agreement if required by the terms thereof; and in the case of WWP (i) in connection with refunding of WWP Preferred Stock with preferred stock or debt at a lower cost of funds; (ii) of up to 3.2 million shares of WWP Common Stock, including shares to be issued pursuant to WWP's Dividend Reinvestment and Stock Purchase Plan and all other plans, programs or arrangements providing for the issuance of WWP Common Stock; and (iii) of capital stock under the WWP Rights Agreement if required by the terms thereof.

          (d) Charter Documents.  Except as set forth in Section 6.1(d) of the
              -----------------
SPR Disclosure Schedule or the WWP Disclosure Schedule, no party shall amend or propose to amend its respective articles of incorporation or bylaws, except as contemplated herein and except to the extent that any document setting forth the terms of a series of preferred stock issued as contemplated in Section 6.1(c)
                                                               --------------
constitutes an amendment to the articles of incorporation.

          (e) No Acquisitions.  Except (i) as set forth in Section 6.1(e) of the
              ---------------
SPR Disclosure Schedule or the WWP Disclosure Schedule, (ii) for acquisitions by SPR and its affiliates of less than $50 million individually or in the aggregate that are not set forth in Section 6.1(e) of the SPR Disclosure Schedule, and
(iii) for acquisitions by WWP and its affiliates of less than $100 million individually or in the aggregate that are not set forth in Section 6.1(e) of the WWP Disclosure Schedule, no party shall, nor shall any party permit any of its subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire a material amount of assets, other than in the ordinary course of business consistent with past practice.

          (f) Capital Expenditures; Additional Facilities, Etc.  Except as set
              -------------------------------------------------
forth in Section 6.1(f) of the SPR Disclosure Schedule or the WWP Disclosure Schedule, each of which sets forth capital expenditures budgeted on the date hereof through June 30, 1996 (including without limitation projects ongoing or mandated by a binding legal commitment existing on the date hereof) and except as required by law, no party shall, nor shall any party permit any of its subsidiaries to, (i) make capital expenditures (including amounts with respect to sulfur dioxide emission allowances as provided for by the Clean Air Act Amendments of 1990), (ii) commence construction of any additional facilities for
(A) the generation, transmission or distribution of electric energy, (B) the production, gathering, storage, transmission or distribution of natural gas, or
(C) in the case of SPR and SPPC, the production, gathering, storage, treatment, filtration, transmission or distribution of water, or (iii) obligate itself to purchase or otherwise acquire, or to share, any of such facilities, in excess of $100 million in any individual transaction or in the aggregate.

          (g) No Dispositions.  Other than dispositions by a party and its
              ---------------
affiliates of less than $50 million individually or in the aggregate, no party shall, nor shall any party permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, other than dispositions in the ordinary course of their business consistent with past practice.

          (h) Indebtedness.  No party shall, nor shall any party permit any of
              ------------
its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) other than
(i) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities); (ii) long-term indebtedness not aggregating more than $230 million in the case of SPR and its subsidiaries, or $200 million in the case of WWP and its subsidiaries; or (iii) in connection with the refunding of SPPC Preferred Stock or WWP Preferred Stock as permitted in Section 6.1(b).
                                                       --------------

          (i) Compensation, Benefits.  Except as set forth in the last sentence
              ----------------------
of this Section 6.1(i), Section 7.10 or Section 7.11 hereof no party shall, nor
        --------------  ------------    ------------
shall any party permit any of its subsidiaries to, in the absence of the written agreement of the other party hereto, (i) enter into, adopt or amend (except as may be required by applicable law), or increase the amount or accelerate the payment or vesting of any benefit or amount payable, or grant any discretionary awards or benefits under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its subsidiaries, except for normal increases in salary in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its subsidiaries, or
(ii) enter into or amend any employment contract, special pay arrangement with respect to termination of employment or other similar contract, agreement or arrangement with any director or officer. Notwithstanding anything herein to the contrary, (i) any changes in the salary and compensation payable, and the benefits made available, to Walter M. Higgins or Paul A. Redmond shall be communicated to the compensation committee of the Board of Directors of WWP or SPR, respectively, (ii) no party shall, nor shall any party permit any of its subsidiaries to, establish or maintain any severance plan, program, policy, agreement or arrangement under which any person would be entitled to any benefits as a result of the transactions contemplated herein, (iii) SPR may amend its cash-or-deferred profit sharing plan to increase employer matching contributions to no more than 75% of employee pre-tax contributions up to 6% of "compensation" (as such term is defined under such plan), (iv) SPR may enter into employment agreements substantally in the form previously delivered to WWP with the officers set forth in Section 6.1(i)(iv) of the SPR Disclosure Schedule, and (v) WWP may enter into employment agreements substantially in the form previously delivered to SPR with the officers set forth in Section 6.1(i)(iv) of the WWP Disclosure Schedule.

          (j) 1935 Act.  No party shall, nor shall any party permit any of its
              --------
subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act, or that would require the approval of the SEC under Section 9(a)(2) of the 1935 Act for any of the transactions contemplated by this Agreement.

          (k) Accounting.  No party shall, nor shall any party permit any of its
              ----------
subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

          (l) Pooling.  No party shall, nor shall any party permit any of its
              -------
subsidiaries to, take any actions which would, or would be reasonably likely to, prevent the Company from accounting for the business combination to be effected by the Merger as a pooling-of-interests in accordance with GAAP and applicable SEC regulations.

          (m) Tax-Free Status.  No party shall, nor shall any party permit any
              ---------------
of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a tax-free transaction (except as to dissenters' rights and fractional shares) under Code (S) 368(a).

          (n) Affiliate Transactions.  Except as set forth in Section 6.1(n) of
              ----------------------
the SPR Disclosure Schedule or the WWP Disclosure Schedule, no party shall, nor shall any party permit any of its subsidiaries to, enter into any agreement or arrangement with any other person which, directly or indirectly, controls or is under common control with or is controlled by such party, or any of its respective subsidiaries on terms to such party or its subsidiaries materially less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

          (o) Cooperation, Notification.  Each party shall, and shall cause its
              -------------------------
subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational matters and the general status of its ongoing operations; (ii) promptly notify the other party of any significant changes in its business, properties, assets, financial condition or results of operations; (iii) advise the other party of any change or event which has had or, to the knowledge of such party, is reasonably likely to result in, a SPR Material Adverse Effect or a WWP Material Adverse Effect, as the case may be; and (iv) promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          (p) Rate Matters.  Each party shall, and shall cause its subsidiaries
              ------------
to, discuss with the other party any changes in its or its subsidiaries' rates or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting from those in effect on the date of this Agreement and consult with the other party prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, and no party will make any filing to change its or its subsidiaries' rates on file with any Governmental Authority that is materially inconsistent with the Regulatory Plan (as defined in Section 7.3(b)) or would have a material adverse effect on the
               --------------
prospects of the Company and its prospective subsidiaries, taken as a whole.

          (q) Third-Party Consents.  Each party shall, and shall cause its
              --------------------
respective subsidiaries to, use all commercially reasonable efforts to obtain all SPR Required Consents or WWP Required Consents, as the case may be. Each party shall promptly notify the other party of any failure or prospective failure to obtain any such consents and, if requested by the other party, shall provide to the other party copies of all SPR Required Consents or WWP Required Consents, as the case may be, obtained by such party.

          (r) Tax-Exempt Status.  No party shall, nor shall any party permit any
              -----------------
subsidiary to, take any action that would likely jeopardize the exclusion from gross income, for purposes of federal income taxation, of the interest on the outstanding revenue bonds issued for the benefit of SPPC or WWP, as the case may be, which qualify on the date hereof under Code (S) 142(a) as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.

          (s) Pentzer Corporation.  The provisions of this Article VI (other
              -------------------
than the provisions of Section 6.1(b)(iii), Section 6.1(c) and Section 6.1(d),
                       -------------------  --------------     --------------
which shall apply to Pentzer but not subsidiaries of Pentzer) shall not apply to Pentzer; provided, however, that Pentzer shall, and shall cause each of its
         --------  -------
subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; provided further, however, that neither Pentzer
- -------- -------  -------
nor any of its subsidiaries shall take any action that would cause WWP to violate or be in violation of any of the provisions of Section 6.1(j) through
                                                        --------------
6.1(r); provided further, however, that neither WWP nor any of its subsidiaries
- ------  -------- -------  -------
shall make any capital contribution to Pentzer, nor loan any funds to, nor guarantee or otherwise become liable for any indebtedness or other obligation of Pentzer; and provided further, however, that if Pentzer shall propose to take
             -------- -------  -------
any action that would require the approval of Pentzer's board of directors with respect to any (i) acquisition, (ii) disposition, or (iii) other transaction that is material to Pentzer, WWP shall cause Pentzer to provide SPR with reasonable prior notice of such action and an opportunity to comment thereon.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

          Section 7.1  Access to Information.  Upon reasonable notice and during
                       ---------------------
normal business hours, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment banker, financial advisor and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout
 ---------------
the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (i) a copy of each reasonably available report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with the SEC, the FERC, the Department of Justice, the Federal Trade Commission, the Nevada Commission, the California Commission, the Washington Commission, the Idaho Commission, the Oregon Commission, the Montana Commission or any other federal or state regulatory agency or commission, and (ii) all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. All documents and information furnished pursuant to this
Section 7.1 shall be subject to the Confidentiality Agreements, each dated March 1, 1994, between SPR and WWP (the "Confidentiality Agreements").
                                   --------------------------

          Section 7.2  Joint Proxy Statement and Registration Statement.
                       ------------------------------------------------

          (a) Preparation and Filing.  As promptly as reasonably practicable
              ----------------------
after the date hereof, the parties will prepare and file with the SEC the Joint Proxy Statement/Prospectus and WWP will prepare and file with the SEC the Registration Statement. WWP will take such actions as may be reasonably required to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing, it being understood that each of the parties hereto will take such action as may be reasonably required to respond promptly to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus. WWP shall also take such action as may be reasonably required to cause the shares of Company Common Stock and Company Preferred Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that the Company shall not be required to
                 --------  -------
register or qualify as a foreign corporation or to take other action which would subject it to general service of process in any jurisdiction where it will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the

Registration Statement or the Joint Proxy Statement/Prospectus. No representation, covenant or agreement contained in this Agreement is made by any party hereto with respect to information supplied by any other party hereto for inclusion in the Registration Statement or the Joint Proxy Statement/Prospectus. The Registration Statement and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the Securities Act and the rules and regulations thereunder. WWP shall take such action as may be reasonably required to cause the shares of Company Common Stock issuable in the Merger to be approved for listing on the NYSE upon official notice of issuance.

          (b) Letter of WWP Accountants.  WWP shall use best efforts to cause to
              -------------------------
be delivered to the Company, SPR and SPPC a letter of Deloitte & Touche, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company, SPR and SPPC, in form and substance reasonably satisfactory to the Company, SPR and SPPC and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and proxy statements similar to the Joint Proxy Statement/Prospectus.

          (c) Letter of SPR's Accountants.  SPR shall use best efforts to cause
              ---------------------------
to be delivered to the Company and WWP a letter of Coopers & Lybrand, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company and WWP, in form and substance satisfactory to the Company and WWP and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and proxy statements similar to the Joint Proxy Statement/Prospectus.

          (d) Fairness Opinions.  It shall be a condition to the mailing of the
              -----------------
Joint Proxy Statement/Prospectus to the shareholders of WWP, SPR and SPPC that
(i) WWP shall have received an opinion from CS First Boston Corporation, dated the date of the Joint Proxy Statement/Prospectus, to the effect that, as of the date thereof, the WWP Ratio is fair from a financial point of view to the holders of WWP Common Stock and (ii) SPR shall have received opinions from Kidder, Peabody & Co. Incorporated and Barr Devlin Associates, each dated the date of the Joint Proxy Statement/Prospectus, to the effect that, as of the date thereof, the SPR Ratio is fair from a financial point of view to the holders of SPR Common Stock.

          Section 7.3  Regulatory Matters.
                       ------------------

          (a) HSR Filings.  As promptly as reasonably practicable after the date
              -----------
hereof, each party hereto will file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules and
                                                     -------
regulations promulgated thereunder with respect to the transactions contemplated hereby, and will respond promptly to any requests for additional information made by either of such agencies.

          (b) Other Regulatory Approvals.  Each party hereto shall cooperate and
              --------------------------
use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the WWP Required Statutory Approvals and the SPR Required Statutory Approvals. WWP shall have the right to review and approve in advance all the information relating to WWP, on the one hand, and SPR and SPPC shall have the right to review and approve in advance all the information relating to SPR and SPPC, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement or the Merger; it being understood that WWP, SPR and SPPC shall jointly, and on an equal basis, coordinate the overall development of the positions taken and the regulatory action requested (the "Regulatory Plan") in such filings. WWP, SPR and SPPC agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of Governmental Authorities. Efforts to obtain any necessary approvals from the Washington, Idaho, Oregon and Montana Governmental Authorities shall be at the direction of WWP, efforts to obtain any necessary approvals from the Nevada and California Governmental Authorities shall be at the direction of SPR and efforts to obtain any necessary approvals from the FERC shall be at the joint direction of WWP and SPR, it being understood that all positions taken in the filings with such Governmental Authorities shall be consistent with the Regulatory Plan and shall be made with consent of the non-directing party, such consent not to be unreasonably withheld. SPR and WWP shall jointly assist the Company in its efforts to obtain any necessary approvals from any Governmental Authority.

          Section 7.4  Shareholder Approval.
                       --------------------

          (a) Approval of SPR Shareholders.  SPR and SPPC shall, as promptly as
              ----------------------------
reasonably practicable after the date hereof (i) take all steps necessary duly to call, give notices of, convene and hold special meetings of its respective shareholders (collectively, the "SPR Special Meetings") for the purpose of
                                 --------------------
securing the SPR Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement/Prospectus in accordance with applicable Federal and state law and with its articles of incorporation and bylaws, (iii) subject to the fiduciary duties of its board of directors, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with WWP with respect to each of the foregoing matters.

          (b) Approval of WWP Shareholders.  WWP shall, as promptly as
              ----------------------------
reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold special meetings of their respective shareholders (the "WWP Special Meeting") for the purpose of securing
                              -------------------
the WWP Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement/Prospectus in accordance with applicable Federal and state law and its Articles of Incorporation and Bylaws, (iii) subject to the fiduciary duties of the board of directors of WWP, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with SPR with respect to each of the foregoing matters.

          (c) Meeting Date.  The WWP Special Meeting and the SPR Special
              ------------
Meetings shall be held on the same day unless otherwise agreed by WWP and SPR.

          Section 7.5  Directors' and Officers' Indemnification.
                       ----------------------------------------

          (a) Indemnification.  To the extent, if any, not provided by an
              ---------------
existing right of indemnification or other agreement or policy, from and after the Effective Time, the Company shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former directors, officers and management employees of the parties hereto (each and

"Indemnified Party" and collectively, the "Indemnified Parties") against all
- ------------------                         -------------------
losses, expenses (including reasonable attorneys'

fees), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time that are in whole or in part based on, or arising out of the fact that such person is or was a director or officer of such party or arising out of or pertaining to, the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL,
(ii) the Company will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Nevada law and the
Company's Articles of Incorporation or Bylaws shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; provided,
                                                                      --------
however, that the Company shall not be liable for any settlement effected
- -------
without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the sole opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

          (b) Insurance.  For a period of six years after the Effective Time,
              ---------
the Company shall (i) cause to be maintained in effect either the policies of directors' and officers' liability insurance maintained by WWP or SPR, depending on which such policies offer the most favorable coverage, with respect to the obligations of the Company set forth in this Section 7.5, or (ii) obtain new
                                             -----------
policies of such insurance offering coverage with respect to such obligations at least as favorable as the most favorable coverage offered by policies currently maintained by WWP or SPR; provided, however, that such policies are available to
                          --------  -------
the Company on commercially reasonable terms.

          (c) Successors.  In the event the Company or any of its successors or
              ----------
assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.5.
              -----------

          (d) Survival of Indemnification.  To the fullest extent not prohibited
              ---------------------------
by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of WWP, SPR and their respective subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of Incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

          Section 7.6  Disclosure Schedules.  On or before the date of this
                       --------------------
Agreement, (i) SPR and SPPC shall deliver to WWP a schedule (the "SPR Disclosure
                                                                  --------------
Schedule"), which shall be accompanied by a certificate signed by the chief
- --------
financial officer of SPR and SPPC stating the Disclosure Schedule is being delivered pursuant to this Section 7.6(i) and (ii) WWP shall deliver to SPR and SPPC a schedule (the "WWP Disclosure Schedule"), which shall be accompanied by a
                      -----------------------
certificate signed by the chief financial officer of WWP stating the WWP Disclosure Schedule is being delivered pursuant to this Section 7.6(ii). The SPR Disclosure Schedule and the WWP Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules".  The Disclosure Schedules, when so
               --------------------
delivered, shall be deemed to constitute an integral part of this Agreement and to modify or otherwise affect the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date of this Agreement.

          Section 7.7  Public Announcements.  Subject to each party's disclosure
                       --------------------
obligations imposed by law or any applicable national securities exchange, WWP, SPR and SPPC will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement prior to consultation with the other party.

          Section 7.8  Rule 145 Affiliates.  SPR and SPPC shall identify in a
                       -------------------
letter to WWP, and WWP shall identify in a letter to SPR, all persons who are, at the Closing Date, "affiliates" of SPR or SPPC and WWP, respectively, as such term is used in Rule 145 under the Securities Act. SPR, SPPC and WWP shall use their respective best efforts to cause their respective affiliates to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 7.8 (each, an "Affiliate Agreement"). If any
                     -----------            -------------------
affiliate refuses to provide such a written agreement, the Company shall, in lieu of receipt of such written agreement, be entitled to place appropriate legends on the certificates evidencing the Company Common Stock to be received by such affiliate pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for Company Common Stock, to the effect that the shares of Company Common Stock received or to be received by such affiliate pursuant to the terms of this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such shares of Company Common Stock, pursuant to an effective registration statement under the Securities Act, in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to the Company, is exempt from the registration requirements of the Securities Act. The foregoing restrictions on the transferability of Company Common Stock shall apply to all purported sales, transfers and other conveyances of the shares of Company Common Stock received or to be received by such affiliate pursuant to this Agreement and to all purported reductions in the interest in or risks relating to such shares of Company Common Stock, whether or not such affiliate has exchanged the certificates previously evidencing such affiliates' shares of WWP Common Stock or SPR Common Stock, as the case may be, for certificates evidencing the shares of Company Common Stock into which such shares were converted. The Proxy Statement and the Registration Statement shall disclose the foregoing in a reasonably prominent manner.

          Section 7.9  Employee Agreements and Workforce Matters.
                       -----------------------------------------

          (a) Certain Employee Agreements.  Subject to Section 7.10 and Section
              ---------------------------              ------------     -------
7.15, the Company and its subsidiaries shall honor, without modification, all
- ----
contracts, agreements, collective bargaining agreements and commitments of the parties which apply to any current or former employee or current or former director of the parties hereto; provided, however, that this undertaking is not
                                --------  -------
intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

          (b) Workforce Matters.  Subject to applicable collective bargaining
              -----------------
agreements, for a period of three years following the Effective Time, any reductions in workforce in respect of employees of the Company shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved giving consideration to previous work history, job experience, and qualifications, without regard to whether employment was with WWP or its subsidiaries or SPR or its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by the Company or any of its subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by the Company or any of its subsidiaries.

          Section 7.10  Employee Benefit Plans.
                        ----------------------

          (a) Maintenance of SPR and WWP Benefit Plans.  Each of the SPR Benefit
              ----------------------------------------
Plans and WWP Benefit Plans, other than such plans specifically provided for in
Section 7.10(b) or Section 7.11, in effect at the date of this Agreement (or as
- ---------------    ------------
amended in accordance with this Agreement), shall be maintained in effect with respect to the employees or former employees of SPR and any of its subsidiaries, on the one hand, and of WWP and any of its subsidiaries, on the other hand, respectively, who are covered by any such benefit plan immediately prior to the Closing Date until the Company otherwise determines on or after the Effective Time; provided, however, that, subject to the provisions of Section
      --------  -------                                      -------
7.10(b)(vii), nothing herein contained, other than the provisions of Section
- ------------
6.1(i) hereof, shall limit any reserved right contained in any such SPR Benefit Plan or WWP Benefit Plan to amend, modify, suspend, revoke or terminate any such plan.

          (b) Adoption of Company Replacement Plans.  The parties hereto intend
              -------------------------------------
that ongoing benefit programs will not result in a materially larger cost to the Company than to WWP and SPR. Accordingly, they agree that with respect to non-bargaining unit employees the following actions are intended to be taken with respect to the employee benefit programs set forth in this Section 7.10(b).
                                                           ---------------
However, subject to the provisions of Section 7.10(b)(vii), final action
                                      --------------------
regarding such plans will be subject to the discretion of the Company's Board of
Directors:

          (i) Defined Benefit Plans. Effective as of the day immediately
              ---------------------
     preceding the Effective Time all individuals who are participating in the qualified defined benefit plan maintained by SPR, SPPC or any of their subsidiaries (the "SPR Pension Plan") shall cease accruing benefits
                        ----------------
     thereunder. SPR or SPPC will take all steps necessary, including the preparation of a plan amendment and the distribution of notices to employees on a timely basis, to effectuate this cessation of benefit accruals. Effective as of the Effective Time, but subject to the qualification requirements of Section 401(a) of the Code, (i) the defined benefit pension plan maintained by WWP or any of its subsidiaries (the "WWP
                                                                             ---
     Pension Plan") shall be transferred to the Company, and the Company shall
     ------------
     assume sole sponsorship of, responsibility for and liability for the administration of, such plan and (ii) the WWP Pension Plan shall be amended by the Board of Directors of the Company to reflect the following:

                    (A) All individuals who were actively participating under the SPR Pension Plan or the WWP Pension Plan immediately prior to the Effective Time shall commence, or continue, participation under the WWP Pension Plan effective as of the Effective Time. Each other eligible employee of the Company shall commence participation in the WWP Pension Plan upon satisfaction of the eligibility and participation requirements set forth thereunder. For purposes of the immediately preceding sentence, and for purposes of determining an individual's vested interest in the WWP Pension Plan, service with WWP, SPR, SPPC or any of their subsidiaries will be considered as service performed for the Company.

                    (B) Each individual who was an active participant in the SPR Pension Plan immediately prior to the Effective Time shall, for purposes of determining the amount of his accrued benefit under the WWP Pension Plan on and after the Effective Time, be granted past-service credit equal to the number of years of service credited to him under the SPR Pension Plan for benefit accrual purposes. However, each such individual's accrued benefit under the WWP Pension Plan shall be offset by his accrued benefit under the SPR Pension Plan.
          The accrued benefit of each individual who has a vested interest in the SPR Pension Plan, but who does not become an employee of the Company or any of its subsidiaries, shall be determined pursuant to the terms of the SPR Pension Plan as in effect immediately prior to the Effective Time.

     The SPR Pension Plan shall be merged into the WWP Pension Plan pursuant to the provisions of Code Section 414(l) effective as of the Effective Time. To accommodate such merger, the WWP Pension Plan will be amended, if necessary, to prevent any benefit cutback as described in Section 411(d)(6) of the Code. The parties hereto agree to cooperate in the preparation of all materials necessary to effect the merger of such plans, and the requisite transfer of assets and liabilities, on a timely basis.

          (ii) 401(k) Plans.  Effective as of the day immediately preceding the
               ------------
     Effective Time the cash-or-deferred profit sharing plans maintained by SPR, SPPC or any of their subsidiaries (the "SPR 401(k) Plan") or by WWP or any
                                             ---------------
     of its subsidiaries (the "WWP 401(k) Plan") shall be amended to provide
                               ---------------
     that no additional employer or employee contributions shall be made thereto for periods beginning on or after the Effective Time. Effective as of the Effective Time, but subject to the qualification requirements of Sections 401(a) and 401(k) of the Code, the Company shall establish a new cash-or-deferred profit sharing plan for the benefit of certain of its employees and of its subsidiaries (the "Company 401(k) Plan"). The Company 401(k) Plan shall provide that each individual who, immediately prior to the Effective Time, was a participant in the WWP 401(k) Plan or the SPR 401(k) Plan shall become eligible to participate in the Company 401(k) Plan as of the Effective Time. Each other employee of the Company shall begin participation in the Company 401(k) Plan upon satisfaction of the eligibility and participation requirements set forth thereunder. For purposes of the immediately preceding sentence, and for purposes of determining an individual's vested interest in the Company 401(k) Plan, service with WWP, SPR, SPPC or any of their subsidiaries will be considered as service performed for the Company. As soon as practicable after the Effective Time, the assets and liabilities contained under the SPR 401(k) Plan and the WWP 401(k) Plan shall be transferred to the Company 401(k) Plan in transactions satisfying the requirements of Sections 414(l) and 411(d)(6) of the Code.

          (iii) Stock Purchase Plan.   The stock purchase plan described under
                -------------------
     Section 423 of the Code and which is maintained by SPR, SPPC or any of their subsidiaries immediately before the

     Effective Time shall, effective as of the Effective Time, be adopted by the Company for the benefit of certain of its employees. The class or classes of employees entitled to participate thereunder, and the benefits which such employees will be eligible to receive thereunder, shall be set forth in the plan document as adopted by the Board of Directors of the Company.

          (iv) Health and Medical Plans.  (A) Effective as of the Effective
               ------------------------
     Time, the Company shall adopt for the benefit of certain of its employees a health and medical benefits plan (the "Company Health and Medical Plan").
                                            -------------------------------
     All employees of WWP, SPR, SPPC or any of their subsidiaries who become employees of the Company as of the Effective Time, and who are within the class of individuals eligible to participate therein, shall become eligible to participate in the Company Health and Medical Plan as of the Effective Time and will not be subject to any restrictions on pre-existing conditions. As of the Effective Time, such individuals also shall be entitled to make new benefit elections subject to the terms and conditions of the Company Health and Medical Plan, the related cafeteria plan, and the requirements of Section 125 of the Code and the regulations promulgated thereunder. On and after the Effective Time, assets held in the Code
     Section 501(c)(9) trusts maintained by WWP, SPR, SPPC or any of their subsidiaries will be made available to fund obligations under the Company Health and Medical Plan.

          (B) Individuals who retire from SPR, SPPC or any of their subsidiaries prior to the Effective Time will be entitled to receive retiree health and medical benefits, if any, subject to the terms of the retiree health and medical plan maintained by SPR, SPPC or any of their subsidiaries (the "SPR
                                                                             ---
     Retiree Medical Plan") as from time-to-time in effect.  For purposes of
     --------------------
     the preceding sentence, the Company shall adopt the SPR Retiree Medical Plan solely for the benefit of such individuals and will retain the power to amend or terminate such plan as it determines in its sole discretion. Retiree health and medical benefits that may be made available to any individual who retires from the Company on or after the Effective Time will be determined pursuant to the terms of the Company Health and Medical Plan as from time to time in effect.

          (v) Cafeteria Plans.  Effective as of the Effective Time, the Company
              ---------------
     shall adopt for the benefit of certain of its employees new flexible benefits, unreimbursed medical expense and dependent care expense plans (the "Company Cafeteria Plan"). All individuals who participated in the
           ----------------------
     cafeteria plan maintained by WWP or any of its subsidiaries (the "WWP
                                                                       ---
     Cafeteria Plan") immediately prior to the Effective Time shall be eligible
     --------------
     to participate in the Company Cafeteria Plan effective as of the Effective Time and, to the extent applicable, will be credited with their unreimbursed medical expense and dependent care expense account balances under the WWP Cafeteria Plan determined immediately prior to the Effective Time. All individuals who participated in the cafeteria plan maintained by SPR, SPPC or any of their subsidiaries (the "SPR Cafeteria Plan")
                                                  ------------------
     immediately prior to the Effective Time shall be eligible to participate in the Company Cafeteria Plan effective as of the Effective Time and, to the extent applicable, will be credited with their unreimbursed medical expense and dependent care expense account balances under the SPR Cafeteria Plan determined immediately prior to the Effective Time. All other employees of the Company shall become eligible to participate in the Company Cafeteria Plan pursuant to the eligibility and participation requirements of such plan.

          (vi) Other Executive Compensation Programs. As of the Effective Time,
               -------------------------------------
     the Company shall adopt such non-qualified executive compensation plans, including, but not limited to, deferred compensation plans, directors' plans, SERPs, etc., as, in its sole discretion, it deems appropriate. However, after the Effective Time, it will maintain all such plans currently sponsored by WWP, SPR, SPPC or any of their subsidiaries solely for the purposes of providing for the timely payment of benefits accrued thereunder prior to the Effective Time.

          (vii) Other Employee Benefit Plans and Programs.  As of the Effective
                -----------------------------------------
     Time, the Company shall adopt such other employee benefits plans, programs, practices and procedures as it, in its sole discretion, deems appropriate. Subsequent to the Effective Time, the Company shall have full power and authority to amend or terminate, as it deems appropriate, each and every employee benefit plan or program of any nature sponsored or maintained by the Company, WWP, SPR, SPPC or any of their subsidiaries; provided,
                                                               --------
     however, that for eighteen (18) months following the Effective Time, the
     -------
     Company shall provide to its employees who, immediately prior to the Effective Time were employees of WWP, SPR, SPPC or any of their subsidiaries, non-cash employee benefits which, in the aggregate, are not materially less favorable than the non-cash employee benefits provided to such individuals by WWP, SPR, SPPC or any of their subsidiaries immediately prior to the Effective Time. However, no provision contained in the immediately preceding sentence shall be deemed to constitute an employment contract between the Company and any such individual, or a waiver of the Company's right to discharge any employee at any time, with or without cause.

          Section 7.11  Incentive, Stock and Other Plans.
                        --------------------------------

          (a) Amendment of SPR Incentive Plan and Agreements.  Effective as of
              ----------------------------------------------
the Effective Time, SPR shall take any action necessary under the SPR Executive Long-Term Incentive Plan and each underlying stock option agreement to provide that each outstanding option to purchase shares of SPR Common Stock (each, a "SPR Stock Option") shall constitute an option to acquire shares of Company
- -----------------
Common Stock, on the same terms and conditions as were applicable under such SPR Stock Option, based on the same number of shares of Company Common Stock as the holder of such SPR Stock Option would have been entitled to receive pursuant to the Merger in accordance with Article II had such holder exercised such option
                              ----------
in full immediately prior to the Effective Time. The number of shares, the option price, and the terms and conditions of exercise of such option, shall be determined in a manner that preserves both (i) the aggregate gains (or loss) on the SPR Stock Option immediately prior to the Effective Time and (ii) the ratio of the exercise price per share subject to the SPR Stock Option to the fair market value (determined immediately prior to the Effective Time) per share subject to such option; provided, however, that in the case of any option to
                        --------  -------
which Code (S) 421 applies by reason of its qualification under any of Code
(S)(S) 422-424, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Code (S) 424(a). At the Effective Time, the Company shall assume each such stock option agreement, each as amended as previously provided. As soon as practicable after the Effective Time, the Company shall deliver to the holders of SPR Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Option Plan and each underlying stock option agreement, each as assumed by the Company. SPR shall also take any action necessary under the Executive Long-Term Incentive Plan, and each agreement evidencing an award of performance shares thereunder, to provide that performance cycles that would have terminated after the Effective Time will terminate on the day prior to the Effective Time, that all performance goals and performance shares shall be appropriately pro rated in the manner determined by the Board of Directors or Compensation Committee thereof based on the performance goals achieved as of the day prior to the Effective Time and the number of months elapsed in the performance cycle. SPR intends to make further grants under the Executive Long-Term Incentive Plan, but agrees that no awards will be made under such plan after the date of this Agreement to persons other than those at the employment level of those holding awards under the Plan on the date hereof.

          (b) WWP Executive, CEO Incentive and Other Plans; Severance Contracts.
              -----------------------------------------------------------------
After the date of this Agreement, but prior to the Effective Time, WWP intends to grant shares of WWP Common Stock to its non-employee directors; to make further grants pursuant to its Executive Incentive Plan and/or its CEO Incentive Plan; and to enter into severance contracts with any or all of its employees under which benefits are triggered solely by a change in control of WWP brought about by an entity not a party to this Agreement.

          (c) Company Action.  With respect to each of the SPR [Employee Stock
              --------------
Purchase Plan], SPR 1992 Non-Employee Director Stock Plan, SPPC Employees' Stock Ownership Plan and SPR Executive Long-Term Incentive Plan and The WWP Investment and Employee Stock Ownership Plan or benefit plan of the Company under which the delivery of SPR Common Stock, WWP Common Stock or Company Common Stock, as the case may be, is required upon payment of benefits, grant of awards or exercise of options (the "Stock Plans"), (i) WWP and SPR shall take such action as may be
                 -----------
necessary so that, after the Effective Time, the Stock Plans provide only for the issuance of Company Common Stock, and (ii) the Company shall take all corporate action necessary or appropriate to (x) obtain shareholder approval with respect to such plan to the extent such approval is required for purposes of the Code or other applicable law, or to the extent the Company deems it desirable, to enable such plan to comply with Rule 16b-3 promulgated under the Exchange Act, (y) reserve for issuance under such plan or otherwise provide a sufficient number of shares of Company Common Stock for delivery upon payment of benefits, grants of awards or exercise of options under such plan and (z) as soon as practicable after the Effective Time, file registration statements on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Company Common Stock subject to such plan to the extent such registration statement is required under applicable law, and the Company shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein or related thereto) for so long as such benefits and grants remain payable and such options remain outstanding.

          (d) Dividend Reinvestment Plans.  The dividend reinvestment plans of
              ---------------------------
WWP and SPR shall terminate as of the Effective Time and WWP and SPR shall send notices of termination to participants in their respective plans prior to the Effective Time. The Board of Directors of the Company shall approve the establishment of a dividend reinvestment plan effective immediately after the Effective Time to provide a successor plan for the benefit of all holders of Company Common Stock whether or not they currently participate in WWP's or SPR's equivalent plans.

          Section 7.12  No Solicitations.  No party hereto shall, and each such
                        ----------------
party shall cause its subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below), or, in the event of any unsolicited Takeover Proposal, except to the extent required by its directors' fiduciary duties under applicable law if so advised by outside counsel, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal. Each party hereto shall notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitations, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof and shall give the other party five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal. As used in this Section 7.12, "Takeover Proposal" shall mean
                                    ------------   -----------------
any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party or any of its material subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of any party or any of its material subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

          Section 7.13  Company Board of Directors.  WWP's and SPR's Boards of
                        --------------------------
Directors will take such action as may be necessary to cause the number of directors comprising the full Board of Directors of the Company at the Effective Time to be 17 persons, consisting of Paul A. Redmond, Walter M. Higgins, eight persons designated by WWP prior to the Effective Time and seven persons designated by SPR prior to the Effective Time. The initial designation of such directors among the three classes of the Board of Directors of the Company shall be agreed among the parties, the designees of each party to be divided as equally as is feasible among such classes; provided, however, that if, prior to
                                           --------  -------
the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such person shall designate another person to serve in such person's stead. The Board of Directors of the Company shall have the following standing committees which shall consist of an equal number of persons designated by WWP and SPR: (a) Audit Committee, (b) Compensation and Organization Committee, (c) Finance Committee, and (d) Pension and Benefits Committee. The chairman of the Audit Committee and the Compensation and Organization Committee shall be appointed by the designees of WWP pursuant to this Section 7.13 and the chairman of the Finance Committee and the Pension and
     ------------
Benefits Committee shall be appointed by the designees of SPR pursuant to this
Section 7.13.
- ------------

          Section 7.14  Company Officers.  (a)  From the Effective Time until
                        ----------------
January 1, 1999, Paul A. Redmond shall serve as Chairman of the Board (assuming his election to the board of directors by the stockholders) and Chief Executive Officer of the Company. At January 1, 1999, Mr. Redmond shall retire as Chief Executive Officer of the Company if the board of directors shall then have designated Walter M. Higgins as the Chief Executive Officer of the Company, as provided in subsection (b) of this Section 7.14. From January 1, 1999 until
                                   ------------
January 1, 2002, Mr. Redmond shall continue to serve as Chairman of the Board unless he shall have elected not to remain in the employment of the Company.

          (b) From the Effective Time until January 1, 1999, Walter M. Higgins shall serve as Vice Chairman of the Board (assuming his election to the board of directors by the stockholders), President and Chief Operating Officer of the Company. During such period Mr. Higgins shall also serve as the chief executive officer of each of the Washington Water Power and Sierra Pacific operating divisions of the Company. At January 1, 1999 (or on such earlier date as Mr. Redmond shall no longer continue to serve as Chief Executive Officer of the Company) and until January 1, 2002, Mr. Higgins shall be designated the Chief Executive Officer of the Company and shall continue to serve as Vice Chairman of the Board (assuming his election, as aforesaid) and President. From January 1, 2002 until December 31, 2005, Mr. Higgins shall serve as Chairman of the Board (assuming his election, as aforesaid) and Chief Executive Officer of the Company.

          (c) The provisions of this Section 7.14 are subject to the specific
                                     ------------
terms of the employment contracts referred to in Section 7.15, and the duties
                                                 ------------
and responsibilities attributable to the positions referred to in this Section
                                                                       -------
7.14 shall be as set forth in such contracts.
- ----

          Section 7.15  Employment Contracts.  The parties hereto shall, as of
                        --------------------
or prior to the Effective Time, enter into employment contracts in the forms set forth in Exhibit 7.15.1 and Exhibit 7.15.2, respectively.
         --------------     --------------

          Section 7.16  Corporate Offices.  At the Effective Time, (a) the
                        -----------------
corporate headquarters and principal executive offices of the Company will be located in Spokane, Washington, (b) the headquarters of the Washington Water Power operating division of the Company will be located in Spokane, Washington and (c) the headquarters of the Sierra Pacific operating division of the Company will be located in Reno, Nevada. The Company will organize its business operations into strategic business units, with such units and significant presence, functions and operations to be located in both Spokane and Reno.

          Section 7.17  Transition Management.  As promptly as practicable after
                        ---------------------
the date hereof, the parties shall create a special transition management task force (the "Task Force") which shall be headed by Paul A. Redmond or an
            ----------
individual designated by him and Walter M. Higgins or an individual designated by him. The Task Force shall examine the manner in which to best organize and manage the business of the Company after the Effective Time. From time to time, the Task Force shall report its finding to the Board of Directors of each of SPR and WWP. After the date hereof and prior to the Effective Time, Mr. Higgins shall frequently attend meetings of WWP's Board of Directors and Mr. Redmond shall frequently attend meetings of SPR's Board of Directors as they deem appropriate in consultation with each other. In connection with their responsibilities as co-heads of the Task Force, Mr. Redmond and Mr. Higgins shall together recommend to the Board of Directors of the Company candidates to serve as the officers of the Company who are not otherwise designated by this Agreement. Such officers shall be appointed by the Board of Directors of the Company in accordance with its Bylaws.

          Section 7.18  Expenses.  Subject to Section 9.3, all costs and
                        --------              -----------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy Statement/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by WWP, on the one hand, and SPR and SPPC, on the other.

          Section 7.19  Covenant to Satisfy Conditions.  Subject to the terms
                        ------------------------------
and conditions herein provided, each of the parties hereto agrees to use its best efforts, taking into account the circumstances and giving due weight to the materiality of the matter involved or the action required, to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                                   CONDITIONS

          Section 8.1  Conditions to Each Party's Obligations to Effect the
                       ----------------------------------------------------
Merger.  The respective obligations of each party to effect the Merger shall be
- ------
subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5:
                                                -----------

          (a) Shareholder Approvals.  The SPR Shareholders' Approvals and the
              ---------------------
WWP Shareholders' Approval shall have been obtained.

          (b) No Injunction.  No temporary restraining order or preliminary or
              -------------
permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

          (c) Registration Statement.  The Registration Statement shall have
              ----------------------
become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (d) Listing of Shares.  The shares of Company Common Stock issuable in
              -----------------
the Merger pursuant to Article II shall have been approved for listing on the
                       ----------
NYSE upon official notice of issuance.

          (e) Pooling.  Each of WWP and SPR shall have received a letter of its
              -------
independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to SPR and WWP, as the case may be, stating that the Merger will qualify as a pooling-of-interests transaction under GAAP and applicable SEC regulations.

          (f) Statutory Approvals.  The WWP Required Statutory Approvals and the
              -------------------
SPR Required Statutory Approvals shall have been obtained at or prior to the Effective Time; such approvals shall have become Final Orders (as hereinafter defined); and no Final Order shall impose terms or conditions which would have, or would be reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or results of operations of either (i) the prospective Washington Water Power division or the prospective Sierra Pacific Power division of the Company, considered separately, or (ii) the Company and its prospective subsidiaries taken as a whole. A "Final
                                                                           -----
Order" means action by the relevant regulatory authority which has not been
- -----
reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).

          (g) No Material Adverse Change.  There shall have occurred no material
              --------------------------
adverse change in the prospective business, properties, assets, operations (including the coordination of facilities), financial condition or results of operations of the Company.

          Section 8.2  Conditions to Obligations of SPR and SPPC to Effect the
                       -------------------------------------------------------
Merger.  The obligation of SPR and SPPC to effect the Merger shall further
- ------
subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by SPR and SPPC in writing pursuant to
Section 9.5:
- -----------

          (a) Performance of Obligations of WWP.  WWP will have performed in all
              ---------------------------------
material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

          (b) Representations and Warranties.  The representations and
              ------------------------------
warranties of WWP set forth in this Agreement shall be true and correct in all material respects as of the date hereof (except to the extent such representations and warranties speak as of an any other date) and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (c) Closing Certificates.  SPR shall have received a certificate
              --------------------
signed by the Chief Executive Officer and Chief Financial Officer of WWP, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have
                                       --------------     --------------
been satisfied.

          (d) WWP Material Adverse Effect.  No WWP Material Adverse Effect shall
              ---------------------------
have occurred and there shall exist no fact or circumstance which would have, or would be reasonably likely to have, a WWP Material Adverse Effect.

          (e) Tax Opinion.  SPR shall have received an opinion of counsel, in
              -----------
form and substance satisfactory to SPR and SPPC, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization under Code (S) 368(a) and that SPR, SPPC, the Company and the shareholders of SPR and SPPC who exchange their shares solely for stock of the Company will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger.

          (f) WWP Required Consents.  The material WWP Required Consents shall
              ---------------------
have been obtained.

          (g) Trigger of WWP Rights.  No event has occurred that would result in
              ---------------------
the triggering of any right or entitlement of WWP shareholders under the WWP Rights Agreement, including a "flip-in" or "flip-over" or similar event commonly described in such rights plans has occurred, which, in the reasonable judgment of SPR, would have or be reasonably likely to result in a WWP Material Adverse Effect or materially change the number of outstanding equity securities of WWP, and the WWP Rights shall not have become nonredeemable by any action of the WWP Board of Directors.

          Section 8.3  Conditions to Obligations of WWP to Effect the Merger.
                       -----------------------------------------------------
The obligations of WWP to effect the Merger shall be further subject to the satisfaction, prior to the Closing Date, of the following conditions, except as may be waived by WWP in writing pursuant to Section 9.5:
                                            -----------

          (a) Performance of Obligations of SPR and SPPC.  Each of SPR and SPPC
              ------------------------------------------
will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed at or prior to the Effective Time.

          (b) Representations and Warranties.  The representations and
              ------------------------------
warranties of each of SPR and SPPC set forth in this Agreement shall be true and correct in all material respects as of the date hereof (except to the extent such representations and warranties speak as of any other date) and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (c) Closing Certificates.  WWP shall have received certificates signed
              --------------------
by the chief executive officer and chief financial officer of each of SPR and SPPC, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Section 8.3(a) and Section
                                                 --------------     -------
8.3(b) have been satisfied.
- ------

          (d) SPR Material Adverse Effect.  No SPR Material Adverse Effect shall
              ---------------------------
have occurred and there shall exist no fact or circumstance which would have, or would be reasonably likely to have, a SPR Material Adverse Effect.

          (e) Tax Opinion.  WWP shall have received an opinion of counsel, in
              -----------
form and substance satisfactory to WWP, dated the Closing Date, to the effect that the Merger will be treated as a tax-free reorganization under Code (S) 368(a) and that WWP, the Company and the shareholders of WWP who exchange their shares solely for stock of the Company will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger.

          (f) SPR Required Consents.  The material SPR Required Consents shall
              ---------------------
have been obtained.

          (g) Trigger of SPR Rights.  No event has occurred that would result in
              ---------------------
the triggering of any right or entitlement of SPR shareholders under any SPR Rights Agreement, including a "flip-in" and "flip-over" or similar event commonly described in such rights plans which, in the reasonable judgment of WWP, would have or be reasonably likely to result in a SPR Material Adverse Effect or materially change the number of outstanding equity securities of SPR, and the SPR Rights shall not have become unredeemable by the SPR Board of Directors.


                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

          Section 9.1  Termination.  This Agreement may be terminated at any
                       -----------
time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

          (a) by mutual written consent of the Boards of Directors of WWP, SPR and SPPC;

          (b) by any party hereto, by written notice to the other, if the Effective Time shall not have occurred on or before June 27, 1996; provided,
                                                                   --------
however, that the right to terminate the Agreement under this Section 9.1(b)
- -------                                                       --------------
shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date;

          (c) by any party hereto, by written notice to the other party, if the WWP Shareholders' Approval shall not have been obtained at a duly held WWP Special Meeting, including any adjournments thereof, or the SPR Shareholders' Approval shall not have been obtained at duly held SPR Special Meetings, including any adjournments thereof;

          (d) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

          (e) by SPR and SPPC, upon two days' prior notice to WWP, if, as a result of a tender offer by a party other than WWP or any of its affiliates or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Business
                                                              --------
Combination") by a party other than WWP or any of its affiliates, the Board of
- -----------
Directors of SPR determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of
                               --------  -------
Directors of SPR shall have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, SPR shall, and shall cause its respective financial and legal advisors to, negotiate with WWP to make such adjustments in the terms and conditions of this Agreement as would enable SPR and SPPC to proceed with the Transactions contemplated herein;

          (f) by WWP, upon two days' prior notice to SPR and SPPC, if, as a result of a tender offer by a party other than SPR or any of its affiliates or any written offer or proposal with respect to a Business Combination by a party other than SPR or any of its affiliates, the Board of Directors of WWP determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of WWP shall
             --------  -------
have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, WWP shall, and shall cause its respective financial and legal advisors to, negotiate with SPR and SPPC to make such adjustments in the terms and conditions of this Agreement as would enable WWP to proceed with the transactions contemplated herein;

          (g) by SPR and SPPC, by written notice to WWP, if (i) there shall have been any material breach of any material representation or warranty, or any material breach of any covenant or agreement, of WWP hereunder, and such breach shall not have been remedied within twenty days after receipt by WWP of notice in writing from SPR and SPPC, specifying the nature of such breach and requesting that it be remedied; or (ii) the Board of Directors of WWP or any committee thereof shall withdraw or modify in any manner materially adverse to SPR and SPPC its approval or recommendation of this Agreement or the Merger or resolve to take such action; or

          (h) by WWP, by written notice to SPR, if (i) there shall have been any material breach of any material representation or warranty, or any material breach of any covenant or agreement, of SPR or SPPC hereunder, and such breach shall not have been remedied within twenty days after receipt by SPR of notice in writing from WWP, specifying the nature of such breach and requesting that it be remedied; or (ii) the Board of Directors of SPR or SPPC shall withdraw or modify in any manner materially adverse to WWP its approval or recommendation of this Agreement or the Merger or resolve to take such action.

          Section 9.2  Effect of Termination.  In the event of termination of
                       ---------------------
this Agreement by either WWP or SPR and SPPC pursuant to Section 9.1, there
                                                         -----------
shall be no liability on the part of either WWP or SPR and SPPC or their respective officers or directors hereunder, except that (i) Section 7.18 and
                                                            ------------
Section 9.3 and the agreement contained in the last sentence of Section 7.1
- -----------                                                     -----------
shall survive any such termination, and (ii) no such termination shall relieve any party from liability by reason of any wilful breach of any representation, warranty or covenant contained in this Agreement.

          Section 9.3  Termination Fee; Expenses.
                       -------------------------

          (a) Expenses Payable upon Non-Wilful Breach.  If this Agreement is
              ---------------------------------------
terminated at such time that this Agreement is terminable pursuant to one of
Section 9.1(g)(i) or Section 9.1(h)(i) but not the other, then the breaching
- -----------------    -----------------
party shall promptly (but not later than five business days after receipt of notice from the other party) pay to the other party an amount equal to all documented out-of-pocket expenses and fees incurred by the other party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not to exceed $7 million in the aggregate ("Out-
                                                                            ---
of-Pocket Expenses"); provided, however, that if such breach was a result of
- ------------------    --------  -------
intentional or wilful misconduct or misrepresentation or gross negligence, the breaching party shall pay such additional amounts as the other party may be entitled to receive at law or in equity.

          (b) Termination Fee In Certain Other Events.  If (i) this Agreement
              ---------------------------------------
(x) is terminated by any party pursuant to Section 9.1(e) or Section 9.1(f) or
                                           --------------    --------------
Section 9.1(g)(ii) or Section 9.1(h)(ii), (y) is terminated following a failure
- ------------------    ------------------
of the shareholders of any one of the parties to grant the necessary approvals described in Section 4.13 and Section 5.13 ("Shareholder Disapproval") or (z) is
             ------------     ------------
terminated as a result of such party's material breach of Section 7.4, and (ii)
                                                           -----------
at the time of such termination or, in the case of any termination following a Shareholder Disapproval, prior to the meeting of such party's shareholders at which such Shareholder Disapproval occurred, there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving such party (SPR and SPPC being considered a single party for purposes of this Section 9.3(b)), which at the time of such
                                  --------------
termination or, in the case of a termination following a Shareholder Disapproval, at the time of the meeting of such party's shareholders, shall not have been (x) rejected by such party and its board of directors and (y) withdrawn by the third party, then the party which is the subject of the tender offer or offer or proposal with respect to a Business Combination (the "Target
                                                                        ------
Party"), shall promptly (but not later than five business days after receipt of
- -----
notice from the other party) pay to the other party, a termination fee in an amount equal to $25 million plus Out-of-Pocket Expenses.

          (c) Expenses.  The parties agree that the agreements contained in this
              --------
Section 9.3 are an integral part of the transactions contemplated by the
- -----------
Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fees due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

          Section 9.4  Amendment.  This Agreement may be amended by parties
                       ---------
hereto pursuant to action of their respective Boards of Directors, at any time before or after approval hereof by the shareholders of WWP, SPR and SPPC and prior to the Effective Time, but after such approvals, no such amendment shall
(i) alter or change the amount or kind of shares, rights or any of the proceedings of the exchange and/or conversion under Article II, (ii) alter or
                                                    ----------
change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of WWP Common Stock, WWP Preferred Stock, SPR Common Stock or SPPC Preferred Stock, or (iii) alter or change any term of the Articles of Incorporation of the Company, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 9.5  Waiver.  At any time prior to the Effective Time, the
                       ------
parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or wavier shall be valid if set forth in an instrument in writing signed by a duly authorized officer of such party.



                                   ARTICLE X

                               GENERAL PROVISIONS

          Section 10.1  Non-Survival of Representations, Warranties, Covenants
                        ------------------------------------------------------
and Agreements.  All representations, warranties, covenants and agreements in
- --------------
this Agreement shall not survive the Merger, except the covenants and agreements contained in this Section 10.1 and in Article II, the last sentence of Section
                  ------------        ----------                       -------
7.1, Section 7.5, Section 7.9, Section 7.10, Section 7.11, Section 7.14, Section
- ---  -----------  -----------  ------------  ------------  ------------  -------
7.15, Section 7.16, Section 7.18 and Section 10.7, each of which shall survive
- ----  ------------  ------------     ------------
in accordance with its terms.

          Section 10.2  Brokers.  WWP represents and warrants that, except for
                        -------
CS First Boston Corporation, its investment banking firm, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WWP. SPR and SPPC represent and warrant that, except for Kidder, Peabody & Co. Incorporated and Barr Devlin Associates, its investment banking firms, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SPR and SPPC.

          Section 10.3  Notices.  All notices and other communications hereunder
                        -------
shall be in writing and shall be deemed given if (i) delivered personally, or
(ii) sent by overnight courier service (receipt confirmed in writing), or (iii) delivered by facsimile transmission (with receipt confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to WWP, to:

                        The Washington Water Power Company
                        1411 East Mission Avenue
                        Spokane, Washington  99202

                        Attention:  Paul A. Redmond
                                    Telephone: (509) 989-0500
                                    Telecopy:  (509) 482-4361

                    with a copy to:

                        Reid & Priest
                        40 West 57th Street
                        New York, New York  10019

                        Attention:  J. Anthony Terrell, Esq.
                                    Richard S. Green, Esq.
                                    Telephone:  (212) 603-2000
                                    Telecopy:   (212) 603-2298

          (b)  If to SPR and/or SPPC, to:

                        Sierra Pacific Resources
                        6100 Neil Road
                        P.O. Box 30150
                        Reno, Nevada  89520

                        Attention:  Walter M. Higgins
                                    Telephone:  (702) 689-3600
                                    Telecopy:   (702) 689-3617

                    with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom
                        919 Third Avenue
                        New York, New York  10022

                        Attention:  Peter Allan Atkins, Esq.
                                    Sheldon S. Adler, Esq.
                                    Telephone:  (212) 735-3000
                                    Telecopy:   (212) 735-2001

          Section 10.4  Miscellaneous.  This Agreement (including the documents
                        -------------
and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreements; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the WBCA or NGCL.

          Section 10.5  Interpretation.  When a reference is made in this
                        --------------
Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be following by the words "without limitation."

          Section 10.6  Counterparts; Effect.  This Agreement may be executed in
                        --------------------
one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 10.7  Parties in Interest.  This Agreement shall be binding
                        -------------------
upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this
                                              -----------
Agreement, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing and any other provision of this Agreement, and in addition to any other required action of the Board of Directors of the Company
(a) a majority of the SPR Directors (or their successors) serving on the Board of Directors of the Company who are designated by SPR pursuant to Section 7.13
                                                                  ------------
shall be entitled during the three year period commencing at the Effective Time (the "Three Year Period") to enforce the provisions of Section 7.9, Section
      -----------------                                -----------  -------
7.10, Section 7.11, the final sentence of Section 7.13, and Section 7.14 on
      ------------                        ------------      ------------
behalf of the SPR officers, directors and employees, as the case may be, and (b) a majority of the WWP directors (or their successors) serving on the Board of Directors of the Company who are designated by WWP pursuant to Section 7.13
                                                               ------------
shall be entitled during the Three Year Period to enforce the provisions of Sections 7.9, Section 7.10, Section 7.11, and Section 7.14 on behalf of the WWP
- ------------  ------------  ------------      ------------
officers, directors and employees, as the case may be. Such directors' rights and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies they may have at law or in equity, but in no event shall this Section 10.7 be deemed to impose any additional duties on any
                 ------------
such directors. The Company shall pay, at the time they are incurred, all reasonable costs, fees and expenses of such directors incurred in connection with the assertion of any rights on behalf of the persons set forth above pursuant to this Section.

          Section 10.8  Further Assurances.  Each party will execute such
                        ------------------
further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

          IN WITNESS WHEREOF, WWP, SPR, SPPC and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              THE WASHINGTON WATER POWER COMPANY


                              By:         /s/ Paul A. Redmond
                                  ----------------------------------------
                                 Name:  Paul A. Redmond
                                 Title: Chairman of the Board,
                                         President and Chief
                                         Executive Officer


                              SIERRA PACIFIC RESOURCES


                              By:         /s/ Walter M. Higgins
                                  ------------------------------------------
                                 Name:  Walter M. Higgins
                                 Title: Chairman of the Board,
                                         President and Chief
                                         Executive Officer



                              SIERRA PACIFIC POWER COMPANY


                              By:         /s/ Walter M. Higgins
                                  ------------------------------------------
                                 Name:  Walter M. Higgins
                                 Title: Chairman of the Board,
                                         President and Chief
                                         Executive Officer



                              WPM CORP.


                              By:         /s/ Lawrence J. Pierce
                                  -------------------------------------------
                                 Name:  Lawrence J. Pierce
                                 Title: Vice President

                                                                         ANNEX C

CS First Boston Corporation                                 55 East 52nd Street
                                                         New York, NY 10055-0186
                                                          Telephone 212 909 2000

                                                                October 4, 1994

Board of Directors
The Washington Water Power Company
1411 East Mission Avenue
Spokane, Washington  99202-2600

Dear Members of the Board of Directors:

        You have asked us to advise you with respect to the fairness to the holders of the common stock of The Washington Water Power Company ("WWP") from a financial point of view of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994 (the "Merger Agreement"), by and among WWP, Sierra Pacific Resources ("SPR"), Sierra Pacific Power Company, a subsidiary of SPR ("SPPC" and, together with SPR, "Sierra") and WPM Corp., a wholly-owned subsidiary of WWP (the "Company"). The Merger Agreement provides for, among other things, (i) the merger of WWP, SPR and SPPC with and into the Company (the "Merger") and (ii) (A) the conversion of each outstanding share of the Common Stock, no par value, of WWP (the "WWP Common Stock") into the right to receive one share of the Common Stock, no par value, of the Company (the "Company Common Stock" and the ratio of the number of shares of Company Common Stock for which each outstanding share of WWP Common Stock is to be exchanged, the "WWP Exchange Ratio") and (B) the conversion of each share of the Common Stock, $1.00 par value, of SPR into the right to receive 1.44 shares of Company Common Stock.

        In arriving at our opinion, we have reviewed the Merger Agreement, the Joint Proxy Statement/Prospectus to be distributed to stockholders in connection with the Merger and certain publicly available business and financial information relating to WWP and Sierra. We also have reviewed certain other information, including financial forecasts, provided to us by WWP and Sierra, and have met with the respective managements of WWP and Sierra to discuss the businesses and prospects of WWP and Sierra. We have evaluated the pro forma financial impact of the Merger on WWP and have considered and relied upon the views of the respective managements of WWP and Sierra concerning certain strategic implications and operational benefits which might result from the Merger, the anticipated treatment to be accorded in the Merger by certain regulatory bodies, and certain regulatory matters affecting the businesses of WWP and Sierra.

        We also have considered certain financial and stock market data of WWP and Sierra, and we have compared that data with similar data for other publicly held companies in businesses similar to those of WWP and Sierra and we have considered, to the extent publicly available, the financial terms of certain other business combinations which have recently been effected or proposed in industries in which WWP and Sierra operate. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

Board of Directors
The Washington Water Power Company
October 4, 1994

Page 2


        In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied upon its being complete and accurate in all respects. With respect to the financial forecasts and other data reviewed by us, we have assumed that such forecasts and other data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of WWP and Sierra as to the future financial performance of WWP and Sierra and the potential synergies resulting from the Merger. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contigent or otherwise) of WWP or Sierra, nor have we been furnished with any such evaluations or appraisals. We are not expressing any opinion as to what the value of the Company Common Stock actually will be when issued to WWP stockholders pursuant to the Merger or the price at which such securities will trade subsequent to the Merger. You have instructed us to assume that the Merger will be treated as a pooling-of-interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. You also have instructed us to assume that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Our opinion is necessarily based on information available to us and financial, stock market and other conditions and circumstances as they exist and can be evaluated on the date hereof.

        We have acted as financial advisor to WWP in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We have provided financial advisory and investment banking services to WWP in the past, for which services we have received customary fees.

        In the ordinary course of our business, CS First Boston and its affiliates may actively trade the debt and equity securities of WWP and Sierra for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this letter is for the information of WWP's Board of Directors only in its evaluation of the Merger and may not be relied upon by any other person, nor does our opinion constitute a recommendation to any stockholder of WWP as to how such stockholder should vote on the proposed Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without CS First Boston's prior written consent.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the WWP Exchange Ratio is fair to the holders of WWP Common Stock from a financial point of view.

                                                Very truly yours,


                                                CS FIRST BOSTON CORPORATION

                                                                         ANNEX D

                        Barr Devlin & Co. Incorporated
                                450 Park Avenue
                              New York, NY 10022

                                                                 October 4, 1994



The Board of Directors
Sierra Pacific Resources
6100 Neil Road
Reno, Nevada 89520

Dear Members of the Board:

     We understand that Sierra Pacific Resources, a Nevada corporation ("SPR"), Sierra Pacific Power Company, a Nevada corporation and a subsidiary of SPR ("SPPC"), The Washington Water Power Company, a Washington corporation ("WWP"), and Resources West Energy Corporation, a Nevada corporation and a wholly-owned subsidiary of WWP ("Resources West"), have entered into an Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994 (the "Agreement"), providing for, among other things, the merger of SPR, SPPC and WWP with and into Resources West (the "Merger") pursuant to which each issued and outstanding share of Common Stock, $1.00 par value, of SPR ("SPR Common Stock") (other than shares canceled pursuant to Section 2.1(i) of the Agreement) shall be converted into the right to receive 1.44 (the "SPR Exchange Ratio") fully paid and nonassessable shares of Common Stock, no par value, of Resources West (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement. Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Agreement.

     We have been requested by SPR to render our opinion with respect to the fairness, from a financial point of view, to holders of SPR Common Stock of the SPR Exchange Ratio to be offered in the Proposed Transaction.

     In arriving at our opinion, we have, among other things:

(1) Reviewed SPR's Annual Reports, and SPR's and SPPC's Forms 10-K and the related financial information for the three years ended December 31, 1993 and SPR's and SPPC's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1994 and June 30, 1994;

(2) Reviewed WWP's Annual Reports, Forms 10-K and the related financial information for the three years ended December 31, 1993 and WWP's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1994 and June 30, 1994;

The Board of Directors, Sierra Pacific Resources                October 4, 1994
Page 2


(3) Reviewed certain other filings with the Securities and Exchange Commission made by SPR, SPPC and WWP, including proxy statements, Forms 8-K and registration statements, during the last three years;

(4) Reviewed certain internal information, including financial forecasts, relating to the business, earnings, dividends, capital expenditures, cash flow, assets and prospects of SPR, SPPC and WWP furnished to us by SPR and WWP;

(5) Conducted discussions with members of senior management of SPR, SPPC and WWP concerning their respective businesses, regulatory environments, prospects and strategic objectives and possible operating, administrative and capital synergies which might be realized for the benefit of Resources West following the Merger;

(6) Reviewed the historical market prices and trading activity for shares of SPR Common Stock and WWP Common Stock, and compared them with those of certain publicly traded companies which we deemed to be relevant;

(7) Compared the results of operations of SPR, SPPC and WWP with those of certain companies which we deemed to be relevant;

(8) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and reorganizations which we deemed to be relevant;

(9) Analyzed the respective contributions in terms of assets, earnings, cash flow and shareholders' equity of SPR, SPPC and WWP to Resources West;

(10) Analyzed the valuation of shares of SPR Common Stock and WWP Common Stock using various valuation methodologies which we deemed to be appropriate;

(11) Considered the pro forma effect of the Merger on Resources West's assets, earnings, dividends and cash flow;

(12) Reviewed the Agreement;

(13) Reviewed the Joint Proxy Statement/Prospectus of Resources West filed with the Securities and Exchange Commission on October 4, 1994; and

(14) Reviewed such other studies, conducted such other analyses, considered such other financial, economic and market criteria, performed such other investigations and took into account such other matters as we deemed necessary or appropriate for purposes of this opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or otherwise furnished or made available to us by SPR, SPPC and WWP and have further relied upon the assurances of management of SPR, SPPC and WWP that they are not aware of any facts that

The Board of Directors, Sierra Pacific Resources                October 4, 1994
Page 3

would make such information inaccurate or misleading. With respect to the financial projections of SPR, SPPC and WWP (including, without limitation, projected cost savings and operating synergies), we have relied upon the assurances of management of SPR, SPPC and WWP that such projections have been reasonably prepared and, to the extent applicable, in accordance with accepted electric utility industry practice, and reflect the best currently available estimates and judgments of the management of SPR, SPPC and WWP as to the future financial performance of SPR, SPPC, WWP and Resources West, as the case may be, and as to the outcomes projected of legal, regulatory and other contingencies. In arriving at our opinion, we have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of SPR, SPPC or WWP, nor have we made any physical inspection of the properties or assets of SPR, SPPC or WWP. We have assumed that the Merger will be a reorganization as described in Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and that SPR, SPPC, WWP and the shareholders of each who exchange their shares solely for Resources West Common Stock will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger. We have also assumed that the Merger will qualify as a pooling of interest for financial accounting purposes. You have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of SPR or SPPC. Our opinion herein is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

     We have acted as financial adviser to SPR in connection with the Merger and will receive certain fees for our services. In addition, we render certain investment banking and financial advisory services to SPR and SPPC from time to time for which we receive customary compensation.

     Our advisory services and the opinion expressed herein are provided solely for the use of SPR's Board of Directors in evaluating the Merger and are not provided on behalf of, or intended to confer rights or remedies upon, any stockholder of SPR, WWP or any person other than SPR's Board of Directors. Our opinion may not be published or otherwise used or referred to without our prior written consent. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should act with respect to the Proposed Transaction.

     Based upon and subject to the foregoing, our experience as investment bankers and other factors we deem relevant, we are of the opinion that, as of the date hereof, the SPR Ratio to be offered in connection with the Merger is fair, from a financial point of view, to the holders of SPR Common Stock.

                               Very truly yours,




                               BARR DEVLIN & CO. INCORPORATED

                                                                         ANNEX E

                             Kidder, Peabody & Co.
                                 Incorporated
                               10 Hanover Square
                              New York, NY 10005

                                                                 October 4, 1994

Board of Directors
Sierra Pacific Resources
6100 Neil Road
Reno, Nevada  89520

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares, par value $1.00 per share (the "Common Stock") of Sierra Pacific Resources ("Sierra Pacific") of the SPR Exchange Ratio (as hereinafter defined) pursuant to the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994, (the "Merger Agreement") by and among Sierra Pacific, Sierra Pacific Power Company, a wholly-owned subsidiary of Sierra Pacific ("SPPC"), The Washington Water Power Company ("Washington Water") and Resources West Energy Corporation, a wholly-owned subsidiary of Washington Water (the "Company").

     Under the terms of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement): (i) Sierra Pacific, SPPC and Washington Water will be merged with and into the Company (the "Merger"); (ii) each outstanding share of common stock, no par value, of Washington Water (other than shares held by Washington Water or Sierra Pacific or any of their respective subsidiaries or shares held by stockholders who perfect their dissenters' rights) will be converted into one share of common stock, no par value, of common stock of the Company (the "Company Common Stock"); and (iii) each outstanding share of Common Stock (other than shares held by Sierra Pacific or Washington Water or any of their respective subsidiaries) will be converted into 1.44 shares of Company Common Stock (the "SPR Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     Kidder, Peabody & Co. Incorporated ("Kidder, Peabody") as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Kidder, Peabody is currently acting as financial advisor to Sierra Pacific in connection with the Merger and will receive a fee for rendering this opinion.
In the past, Kidder, Peabody has performed investment banking and financial advisory services for Sierra Pacific and Washington Water from time to time for which we have received compensation. Kidder, Peabody may provide investment banking and financial advisory services to the Company in the future.

     In connection with our opinion, we have reviewed the Merger Agreement and the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") as filed with the Securities and Exchange Commission. We have also reviewed certain financial and other information that was publicly available or furnished to us by Sierra Pacific and Washington Water, including certain internal financial analyses, financial forecasts, reports and other information prepared by their respective managements and representatives. Kidder, Peabody held discussions with various members of the managements of Sierra Pacific and Washington Water concerning the historical and current operations, financial condition and prospects of each of Sierra Pacific and Washington Water and Sierra Pacific and Washington Water on

Sierra Pacific Resources
October 4, 1994
Page 2


a combined basis. Kidder, Peabody also held discussions with management of Sierra Pacific concerning the strategic and operating benefits anticipated by management of Sierra Pacific from the Merger. In addition, we: (i) compared the financial position and operating results of Sierra Pacific and Washington Water with those of publicly traded companies we deemed relevant; (ii) compared the prices and trading histories of the common stocks of Sierra Pacific and Washington Water and compared those prices and trading histories with those of publicly traded companies we deemed relevant; (iii) compared certain financial terms of the Merger to certain financial terms in selected other business combinations we deemed relevant; (iv) reviewed the pro forma financial effects of the Merger on Sierra Pacific; and (v) conducted such other financial studies, analyses and investigations and reviewed such other factors as we deemed appropriate for purposes of this opinion.

     In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness of all financial and other information that was publicly available, furnished or otherwise communicated to us by or on behalf of Sierra Pacific and Washington Water. We have assumed that the financial forecasts which we have examined were prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sierra Pacific with respect to the future performance of Sierra Pacific, Washington Water and the Company. We have also assumed, with your consent, that: (i) the strategic and operating benefits presently anticipated by the management of Sierra Pacific will be realized from the Merger; (ii) the Merger will be accounted for under the pooling-of-interests method of accounting; (iii) the Merger will be a tax-free reorganization; and (iv) all material liabilities (contingent or otherwise, known or unknown) of Sierra Pacific and Washington Water are as set forth in the consolidated financial statements of Sierra Pacific and Washington Water, respectively. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sierra Pacific or Washington Water, nor have we been furnished with any such evaluations or appraisals. Our opinion is based upon regulatory, economic, monetary and market conditions existing on the date hereof. Furthermore, we express no opinion as to the price or trading range at which the shares of Common Stock or the shares of Company Common Stock will trade from the date hereof.

     In the ordinary course of our business, we actively trade the equity and debt securities of Sierra Pacific and Washington Water for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     It is understood that this letter is for the information of the Board of Directors of Sierra Pacific only and may not be used for any other purpose without our prior written consent; however, this letter may be disclosed in the Joint Proxy Statement/Prospectus.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the SPR Exchange Ratio is fair, from a financial point of view, to the holders of shares of Common Stock.


                              Very truly yours,


                              KIDDER, PEABODY & CO. INCORPORATED

                                                                         ANNEX F

                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                        RESOURCES WEST ENERGY CORPORATION



                                   ARTICLE I

                                      NAME


          The name of the Corporation is Resources West Energy Corporation.


                                   ARTICLE II

                                 RESIDENT AGENT


              The name of the Corporation's resident agent in the State of Nevada is CT Corporation, and the street address of such resident agent where process may be served on the Corporation is 1 East First Street, Reno, Nevada 89501. The mailing address and the street address of such resident agent are identical.


                                  ARTICLE III

                                    PURPOSE


              The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the General Corporation Law of the State of Nevada, and the Corporation shall have all rights, privileges and powers conferred by applicable law in the conduct of such business.

                                   ARTICLE IV

                               TERM OF EXISTENCE


          The Corporation shall have a perpetual existence.

                                   ARTICLE V

                                 CAPITAL STOCK

     SECTION 1. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 315,000,000 shares, divided into 15,000,000 shares of Preferred Stock without nominal or par value, issuable in series as hereinafter provided, and 300,000,000 shares of Common Stock without nominal or par value.

     SECTION 2. The shares of the Preferred Stock may be divided into and issued in series. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series of the Preferred Stock and all other classes of capital stock of the Corporation. To the extent that these Articles of Incorporation shall not have established series of the Preferred Stock the Board of Directors shall have authority, and is hereby expressly vested with authority, to establish series of Preferred Stock and, within the limitations set forth in these Articles of Incorporation and such limitations as may be provided by law, to prescribe the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of the Preferred Stock so established, it being understood that any such powers, preferences, limitations, restrictions and relative rights (including without limitation the rate or rates of dividend, if any, the date or dates on which dividends, if any, may be payable, and the amounts payable upon redemption and dissolution) may be made dependent upon any facts or events which may be ascertained outside these Articles of Incorporation or any resolution of the Board of Directors if the manner in which such facts or events may operate upon the shares of such series is stated in such resolution. Such action by the Board of Directors shall be expressed in a resolution or resolutions adopted by it prior to the issuance of shares of each series. Without limiting the generality of the foregoing, authority is hereby expressly vested in the Board of Directors so to prescribe, with respect to any series of the Preferred Stock:

         (a) the number of shares and designation thereof;

         (b) the rate or rates of dividend, if any, or any formulary or other method or other means by which such rate or rates are to be determined at any time or from time to time; the date or dates on which dividends may be payable; and the date or dates from which dividends shall be cumulative;

         (c) whether shares may be redeemed and, if so, the terms and conditions of redemption and the redemption price or prices payable upon any such redemption or any formulary or other method or other means by which such redemption price or prices are to be determined;

         (d) the amounts payable upon shares in the event of voluntary and involuntary dissolution or any formulary or other method or other means by which such amounts are to be determined;

         (e) sinking fund provisions, if any, for the redemption or purchase of shares;

         (f) the terms and conditions, if any, on which shares may be converted;

         (g) voting rights, if any, in addition to the voting rights set forth in these Articles of Incorporation; and

         (h) any other terms or provisions applicable to such series.

All shares of the Preferred Stock of the same series shall be identical, except that shares of the same series issued at different times may vary as to the dates from which dividends thereon shall be cumulative and except as otherwise not prohibited by applicable law; and all shares of the Preferred Stock, irrespective of series, shall constitute one and the same class of stock and shall be of equal rank, and, except as otherwise provided in or established pursuant to these Articles of Incorporation or the resolution of the Board of Directors establishing any series, shall be identical. Except as may be otherwise required by applicable law, by Section 8 of this Article V, or by the resolutions establishing any series of Preferred Stock in accordance with the foregoing provisions of this Section 2, whenever the affirmative vote, written consent, or other action on the part of the holders of the Preferred Stock may be required for any purpose, such consent, vote or other action shall be taken by the holders of the Preferred Stock as a single class, irrespective of series, and not by separate series.

     SECTION 3. Out of any funds legally available for the payment of dividends, the holders of the Preferred Stock of each series shall be entitled, in preference to the holders of the Common Stock, to receive, but only when and as declared by the Board of Directors, dividends at the rate or rates prescribed with respect to each series in accordance with these Articles of Incorporation, and no more, payable as hereinafter provided. Dividends on the shares of each series shall be cumulative from the date or dates prescribed therefor. If, at any date, dividends shall not be or have been paid or declared and set aside for payment, in full, on all outstanding shares of any series of the Preferred Stock for all dividend periods for such series ended on or prior to such date, at the respective dividend rates prescribed therefor,

         (a) there shall not be paid or declared and set aside for payment dividends on the shares of the Preferred Stock of any series unless, on or prior to such date, there shall also be or have been paid or declared and set aside for payment dividends on all outstanding shares of each other series of the Preferred Stock in a ratable amount so that, after giving effect to the payment or setting aside of dividends on all series of the Preferred Stock, as aforesaid, the ratio of the aggregate amount of dividends theretofore paid or declared and set aside for payment for all dividend periods ended on or prior to such date to the aggregate amount of dividends accumulated during such dividend periods shall be the same with respect to each series of the Preferred Stock; and

         (b) there shall not be paid or declared and set apart for payment dividends on the Common Stock unless, on such date, there shall also be or have been paid or declared and set aside for payment the dividends accumulated on all outstanding shares of each series of the Preferred Stock during all dividend periods for such series ended on or prior to such date;

     provided, however, that nothing in these Articles of Incorporation shall prevent the simultaneous declaration or payment of dividends on both the Preferred Stock and the Common Stock if there are sufficient funds legally available to pay all dividends concurrently.

As used herein, the term "dividend period" means, in respect of the shares of any series of the Preferred Stock, the period commencing on any dividend payment date prescribed for such series and ending on the day next preceding the next succeeding dividend payment date for such series, except that the initial "dividend period" for such series shall be the period commencing on the date or dates from which dividends on such series shall be cumulative and ending on the first dividend payment date prescribed for such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

     SECTION 4.  Subject to the limitations set forth in Section 3 of this
Article V or elsewhere in these Articles of Incorporation (and subject to the rights of any class of stock hereafter authorized), dividends may be paid on the Common Stock when and as declared by the Board of Directors out of any funds legally available for the payment of dividends, and no holder of shares of any series of the Preferred Stock as such shall be entitled to share therein.

     SECTION 5. In the event of any voluntary dissolution, liquidation or winding up of the Corporation, before any distribution or payment shall be made to the holders of the Common Stock, the holders of the Preferred Stock of each series then outstanding shall be entitled to receive out of the net assets of the Corporation available for distribution to its stockholders the respective amounts per share prescribed in accordance with these Articles of Incorporation to be payable on the shares of such series in the event of voluntary liquidation, and no more, and in the event of any involuntary dissolution, liquidation or winding up of the Corporation, before any distribution or payment shall be made to the holders of the Common Stock, the holders of the Preferred Stock of each series then outstanding shall be entitled to receive out of the net assets of the Corporation available for distribution to its stockholders the respective amounts per share prescribed in accordance with these Articles of Incorporation to be payable on the shares of such series in the event of involuntary dissolution, liquidation or winding up, and no more.
If upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the net assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of all outstanding shares of Preferred Stock of all series the full amounts to which they shall be respectively entitled as aforesaid, the entire net assets of the Corporation available for distribution shall be distributed ratably to the holders of all outstanding shares of Preferred Stock of all series in proportion to the amounts to which they shall be respectively so entitled. For the purposes of this Section 5 and Section 6 of this Article V, and without limiting the right of the Corporation to distribute its assets or to dissolve, liquidate or wind up in connection with any sale, merger or consolidation, the sale of all or substantially all of the property of the Corporation, or the merger or consolidation of the Corporation into or with any other corporation or corporations, shall not be deemed to be a distribution of assets or a dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary.

     SECTION 6.  Subject to the limitations set forth in Section 5 of this
Article V or elsewhere in these Articles of Incorporation (and subject to the rights of any class of stock hereafter authorized) upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, any net assets of the Corporation available for distribution to its stockholders shall be distributed ratably to holders of the Common Stock.

     SECTION 7. (a) The Corporation may exercise any election, and the Corporation shall satisfy any obligation, to redeem the Preferred Stock of any series, in whole at any time or in part from time to time, in accordance with and subject to the terms of such series and to the extent not prohibited by law. If less than all of the shares of any series are to be redeemed, the redemption shall be made in such manner as the Board of Directors shall determine.

          (b) Except as otherwise prescribed in accordance with Section 2 of this Article V with respect to the shares of any series of the Preferred Stock, in the event the Corporation shall elect or be required to redeem shares of the Preferred Stock, notice of the intention of the Corporation to do so and of the date and place fixed for redemption shall be mailed not less than thirty nor more than ninety days before the date fixed for redemption to each holder of shares of the Preferred Stock to be redeemed at his address as it shall appear on the books of the Corporation, and on and after the date fixed for redemption and specified in such notice (unless the Corporation shall default in making payment of the redemption price), such holders shall cease to be stockholders of the Corporation with respect to such shares and shall have no interest in or claim against the Corporation with respect to such shares, excepting only the right to receive the redemption price therefor from the Corporation on the date fixed for redemption, without interest, upon endorsement, if required, and surrender of their certificates for such shares.

          (c) At any time on or before the date fixed for redemption of any shares of the Preferred Stock as aforesaid, the Corporation may, if it so elects, deposit the aggregate redemption price of the shares to be redeemed with any bank or trust company doing business in any State of the United States of America and having a capital and surplus of at least $5,000,000, to be named in the notice of redemption of such shares, payable on the date fixed for redemption in the proper amounts to the respective holders of the shares to be redeemed, upon endorsement, if required, and surrender of their certificates for such shares. On and after the making of such deposit (or, if such notice of redemption shall not have been mailed at or prior to the time such deposit is made, as soon thereafter as such notice of redemption shall have been mailed or irrevocable instructions to mail such notice shall have been given to such bank or trust company or to a transfer agent of the Corporation) such holders shall cease to be stockholders of the Corporation with respect to such shares and shall have no interest in or claim against the Corporation with respect to such shares, excepting only the right to exercise on or before the date fixed for redemption such conversion or exchange rights associated with such redemption as may have been provided with respect to such shares or the right to receive the redemption price of their shares from such bank or trust company on the date fixed for redemption, without interest, upon endorsement, if required, and surrender of their certificates for such shares.

          (d) If the Corporation shall have so deposited the redemption moneys with a bank or trust company, any moneys so deposited which shall remain unclaimed at the end of one year after the redemption date shall be repaid to the Corporation, and upon such repayment holders of Preferred Stock who shall not have made claim against such moneys prior to such repayment shall be deemed to be unsecured creditors of the Corporation for an amount, without interest, equal to the amount they would theretofore have been entitled to receive from such bank or trust company. Any redemption moneys so deposited which shall not be required for such redemption because of the exercise, after the date of such deposit, of any right of conversion or exchange or otherwise, shall be returned to the Corporation forthwith. The Corporation shall be entitled to receive any interest allowed by any bank or trust company on any moneys deposited with such bank or trust company as herein provided, and the holders of any shares called for redemption shall have no claim against any such interest.

          (e) Nothing in this Section 7 shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of the Preferred Stock.

     SECTION 8. (a) The holders of the Preferred Stock shall not have any right to vote for the election of Directors or for any other purpose except as otherwise provided by law and as set forth below in this Section 8 or elsewhere in these Articles of Incorporation. Holders of Preferred Stock shall be entitled to notice of each meeting of stockholders at which they shall have any right to vote but, except as may be otherwise provided by law, shall not be entitled to notice of any other meeting of stockholders.

          (b) Whenever and as long as, at any date, dividends payable on any shares of the Preferred Stock shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares of the Preferred Stock over the twelve-month period ended on such date, the holders of the Preferred Stock of all series, voting separately and as a single class, shall be entitled, at the next and each succeeding Annual Meeting of Stockholders, to vote for and to elect a majority of the Board of Directors, and the holders of the Common Stock, voting separately and as a single class, shall be entitled, at such meetings of stockholders, to vote for and to elect the remaining Directors of the Corporation. The right of the holders of the Preferred Stock to so elect a majority of the Board of Directors shall, however, cease when dividends accumulated on all outstanding shares of the Preferred Stock of each series for all past dividend periods shall have been paid or declared and set aside for payment. The terms of office of all persons who may be Directors of the Corporation at the time the right to elect Directors shall accrue to the holders of the Preferred Stock as herein provided shall terminate at the next succeeding Annual Meeting of Stockholders. Anything in these Articles of Incorporation to the contrary notwithstanding, all Directors elected at an Annual Meeting of Stockholders held during such time as the holders of the Preferred Stock have the right to elect a majority of the Board of Directors shall be elected for a term of office to expire at the next succeeding Annual Meeting of Stockholders; provided, however, that, at any time after the right of the holders of the Preferred Stock to elect a majority of the Board of Directors shall have ceased as herein provided, a majority of the Directors elected by holders of the Common Stock shall have the right to cause to be called and held a Special Meeting of Stockholders to elect Directors to succeed the Directors elected by holders of the Preferred Stock for terms expiring at the next Annual Meeting of Stockholders, and upon the election of such successors the terms of office of all Directors elected by holders of the Preferred Stock shall terminate. Any vacancy in the Board of Directors occurring during any period when the holders of the Preferred Stock shall have elected representatives on the Board shall be filled by a majority vote of the remaining Directors representing the class of stock theretofore represented by the Director causing the vacancy. At all Annual Meetings of the Stockholders held during such times as the holders of the Preferred Stock shall have the right to elect a majority of the Board of Directors of the Corporation, the presence in person or by proxy of the holders of a majority of the voting power of the outstanding shares of the Preferred Stock of all series shall be required to constitute a quorum of such class for the election of Directors, and the presence in person or by proxy of the holders of a majority of the outstanding shares of the Common Stock shall be required to constitute a quorum of such class for the election of Directors; provided, however, that the absence of a quorum of the holders of stock of either class shall not prevent the election at any such meeting, or any adjournment thereof, of Directors by the other class if the necessary quorum of the holders of stock of such class is present in person or by proxy at such meeting; and provided, further, that, in the absence of a quorum of the holders of stock of either class, a majority of those holders of such stock who are present in person or by proxy shall have the power to adjourn the election of those Directors to be elected by that class from time to time without notice, other than announcement at the meeting, until the requisite amount of holders of stock of such class shall be present in person or by proxy.

          (c) So long as any shares of the Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the voting power of the shares of the Preferred Stock at the time outstanding, adopt any amendment to these Articles of Incorporation if such amendment would:

         (i) create or authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up;

         (ii)  increase the authorized number of shares of the Preferred Stock;
     or

         (iii) change any of the rights or preferences of the Preferred Stock at the time outstanding; provided, however, that if any proposed change of any of the rights or preferences of any outstanding shares of the Preferred Stock would affect the holders of shares of one or more, but not all, series of the Preferred Stock then outstanding, only the affirmative vote or consent of the holders of at least a majority of the voting power of the total number of outstanding shares of all series so affected shall be required.

Anything herein to the contrary notwithstanding, the terms of the shares of any series of the Preferred Stock established in accordance with Section 2 of this
Article V may contain either (x) a reservation by the Corporation of the right to take any specified action or actions described in this subsection (c) without the consent of the holders of the shares of such series or (y) a provision whereby the holders of such shares shall be deemed, by their purchase, acceptance and holding of such shares, to have consented to any such specified action or actions; and, if the terms of the shares of any series of the Preferred Stock contain such a reservation or such a provision, no consent or further consent, as the case may be, or affirmative vote of the holders of the shares of such series shall be required in order for the Corporation to take such action or actions, except as may otherwise be provided by applicable law.

          (d) So long as any shares of the Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the voting power of the shares of the Preferred Stock at the time outstanding, issue any shares of the Preferred Stock or of any other class of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up (other than in exchange for, or for the purpose of effecting the redemption or other retirement of, outstanding shares of the Preferred Stock, or shares of any such stock of prior or parity rank, having an aggregate amount payable upon involuntary dissolution, liquidation or winding up not less than the corresponding amount payable in respect of the shares to be issued), unless the net income of the Corporation available for the payment of dividends (determined in accordance with generally accepted accounting principles from time to time in effect), for a period of twelve consecutive calendar months within the sixteen
(16) calendar months immediately preceding the first day of the month in which such shares are to be issued is at least equal to one and one-half times the annual dividend requirements on all shares of the Preferred Stock, and on all shares of all other classes of stock ranking prior to or on a parity with the Preferred Stock, as to dividends or upon dissolution, liquidation or winding up, which will be outstanding as of the date of issuance of such shares, including the shares proposed to be issued; provided, however, that if the outstanding shares of any series of the Preferred Stock or any such prior or parity stock shall have a variable dividend rate, the annual dividend requirement on the shares of such series shall be determined by reference to the weighted average dividend rate on such shares during the twelve-month period for which the net income of the Corporation available for the payment of dividends shall have been determined (or, if the shares of any such series shall have been issued after the end of such period, by reference to the rate in effect on the date of issuance of the shares to be issued); and provided, further, that if the shares of the series to be issued are to have a variable dividend rate, the annual dividend requirement on the shares of such series shall be determined by reference to the initial dividend rate upon the issuance of such shares; and provided, further, that no affirmative vote or consent contemplated in this subsection (d) shall be required if the shares of the series to be issued do not, by their terms, entitle the holders thereof to payment of dividends.

         Anything herein to the contrary notwithstanding, in calculating the net income of the Corporation available for the payment of dividends for purposes of this subsection (d), (i) neither profits from the sale or other disposition of property, nor other non-recurring items of revenue or income of any kind or nature, shall be taken into account and (ii) neither losses from the sale or other disposition of property, nor non-recurring items of expense (or similar deductions from revenue or income) of any kind or nature (including without limitation the recognition of expense due to the non-recoverability of investment or expense), shall be required to be taken into account. If any of the property of the Corporation owned by it at the time of the making of any calculation of the net income of the Corporation available for the payment of dividends for purposes of this subsection (d) (i) shall have been acquired during or after any period for which such net income is to be computed, (ii) shall not have been acquired in exchange or substitution for property the net income which is included in such net income and (iii) had been operated as a separate unit and items of revenue and expense attributable thereto are readily ascertainable by the Corporation, then the net income of or attributable to such property (determined in accordance with generally accepted accounting principles) during such period or such part of such period as shall have preceded the acquisition thereof, to the extent that the same have not otherwise been included in such net income of the Corporation, shall be so included. In any case where it would be appropriate, under generally accepted accounting principles, to combine or consolidate the financial statements of any parent or subsidiary of the Corporation with those of the Corporation, the foregoing computation may be made on the basis of such combined or consolidated financial statements.

     SECTION 9. Subject to the provisions of Section 8 of this Article V (and subject to the rights of any class of stock hereafter authorized), and except as may be otherwise provided by law, the holders of the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes. Each holder of Common Stock entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held. Whenever, under the provisions of these Articles of Incorporation or by virtue of any requirement of law, the holders of shares of the Preferred Stock of any series shall be entitled to vote at any meeting of stockholders or to otherwise consent to any action proposed to be taken, (x) if the shares of all such series of the Preferred Stock shall entitle the holders thereof to the same amount upon involuntary dissolution, liquidation or winding up of the Corporation, each such holder of the Preferred Stock of such series shall be entitled to one vote for each share of such stock held and (y) if otherwise, each holder of shares of all such series which entitle the holders thereof to the lowest amount in any such event shall be entitled to one vote for each share of such stock held and each holder of shares of each other of such series shall be entitled to such number of votes for each share of such stock held as shall result in the respective numbers of votes per share for all such series of the Preferred Stock being proportionate to the respective amounts payable on the shares of such series upon involuntary dissolution, liquidation or winding up of the Corporation.

     SECTION 10. The specific designations, preferences, limitations, restrictions and relative rights of the initial series of Preferred Stock of the Corporation are set forth in Appendix A to these Articles of Incorporation, and Appendix A shall be deemed to be incorporated in and part of these Articles of Incorporation. Series No. 1, 2 and 3 correspond to Series I, J and K, respectively, of the Preferred Stock of The Washington Water Power Company outstanding immediately prior to the time of effectiveness (the "Effective Time") of the merger of that corporation, together with Sierra Pacific Resources and Sierra Pacific Power Company, into the Corporation. Series No. 4, 5, 6 and 7 correspond to Series A, B, C and G, respectively, of the Preferred Stock, $50 par value, and Series No. 8 corresponds to Series No. 1 of the Class A Preferred Stock, no par value, of Sierra Pacific Power Company outstanding immediately prior to the Effective Time.


                                   ARTICLE VI

                               BOARD OF DIRECTORS

     SECTION 1. The members of the governing board of the Corporation shall be known as Directors.

     SECTION 2. The number of Directors of the Corporation shall be such number, not more than nineteen (19) nor less than nine (9), as shall be specified from time to time by the Board of Directors in the Bylaws.

     SECTION 3. (a) Commencing at the Effective Time, the terms of office of the Board of Directors shall be divided into three (3) classes, Class I, Class II and Class III, as determined by the Board of Directors of the Corporation. All classes shall be as nearly equal in number as practicable.

          (b)  The terms of office of directors shall be classified as follows:
(1) the term of Class I shall expire at the first Annual Meeting of Stockholders following the Effective Time, (2) the term of Class II shall expire at the second Annual Meeting of Stockholders following the Effective Time and (3) the term of Class III shall expire at the third Annual Meeting of Stockholders following the Effective Time. At each Annual Meeting of Stockholders after the Effective Time, Directors elected to succeed those Directors whose terms expire shall be identified as being of the same class of the Directors they succeed and shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

          (c) If the number of Directors constituting the Board of Directors has changed, any increase or decrease in Directors shall be apportioned among the classes so as to maintain all classes as nearly equal in number as practicable, but in no case shall a decrease in the number of Directors shorten the term of any incumbent Director.

          (d) The provisions of this Section 3 shall be subject, to the extent of any inconsistency herewith, to the provisions of Section 8(b) of Article V.

     SECTION 4. Subject to the provisions of Section 8(b) of Article V, any vacancy occurring in the Board of Directors, including without limitation a vacancy caused by an increase in the number of Directors, may be filled by the remaining Directors by not less than an eighty percent (80%) vote of the full Board of Directors (or by a unanimous vote of the remaining Directors if an eighty percent vote is not obtainable due to the number of vacancies). For purposes of these Articles of Incorporation, the "full Board of Directors" shall mean, at any time, the sum of the number of Directors then in office plus the number of vacancies, however created, then existing. Any Director so elected to fill a vacancy shall hold office until the expiration of the term of office for the class to which such Director is elected and until a successor shall have been elected and qualified.

     SECTION 5. Any Director may be removed from office at any time, but only by the affirmative votes of (a) stockholders representing not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock (as defined in Section 3 of Article VIII), voting together as a single class, and
(b) stockholders representing not less than a majority of the voting power of all outstanding shares of Voting Stock which are not beneficially owned by an Interested Stockholder (as hereinafter defined), voting together as a single class; provided, however, that

         (x) any Director may be removed from office at any time by the affirmative vote of stockholders representing not less than the minimum percentage specified by applicable law of the voting power of all outstanding shares of Voting Stock if such action is recommended and submitted to the stockholders for their consideration by the affirmative vote of eighty percent (80%) of the full Board of Directors;

         (y) any Director elected by holders of the Preferred Stock as contemplated in Section 8(b) of Article V may be removed only by the affirmative vote of stockholders of representing not less than minimum percentage specified by applicable law of the voting power of all outstanding shares of the Preferred Stock; and

         (z) stockholders shall not have the power under these Articles of
     Incorporation to remove   Directors without cause if and to the extent that
     the denial of such power is not prohibited by applicable law.

     SECTION 6. Any action required or permitted by these Articles of Incorporation to be taken by the Board of Directors of the Corporation may be taken by a duly authorized committee of the Board of Directors, except as otherwise required by these Articles of Incorporation, by the Bylaws of the Corporation or by law.

     SECTION 7. The names and addresses of the members of the Board of Directors in office on the effective date of the most recent restatement of these Articles of Incorporation are set forth in Appendix B hereto, and such Appendix B shall be deemed to be incorporated in and part of these Articles of Incorporation; provided, however, that such identification of the members of the Board of Directors in these Articles of Incorporation shall be required only if and so long as such identification is required by applicable law.


                                  ARTICLE VII

                                     BYLAWS

     SECTION 1. The Board of Directors shall have the power to adopt, amend, alter, change and repeal the Bylaws of the Corporation in accordance with the provisions thereof.

     SECTION 2. To the extent provided by applicable law, the stockholders shall have the power to adopt, amend, alter, change and repeal Bylaws of the Corporation; provided, however, that no such action by stockholders shall be effective unless, in addition to any affirmative vote required by applicable law, by any other provision of these Articles of Incorporation, by any provision of the Bylaws or otherwise, such action is approved by the affirmative votes of
(a) stockholders representing not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, and (b) stockholders representing not less than a majority of the voting power of all outstanding shares of Voting Stock which are not beneficially owned by an Interested Stockholder, voting together as a single class; provided, however, that the additional affirmative votes required by this Section 2 shall not be required for the adoption, amendment, alteration, change or repeal of any Bylaw by the stockholders, and such action may be taken upon such authorization and approval by stockholders as would otherwise be required, if (x) such action is recommended and submitted to the stockholders for their consideration by the affirmative vote of eighty percent (80%) of the Disinterested Directors and (y) at the time of such recommendation the Disinterested Directors constitute at least a majority of the full Board of Directors, excluding any Directors elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up.


                                  ARTICLE VIII

                              FAIR PRICE PROVISION

     SECTION 1. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article VIII:

     (a) any merger, consolidation, share exchange or other business combination of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such transaction would be, an Affiliate (as hereinafter defined) of an Interested Stockholder, or

     (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value equal to one percent (1%) or more of Consolidated Assets, or

     (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equal to one percent (1%) or more of Consolidated Assets, or

     (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder, or

     (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder,

shall require the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that the vote of a lower percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. The term "Business Combination" as used in this Article VIII shall mean any transaction which is referred to in any one or more of clauses (a) through (e) of this Section 1.

     SECTION 2. The provisions of Section 1 of this Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either clause (a) or clause (b) below are met:

     (a) The Business Combination shall have been approved by a majority of the Disinterested Directors; or

     (b) All of the following conditions shall have been met:

         (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

             (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
                  fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (x) within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;

             (B) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher; and

             (C) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to clause
                  (i)(B) above, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock.

         (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of each class of outstanding Voting Stock (other than Common Stock and Institutional Voting Stock [as hereinafter defined]) shall be at least equal to the highest of the following (it being intended that the requirements of this clause (ii) shall be required to be met with respect to every class of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

             (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
                  fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;

             (B) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

             (C) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

             (D) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to clause (ii)(C) above, multiplied by the ratio of
                  (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such class of Voting Stock.

      (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

        (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
             Combination:

             (A) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor full dividends (whether or not cumulative) on the outstanding shares of stock of all classes ranking prior as to dividends to the Common Stock;

             (B) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors; and

             (C) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

         (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

         (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     SECTION 3.  For the purposes of this Article VIII:

     The terms "Affiliate" and "Associate" have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect at the Effective Time.

     A person shall be deemed to be a "beneficial owner" of any Voting Stock:

     (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, or;

     (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

     (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

     For the purposes of determining whether a person is an Interested Stockholder the number of shares of Voting Stock deemed to be outstanding shall include all shares of which such person is the beneficial owner in accordance with the foregoing definition but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     The term "Consolidated Assets" shall mean, as of any time, the amount of the total assets of the Corporation and its consolidated subsidiaries as of the close of the most recent fiscal quarter of the Corporation, determined in accordance with generally accepted accounting principles.

     The term "Disinterested Director" means any member of the Board of Directors of the Corporation who is not an Interested Stockholder or an Affiliate, Associate or representative of an Interested Stockholder and (a) was a Director of the Corporation immediately prior to the time the Interested Stockholder became an Interested Stockholder or (b) is a successor to a Disinterested Director and is recommended or elected to succeed a Disinterested Director by a majority of the then Disinterested Directors. Whenever the holders of the shares of any class or series of capital stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up shall have the right, voting separately as a class or series, to elect one or more Directors of the Corporation, the term "Disinterested Director" shall not include any Director elected by the holders of shares of such class or series. As used with respect to (a) any particular transaction described in Section 1 of this Article VIII, (b) a determination of Fair Market Value in connection with any such transaction or (c) any determination or interpretation contemplated by Section 4 of this Article VIII with respect to any such transaction, the term "Disinterested Director" shall include all Directors who are Disinterested Directors with respect to any Interested Stockholder involved in such transaction. In all other cases, unless the context otherwise clearly requires, the term "Disinterested Director" shall mean only those Directors who are Disinterested Directors with respect to all persons who are then Interested Stockholders. Anything herein to the contrary notwithstanding, at any time when there is no Interested Stockholder, the term "Disinterested Director" shall mean any member of the Board of Directors, except as provided in the second sentence of this paragraph.

     The term "Fair Market Value" means (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock reported in the consolidated transaction reporting system, or, if such stock is not quoted in such system, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Disinterested Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

     The term "Institutional Voting Stock" shall mean any class of Voting Stock which was issued to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.

     The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

     (a) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

     (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

     (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

     The term "person" shall mean any individual, firm, corporation or other entity.

     The term "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested
- --------  -------
Stockholder set forth above, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

     The term "Voting Stock" shall mean the Common Stock and any other class of stock the holders of which are entitled generally to vote in the election of directors. The term "Voting Stock" shall not include the Preferred Stock or any other class of stock the holders of which are entitled to vote in the election of directors only in the event of a failure to pay dividends or upon the occurrence of some other specified event or circumstance.

     In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in clauses
(b)(i) and (b)(ii) of Section 2 of this Article VIII shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

     SECTION 4. The Disinterested Directors are authorized and empowered, by majority vote, to interpret all terms and provisions of these Articles of Incorporation and to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with any term or provision of these Articles of Incorporation, including without limitation (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person,

(c) whether a person is an Affiliate or Associate of another person, (d) whether a class of Voting Stock is Institutional Voting Stock and (e) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value equal to one percent (1%) or more of Consolidated Assets. Any such interpretation or determination made in good faith shall be conclusive and binding for all purposes of these Articles of Incorporation.

     Nothing contained in this Article VIII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.



                                   ARTICLE IX

                            LIMITATION OF LIABILITY
                              AND INDEMNIFICATION

     SECTION 1. No Director or officer of the Corporation shall have personal liability for damages for breach of fiduciary duty as a director or officer; provided, however, that nothing herein shall be deemed to eliminate or limit any liability which may not be so eliminated or limited under applicable law. No amendment, modification or repeal of this Section 1 shall eliminate or limit the protection afforded by this Section 1 to a Director or officer with respect to any act or omission occurring prior to the effective date thereof.

     SECTION 2. (a) The Corporation shall, to the fullest extent not prohibited by applicable law, indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (any such action, suit or proceeding hereinafter being referred to as an "Action"), whether civil, criminal, administrative, investigative or other, whether brought by or in the right of the Corporation or otherwise, by reason of the fact that such person is or was a Director or officer of the Corporation (or any predecessor corporation) or by reason of the fact that such person is or was serving at the request of the Corporation (or any predecessor corporation) as a Director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the Action; provided, however, that no such right of indemnification shall exist with respect to a proceeding brought by a Director or officer against the Corporation except as otherwise required by law.

          (b) The Corporation shall pay any expenses incurred by a Director or officer of the Corporation in defending such an Action as they are incurred and in advance of the final disposition of such Action, subject to such conditions as may be prescribed by applicable law.

          (c) The Corporation, by resolution of the Board of Directors, may extend the benefits of this Section 2 of Article IX to employees, agents and other representatives of the Corporation (each Director, officer, employee, agent and other representative entitled to benefits under this Section 2 being hereinafter sometimes called an "Indemnified Person").

          (d) All rights to indemnification and to the advancement of expenses granted under or pursuant to this Section 2 shall be deemed to arise out of a contract between the Corporation and each person who is an Indemnified Person at any time while this Section 2 is in effect and may be evidenced by a separate contract between the Corporation and each Indemnified Person; and such rights shall be effective in respect of all Actions commenced after the the date of the commencement of the corporate existence of the Corporation, whether arising from acts or omissions occurring before or after such date. No amendment, modification or repeal of this Section 2 shall affect any rights or obligations theretofore existing.

          (e) The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is an Indemnified Person against any liability asserted or expense incurred by such person in connection with any Action, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Article IX. Such other financial arrangements may include, without limitation, the creation of a trust fund, the establishment of a program of self-insurance, the grant of a security interest or other lien on any assets of the Corporation, or the establishment of a letter or credit, guaranty or surety, all to the extent not prohibited by applicable law. The Corporation's indemnity of any person who is an Indemnified Person shall be reduced by any amounts such person may collect with respect to such liability (i) under any policy of insurance purchased and maintained on his or her behalf by the Corporation or (ii) from any other entity or enterprise served by such person.

          (f) The right to indemnification and advancement of expenses provided for in this Section 2 (i) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification or advancement of expenses hereunder may be entitled under any agreement, bylaw provision, vote of stockholders or disinterested directors or otherwise, except as prohibited by applicable law and (ii) shall continue as to persons who have ceased to serve in the capacity in respect of which such person was an Indemnified Person and shall inure to the benefit of the heirs and legal representatives of such person.

          (g) The Board of Directors shall have the power and authority to make, alter, amend and repeal such procedural rules and regulations relating to indemnification and the advancement of expenses as it, in it discretion, may deem necessary or expedient in order to carry out the purposes of this Article IX, such rules and regulations, if any, to be set forth in the Bylaws of the Corporation or in a resolution of the Board of Directors.


                                   ARTICLE X

                                   AMENDMENTS

     SECTION 1. The Corporation reserves the right to amend, alter, change or delete any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed herein or by applicable law, and all rights conferred upon stockholders herein or as contemplated hereby are granted subject to such reservation.

     SECTION 2. In addition to any affirmative vote required by applicable law, by any other provision of these Articles of Incorporation or otherwise, any amendment, alteration, change or deletion of any provision contained or incorporated by reference in these Articles of Incorporation, or the adoption of any provision herein, in any bylaw or otherwise inconsistent with any such provision of these Articles of Incorporation, shall require the affirmative votes of (a) stockholders representing not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, and (b) stockholders representing not less than a majority of the voting power of all outstanding shares of Voting Stock which are not beneficially owned by any Interested Stockholder, voting together as a single class; provided, however, that the additional affirmative votes required by this Section 2 shall not be required for any such amendment, alteration, change, deletion or provision, and such action may be taken upon such authorization and approval by stockholders as would otherwise be required, if (x) it is recommended and submitted to the stockholders for their consideration by the affirmative vote of eighty percent (80%) of the Disinterested Directors and (y) at the time of such recommendation the Disinterested Directors constitute at least a majority of the full Board of Directors, excluding any Directors elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up.


                           _________________________



         IN WITNESS WHEREOF, the undersigned does hereby execute these Articles of Incorporation on _____________________, 1994.



                                       _________________________________________

                                                           APPENDIX A
                                                               TO
                                                   ARTICLES OF INCORPORATION
                                                               OF
                                               RESOURCES WEST ENERGY CORPORATION



                           SERIES OF PREFERRED STOCK


     SERIES NO. 1. There is hereby established Series No. 1 of the Preferred Stock of the Corporation which shall have, in addition to the general terms and characteristics of all of the authorized shares of Preferred Stock of the Corporation, the following distinctive terms and characteristics:

         (a) Such Series of the Preferred Stock of the Corporation shall consist of _______ shares and be designated as "$8.625 Preferred Stock, Series No. 1."

         (b) Such series shall have a dividend rate of $8.625 per share per annum; dividends shall be payable on March 15, June 15, September 15 and December 15 in each year, commencing on the first such date after the Effective Time (as defined in Section 10 of Article V of the Articles of Incorporation); and dividends shall be cumulative from the date next succeeding the last date through which accumulated dividends on the $8.625 Preferred Stock, Series I, of The Washington Water Power Company shall have been paid.

         (c) The shares of such series shall not be redeemable at the option of the Corporation except as set forth in subparagraph (e).

         (d) The amount payable upon the shares of such series in the event of dissolution, liquidation or winding up of the Corporation shall be $100 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date of such dissolution, liquidation or winding up.

         (e) (i) As and for a sinking fund for the redemption of shares of such series, on June 15, 1996 and each June 15 thereafter until all shares of such series shall have been retired, the Corporation shall redeem 100,000 shares of such series at the price of $100 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date fixed for redemption. The Corporation shall be entitled, at its option, on June 15, 1996 and each June 15 thereafter, to redeem up to 100,000 shares of such series, in addition to the shares otherwise required to be redeemed on such date, at $100 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date fixed for redemption; provided, however, that the option of the Corporation to so redeem up to 100,000 additional shares of such series on each such sinking fund redemption date shall not be cumulative and shall not reduce the sinking fund requirements of this subparagraph (e) in any subsequent year. In the case of any redemption pursuant to this subparagraph (e), the shares to be redeemed shall be selected by lot among the holders of the shares of said series then outstanding in such manner as the appropriate Officers of the Corporation shall determine to result in a random selection.

         (ii) The sinking fund requirement of the Corporation to redeem shares of such series pursuant to this subparagraph (e) shall be subject to any applicable restrictions of law and such redemption shall be made only out of funds legally available therefor.

         (iii) The sinking fund requirement of the Corporation to redeem shares of such series pursuant to this subparagraph (e) shall be cumulative. If at any time the Corporation shall not have satisfied in full the cumulative sinking fund requirement to redeem shares of such series, the Corporation shall not pay or declare and set apart for payment any dividends upon, or make any other distribution with respect to, or redeem, purchase or otherwise acquire any shares of, the Common Stock or any other class of stock ranking as to dividends and distributions of assets junior to the Preferred Stock.

         (iv) If at any time the Corporation shall not have satisfied in full the cumulative sinking fund requirement to redeem shares of such series pursuant to this subparagraph (e), and if at such time the Corporation shall be required pursuant to a sinking of similar fund to redeem or purchase shares of any other series of the Preferred Stock or any other class of stock ranking as to dividends and distributions of assets on a parity with the Preferred Stock, any funds of the Corporation legally available for the purpose shall be allocated among all such sinking or similar funds for series of the Preferred Stock and such parity stock in proportion to the respective amounts then required for the satisfaction thereof.

         (f) The shares of such series shall not, by their terms, be convertible.

         (g) There shall be no voting rights applicable to the shares of such series in addition to those set forth in Article V of the Articles of Incorporation.

                             _____________________


     SERIES NO. 2. There is hereby established Series No. 2 of the Preferred Stock of the Corporation which shall have, in addition to the general terms and characteristics of all of the authorized shares of Preferred Stock of the Corporation, the following distinctive terms and characteristics:

                                     PART I

         (a) Such series of the Preferred Stock of the Corporation shall consist of _____ shares and be designated as "Flexible Auction Preferred Stock, Series No. 2" (hereafter referred to as the "Auction Preferred Stock").

         (b) As used with respect to the Auction Preferred Stock, the following terms shall have the following meanings, whether used in the singular or plural, unless the context or use indicates another or different meaning or intent:

             "Affiliate" means any Person known to the Trust Company to be controlled by, in control of or under common control with the Corporation.

             "Applicable `AA' Composite Commercial Paper Rate" means, as of any date and with respect to any Dividend Period, (i) in the case of any Dividend Period having a term less than 70 days, the interest equivalent of the 60-day rate, (ii) in the case of any Dividend Period having a term 70 days or more but less than 85 days, the arithmetic average of the interest equivalents of the 60-day and 90-day rates, (iii) in the case of any Dividend Period having a term 85 days or more but not less than 120 days, the interest equivalent of the 90-day rate, (iv) in the case of any Dividend Period having a term of 120 days or more but less than 148 days, the arithmetic average of the interest equivalents of the 90-day and 180-day rates and (v) in the case of any Dividend Period having a term 148 days or more but less than or equal to 182 days, the interest equivalent of the 180-day rate, on commercial paper placed on behalf of corporate issuers the bonds of which are rated "AA" by Standard & Poor's or "Aa" by Moody's, or the equivalent of either or both of such ratings by such agencies or another rating agency, as such rates are made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day immediately preceding such date, or, in the event that the Federal Reserve Bank of New York does not make available any such rate, then the arithmetic average of the interest equivalents of such rates, as quoted on a discount basis or otherwise, by the Commercial Paper Dealers to the Trust Company for the close of business on the Business Day next preceding such date. If any Commercial Paper Dealer does not quote a rate required to determine the Applicable "AA" Composite Commercial Paper Rate, the Applicable "AA" Composite Commercial Paper Rate shall be determined on the basis of the quotation furnished by the remaining Commercial Paper Dealer. For the purpose of this definition, any arithmetic average shall be rounded to the nearest one-thousandth (.001) of one percent.

             "Applicable Rate" means the rate per annum in effect from time to time at which dividends on the Auction Preferred Stock are payable during Dividend Periods subsequent to the Initial Dividend Period, as provided in section (c)(ii) hereof.

             "Auction" means each periodic implementation of the Auction Procedures.

             "Auction Date" means the Business Day next preceding the first day of each Dividend Period after the Initial Dividend Period.

             "Auction Procedures" means the procedures for conducting Auctions set forth in Part II.

             "Business Day" means a day on which The New York Stock Exchange, Inc. is open for trading and which is not a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

             "Code" means the Internal Revenue Code of 1986, as amended.

             "Commercial Paper Dealer" means any commercial paper dealer, the principal office of which is located in New York City which is a nationally recognized leading dealer in the domestic commercial paper market and which is designated by the Corporation as a "Commercial Paper Dealer" in an instrument delivered to the Trust Company; provided that no such dealer may be an affiliate of the Corporation. On the Date of Original Issue, the Corporation shall designate two Commercial Paper Dealers. The Corporation may change any such designation, at any time and from time to time, in an instrument delivered to the Trust Company.

             "Corporation" means Resources West Energy Corporation, a corporation of the State of Nevada, or its successors.

             "Date of Original Issue" means the date of the Effective Time.

             "Designator" means any member of the National Association of Security Dealers which is a nationally recognized leading dealer in the domestic commercial paper market and a nationally recognized leading dealer in the market for obligations of the United States and which has entered into an agreement with the Corporation to perform the functions of the Designator specified herein, a copy of which shall have been delivered to the Trust Company.

             "Dividend Payment Date" has the meaning set forth in section
         (c)(i)(F) below.

             "Dividend Period" has the meaning set forth in section (c)(i)(G) below.

             "Dividend Period Days" has the meaning set forth in section
         (c)(i)(E) below.

             "Dividend Quarter" has the meaning set forth in section (c)(i)(F) below.

             "Dividend Rate" means the rate per annum in effect from time to time at which dividends on the Auction Preferred Stock are payable as provided in sections (c)(i) and (ii) hereof.

             "Dividends-Received Deduction" has the meaning set forth in section
         (c)(i)(D) below.

             "Effective Time" means the time of effectiveness of the merger with and into the Corporation of The Washington Water Power Company, Sierra Pacific Resources and Sierra Pacific Power Company.

             "Holder" means a Person in the name of which any shares of the Auction Preferred Stock are registered in the Stock Books of the Corporation.

             "Initial Dividend Payment Date" means the date specified as set forth in section (c)(i)(G) below.

             "Initial Dividend Period" has the meaning set forth in section
         (c)(i)(G) below.

             "Interest Equivalent" of a rate stated on a discount basis (a "discount rate") for commercial paper of a given days maturity means the quotient (rounded to the nearest one-thousandth (.001) of one percent (1%)) of (A) such discount rate divided by (B) the difference between (x) 1.00 and (y) a fraction the numerator of which shall be the product of the discount rate times the number of days in the original term of such commercial paper and the denominator of which shall be 360; and the "interest equivalent" of a rate stated on a basis other than a discount or interest basis for commercial paper shall be determined by the Trust Company in accordance with accepted financial practice after consultation with the Corporation.

             "Long-Term Dividend Period" means any Dividend Period designated by the Designator pursuant to section (c)(i)(H) below consisting of a number of days evenly divisible by 7 which is greater than 49 days (or such number of days as shall result from the adjustment set forth in section (c)(i)(E) hereof) but is not in excess of 182 days.

             "Market Conditions" means, as of the time of any designation by the Designator of a Long-Term Dividend Period, conditions prevailing generally in world financial markets including without limitation, to the extent relevant in the judgment of the Designator:

                  (i) the yield on Comparable Securities determined on the basis of (A) the periodic implementation of auction or other remarketing procedures at intervals of approximately the then current length of a Short-Term Dividend Period and (B) the periodic implementation of auction or other remarketing procedures at intervals approximately equal to, or the retirement of shares through a sinking or other fund producing an average life approximately equal to, the length of the Long-Term Dividend Period proposed to be designated;

                  (ii) the Dividend Rate on the Auction Preferred Stock for the
             Dividend Period during which such designation is made, the length of such Dividend Period and other results of the Auction next preceding such designation;

                  (iii) the financial condition and results of operations of the Corporation and economic, financial and other conditions in the electric and gas utility industries;

                  (iv) current and projected yields on, and current and
             projected market supply and demand for, (A) preferred stock the holders of which are entitled to the Dividends-Received Deduction (taking into consideration permanent fixed rate stock, stock subject to a sinking or other fund for the retirement thereof and stock subject to periodic auction or other remarketing procedures) and (B) short-term and long-term corporate and United States government obligations;

                  (v) other financial market indicators including without
             limitation (A) publicly available indices of yields on preferred stock and obligations described in clause (iv) above including any such indices regularly published by any entity acting as the Designator or a Broker-Dealer or a Commercial Paper Dealer and (B) rates on certificates of deposit, commercial bank prime or base rates, federal funds rates and interbank offered rates for United States dollar deposits in foreign financial centers; and

                  (vi) such other financial or statistical information as, in the judgment of the Designator, may be necessary, desirable or appropriate in determining whether or not a Long-Term Dividend Period should be designated in accordance with section (c)(i)(I) and, if so, the duration thereof.

         As used in this definition, "Comparable Securities" means preferred stock (x) the holders of which are entitled to the Dividends-Received Deduction and (y) which has the same "prevailing rating" (as such term is defined in the definition of the term "Rate Multiple") as the Auction Preferred Stock.

             "Maximum Applicable Rate" means, as of any date, a per annum rate equal to the product of the Applicable "AA" Composite Commercial Paper Rate as of such date multiplied by the Rate Multiple as of such date.

             "Minimum Holding Period" has the meaning set forth in section
         (c)(i)(D) below.

             "Moody's" means Moody's Investors Service, Inc., or its successor, so long as such agency (or successor) is in the business of rating securities of the type of the Auction Preferred Stock.

             "Nonpayment Event" has the meaning set forth in section (c)(ii) below.

             "Nonpayment Rate" has the meaning set forth in section (c)(ii) below.

             "Normal Dividend Payment Date" has the meaning set forth in section
         (c)(i)(A) below.

             "Notice of Long-Term Dividend Period" has the meaning set forth in section (c)(i)(H) below.

             "Notice of Revocation" has the meaning set forth in section
         (c)(i)(H) below.

             "Person" shall mean an individual, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.

             "Preferred Stock" means the shares of Preferred Stock without par value, of the Corporation authorized by Article V of the Restated Articles.

             "Rate Multiple " means, as of any date and with respect to shares of Auction Preferred Stock, the percentage set forth below opposite the prevailing rating of the Auction Preferred Stock in effect at the close of business on the Business Day immediately preceding such date:

                                                   Rate
                                                   ----
                        Prevailing Rating         Multiple
                        -----------------         --------

                        AA/aa or Above             110%
                        A/a                        125%
                        BBB/baa                    150%
                        BB/ba                      200%
                        Below BB/ba                250%

             For purposes of this definition, the "prevailing rating" of Auction Preferred Stock shall be (i) AA/aa or Above, if the Auction Preferred Stock has a rating of AA- or better by Standard & Poor's and aa3 or better by Moody's or the equivalent of both of such ratings by such agencies or a Substitute Rating Agency or Substitute Rating Agencies selected as provided below, (ii) if not AA/aa or Above, then A/a, if the Auction Preferred Stock has a rating of A- or better by Standard & Poor's and a3 or better by Moody's or the equivalent of both of such ratings by such agencies or a Substitute Rating Agency or Substitute Rating Agencies selected as provided below, (iii) if not AA/aa or Above or A/a, then BBB/baa, if the Auction Preferred Stock has a rating of BBB- or better by Standard & Poor's and baa3 or better by Moody's or the equivalent of both of such ratings by such agencies or a Substitute Rating Agency or Substitute Rating Agencies selected as provided below,
         (iv) if not AA/aa or Above, A/a or BBB/baa, then BB/ba, if the Auction Preferred Stock has a rating of BB- or better by Standard & Poor's and ba3 or better by Moody's or the equivalent of both of such ratings by such agencies or a Substitute Rating Agency or Substitute Rating Agencies as provided below, and (v) if not AA/aa or Above, A/a, BBB/baa or BB/ba, then Below BB/ba. The Corporation shall take all reasonable action necessary to enable Standard & Poor's and Moody's to provide a rating for the Auction Preferred Stock. If either Standard & Poor's or Moody's shall not make such a rating available, or neither Standard & Poor's nor Moody's shall make such a rating available, the Corporation shall select a nationally recognized statistical rating organization (as that term is used in the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) or two such organizations to act as Substitute Rating Agency or Substitute Rating Agencies, as the case may be.

             "Rating Agencies" means Moody's and Standard & Poor's.

             "Redemption Price" means, as of any date and with respect to a share of Auction Preferred Stock, an amount equal to the sum of (i) the amount payable upon such share in the event of liquidation as set forth in section (e) below and (ii) an amount equivalent to all accumulated and unpaid dividends on such share to but excluding such date.

             "Restated Articles" means the Restated Articles of Incorporation of the Corporation, as heretofore amended and restated.

             "Securities Depository" means the Depository Trust Company and its successors and assigns, or any other securities depository selected by the Corporation which agrees to follow the procedures required to be followed by such securities depository in connection with shares of Auction Preferred Stock.

             "Seven-Day Dividend Period" means a Dividend Period arising under the circumstances set forth in section (c)(i)(J) below.

             "Short-Term Dividend Period" has the meaning set forth in section
         (c)(i)(G) below.

             "Standard & Poor's" means Standard & Poor's Corporation, or its successor, so long as such agency (or successor) is in the business of rating securities of the type of the Auction Preferred Stock.

             "Stock Books" means the stock transfer books of the Corporation relating to the Auction Preferred Stock maintained by the Trust Company.

             "Substitute Rating Agency" means a nationally recognized statistical rating organization (as that term is used in the rules and regulations of the Securities Exchange Commission promulgated under the Securities Exchange Act of 1934) which is designated by the Corporation as a "Substitute Rating Agency" in an instrument delivered to the Trust Company, so long as such agency is in the business of rating securities of the type of the Auction Preferred Stock.

             "Trust Company" means Bankers Trust Company, unless or until another bank or trust company has been appointed as such by the Board of Directors of the Corporation.

         (c) (i) The rate of dividend per annum on such series of Preferred Stock is hereby fixed and determined at the Dividend Rate from time to time in effect as provided in subsection (ii) of this section (c). Dividends on such series of Preferred Stock shall be cumulative from the date next succeeding the last date through which accumulated dividends on Flexible Auction Preferred Stock, Series J, of The Washington Water Power Company shall have been paid.

                  (A) Dividends which accumulate during a Short-Term Dividend
             Period shall be payable commencing on the Initial Dividend Payment Date and thereafter, except as provided below in section (c)(i)(B), on each seventh Thursday following the preceding Dividend Payment Date. Dividends which accumulate during a Long-Term Dividend Period shall be payable, except as provided below in section
             (c)(i)(C), on the Business Day next succeeding the last day of such Long-Term Dividend Period and, if occurring prior to the last day of such Long-Term Dividend Period, on the first Thursday of the fourth calendar month after the commencement of such Long-Term Dividend Period. Dividends which accumulate during a Seven-Day Dividend Period occurring in connection with an Auction (whether or not held) pursuant to section (c)(i)(J) shall be payable, except as provided below in section (c)(i)(B), on the seventh day following the Dividend Payment Date next succeeding the date of such Auction (or, as the case may be, the date on which such Auction was to have been held). Each day on which dividends would be payable as determined as set forth in this subsection (A) but for the provisions set forth below in this section (c)(i) is referred to herein as a "Normal Dividend Payment Date."

                  (B) In the case of dividends payable on shares with a Short-
             Term Dividend Period or a Seven-Day Dividend Period, if:

                        (1)(x) the Securities Depository shall then make available to its members and participants the amounts due as dividends on shares of Auction Preferred Stock in next-day funds on the dates on which such dividends are payable and (y) a Normal Dividend Payment Date is not a Business Day, or the day next succeeding such Normal Dividend Payment Date is not a Business Day, then dividends shall be payable on the first Business Day preceding such Normal Dividend Payment Date that is next succeeded by a Business Day; or

                        (2)(x) the Securities Depository shall then make available to its members and participants the amounts due as dividends on shares of Auction Preferred Stock in immediately available funds on the dates on which such dividends are payable (and the Securities Depository shall have so advised the Trust Company) and (y) a Normal Dividend Payment Date is not a Business Day, then dividends shall be payable on the first Business Day following such Normal Dividend Payment Date.

                  (C) In the case of dividends payable on the shares with a Long-Term Dividend Period, if:

                        (1)(x) the Securities Depository shall then make available to its members and participants the amounts due as dividends on shares of Auction Preferred Stock in next-day funds on the dates on which such dividends are payable and (y) a Normal Dividend Payment Date is not a Business Day, or the day next succeeding such Normal Dividend Payment Date is not a Business Day, then dividends shall be payable on the first Business Day following such Normal Dividend Payment Date that is next succeeded by a Business Day; or

                        (2)(x) the Securities Depository shall then make available to its members and participants the amounts due as dividends on shares of Auction Preferred Stock in immediately available funds on the dates on which such dividends are payable (and the Securities Depository shall have so advised the Trust Company) and (y) a Normal Dividend Payment Date is not a Business Day, then dividends shall be payable on the first Business Day following such Normal Dividend Payment Date.

                  (D) Notwithstanding clauses (A), (B) and (C) above, if the date on which the dividends on the Auction Preferred Stock would be payable as determined as set forth in clauses (A), (B) or (C) above is a day that would result in the number of days between successive Auction Dates (determined by excluding the first Auction Date and including the second Auction Date) not being at least equal to the then current minimum holding period (which minimum holding period, as of November 1, 1990, is set forth in Section 246(c) of the Code) (the "Minimum Holding Period") required for taxpayers to be entitled to the dividends-received deduction on preferred stock held by non-affiliated corporations (which deduction, as of November 1, 1990, is allowed by Section 243(a) of the Code) ("Dividends-Received Deduction"), then, unless the second such Auction Date occurs on the Business Day next preceding the last day of a Seven-Day Dividend Period, dividends on such shares shall be payable, if either clause (B)(1) or (C)(1) above would be applicable, on the first Business Day following such date on which dividends would be so payable that is next succeeded by a Business Day or, if either clause (B)(2) or (C)(2) above would be applicable, on the first Business Day following such day on which dividends would be so payable, that in either case results in the number of days between such successive Auction Dates (determined as set forth above) being at least equal to the then current Minimum Holding Period.

                  (E) Notwithstanding clauses (A), (B), (C) and (D) above, in the event of a change in law altering the Minimum Holding Period, the period of time between Dividend Payment Dates shall, without further act, be automatically adjusted so that the number of days (such number of days, without giving effect to the provisions in sections (c)(i)(B) and (C), being hereinafter referred to as "Dividend Period Days") in Dividend Periods commencing after the date of such change in law shall equal the lowest multiple of seven which is not less than the then current Minimum Holding Period; provided, however, that the maximum number of Dividend Period Days shall in no event exceed 98; and provided, further, that this clause (E) shall not apply to a Seven-Day Dividend Period except to the extent that the Minimum Holding Period, as altered by such change in law, exceeds the aggregate number of Dividend Period Days in such Seven-Day Dividend Period and the next preceding Dividend Period. Upon any such change in the number of Dividend Period Days as a result of such a change in law, the Corporation shall mail notice of such change by first-class mail, postage prepaid, to the Trust Company and to each Holder at such Holder's address as the same appears on the Stock Books of the Corporation, to each Broker-Dealer and to the Designator and to the Securities Depository.

                  (F) Each date on which dividends on the shares shall be
             payable as determined as set forth above shall be referred to herein as a "Dividend Payment Date". The period from (and including) a Dividend Payment Date to (but excluding) the next succeeding Dividend Payment Date with respect to a Long-Term Dividend Period is herein referred to as a "Dividend Quarter." Although any particular Dividend Payment Date may not occur on the originally scheduled Normal Dividend Payment Date because of the foregoing provisions, each succeeding Dividend Payment Date shall be, subject to such provisions, the date determined as set forth in clause (A) above as if all preceding Dividend Payment Dates had occurred on their respective originally scheduled Normal Dividend Payment Dates.

                  (G) The Initial Dividend Payment Date for the Auction
             Preferred Stock shall be the first date after the date of Original Issue which would have been a "dividend payment date" for the Flexible Auction Preferred Stock, Series J, of The Washington Water Power Company had the Effective Time not occurred (the "Initial Dividend Payment Date"), and the Initial Dividend Period shall have a number of Dividend Period Days equal to the number of days from (and including) the Date of Original Issue to (but excluding) the Initial Dividend Payment Date (the "Initial Dividend Period"). After the Initial Dividend Period, each subsequent Dividend Period shall (except for the adjustments provided in clauses (B), (C) and (D) above) be 49 days (each such 49-day period, subject to any adjustment as a result of a change in law lengthening the Minimum Holding Period as provided in section (c)(i)(E) above, being referred to herein as a "Short-Term Dividend Period"), unless, as provided in section (c)(i)(H) below, the Designator designates any such subsequent Dividend Period as a Long-Term Dividend Period and unless, as provided in section (c)(i)(J) below, any Dividend Period shall be a Seven-Day Dividend Period (each such Short-Term Dividend Period, Long-Term Dividend Period and Seven-Day Dividend Period, together with the Initial Dividend Period, being referred to herein as a "Dividend Period"). After the Initial Dividend Period, each successive Dividend Period shall commence on, and include, a Dividend Payment Date and shall end (1) in the case of a Short-Term Dividend Period or a Seven-Day Dividend Period, on the day next preceding the next succeeding Dividend Payment Date and (2) in the case of a Long-Term Dividend Period, on the last day of the Long-Term Dividend Period specified by the Designator in the related Notice of Long-Term Dividend Period.

                  (H) In the event that the Designator shall, in accordance with the terms of section (c)(i)(I) below, designate any Dividend Period as a Long-Term Dividend Period, it shall give notice of such designation, stating the duration of such Long-Term Dividend Period, on or prior to the tenth day, but not earlier than the twentieth day, prior to the Auction Date next preceding the first day of such Dividend Period, by telephonic and written notice (a "Notice of Long-Term Dividend Period") to the Corporation, the Trust Company and the Securities Depository; provided, however, that after the initial Auction, such Notice of Long-Term Dividend Period shall be null and void and the designation of a Long-Term Dividend Period shall be of no force or effect unless Sufficient Clearing Bids were made in the Auction next preceding, and full cumulative dividends have been paid in full to the Dividend Payment Date next preceding, the date of such Notice of Long-Term Dividend. Any Notice of Long-Term Dividend Period maybe revoked by the Designator in its sole discretion on or prior to the third Business Day prior to the related Auction Date by telephonic and written notice (a "Notice of Revocation") to the Corporation, the Trust Company and the Securities Depository. If the Designator does not give a Notice of Long-Term Dividend Period with respect to any Dividend Period or gives a Notice of Revocation with respect thereto, each succeeding Dividend Period (subject to the exception stated in clause (J)(2) below) shall be a Short-Term Dividend Period. Unless a Notice of Revocation shall be duly and timely given with respect to a Notice of Long-Term Dividend Period or the provisions of clause (J) below shall be applicable, the term specified in any such Notice of Long-Term Dividend Period shall, except to the extent inconsistent with any other express provision herein, be conclusive and binding on the Corporation and the Holders of shares of Auction Preferred Stock with respect to the next succeeding Dividend Period.

                  (I) The Designator shall designate a Dividend Period as a
             Long-Term Dividend period of a specified duration if the Designator shall have concluded, in its sole judgment based upon its evaluation of Market Conditions, that the establishment of such Long-Term Dividend Period would minimize the cost of capital to the Corporation in respect of the Auction Preferred Stock for the duration of such designated Long-Term Dividend Period.

                  (J) In the event that (1) Sufficient Clearing Bids are not made in an Auction in respect of which a Notice of Long-Term Dividend Period shall have been given by the Designator in accordance with section (c)(i)(H) above, (x) the Dividend Period next succeeding such Auction shall, notwithstanding such Notice of Long-Term Dividend Period, be a period of 7 days commencing on the Dividend Payment Date next succeeding such Auction Date (a "Seven-Day Dividend Period") and (y) such Notice shall be null and void and the designation of a Long-Term Dividend Period shall be of no force or effect, and the Designator may not again give a Notice of Long-Term Dividend Period until Sufficient Clearing Bids have been made in a subsequent Auction with respect to a Short-Term Dividend Period, and (2) an Auction is not held on an Auction Date for any reason other than the discontinuation of Auctions due to the occurrence of a Nonpayment Event or the prior call for redemption of all the shares of Auction Preferred Stock then outstanding, the next succeeding Dividend Period shall be a Seven-Day Dividend Period. The Dividend Period next succeeding a Seven-Day Dividend Period shall be a Short-Term Dividend Period unless an Auction is not held on the Auction Date included within such Seven-Day Dividend Period for the reasons specified in clause
             (J)(2) above, in which case the next succeeding Dividend Period shall be a Seven-Day Dividend Period.

                  (K) Dividends on the Auction Preferred Stock, if any and to
             the extent declared, shall be paid on each Dividend Payment Date in funds available on such date. The Corporation shall on or prior to each Dividend Payment Date deposit with the Trust Company funds sufficient to pay dividends then payable on such Dividend Payment Date with irrevocable instructions to the Trust Company to make such payment to the Holders.

                  (L) Dividends on the Auction Preferred Stock, if and to the
             extent declared, shall be paid to the Holders thereof as such Holders' names appear on the Stock Books on the record date relating to each Dividend Payment Date, which shall be the opening of business on the Business Day immediately preceding such Dividend Payment Date.

             (ii) The Dividend Rate on the Auction Preferred Stock (A) for the Initial Dividend Period shall be the rate per annum which is in effect on the Flexible Auction Preferred Stock, Series J, of The Washington Water Power Company at the Effective Time and (B) for each subsequent Dividend Period shall be the Applicable Rate for such Dividend Period. The "Applicable Rate" for each such Dividend Period shall be the rate per annum determined pursuant to Part II below. Notwithstanding the foregoing, (1) in the event shares of Auction Preferred Stock are duly called for redemption, the Dividend Rate on such shares until the redemption date shall be the Applicable Rate in effect on the date the notice of redemption is given; (2) the Applicable Rate on the Auction Preferred Stock during any Seven-Day Dividend Period shall be (x) if such Seven-Day Dividend Period occurs pursuant to section (c)(i)(J)(1) above, the greatest of (I) the Maximum Applicable Rate for a Short-Term Dividend Period as of the Auction Date next preceding such Seven-Day Dividend Period, (II) the Maximum Applicable Rate for a Long-Term Dividend Period having a term equal to the term specified in the Notice of Long-Term Dividend Period given in respect of such Auction Date and
         (III) the Applicable Rate in effect for the Dividend Period during which such Auction Date occurred, and (y) if such Seven-Day Dividend Period occurs pursuant to section (c)(i)(J)(2) above, the Maximum Applicable Rate for a Short-Term Dividend Period as of the Auction Date next preceding such Seven-Day Dividend Period; and (3) in the event and during the continuance of any Nonpayment Event, (x) Auctions will be discontinued, (y) if the dividends in respect of which such Nonpayment Event occurred were to be paid in respect of, or the redemption in respect of which such Nonpayment Event occurred was to have occurred on a redemption date during, a Long-Term Dividend Period, such Long-Term Dividend Period shall cease and a Short-Term Dividend Period shall be deemed to have commenced on the Dividend Payment Date or redemption date, as the case may be, in respect of which such Nonpayment Event occurred, and (z) the Applicable Rate on the Auction Preferred Stock for each succeeding Short-Term Dividend Period (including without limitation a Short-Term Dividend Period which occurs pursuant to clause (y) above) shall be the Nonpayment Rate. With respect to any Nonpayment Event, the "Nonpayment Rate" shall be the higher of (I) 250% of the Applicable "AA" Composite Commercial Paper Rate as of the Business Day next preceding the date on which such Nonpayment Event occurred and (II)(x) if such Nonpayment Event first occurred by reason of nonpayment of dividends, the Applicable Rate in effect for the Dividend Period in respect of which such Nonpayment Event first occurred or (y) if such Nonpayment Event first occurred by reason of nonpayment of the Redemption Price of shares called for redemption, the Applicable Rate in effect on the date the notice of redemption is given. For purposes of the foregoing, a "Nonpayment Event" shall be deemed to occur upon the nonpayment by the Corporation to the Trust Company (aa) on any Dividend Payment Date, of the full amount of any dividends accumulated and unpaid on the Auction Preferred Stock to such Dividend Payment Date or (bb) on any redemption date, of the full amount of the Redemption Price to be paid on such redemption date for any share with respect to which a notice of redemption has been given. Notwithstanding the foregoing, a Nonpayment Event shall be deemed not to have occurred if on or prior to the first Business Day next succeeding any such nonpayment, the Corporation shall have paid to the Trust Company (I) in the case of a nonpayment of dividends, the full amount of the dividends accumulated and unpaid on the Auction Preferred Stock to the Dividend Payment Date in respect of which such nonpayment occurred or (II) in the case of a nonpayment of the Redemption Price, the full amount of the aggregate Redemption Price of all shares with respect to which the notice of redemption was given. A Nonpayment Event shall continue until there shall occur an Auction Date on which the full amount of all dividends payable on each Dividend Payment Date prior to such Auction Date, and the full amount of any Redemption Price then or theretofore due, shall have been paid to the Trust Company, and thereupon Auctions shall be resumed on such Auction Date on the terms stated herein for Dividend Periods commencing after such Auction Date.

         The amount of dividends per share of the Auction Preferred Stock payable for each Dividend Period (or for each Dividend Quarter during any Long-Term Dividend Period) shall be computed by multiplying the Dividend Rate for each Dividend Period by a fraction, the numerator of which shall be the number of days in the Dividend Period (or Dividend Quarter, as the case may be) such share was outstanding and the denominator of which shall be 360 and multiplying the amount so obtained by $100,000.

         (d) The shares of such series may, at the option of the Corporation, be redeemed, as a whole or in part on the last Dividend Payment Date in respect of any Dividend Period, at the Redemption Price payable on the date of such redemption. In the event of redemption of less than all the outstanding shares of Auction Preferred Stock, the shares to be redeemed shall be selected by lot among the Holders of the shares of such series then outstanding in such manner as the appropriate Officers of the Corporation shall determine to result in a random selection. The shares of such series shall not be redeemable at the option of the Corporation except as set forth in this section (d).

         (e) The amount payable upon the shares of such series in the event of dissolution, liquidation or winding up of the Corporation shall be $100,000 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date of such dissolution, liquidation or winding up.

         (f) There shall be no sinking fund provisions for the redemption or purchase of the shares of such series.

         (g) The shares of such series shall not, by their terms, be convertible.

         (h) There shall be no voting rights applicable to the shares of such series in addition to those set forth in Article V of the Articles of Incorporation.

                                    PART II

         (a) Certain Definitions. Capitalized terms not defined in this Part II shall have the respective meanings specified in Part I above. As used in this Part II, the following terms shall have the following meanings, unless the context otherwise requires:

             (i) "Affiliate" shall mean any Person known to the Trust Company to be controlled by, in control of or under common control with the Corporation.

             (ii) "Agent Member" shall mean the member of or participant in the Securities Depository that will act on behalf of a Bidder and is identified as such in such Bidder's Master Purchaser's Letter.

             (iii) "Auction" shall mean the periodic implementation of the procedures set forth in this Part II.

             (iv) "Auction Date" shall mean the Business Day next preceding the first day of each Dividend Period after the Initial Dividend Period.

             (v) "Auction Preferred Stock" shall mean shares of Flexible Auction Preferred Stock, Series J, of the Corporation subject to an Auction on any Auction Date.

             (vi) "Available Auction Preferred Stock" shall have the meaning specified in section (d)(i) below.

             (vii) "Bid" shall have the meaning specified in section (b)(i) below.

             (viii) "Bidder" shall have the meaning specified in section (b)(i) below.

             (ix)  "Bid Excess" shall have the meaning specified in section
         (c)(iv)(B)(1) below.

             (x) "Broker-Dealer" shall mean any broker-dealer or other entity permitted by law to perform the functions required of a Broker-Dealer in this Part II that has been selected by the Corporation to perform such functions and has entered into a Broker-Dealer Agreement with the Trust Company that remains effective.

             (xi) "Broker-Dealer Agreement" shall mean an agreement between the Trust Company and a Broker-Dealer pursuant to which such Broker-Dealer agrees to follow the procedures specified in this Part II.

             (xii) "Existing Holder," when used with respect to shares of Auction Preferred Stock, shall mean a Person who has signed a Master Purchaser's Letter and is listed as the beneficial owner of such shares of Auction Preferred Stock in the records of the Trust Company.

             (xiii)  "Hold Order" shall have the meaning specified in section
         (b)(i) below.

             (xiv) "Master Purchaser's Letter" shall mean a letter addressed to the Corporation, the Trust Company, a Broker-Dealer and others in which a Person agrees, among other things, to offer to purchase, purchase, offer to sell and/or sell shares of Auction Preferred Stock as set forth in this Part II.

             (xv) "Order" shall have the meaning specified in section (b)(i) below.

             (xvi) "Outstanding" shall, for purposes of this Part II, mean, as of any date, shares of Auction Preferred Stock theretofore issued by the Corporation except, without duplication, (A) any shares of Auction Preferred Stock theretofore canceled or delivered to the Trust Company for cancellation, or redeemed by the Corporation or as to which a notice of redemption shall have been given by the Corporation, (B) any shares of Auction Preferred Stock as to which the Corporation or any Affiliate thereof (other than an Affiliate which is a Broker-Dealer) shall be an Existing Holder and (C) any shares of Auction Preferred Stock represented by any certificate in lieu of which a new certificate has been executed and delivered by the Corporation.

             (xvii) "Person" shall mean and include an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

             (xviii) "Potential Holder" shall mean any Person, including any Existing Holder, (A) who shall have executed a Master Purchaser's Letter and (B) who may be interested in acquiring shares of Auction Preferred Stock (or, in the case of an Existing Holder, additional shares of Auction Preferred Stock).

             (xix) "Securities Depository" shall mean The Depository Trust Company and its successors and assigns or any other securities depository selected by the Corporation which agrees to follow the procedures required to be followed by such securities depository in connection with shares of Auction Preferred Stock.

             (xx)  "Sell Excess" shall have the meaning specified in section
         (c)(iv)(C)(1) below.

             (xxi)  "Sell Order" shall have the meaning specified in section
         (b)(i) below.

             (xxii) "Submission Deadline" shall mean 12:30 p.m., New York City time, on any Auction Date or such other time on any Auction Date by which Broker-Dealers are required to submit Orders to the Trust Company as specified by the Trust Company with the consent of the Company from time to time.

             (xxiii) "Submitted Bid" shall have the meaning specified in section (d)(i) below.

             (xxiv) "Submitted Hold Order" shall have the meaning specified in section (d)(i) below.

             (xxv) "Submitted Order" shall have the meaning specified in section (d)(i) below.

             (xxvi) "Submitted Sell Order" shall have the meaning specified in section (d)(i) below.

             (xxvii) "Sufficient Clearing Bids" shall have the meaning specified in section (d)(i) below.

             (xxviii) "Winning Bid Rate" shall have the meaning specified in section (d)(i) below.

         (b) Orders by Existing Holders and Potential Holders.

             (i)  Prior to the Submission Deadline on each Auction Date:

                  (A) each Existing Holder may submit to a Broker-Dealer
             information as to:

                        (1) the number of Outstanding shares, if any, of Auction Preferred Stock held by such Existing Holder which such Existing Holder desires to continue to hold without regard to the Applicable Rate for the next succeeding Dividend Period;

                        (2) the number of Outstanding shares, if any, of Auction Preferred Stock that such Existing Holder desires to continue to hold, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Existing Holder; and/or

                        (3) the number of Outstanding shares, if any, of Auction Preferred Stock held by such Existing Holder which such Existing Holder offers to sell without regard to the Applicable Rate for the next succeeding Dividend Period; and

                  (B) each Broker-Dealer, using a list of Potential Holders that shall be maintained by such Broker-Dealer in good faith for the purpose of conducting a competitive Auction, shall contact Potential Holders, including Persons that are not Existing Holders, on such list to determine the number of shares, if any, of Auction Preferred Stock that each such Potential Holder offers to purchase, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Potential Holder.

             For the purposes hereof, the communication to a Broker-Dealer of the information referred to in this section (b)(i) is hereinafter referred to as an "Order" and each Existing Holder and each Potential Holder placing an Order is hereinafter referred to as a "Bidder"; an Order containing the information referred to in clause (A)(1) of this section (b)(i) is hereinafter referred to as a "Hold Order"; an Order containing the information referred to in clause (A)(2) or (B) of this section (b)(i) is hereinafter referred to as a "Bid"; and an Order containing the information referred to in clause (A)(3) of this section
         (b)(i) is hereinafter referred to as a "Sell Order."

         (ii) (A) A Bid by an Existing Holder shall constitute an irrevocable offer to sell:

                  (1) the number of Outstanding shares of Auction Preferred Stock specified in such Bid if the Applicable Rate determined on such Auction Date shall be less than the rate per annum specified in such Bid;

                  (2) the number of Outstanding shares of Auction Preferred Stock specified in such Bid or a lesser number of Outstanding shares of Auction Preferred Stock to be determined as set forth in section (e)(i)(D) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified in such Bid; or

                  (3) the number of Outstanding shares of Auction Preferred Stock specified in such Bid or a lesser number of Outstanding shares of Auction Preferred Stock to be determined as set forth in section (e)(ii)(C) if the rate per annum specified in such Bid shall be higher than the Maximum Applicable Rate and Sufficient Clearing Bids do not exist.

             (B) A Sell Order by an Existing Holder shall constitute an irrevocable offer to sell:

                  (1) the number of Outstanding shares of Auction Preferred Stock specified in such Sell Order; or

                  (2) the number of Outstanding shares of Auction Preferred Stock specified in such Sell Order or a lesser number of Outstanding shares of Auction Preferred Stock to be determined as set forth in section (e)(ii)(C) if Sufficient Clearing Bids do not exist.

             (C) A Bid by a Potential Holder shall constitute an irrevocable offer to purchase:

                  (1) the number of Outstanding shares of Auction Preferred Stock specified in such Bid if the Applicable Rate determined on such Auction Date shall be higher than the rate per annum specified in such Bid; or

                  (2) the number of Outstanding shares of Auction Preferred Stock specified in such Bid or a lesser number of Outstanding Shares of Auction Preferred Stock to be determined as set forth in section (e)(i)(E) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified in such Bid.

             (iii) On each Auction Date, the Trust Company will determine the Applicable "AA" Composite Commercial Paper Rate, and the Maximum Applicable Rate and will notify each Broker-Dealer of each such rate not later than 9:30 A.M., New York City time on such Auction Date (or such other time on such Auction Date as specified by the Trust Company).

         (c) Submission of Orders by Broker-Dealers to Trust Company.

             (i) Each Broker-Dealer shall submit in writing to the Trust Company prior to the Submission Deadline on each Auction Date all Orders obtained by such Broker-Dealer and shall specify with respect to each Order:

                  (A)  the name of the Bidder placing such Order;

                  (B) the aggregate number of shares of Auction Preferred Stock that are the subject of such Order;

                  (C)  to the extent that such Bidder is an Existing Holder:

                        (1) the number of shares, if any, of Auction Preferred Stock subject to any Hold Order placed by such Existing Holder;

                        (2) the number of shares, if any, of Auction Preferred Stock subject to any Bid placed by such Existing Holder and the rate specified in such Bid; and

                        (3) the number of shares, if any, of Auction Preferred Stock subject to any Sell Order placed by such Existing Holder; and

                  (D) to the extent that such Bidder is a Potential Holder, the rate and the number of shares of Auction Preferred Stock specified in such Potential Holder's Bid.

             (ii) If any rate specified in any Bid contains more than three figures to the right of the decimal point, the Trust Company shall round such rate up to the next higher one thousandth (.001) of 1%.

             (iii) If an Order or Orders covering all of the Outstanding shares of Auction Preferred Stock held by an Existing Holder is not submitted to the Trust Company prior to the Submission Deadline, the Trust Company shall deem a Hold Order to have been submitted on behalf of such Existing Holder covering the number of Outstanding shares of Auction Preferred Stock held by such Existing Holder and not subject to Orders submitted to the Trust Company.

     (iv) If one or more Orders submitted by an Existing Holder covering in the aggregate more than the number of Outstanding shares of Auction Preferred Stock held by an Existing Holder are submitted to the Trust Company, such Orders shall be considered valid as follows and in the following order of priority:

                  (A) any Hold Order submitted on behalf of such Existing Holder shall be considered valid up to and including the number of Outstanding shares of Auction Preferred Stock held by such Existing Holder; provided that if more than one Hold Order is submitted on behalf of such Existing Holder and the number of shares of Auction Preferred Stock subject to such Hold Orders exceeds the number of Outstanding shares of Auction Preferred Stock held by such Existing Holder, the number of shares of Auction Preferred Stock subject to such Hold Orders shall be reduced pro rata so that such Hold Orders shall cover the number of Outstanding shares of Auction Preferred Stock held by such Existing Holder.

                  (B)(1) any Bid shall be considered valid up to and including the excess (the "Bid Excess") of the number of Outstanding shares of Auction Preferred Stock held by such Existing Holder over the number of shares of Auction Preferred Stock subject to Hold Orders referred to in section (c)(iv)(A); and

                  (2) subject to clause (1) above, if more than one Bid with the same rate is submitted on behalf of such Existing Holder and the number of Outstanding shares of Auction Preferred Stock subject to such Bids is greater than the Bid Excess, the number of shares of Auction Preferred Stock subject to such Bids shall be reduced pro rata so that such Bids shall cover the number of shares of Auction Preferred Stock equal to the Bid Excess; and

                  (3) subject to clause (1) above, if more than one Bid with different rates is submitted on behalf of such Existing Holder, such Bids shall be considered valid in the ascending order of their respective rates up to and including the Bid Excess, and in any such event the number, if any, of such Outstanding shares subject to Bids not valid under this clause (B) shall be treated as the subject of a Bid by a Potential Holder; and

                  (C)(1) any Sell Order shall be considered valid up to and including the excess (the "Sell Excess") of the number of Outstanding shares of Auction Preferred Stock held by such Existing Holder over the number of shares of Auction Preferred Stock subject to Hold Orders referred to in section (c)(iv)(A) and Bids referred to in section (c)(iv)(B); and

                  (2) subject to clause (1) above, if more than one Sell Order is submitted on behalf of such Existing Holder and the number of Outstanding shares of Auction Preferred Stock subject to such Sell Orders is greater than the Sell Excess, the number of shares of Auction Preferred Stock subject to such Sell Orders shall be reduced pro rata so that such Sell Orders shall cover the number of shares of Auction Preferred Stock equal to the Sell Excess.

             (v) If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate and number of shares of Auction Preferred Stock therein specified.

         (d) Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate.

             (i) Not earlier than the Submission Deadline on each Auction Date, the Trust Company shall assemble all Orders submitted or deemed submitted to it by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Hold Order," a "Submitted Bid," or a "Submitted Sell Order," as the case may be, or as a "Submitted Order") and shall determine:

                  (A) the excess of the total number of Outstanding shares of Auction Preferred Stock over the number of Outstanding shares of Auction Preferred Stock that are the subject of Submitted Hold Orders (such excess being hereinafter referred to as the "Available Auction Preferred Stock");

                  (B) from the Submitted Orders whether the number of Outstanding shares of Auction Preferred Stock that are the subject of Submitted Bids by Potential Holders specifying one or more rates equal to or lower than the Maximum Applicable Rate exceeds or is equal to the sum of:

                        (x) the number of Outstanding shares of Auction Preferred Stock that are the subject of Submitted Bids by Existing Holders specifying one or more rates higher than the Maximum Applicable Rate; and

                        (y) the number of Outstanding shares of Auction Preferred Stock that are subject to Submitted Sell Orders (if such excess or such equality exists (other than because the number of shares of Auction Preferred Stock in clauses (x) and
                  (y) is each zero because all of the Outstanding shares of Auction Preferred Stock are the subject of Submitted Hold Orders),such Submitted Bids by Potential Holders being hereinafter referred to collectively as "Sufficient Clearing Bids"); and

                  (C) if Sufficient Clearing Bids exist, the lowest rate specified in the Submitted Bids (the "Winning Bid Rate") which if the Trust Company accepted:

                        (1) each Submitted Bid from Existing Holders specifying such lowest rate and all other Submitted Bids from Existing Holders specifying rates lower than such lowest rate, and

                        (2) each Submitted Bid from Potential Holders specifying such lowest rate and all other Submitted Bids from Potential Holders specifying rates lower than such lowest rate,

         would result in such Existing Holders continuing to hold an aggregate number of Outstanding shares of Auction Preferred Stock that, when added to the number of

         Outstanding shares of Auction Preferred Stock to be purchased by such Potential Holders, would equal not less than the Available Auction Preferred Stock.

             (ii) Promptly after the Trust Company has made the determinations pursuant to section (d)(i), the Trust Company shall advise the Corporation of the Applicable Rate for the next succeeding Dividend Period as follows:

                  (A) if Sufficient Clearing Bids exist, that the Applicable Rate for the next succeeding Dividend Period shall be equal to the Winning Bid Rate so determined;

                  (B) if Sufficient Clearing Bids do not exist (other than because all of the Outstanding shares of Auction Preferred Stock are the subject of Submitted Hold Orders), then (a) if the Designator has not given a Notice of Long-Term Dividend Period with respect to the next succeeding Dividend Period or has given a Notice of Revocation with respect thereto, that the Applicable Rate for such next succeeding Dividend Period will be the Maximum Applicable Rate on the Auction Date for a Short-Term Dividend Period and (b) if the Designator has given a Notice of Long-Term Dividend Period with respect to the next succeeding Dividend Period and has not given a Notice of Revocation with respect thereto, that such next succeeding Dividend Period will, notwithstanding such Notice of Long-Term Dividend Period, be a Seven-Day Dividend Period, and that the Applicable Rate for such next succeeding Dividend Period will be the greatest of (1) the Maximum Applicable Rate on the Auction Date for a Short-Term Dividend Period, (2) the Maximum Applicable Rate on the Auction Date for a Long-Term Dividend Period having a number of Dividend Period Days equal to the number of Dividend Period Days specified in such Notice of Long-Term Dividend Period, and (3) the dividend rate in effect for the Dividend Period during which such Auction occurred; or

                  (C) if all of the Outstanding shares of Auction Preferred Stock are the subject of Submitted Hold Orders, that the Applicable Rate for the next succeeding Dividend Period shall be equal to 58% of the Applicable "AA" Composite Commercial Paper Rate in effect on such Auction Date.

         (e) Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares. Existing Holders shall continue to hold shares of Auction Preferred Stock that are the subject of Submitted Hold Orders and, based on the determinations made pursuant to section (d)(i), the Submitted Bids and the Submitted Sell Orders shall be accepted or rejected and the Trust Company shall take such other action as set forth below:

             (i) If Sufficient Clearing Bids have been made, subject to the provisions of section (e)(iii), Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected:

                  (A) the Submitted Sell Orders of Existing Holders shall be accepted and the Submitted Bid of each of the Existing Holders specifying any rate that is higher than the Winning Bid Rate shall be rejected, thus requiring each such Existing Holder to sell the shares of Auction Preferred Stock that are the subject of such Submitted Bid;

                  (B) the Submitted Bid of each of the Existing Holders
             specifying any rate that is lower than the Winning Bid Rate shall be accepted, thus entitling each such Existing Holder to continue to hold the shares of Auction Preferred Stock that are the subject of such Submitted Bid;

                  (C) the Submitted Bid of each of the Potential Holders specifying any rate that is lower than the Winning Bid Rate shall be accepted;

                  (D) the Submitted Bid of each of the Existing Holders specifying a rate that is equal to the Winning Bid Rate shall be accepted, thus entitling each such Existing Holder to continue to hold the shares of Auction Preferred Stock that are the subject of such Submitted Bid, unless the number of Outstanding shares of Auction Preferred Stock subject to all such Submitted Bids shall be greater than the number of shares of Auction Preferred Stock ("remaining shares") equal to the excess of the Available Auction Preferred Stock over the number of shares of Auction Preferred Stock subject to Submitted Bids described in sections (e)(i)(B) and
             (e)(i)(C), in which event the Submitted Bids of each such Existing Holder shall be rejected and each such Existing Holder shall be required to sell shares of Auction Preferred Stock, but only in an amount equal to the difference between (1) the number of Outstanding shares of Auction Preferred Stock then held by such Existing Holder subject to such Submitted Bid and (2) the number of shares of Auction Preferred Stock obtained by multiplying (x) the number of remaining shares by (y) a fraction, the numerator of which shall be the number of Outstanding shares of Auction Preferred Stock held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the sum of the number of Outstanding shares of Auction Preferred Stock subject to such Submitted Bids made by all such Existing Holders that specified a rate equal to the Winning Bid Rate; and

                  (E) the Submitted Bid of each of the Potential Holders specifying a rate that is equal to the Winning Bid Rate shall be accepted, but only in an amount equal to the number of shares of Auction Preferred Stock obtained by multiplying the difference between the Available Auction Preferred Stock and the number of shares of Auction Preferred Stock subject to Submitted Bids described in sections (e)(i)(B), (e)(i)(C) and (e)(i)(D) by a fraction, the numerator of which shall be the number of Outstanding shares of Auction Preferred Stock subject to such Submitted Bid and the denominator of which shall be the sum of the number of Outstanding shares of Auction Preferred Stock subject to such Submitted Bids made by all such Potential Holders that specified rates equal to the Winning Bid Rate.

             (ii) If Sufficient Clearing Bids have not been made (other than because all of the Outstanding shares of Auction Preferred Stock are subject to Submitted Hold Orders in an Auction relating to a Short-Term Dividend Period), subject to the provisions of sections (e)(iii) and
         (e)(iv), Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

                  (A) the Submitted Bid of each Existing Holder specifying any rate that is equal to or lower than the Maximum Applicable Rate shall be accepted thus entitling such Existing Holder to continue to hold the shares of Auction Preferred Stock that are the subject of such Submitted Bid;

                  (B) the Submitted Bid of each Potential Holder specifying any rate that is equal to or lower than the Maximum Applicable Rate shall be accepted, thus requiring such Potential Holder to purchase the shares of Auction Preferred Stock that are the subject of such Submitted Bid; and

                  (C) the Submitted Bids of each Existing Holder specifying any rate that is higher than the Maximum Applicable Rate shall be rejected and the Submitted Sell Orders of each Existing Holder shall be accepted, in both cases only in an amount equal to the difference between (1) the number of Outstanding shares of Auction Preferred Stock then held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and (2) the number of shares of Auction Preferred Stock obtained by multiplying (x) the difference between the Available Auction Preferred Stock and the aggregate number of shares of Auction Preferred Stock subject to Submitted Bids described in sections (e)(ii)(A) and (e)(ii)(B) by
             (y) a fraction, the numerator of which shall be the number of Outstanding shares of Auction Preferred Stock held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the number of Outstanding shares of Auction Preferred Stock subject to all such Submitted Bids and Submitted Sell Orders.

             (iii)  If, as a result of the procedures described in section
         (e)(i) or (e)(ii), any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of Auction Preferred Stock on any Auction Date, the Trust Company shall, in such manner as, in its sole discretion, it shall determine, round up or down the number of shares of Auction Preferred Stock to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date so that the number of shares purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be whole shares of Auction Preferred Stock.

             (iv)  If, as a result of the procedures described in section
         (e)(i), any Potential Holder would be entitled or required to purchase less than a whole share on any Auction Date, the Trust Company shall, in such manner as, in its sole discretion, it shall determine, allocate shares for purchase among Potential Holders so that only whole shares are purchased on such Auction Date by any Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing shares on such Auction Date.

             (v) If Sufficient Clearing Bids have not been made (other than because all of the Outstanding shares of Auction Preferred Stock are subject to Submitted Hold Orders) in an Auction relating to a Long-Term Dividend Period, all Submitted Bids and all Submitted Sell Orders shall be rejected, thus requiring each Existing Holder to continue to hold the shares of Auction Preferred Stock held by such Existing Holder immediately prior to such Auction.

             (vi) If all of the Outstanding shares of Auction Preferred Stock are the subject of Submitted Hold Orders, all Submitted Bids shall be rejected.

            (vii) Based on the results of each Auction, the Trust Company shall determine the aggregate number of shares of Auction Preferred Stock to be purchased and the aggregate number of shares of Auction Preferred Stock to be sold by Potential Holders and Existing Holders on whose behalf each Broker-Dealer submitted Bids or Sell Orders, and, with respect to each Broker-Dealer, to the extent that such aggregate number of shares to be purchased and such aggregate number of shares to be sold differ, determine to which other Broker-Dealer or Broker-Dealers acting for one or more purchasers such Broker-Dealer shall deliver, or from which other Broker-Dealer or Broker-Dealers acting for one or more sellers such Broker-Dealer shall receive, as the case may be, shares of Auction Preferred Stock.

         (f) Miscellaneous (i) The Board of Directors may interpret the provisions of this Part II to resolve any inconsistency or ambiguity which may arise or be revealed in connection with the Auction Procedures provided for herein and their interpretation shall be binding, (ii) an Existing Holder (A) may sell, transfer or otherwise dispose of shares of Auction Preferred Stock only pursuant to a Bid or Sell Order in accordance with the procedures described in this Part II to or through a Broker-Dealer or to a Person that has delivered a signed copy of a Master Purchaser's Letter to the Trust Company, provided that in the case of all transfers other than pursuant to Auctions such Existing Holder, its Broker-Dealer or its Agent Member advises the Trust Company of such transfer, and (B) shall have the beneficial ownership of the shares of Auction Preferred Stock held by it maintained in book-entry form by the Securities Depository in the account of its Agent Member, which in turn will maintain records of such Existing Holder's beneficial ownership. The Company and its Affiliates shall not submit any Order in any Auction except as set forth in the next sentence. Any Broker-Dealer that is an affiliate of the Company may submit Orders in Auctions but only if such Orders are not for its own account, except that if such affiliated Broker-Dealer holds shares of Auction Preferred Stock for its own account, it must submit a Sell Order in the next Auction with respect to such shares of Auction Preferred Stock.

         (g) Headings of Subdivisions. The headings of the various subdivisions of this Part II are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.


                             _____________________


     SERIES NO. 3. There is hereby established Series No. 3 of the Preferred Stock of the Corporation which shall have, in addition to the general terms and characteristics of all of the authorized shares of Preferred Stock of the Corporation, the following distinctive terms and characteristics:

         (a) Such series of the Preferred Stock of the Corporation shall consist of ______ shares and be designated as "$6.95 Preferred Stock, Series No. 3."

         (b) Such series shall have a dividend rate of $6.95 per share per annum; dividends shall be payable on March 15, June 15, September 15 and December 15 in each year, commencing on the first such date after the Effective Time (as defined in Section 10 of Article V of the Articles of Incorporation); and dividends shall be cumulative from the date next succeeding the last date through which accumulated dividends on the $6.95 Preferred Stock, Series K, of The Washington Water Power Company shall have been paid.

         (c) The shares of such series shall not be redeemable at the option of the Corporation except as set forth in subparagraph (e).

         (d) The amount payable upon the shares of such series in the event of dissolution, liquidation or winding up of the Corporation shall be $100 per share plus an amount equivalent to accumulated and unpaid dividends thereon, if any, to the date of such dissolution, liquidation or winding up.

         (e) (i) As and for a sinking fund for the redemption of shares of such series, on September 15, 2002 and on each September 15 thereafter to and including September 15, 2006, the Corporation shall redeem 17,500 shares of such series, and on September 15, 2007 the Corporation shall redeem all of the shares of such series then outstanding, in each case at the price of $100 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date fixed for redemption. The Corporation shall be entitled, at its option, on September 15, 2002 and on each September 15 thereafter to and including September 15, 2006, to redeem up to 17,500 shares of such series, in addition to the shares otherwise required to be redeemed on such date, at the price of $100 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date fixed for redemption; provided, however, that the option of the Corporation to so redeem up to 17,500 additional shares of the eleventh series on each such sinking fund redemption date shall not be cumulative and shall not reduce the sinking fund requirements of this subparagraph (e) in any subsequent year. The Corporation shall be entitled, at its option, to credit against any sinking fund redemption requirement any shares of such series theretofore purchased or otherwise acquired by the Corporation and not theretofore credited against any other sinking fund redemption requirement. In the case of any redemption pursuant to this subparagraph (e), the shares to be redeemed shall be selected by lot among the holders of the shares of such series then outstanding in such manner as the appropriate Officers of the Corporation shall determine to result in a random selection.

         (ii) The sinking fund requirement of the Corporation to redeem shares of such series pursuant to this subparagraph (e) shall be subject to any applicable restrictions of law and such redemption shall be made only out of funds legally available therefor.

         (iii) The sinking fund requirement of the Corporation to redeem shares of such series pursuant to this subparagraph (e) shall be cumulative. If at any time the Corporation shall not have satisfied in full the cumulative sinking fund requirement to redeem shares of such series, the Corporation shall not pay or declare and set apart for payment any dividends upon, or make any other distribution with respect to, or redeem, purchase or otherwise acquire any shares of, the Common Stock or any other class of stock ranking as to dividends and distributions of assets junior to the Preferred Stock.

         (iv) If at any time the Corporation shall not have satisfied in full the cumulative sinking fund requirement to redeem shares of such series pursuant to this subparagraph (e), and if at such time the Corporation shall be required pursuant to a sinking or similar fund to redeem or purchase shares of any other series of the Preferred Stock or any other class of stock ranking as to dividends and distributions of assets on a parity with the Preferred Stock, any funds of the

     Corporation legally available for the purpose shall be allocated among all such sinking or similar funds for series of the Preferred Stock and such parity stock in proportion to the respective amounts then required for the satisfaction thereof.

         (f) The shares of such series shall not, by their terms, be convertible.

         (g) There shall be no voting rights applicable to the shares of such series in addition to those set forth in Article V of the Articles of Incorporation.
                             _____________________

     SERIES NO. 4. There is hereby established Series No. 4 of the Preferred Stock of the Corporation which shall have, in addition to the general terms and characteristics of all of the authorized shares of Preferred Stock of the Corporation, the following distinctive terms and characteristics:

         (a) Such series of the Preferred Stock of the Corporation shall consist of _____ shares and be designated as "$2.44 Preferred Stock, Series No. 4."

         (b) Such series shall have a dividend rate of $2.44 per share per annum; dividends shall be payable on March 1, June 1, September 1 and December 1 in each year, commencing on the first such date after the Effective Time (as defined in Section 10 of Article V of the Articles of Incorporation); and dividends shall be cumulative from the date next succeeding the last date through which accumulated dividends on the Preferred Stock, Series A, $2.44 Dividend, of Sierra Pacific Power Company shall have been paid.

         (c) The shares of such series shall be redeemable at the option of the Corporation, in whole at any time or in part from time to time, at the price of $51 per share plus an amount equivalent to accumulated and unpaid dividends thereon, if any, to the date fixed for redemption. In the case of any redemption pursuant to this subparagraph (c) of less than all the shares of such series then outstanding, the shares to be redeemed shall be selected by lot among the holders of the shares of such series then outstanding in such manner as the appropriate Officers of the Corporation shall determine to result in a random selection.

         (d) The amount payable upon the shares of such series in the event of dissolution, liquidation or winding up of the Corporation shall be $50 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date of such dissolution, liquidation or winding up, and plus, in case such dissolution, liquidation or winding up shall be voluntary, the amount of $1 per share.

         (e) There shall be no sinking fund provisions for the redemption or purchase of the shares of such series.

         (f) The shares of such series shall not, by their terms, be convertible.

         (g) There shall be no voting rights applicable to the shares of such series in addition to those set forth in Article V of the Articles of Incorporation.
                             _____________________

       SERIES NO. 5. There is hereby established Series No. 5 of the Preferred Stock of the Corporation which shall have, in addition to the general terms and characteristics of all of the authorized shares of Preferred Stock of the Corporation, the following distinctive terms and characteristics:

         (a) Such series of the Preferred Stock of the Corporation shall consist of _____ shares and be designated as "$2.36 Preferred Stock, Series No. 5."

         (b) Such series shall have a dividend rate of $2.36 per share per annum; dividends shall be payable on March 1, June 1, September 1 and December 1 in each year, commencing on the first such date after the Effective Time (as defined in Section 10 of Article V of the Articles of Incorporation); and dividends shall be cumulative from the date next succeeding the last date through which accumulated dividends on for the Preferred Stock, Series B, $2.36 Dividend, of Sierra Pacific Power Company shall have been paid.

         (c) The shares of such series shall be redeemable at the option of the Corporation, in whole at any time or in part from time to time, at the price of $50.43 per share plus an amount equivalent to accumulated and unpaid dividends thereon, if any, to the date fixed for redemption. In the case of any redemption pursuant to this subparagraph (c) of less than all the shares of such series then outstanding, the shares to be redeemed shall be selected by lot among the holders of the shares of such series then outstanding in such manner as the appropriate Officers of the Corporation shall determine to result in a random selection.

         (d) The amount payable upon the shares of such series in the event of dissolution, liquidation or winding up of the Corporation shall be $50 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date of such dissolution, liquidation or winding up, and plus, in case such dissolution, liquidation or winding up shall be voluntary, the amount of $0.43 per share.

         (e) There shall be no sinking fund provisions for the redemption or purchase of the shares of such series.

         (f) The shares of such series shall not, by their terms, be convertible.

         (g) There shall be no voting rights applicable to the shares of such series in addition to those set forth in Article V of the Articles of Incorporation.


                             _____________________


     SERIES NO. 6. There is hereby established Series No. 6 of the Preferred Stock of the Corporation which shall have, in addition to the general terms and characteristics of all of the authorized shares of Preferred Stock of the Corporation, the following distinctive terms and characteristics:

         (a) Such series of the Preferred Stock of the Corporation shall consist of ______ shares and be designated as "$3.90 Preferred Stock, Series No. 6."

         (b) Such series shall have a dividend rate of $3.90 per share per annum; dividends shall be payable on March 1, June 1, September 1 and December 1 in each year, commencing on the first such date after the Effective Time (as defined in Section 10 of Article V of the Articles of Incorporation); and dividends shall be cumulative from the date next succeeding the last date through which accumulated dividends on the Preferred Stock, Series C, $3.90 Dividend, of Sierra Pacific Power Company shall have been paid.

         (c) The shares of such series shall be redeemable at the option of the Corporation, in whole at any time or in part from time to time, at the price of $50.98 per share plus an amount equivalent to accumulated and unpaid dividends thereon, if any, to the date fixed for redemption. In the case of any redemption pursuant to this subparagraph (c) of less than all the shares of such series then outstanding, the shares to be redeemed shall be selected by lot among the holders of the shares of such series then outstanding in such manner as the appropriate Officers of the Corporation shall determine to result in a random selection.

         (d) The amount payable upon the shares of such series in the event of dissolution, liquidation or winding up of the Corporation shall be $50 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date of such dissolution, liquidation or winding up, and plus, in case such dissolution, liquidation or winding up shall be voluntary, the amount of $0.98 per share.

         (e) There shall be no sinking fund provisions for the redemption or purchase of the shares of such series.

         (f) The shares of such series shall not, by their terms, be convertible.

         (g) There shall be no voting rights applicable to the shares of such series in addition to those set forth in Article V of the Articles of Incorporation.


                             _____________________


     SERIES NO. 7. There is hereby established Series No. 7 of the Preferred Stock of the Corporation which shall have, in addition to the general terms and characteristics of all of the authorized shares of Preferred Stock of the Corporation, the following distinctive terms and characteristics:

         (a) Such series of the Preferred Stock of the Corporation shall consist of _______ shares and be designated as "$4.12 Preferred Stock, Series No. 7."

         (b) Such series shall have a dividend rate of $4.12 per share per annum; dividends shall be payable on March 1, June 1, September 1 and December 1 in each year, commencing on the first date after the Effective Time (as defined in Section 10 of Article V of the Articles of Incorporation); and dividends shall be cumulative from the date next succeeding the last date through which accumulated dividends on the Preferred Stock, Series G, $4.12 Dividend, of Sierra Pacific Power Company shall have been paid.

         (c) The shares of such series shall be redeemable at the option of the Corporation, in whole at any time or in part from time to time, at the price of $50 per share, plus an amount equivalent to accumulated and unpaid dividends thereon, if any, to the date fixed for redemption, and plus, if redeemed prior to June 1, 1995, a redemption premium equal to $1.03 per share. In the case of any redemption pursuant to this subparagraph (c) of less than all the shares of such series then outstanding, the shares to be redeemed shall be selected by lot among the holders of the shares of such series then outstanding in such manner as the appropriate Officers of the Corporation shall determine to result in a random selection.

         (d) The amount payable upon the shares of such series in the event of dissolution, liquidation or winding up of the Corporation shall be $50 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date of such dissolution, liquidation or winding up, and plus, in case such dissolution, liquidation or winding up shall be voluntary and shall be effected prior to June 1, 1995, the amount of $1.03 per share.

         (e) (i) As and for a sinking fund for the redemption of shares of such series, on the first June 1 to occur after the Effective Time each June 1 and thereafter until all shares of such series shall have been retired, the Corporation shall redeem 136,000 shares of such series at the price of $50 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date fixed for redemption. The Corporation shall be entitled, at its option, on each such June 1, to redeem up to 136,000 shares of such series, in addition to the shares otherwise required to be redeemed on such date, at $50 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date fixed for redemption; provided, however, that the option of the Corporation to so redeem up to 136,000 additional shares of such series on each such sinking fund redemption date shall not be cumulative and shall not reduce the sinking fund requirements of this subparagraph (e) in any subsequent year. The Corporation shall be entitled, at its option, to credit against any sinking fund redemption requirement any shares of such series theretofore purchased or otherwise acquired by the Corporation and not theretofore credited against any other sinking fund redemption requirement. In the case of any redemption pursuant to this subparagraph (e), the shares to be redeemed shall be selected by lot among the holders of the shares of said series then outstanding in such manner as the appropriate Officers of the Corporation shall determine to result in a random selection.

         (ii) The sinking fund requirement of the Corporation to redeem shares of such series pursuant to this subparagraph (e) shall be subject to any applicable restrictions of law and such redemption shall be made only out of funds legally available therefor.

         (iii) The sinking fund requirement of the Corporation to redeem shares of such series pursuant to this subparagraph (e) shall be cumulative. If at any time the Corporation shall not have satisfied in full the cumulative sinking fund requirement to redeem shares of such series, the Corporation shall not pay or declare and set apart for payment any dividends upon, or make any other distribution with respect to, or redeem, purchase or otherwise acquire any shares of, the Common Stock or any other class of stock ranking as to dividends and distributions of assets junior to the Preferred Stock.

         (iv) If at any time the Corporation shall not have satisfied in full the cumulative sinking fund requirement to redeem shares of such series pursuant to this subparagraph (e), and if at such time the Corporation shall be required pursuant to a sinking of similar fund to redeem or purchase shares of any other series of the Preferred Stock or any other class of stock ranking as to dividends and distributions of assets on a parity with the Preferred Stock, any funds of the Corporation legally available for the purpose shall be allocated among all such sinking or similar funds for series of the Preferred Stock and such parity stock in proportion to the respective amounts then required for the satisfaction thereof.

         (f) The shares of such series shall not, by their terms, be convertible.

         (g) There shall be no voting rights applicable to the shares of such series in addition to those set forth in Article V of the Articles of Incorporation.

                             _____________________

     SERIES NO. 8. There is hereby established Series No. 8 of the Preferred Stock of the Corporation which shall have, in addition to the general terms and characteristics of all of the authorized shares of Preferred Stock of the Corporation, the following distinctive terms and characteristics:

         (a) Such series of the Preferred Stock of the Corporation shall consist of ______ shares and be designated as "$1.95 Preferred Stock, Series No. 8."

         (b) Such series shall have a dividend rate of $1.95 per share per annum; dividends shall be payable on March 1, June 1, September 1 and December 1 in each year, commencing on the first such date after the Effective Time (as defined in Section 10 of Article V of the Articles of Incorporation); and dividends shall be cumulative from the date next succeeding the last date through which accumulated dividends on the Class A Preferred Stock, Series 1, of Sierra Pacific Power Company shall have been paid.

         (c) The shares of such series shall be redeemable at the option of the Corporation, in whole or in part on any dividend payment date, at the applicable price per share set forth below, plus, in each case, an amount equivalent to accumulated and unpaid dividends thereon, if any, to the date fixed for redemption:

             If Redeemed During
             the Twelve-Month
             Period Beginning
                September 1,                   Redemption Price
            ---------------------              ----------------
                  2002                           $25.975
                  2003                            25.878
                  2004                            25.780
                  2005                            25.683
                  2006                            25.585
                  2007                            25.488
                  2008                            25.390
                  2009                            25.293
                  2010                            25.195
                  2011                            25.098
                  2012 and thereafter             25.000

     In the case of any redemption pursuant to this subparagraph (c) of less than all the shares of such series then outstanding, the shares to be redeemed shall be selected by lot among the holders of the shares of such series then outstanding in such manner as the appropriate Officers of the Corporation shall determine to result in a random selection.

         (d) The amount payable upon the shares of such series in the event of dissolution, liquidation or winding up of the Corporation shall be $25 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date of such dissolution, liquidation or winding up, and plus, in case such dissolution, liquidation or winding up shall be voluntary, an amount per share equal to the premium in excess of $25.00 payable if such shares were then to be redeemed at the option of the Corporation.

         (e) There shall be no sinking fund provisions for the redemption or purchase of the shares of such series.

         (f) The shares of such series shall not, by their terms, be convertible.

         (g) There shall be no voting rights applicable to the shares of such series in addition to those set forth in Article V of the Articles of Incorporation.


                             _____________________

                                                                         ANNEX G

                                AMENDED BYLAWS
                                      OF
                       RESOURCES WEST ENERGY CORPORATION

                                   * * * * *

                                   ARTICLE I

                            HEADQUARTERS AND OFFICES


     SECTION 1. CORPORATE HEADQUARTERS. The corporate headquarters and principal executive offices of the Corporation shall be located in the City of Spokane, State of Washington.

     SECTION 2. DIVISIONAL OFFICES. The Corporation shall locate the headquarters of its Washington Water Power operating division in the City of Spokane, State of Washington, and the headquarters of its Sierra Pacific operating division in the City of Reno, State of Nevada.

     SECTION 3. ORGANIZATION; OTHER OFFICES. The Corporation shall organize its business operations into strategic business units, with such units and significant presence, functions and operations to be located in both the City of Spokane, State of Washington and the City of Reno, State of Nevada, and may maintain such other offices, in such other places, as the Board of Directors shall from time to time determine.


                                   ARTICLE II

                                  STOCKHOLDERS

     SECTION 1. ANNUAL MEETING. The Annual Meeting of Stockholders shall be held at such time and date in each year as shall be determined from time to time by the Board of Directors for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the Annual Meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day.

     SECTION 2. SPECIAL MEETINGS. Special meetings of the stockholders may be called by the Chairman of the Board, the Vice Chairman, the President or the majority of the full Board of Directors (as defined in Article X). Only those matters that are specified in the call of or request for a special meeting and matters incidental thereto may be considered or voted on at such meeting.

     SECTION 3. PLACE OF MEETING. Meetings of the stockholders, whether they be annual or special, shall be held at the principal executive offices of the Corporation, unless a place, either within or without the City of Spokane, Washington, is otherwise designated by the Board of Directors in the notice provided to stockholders of such meetings.

     SECTION 4. NOTICE OF MEETING. Written or printed notice of the time, place and purpose or purposes of every meeting of stockholders shall be given by the Chairman of the Board, the Vice Chairman, the President or a Vice President or the Corporate Secretary or any Assistant Corporate Secretary. Unless otherwise required by law, and except as to any stockholder duly waiving notice, the written notice must be personally delivered or mailed not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each holder of record of stock entitled to vote at the meeting. If mailed, notice shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation.

     SECTION 5. QUORUM. Except as otherwise provided by applicable law, at any meeting of stockholders, a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business, but less than a quorum shall have power to adjourn any meeting from time to time without further notice.

     SECTION 6. VOTING. Whenever Directors are to be elected at a meeting, they shall be elected by a plurality of the votes cast at the meeting by the stockholders entitled to vote. Whenever any corporate action, other than the election of Directors, is to be taken by vote of the stockholders at a meeting, it shall, except as otherwise required by applicable law or by the Articles of Incorporation or these Bylaws, when a quorum is present, be authorized by a majority of the voting power of the stock entitled to vote present at the meeting. Stockholders entitled to vote shall be entitled to the voting rights as provided in the Articles of Incorporation or by applicable law.

     SECTION 7. CONSENT OF VOTING STOCK. No action required or permitted to be taken at any annual or special meeting of holders of Voting Stock (as defined in Article X) may be taken without such a meeting unless such action is consented to in writing by all the holders of Voting Stock entitled to vote thereon.

     SECTION 8. CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. For the purposes of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the Board of Directors of the Corporation may provide that the stock transfer books shall be closed for a stated period not to exceed, in any case, sixty (60) days. If the stock transfer books shall be closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty (60) days and, in case of a meeting of stockholders, not less than ten (10) days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section, such determination shall apply to any adjournment thereof.

     SECTION 9. VOTING RECORD. The officer or agent in charge of the stock transfer books for shares of the Corporation shall make, at least ten (10) days before each meeting of stockholders, a complete record of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares registered in the name of each, which record, for a period of ten (10) days prior to such meeting, shall be kept on file at the principal executive office of the Corporation. Such record shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting for the purposes thereof.

     SECTION 10. CONDUCT OF PROCEEDINGS. The Chairman of the Board shall preside at all meetings of the stockholders. In the absence of the Chairman, the Vice Chairman, or, in the absence of the Vice Chairman, the President, shall preside. The members of the Board of Directors present at the meeting may appoint any officer of the Corporation or member of the Board to act as Chairman of any meeting in the absence of the Chairman, the Vice Chairman and the President. The Corporate Secretary of the Corporation, or in his or her absence, an Assistant Corporate Secretary, shall act as Secretary at all meetings of the stockholders. In the absence of the Corporate Secretary or an Assistant Corporate Secretary at any meeting of the stockholders, the presiding officer may appoint any person to act as Secretary of the meeting.

     SECTION 11. PROXIES. At any meeting of the stockholders, any stockholder may designate another person to act as proxy. Such designation may be made in any manner permitted by applicable law, and any designation of a proxy shall remain valid for the maximum length of time permitted by such law unless a shorter period is specified therein. Any such designation of a proxy shall be filed with the Corporate Secretary at or before the time of the meeting.

     SECTION 12.  BUSINESS TO BE TRANSACTED.  Except as otherwise provided in
Section 10 of Article III, at any meeting of stockholders, annual or special, only such business as is properly brought before the meeting in accordance with this Section may be transacted. To be properly brought before any meeting, any proposed business that is to be brought pursuant to this Section must be either specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, otherwise properly brought before the meeting by or at the direction of the Board of Directors or, in the case of an Annual Meeting of Stockholders, otherwise properly brought before the meeting by a stockholder (x) who is a stockholder of record (i) on the date of notice of meeting given pursuant to Section 4 of Article II and (ii) on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice provisions set forth in this Section.

          For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Corporate Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation no less than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder to be timely must be delivered not later than the close of business on the tenth day following the earlier of the date on which notice or public disclosure of the date of the meeting was given or made. A stockholder's notice to the Corporate Secretary of the Corporation, as required by this Section, shall set forth as to each matter the stockholder proposes to bring before the Annual Meeting a brief description of the business desired to be brought and the reasons for conducting such business at the Annual Meeting, the name and record address of the stockholder proposing such business, the class, series and number of shares of the Corporation's capital stock which are beneficially owned by the stockholder, a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, all other information which would be required to be included in a proxy statement or other filing required to be filed with the Securities and Exchange Commission if, with respect to any such item of business, such stockholder were a participant in a solicitation subject to Regulation 14A under the Securities Exchange Act of 1934, as amended, and a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting of Stockholders to bring such business before the meeting.

          Except as provided in Section 10 of Article III, notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any meeting of stockholders except in accordance with the procedures set forth in this Section; provided, however, that nothing in this Section shall be deemed to preclude discussion by any stockholders of any business properly brought before any such meeting. The Chairman of a meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

     SECTION 13. ACQUISITION OF CONTROLLING INTEREST. The provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes shall not apply to the acquisition of a controlling interest (as such term is defined therein) in the Corporation.


                                  ARTICLE III
                               BOARD OF DIRECTORS

     SECTION 1. GENERAL POWERS. The business of the Corporation shall be managed by the Board of Directors. Subject only to such limitations as may be provided by applicable law, the Board of Directors shall have full control over the affairs of the Corporation.

     SECTION 2.  NUMBER AND TENURE.  As of the Effective Time (as defined in
Article X) the number of Directors of the Corporation shall be seventeen (17). The number of Directors may be changed by amendment to these Bylaws, within the limitations specified in Section 2 of Article VI of the Articles of Incorporation, by the Board of Directors by Supermajority Vote (as defined in Article X) (or by unanimous vote of the remaining Directors if a Supermajority Vote is not obtainable because of the number of vacancies on the Board of Directors). No such change in the number of Directors shall affect the term of any Director then in office. Directors shall be divided into classes in the manner provided in Section 3 of Article VI of the Articles of Incorporation and shall be elected and serve for such terms of office as are provided therein, subject, however, to the provisions of Section 8(b) of Article V of the Articles of Incorporation. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

     SECTION 3. MEETINGS. Meetings of the Board of Directors, regular or special, may be held at the principal executive offices of the Corporation in the City of Spokane, Washington, at the offices of the Company in the City of Reno, Nevada or at any other location. The regular annual meeting of the Board of Directors shall be held immediately following the adjournment of the annual meeting of the stockholders, and no notice thereof need be given. At such meeting the Board of Directors, including directors newly elected, shall organize itself for the ensuing year, shall elect officers of the Corporation for the ensuing year, and shall transact all such further business as may be necessary or appropriate. The Board of Directors may fix times and places for regular meetings of the Board and no notice of such meetings need be given. Special meetings of the Board of Directors shall be held whenever called by or at the request of the Chairman of the Board, the Vice Chairman, the President or any three (3) Directors, at such time and place as shall be specified in the notice thereof. Notice of any special meeting shall be given (i) by mailing (return receipt requested) the same to each Director at least seven (7) days in advance of the meeting or (ii) by personal service (with written acknowledgement of such notice by such Director) or by facsimile transmission (provided a confirmation of receipt is obtained), in either case at least four (4) days in advance of the meeting.

     SECTION 4. EMERGENCY MEETINGS. In the event of a catastrophe or a disaster causing the injury or death to members of the Board of Directors and the principal officers of the Corporation, any Director or officer may call an emergency meeting of the Board of Directors. Notice of the time and place of the emergency meeting shall be given not less than two (2) days prior to the meeting and may be given by any available means of communication. The Director or Directors present at the meeting shall constitute a quorum for the purpose of filling vacancies determined to exist. The Directors present at the emergency meeting may appoint such officers and other individuals as necessary to fill any vacancies determined to exist. All appointments under this Section 4 shall be temporary until a special meeting of the stockholders or a meeting of the Board of Directors, as the case may be, shall be called for such purpose.

     SECTION 5. CONFERENCE BY TELEPHONE. Any member of the Board of Directors, or of any committee created by the Board, may, at such member's sole discretion, participate in a meeting of the Board or of the committee by means of a telephone conference or similar method of communication by which all persons participating in the meeting can hear each other at the same time.
Participation in a meeting by such means shall constitute presence in person at a meeting.

     SECTION 6. QUORUM. A majority of the full Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. Except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws (including, without limitation, any case in which a Supermajority Vote is required), the act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

     SECTION 7. ACTION WITHOUT A MEETING. Any action required or permitted to be taken at a meeting of the Board of Directors of a committee thereof, may be taken without a meeting if, before or after the action, a written consent thereto shall be signed by all of the Directors, or all of the members of the committee, as the case may be. Such written consent shall be filed with the minutes of proceedings of the Board of Directors or committee.

     SECTION 8. RESIGNATION OF DIRECTOR. Any Director or member of any committee may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein. If no time is specified, it shall take effect from the time of its receipt by the Corporate Secretary, who shall record such resignation, noting the day, hour and minute of its reception. The acceptance of a resignation shall not be necessary to make it effective.

     SECTION 9. ORDER OF BUSINESS. The Chairman of the Board shall preside at all meetings of the Board of Directors. In the absence of the Chairman, the Vice Chairman shall preside, and in the absence of the Vice Chairman, any member of the Board or officer of the Corporation designated by the Board of Directors shall preside. At meetings of the Board of Directors, business shall be transacted in such order as the Board may determine. Minutes of all proceedings of the Board of Directors, or committees appointed by it, shall be prepared and maintained by the Corporate Secretary or an Assistant Corporate Secretary and the original shall be maintained in the principal office of the Corporation.

     SECTION 10. NOMINATION OF DIRECTORS. Subject to the provisions of Section 8(b) of Article V of the Articles of Incorporation, nominations of persons as candidates for election as Directors may be made by the Board of Directors acting by Supermajority Vote (or by a unanimous vote of the remaining Directors if a Supermajority Vote is not obtainable because of the number of vacancies on the Board of Directors), or by any holder of outstanding shares of Voting Stock. However, any holder of shares of the Voting Stock may nominate one or more persons as candidates for election as Directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary (i) with respect to an election to be held at an Annual Meeting of Stockholders, not less than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders (provided, however, that in the event that the Annual Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the earlier of the date on which notice or public disclosure of the date of the meeting was given or made) and (ii) with respect to an election to be held at a special meeting of stockholders for the election of Directors, not later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election as
Director: (i) the name, age, business address and residence address of such nominee; (ii) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (iii) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent revisions replacing such Act, rules or regulations) if the nominee(s) had been nominated, or were intended to be nominated, by the Board of Directors; and (iv) the consent of each nominee to serve as a Director of the Corporation if so elected; and (b) as to the stockholder giving the notice: (i) the name and record address of the stockholder; (ii) a representation that such stockholder is a holder of record of shares of the Voting Stock of the Corporation and intends to appear in person or by proxy at the meeting to nominate the person or persons identified in the notice; and (iii) the class and number of shares of Voting Stock which are beneficially owned by such stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director. No person otherwise eligible for election as a Director shall be eligible for election as a Director unless nominated as set forth herein.

     SECTION 11. PRESUMPTION OF ASSENT. A Director of the Corporation who is present at a meeting of the Board of Directors, or of a committee thereof, at which action on any corporate matter is taken, shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Corporate Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

     SECTION 12. RETIREMENT OF DIRECTORS. Directors who are 70 years of age or more shall retire from the Board effective at the conclusion of the Annual Meeting of Stockholders held in the year in which their term expires, and any such Director shall not be nominated for election at such Annual Meeting.


                                   ARTICLE IV
                      COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors, by Supermajority Vote, shall designate an Audit Committee, a Compensation and Organization Committee, a Finance Committee and a Pension and Benefits Committee and may designate one or more additional committees. Each committee of the Board shall have such power, authority and responsibility as shall be set forth in the resolution designating such committee and as shall not be inconsistent with the provisions of these Bylaws. Each such committee shall include at least one member of the Board of Directors and may include natural persons who are not members of the Board. Except as may otherwise be set forth in the resolution of the Board of Directors designating any committee of the Board, (a) a majority of the members of each committee shall constitute a quorum for the transaction of business at any meeting thereof, (b) the act of a majority of the committee members present at a meeting at which a quorum is present shall be the act of such committee and (c) such committee may determine the time and place of its meetings.


                                   ARTICLE V
                                    OFFICERS

     SECTION 1. ELECTION AND TERM OF OFFICE. The Board of Directors shall elect from its members a Chairman of the Board, a Vice Chairman of the Board and a President of the Corporation. The offices of Chairman and President, or Vice Chairman and President, may be held by the same person. The Board of Directors shall also elect one or more Vice Presidents, a Corporate Secretary and a Treasurer. The same person may be appointed to more than one of such other offices. Each of such executive officers of the Corporation shall be elected by the Board of Directors at the regular annual meeting of the Board. Each such executive officer shall hold office until his or her successor shall have been duly elected and qualified.

     The Board of Directors shall designate either the Chairman of the Board, the Vice Chairman of the Board or the President to be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall, subject to the authority of the Board of Directors, be in charge of the management of the business and affairs of the Corporation and shall report directly to the Board of Directors.

     The Board of Directors may appoint, and may delegate power to appoint, such other nonexecutive officers, agents and employees as it may deem necessary or proper, who shall hold their offices or positions for such terms, have such authority and perform such duties as may from time to time be determined by or pursuant to authorization of the Board of Directors.

     SECTION 2. REMOVAL. Any officer or agent may be removed by the Board of Directors with or without cause whenever in its judgment the best interests of the Corporation will be served thereby. Any such removal shall be without prejudice to contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

     SECTION 3. VACANCIES. A vacancy in any executive office because of death, resignation, removal, disqualification or otherwise may be filled for the unexpired portion of the term by the Board of Directors.

     SECTION 4. POWERS AND DUTIES. The officers shall have such powers and duties as usually pertain to their offices, except as modified by the Board of Directors, and shall have such other powers and duties as may from time to time be conferred upon them by the Board of Directors.


                                   ARTICLE VI
                         CONTRACTS, CHECKS AND DEPOSITS

     SECTION 1. CONTRACTS. The Board of Directors may authorize any officer or officers, and/or agent or agents, of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

     SECTION 2. CHECKS/DRAFTS/NOTES. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, and/or agent or agents, of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.


     SECTION 3. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the proper officers of the Corporation shall determine.


                                  ARTICLE VII
                   CERTIFICATES FOR SHARES AND THEIR TRANSFER

     SECTION 1. CERTIFICATES FOR SHARES. Certificates representing shares of capital stock of the Corporation shall be in such form as shall be determined by the Board of Directors and shall contain such information as prescribed by law. Such certificates shall be signed by the Chairman of the Board, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Corporate Secretary or an Assistant Corporate Secretary, and may be sealed with the corporate seal, if any shall have been adopted, or a facsimile thereof. If certificates of capital stock of the Corporation are countersigned or otherwise authenticated by a transfer agent and by a registrar (which may be the same institution), then the signatures thereon of the officers of the Corporation authorized to sign such certificates and the signatures thereon of the transfer agent and the registrar may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, whether because of death, resignation or otherwise, before such certificate is delivered by the Corporation, such certificate may nevertheless be adopted by the Corporation and be issued and delivered as though the person who signed such certificate or whose facsimile signature had been used thereon had not ceased to be such officer of the Corporation.

     SECTION 2. TRANSFER OF STOCK. Transfer of shares of capital stock of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Corporate Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes. The Board of Directors may appoint one or more transfer agents and/or registrars for its capital stock of any class or classes and may require stock certificates to be countersigned and/or registered by one or more of such transfer agents and/or registrars. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe in its sole discretion.



                                  ARTICLE VIII
                                 CORPORATE SEAL

     The Board of Directors may, in its discretion, adopt a corporate seal, but, whether or not a seal is so adopted, the use of a seal shall not be requisite to the validity of any corporate document.


                                   ARTICLE IX
                                INDEMNIFICATION

     SECTION 1. INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Corporation shall indemnify and hold harmless, and reimburse the expenses of, any person who is or was a Director, officer, agent or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another enterprise or employee benefit plan to the extent required by and in accordance with Article IX of the Articles of Incorporation and not prohibited by law.

     SECTION 2. LIABILITY INSURANCE. The Corporation shall have the power to purchase and maintain insurance, and/or enter into other financial arrangements, on behalf of any person who is or was a Director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan to the extent permitted by and in accordance with Article IX of the Articles of Incorporation and not prohibited by law.

                                 ARTICLE X
                            AMENDMENTS; DEFINITIONS

          SECTION 1. GENERAL. Subject to the provisions of this Article X, the Board of Directors may amend, alter, change and repeal these Bylaws.


          SECTION 2.  AMENDMENTS BY SUPERMAJORITY VOTE OF DIRECTORS.  Article I,
Article III, Article IV, Article V and this Article X may be amended by the Board of Directors only by Supermajority Vote.

          SECTION 3. STOCKHOLDER BYLAWS. To the extent provided by applicable law, the stockholders may adopt, amend, alter, change or repeal Bylaws, at any annual or special meeting of the stockholders, subject, however, to the provisions of Section 2 of Article VII of the Articles of Incorporation.

          SECTION 4. DEFINITIONS. The terms defined in this Section 6 shall have the meanings assigned to them herein for all purposes of these Bylaws:

     (a) "Effective Time" shall have the meaning specified in Section 10 of
     Article V of the Articles of Incorporation.

     (b) "full Board of Directors" shall mean, at any time, the sum of the number of Directors then in office plus the number of vacancies, however created, then existing;

     (c) "Supermajority Vote" shall mean the affirmative vote of not less than eighty percent (80%) of the full Board of Directors; and

     (d) "Voting Stock" shall have the meaning specified in Section 5 of Article VI of the Articles of Incorporation.


                            _______________________

                                                                         ANNEX H



                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


          AMENDED AND RESTATED EMPLOYMENT AGREEMENT made and entered into as of the 27th day of June, 1994, by and among The Washington Water Power Company, a Washington corporation whose principal place of business is located at 1411 East Mission Avenue, Spokane, Washington ("WWP"), Resources West Energy Corporation, a Nevada corporation whose principal place of business is located at 1411 East Mission Avenue, Spokane, Washington (the "Company"), Sierra Pacific Resources, a Nevada corporation whose principal place of business is located at 6100 Neil Road, Reno, Nevada ("SPR"), Sierra Pacific Power Company, a Nevada corporation whose principal place of business is located at 6100 Neil Road, Reno, Nevada ("SPPC") (WWP, the Company, SPR and SPPC sometimes collectively referred to herein as the "Corporations"), and Paul A. Redmond (the "Executive");

          WHEREAS, the Executive is currently serving as Chairman, President and Chief Executive Officer of WWP, and the Corporations desire to secure the continued employment of the Executive in accordance herewith;

          WHEREAS, WWP entered into an Amended and Restated Employment Agreement with the Executive, dated June 24, 1994 (the "1994 Employment Agreement");

          WHEREAS, pursuant to the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994, by and among the Corporations (the "Merger Agreement"), WWP, SPR and SPPC have agreed to merge with and into the Company;

          WHEREAS, the parties hereto desire to further amend the 1994 Employment Agreement to conform to the terms of the Merger Agreement;

          WHEREAS, the Executive is willing to commit himself to remain in the employ of WWP and the Company, as the successor to WWP, on the terms and conditions herein set forth and thus to forego opportunities elsewhere; and

          WHEREAS, the parties desire to enter into this Agreement further amending and restating the 1994 Employment Agreement, as of the Effective Date (as hereinafter defined), setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period (as hereinafter defined);

          NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

          1.   Employment and Term.

          (a) The Corporations and any successor thereto, agree, on behalf of the Company, to employ the Executive, and the Executive agrees to remain in the employ of WWP and the Company, as the successor to WWP, in accordance with the terms and provisions of this Agreement for the period set forth below (the "Employment Period").

          (b) The Employment Period shall commence as of the consummation date (the "Effective Date") of the merger (the "Merger") pursuant to the terms of the Merger Agreement and shall continue until the close of business on January 1, 2002 or, if as set forth in Section 2(a) below the Executive elects not to continue to serve as Chairman of the Board from and after January 1, 1999, on January 1, 1999; provided, however, that for purposes of determining any amounts payable to the Executive under Section 5 hereof, the Employment Period shall be deemed to continue until the close of business on January 1, 2002; provided, further, that if the Merger Agreement is terminated, then, at the time of such termination, this Agreement shall be deemed canceled and of no force or effect and the 1994 Employment Agreement shall remain in full force and effect. For all periods prior to, but not including, the Effective Date, the 1994 Employment Agreement shall remain in full force and effect. As of the Effective Date, the 1994 Employment Agreement shall terminate and be of no force and effect. As a condition to the Merger, the parties hereto agree that the Company shall be responsible for all the promises, covenants and agreements set forth in this Agreement.

          2.   Duties and Powers of Executive.

          (a) Position; Location. From the Effective Date until January 1, 1999, the Executive shall serve as the Chairman of the Board of Directors of the Company (the "Board") (assuming the Executive has been elected to the Board by the shareholders) and the Chief Executive Officer of the Company; provided, however, that the Executive shall continue to serve as Chairman of the Board and Chief Executive Officer after January 1, 1999 until January 1, 2002 if Walter M. Higgins, who commencing on the Effective Date will serve as Vice Chairman, President and Chief Operating Officer of the Company and the Chief Executive Officer of the Washington Water Power and Sierra Pacific operating divisions, does not become Chief Executive Officer of the Company on January 1, 1999. Unless the Executive elects not to continue in the employment of the Company, the Executive shall continue to serve as the Chairman of the Board from January 1, 1999 until January 1, 2002 (assuming the Executive has been elected to the Board by the shareholders). During the Employment Period, the Executive shall have such authority, duties and responsibilities as are set forth in Annex A hereto. Such titles, authority, duties and responsibilities may be changed from time to time only by mutual written agreement of the parties. The Executive's services shall be performed at the location where the Executive is currently employed. During the Employment Period, the Executive shall also continue to serve as Chairman of the Board of each of the Company's subsidiary corporations.

          (b) Commencing on the Effective Date until January 1, 2002 (or January 1, 1999 if the Executive elects not to continue to serve), the Company shall in connection with any annual meeting of shareholders of the Company at which the Executive's class of Directors is to be elected cause the Executive to be nominated as a director of the Company.

          3.   Compensation and Benefits.

          The Executive shall receive the following compensation and benefits for his services hereunder to the Company:

          (a) Salary. The Executive's annual base salary ("Annual Base Salary"), payable not less often than monthly in equal installments, shall be at the annual rate of not less than the Executive's base salary as of the Effective Date. Such Annual Base Salary shall be reviewed at least annually. The Board may from time to time direct such upward adjustments in Annual Base Salary as the Board deems to be necessary or desirable including without limitation adjustments in order to reflect increases in the cost of living. Annual Base Salary shall not be reduced after any increase thereof. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement.

          (b) Incentive, Retirement and Welfare Benefit Plans. Subject to shareholder approval of the Plan, and after the Effective Date, the Executive shall be entitled to receive awards pursuant to the Company's Executive Long-Term Incentive Plan (the "Plan") (the Sierra Pacific Resources Executive Long-Term Incentive Plan, adopted in 1994, and assumed by the Company pursuant to the merger). The terms of such awards shall be determined by the Compensation Committee at the time of grant.

          During the Employment Period and so long as the Executive is employed by the Company, he shall be eligible to participate in all incentive, stock option, restricted stock, performance unit or share, savings, retirement, insurance and welfare plans, practices, policies and programs applicable generally to employees and/or other senior executives of the Company, except with respect to any benefits under any plan, practice, policy or program to which the Executive has waived his rights in writing. The Executive shall be entitled to receive pursuant to a supplemental executive retirement plan to be adopted by the Company, or otherwise, benefits in the amount and at the rate of accrual at least as generous as that provided to him at the date hereof pursuant to The Washington Water Power Company Unfunded Supplemental Executive Retirement Plan.

          (c) Business Expenses. The Company agrees to pay or reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board.

          (d) Fringe Benefits. During the Employment Period and so long as the Executive is employed by the Company, he shall be entitled to the following fringe benefits: (A) the Company shall pay the annual dues, assessments and other membership charges of the Executive with respect to the Executive's membership in the clubs and associations of the Executive's choice that are used for business purposes; and (B) the Company shall provide not less than thirty-eight (38) days paid leave for the Executive pursuant to the Company's One-Leave Program (The Washington Water Power One-Leave Program currently in effect and assumed, or replaced by a similar plan, by the Company pursuant to the Merger); in the case of paragraphs (A) and (B) on a basis substantially equivalent to such fringe benefits provided to the Executive in the past.

     In addition, the Executive shall be entitled to receive fringe benefits in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position and at least comparable to those received by other senior executives of the Company.

          (e) Relocation Benefits. If during the Employment Period the Executive is relocated, he shall be entitled to reimbursement from the Company for reasonable expenses incurred in connection with the relocation.

          4.   Termination of Employment.

          (a) Death. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

          (b) By the Company for Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean the conviction of the Executive for the commission of a felony which, at the time of such commission, has a materially adverse effect on the Company.

          (c) By the Executive for Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

               (i) the reduction in the Executive's Annual Base Salary as specified in Section 3(a) of this Agreement or any other benefit or payment described in Section 3 of this Agreement;

               (ii) the change without his consent of the Executive's title, authority, duties or responsibilities as specified in Section 2(a) of this Agreement;

               (iii) the Company requiring the Executive without his consent to be based at any office or location other than the location where the Executive is currently employed; or

               (iv) any breach by the Corporations or the Company of any other material provision of this Agreement.

          (d) By the Company for Disability. The Company may terminate the Executive's employment during the Employment Period in the event of the Executive's Permanent and Total Disability ("Disability") as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

          (e) Notice of Termination. Any termination by the Company for Cause, by the Company for Disability or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and
(iii) if the Date of Termination (as defined in Section 4(f)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Disability or Cause shall not waive any right of the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (f) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, by the Company for Disability, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be,
(ii) if the Executive's employment is terminated by the Company other than for Cause or for Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death, the Date of Termination shall be the date of death.

          5.   Obligations of the Company Upon Termination.

          (a) Termination Other Than for Cause. During the Employment Period, if the Company shall terminate the Executive's employment (other than in the case of a termination for Cause), or if the Executive shall terminate his employment for Good Reason or if the Executive's employment shall terminate by reason of death (termination in any such case referred to as "Termination");

               (i) the Company shall pay to the Executive (or his beneficiary) a lump sum amount in cash equal to the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) all incentive or other compensation, if any, awarded but not yet paid with respect to fiscal years ending prior to the fiscal year in which the Date of Termination occurred, (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (4) any accrued leave pursuant to the One-Leave Program, to the extent not theretofore paid. (The amounts specified in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the "Accrued Obligations"). The amounts specified in clauses (1), (2) and (4) of this Section 5(a)(i) shall be paid within thirty (30) days after the Date of Termination; the amount referred to in clause (3), if any, will be paid pursuant to the terms of the Executive Deferred Compensation Plan; and

               (ii) in the event of Termination other than by reason of the Executive's death, then (a) the Company shall pay to the Executive an amount in cash equal to three (3) times the Annual Base Salary described in Section 3(a) of this Agreement, at the rate in effect at the time Notice of Termination is given, within thirty (30) days of such Date of Termination or, at the option of the Executive, in installments over a period not to exceed thirty-six (36) months; (b) the Company shall pay to or cause to be paid to the Executive, pursuant to the terms of the respective plans, based on the Executive's Annual Base Salary at the time Notice of Termination is given, the value of all benefits to which the Executive would have been entitled had he remained in the employment of the Company until the end of the Employment Period, under the Company's pension plan(s), supplemental executive retirement plan(s), disability plan(s) and such other benefit plans as may be adopted from time to time during the Executive's employment with the Company; (c) the Company shall continue medical and welfare benefits for the life of the Executive and/or for the life of the Executive's spouse at least equal to those which would have been provided if the Executive's employment had not been terminated (excluding benefits to which the Executive has waived his rights in writing), such benefits to be in accordance with the most favorable medical and welfare benefit plans, practices, programs or policies (the "M&W Plans") of the Company as in effect and applicable generally to other senior executives of the Company and their families during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Executive and/or his spouse, as in effect generally at any time thereafter with respect to other senior executives of the Company and their spouses (but on a prospective basis only unless and then only to the extent such more favorable M&W Plans are by their terms retroactive); provided, however, that if the Executive becomes reemployed (or, in the case of spousal benefits, the spouse is or becomes employed) with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the benefits under the M&W Plans shall be secondary to those provided under such other plan during such applicable period of eligibility; provided, however, that these provisions shall not operate to reduce any rights the Executive may have under Section 4980B of the Code, Part 6 of Title I of ERISA or any other state or federal legislation, but shall be in addition to such rights; and (d) with respect to any incentive or similar plan awards, all options shall vest in full and become immediately exercisable, all restrictions shall lapse with respect to restricted stock, and any other types of awards, including but not limited to stock appreciation rights, performance units and performance shares, shall vest in full and become immediately exercisable or payable; provided, however, that if the Executive's entitlement to any of the stock options, restricted stock or other awards referred to above is subject to fulfillment of performance criteria, either corporate or individual, over a performance period, then payment of such awards shall be made, if at all, at the end of the performance period, based upon the achievement of goals for the entire period, prorated from the beginning of the performance period to the Date of Termination.

          (b) Termination by the Company for Cause or by the Executive Other than for Good Reason. Subject to the provisions of Section 6 of this Agreement, if the Executive's employment shall be terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than a termination for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination, all incentive or other compensation, if any, awarded but not yet paid with respect to fiscal years ending prior to the fiscal year in which the Date of Termination occurred, the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), any accrued leave pursuant to the One-Leave Program, and whatever benefits the Executive may be entitled to under the Company's benefit plans, in each case to the extent theretofore unpaid.

          (c) Any payments made pursuant to this Section 5 shall be subject to the limits, to the extent applicable, set forth in Section 10(g) hereof.

          6.  Non-exclusivity of Rights.

          Except as provided in Section 10(g) hereof, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into after the date hereof with, the Company at or subsequent to the Date of Termination, shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

          7.   Full Settlement; Mitigation.

          The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a)(ii)(c) of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment. If the Executive finally prevails with respect to any dispute between the Company, the Executive or others as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any such dispute.

          8.   Confidential Information.

          The Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company, the Corporations or any of their affiliated companies and that shall not have been or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period, the Executive shall not, without the prior consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

          9.   Successors.

          (a) This Agreement is personal to the Executive and without the prior written consent of the Corporations or the Company, as the case may be, shall not be assignable by the Executive otherwise than by will or laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Corporations, the Company and their respective successors and assigns.

          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

          10.  Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Corporations or the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the party or by registered or certified mail, return-receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

          Paul A. Redmond
          1411 East Mission Avenue, P.O. Box 3727
          Spokane, Washington 99220


          If to the Company:

          Resources West Energy Corporation
          1411 East Mission Avenue, P.O. Box 3727
          Spokane, Washington 99220


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement, or the right of the Company to terminate the Executive's employment for Cause pursuant to Section 4(b) of this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f) This instrument contains the entire agreement of the Executive, the Company and the Corporations with respect to the subject matter hereof, and, subject to the provisions of Section 1(b) hereof, all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.

          (g) Notwithstanding any provision of this Agreement to the contrary, in the event of any payment made to the Executive which is contingent upon a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company's assets, as described in Section 280G of the Code, or in any regulation promulgated thereunder, the aggregate amount of such payments, whether or not made pursuant to the terms of this Agreement, shall not exceed an amount equal to the Executive's Base Amount (as defined under Code Section 280G(b)(3) and the regulations thereunder) multiplied by three (3), less one dollar ($1.00).

IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from their respective Board of Directors, the Corporations have caused this Agreement to be executed as of the day and year first above written.

                                    THE WASHINGTON WATER
                                     POWER COMPANY



                                    /s/ JoAnn Matthiesen
                                    -------------------------------------
                                    Name:  JoAnn Matthiesen
                                    Title:  Vice President


                                    SIERRA PACIFIC RESOURCES



                                    /s/ William E. Peterson
                                    -------------------------------------
                                    Name:  William E. Peterson
                                    Title:  Senior Vice President/General
                                             Counsel


                                    SIERRA PACIFIC POWER COMPANY



                                    /s/ William E. Peterson
                                    -------------------------------------
                                    Name:  William E. Peterson
                                    Title:  Senior Vice President/General
                                             Counsel


                                    RESOURCES WEST ENERGY
                                     CORPORATION


                                    /s/ Lawrence J. Pierce
                                    -------------------------------------
                                    Name:  Lawrence J. Pierce
                                    Title:  Vice President


                                    EXECUTIVE


                                    /s/ Paul A. Redmond
                                    -------------------------------------
                                    Paul A. Redmond

                                                                         Annex A
                                                                   to Employment
                                                                       Agreement



                              DUTIES OF EXECUTIVE



CHAIRMAN OF THE BOARD

          The Chairman of the Board of Directors shall be a director, shall preside at all meetings of the Board of Directors and shareholders of the Company, shall, subject to the direction and control of the Board, be their representative and medium of communication, and shall perform such duties as may from time-to-time be assigned to him by the Board of Directors. The Chairman shall direct the long-term strategic planning process of the Company and shall also lend his expertise and experience to the President, as may be requested from time-to-time by the President.

CHIEF EXECUTIVE OFFICER

          The Chief Executive Officer of the Company shall be a director and shall, subject to the authority to the Board, be in charge of the management of the business and affairs of the Company. The President, the Chief Financial Officer and the Internal Auditing Department of the Company and the chief executive officer of Pentzer Corporation will report directly to the Chief Executive Officer. The Chief Executive Officer shall submit a report of the operations of the Company for the fiscal year to the shareholders at their annual meeting and from time-to-time shall report to the Board of Directors all matters within his knowledge which the interests of the Company may require be brought to their notice.

                                                                         ANNEX I


                              EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT made and entered into as of the 27th day of June, 1994, by and among The Washington Water Power Company, a Washington corporation whose principal place of business is located at 1411 East Mission Avenue, Spokane, Washington ("WWP"), Resources West Energy Corporation, a Nevada corporation whose principal place of business is located at 1411 East Mission Avenue, Spokane, Washington (the "Company"), Sierra Pacific Resources, a Nevada corporation whose principal place of business is located at 6100 Neil Road, Reno, Nevada ("SPR"), Sierra Pacific Power Company, a Nevada corporation whose principal place of business is located at 6100 Neil Road, Reno, Nevada ("SPPC") (WWP, the Company, SPR and SPPC sometimes collectively referred to herein as the "Corporations"), and Walter M. Higgins (the "Executive");

          WHEREAS, the Executive is currently serving as Chairman, President and Chief Executive Officer of SPR and SPPC, and the Corporations desire to secure the continued employment of the Executive in accordance herewith;

          WHEREAS, pursuant to the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994, by and among the Corporations (the "Merger Agreement"), WWP, SPR and SPPC have agreed to merge with and into the Company;

          WHEREAS, the Executive is willing to commit himself to remain in the employ of SPR, SPPC and the Company, as the successor to SPR and SPPC, on the terms and conditions herein set forth and thus to forego opportunities elsewhere; and

          WHEREAS, the parties desire to enter into this Agreement, as of the Effective Date (as hereinafter defined), setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period (as hereinafter defined);

          NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

          1.  Employment and Term.

          (a) The Corporations and any successor thereto, agree, on behalf of the Company, to employ the Executive, and the Executive agrees to remain in the employ of SPR, SPPC and the Company, as the successor to SPR and SPPC, in accordance with the terms and provisions of this Agreement for the period set forth below (the "Employment Period").

          (b) The Employment Period shall commence as of the consummation date (the "Effective Date") of the merger (the "Merger") pursuant to the terms of the Merger Agreement and shall continue until the close of business on December 31, 2002; provided, however, that if the Merger Agreement is terminated, then, at the time of such termination, this Agreement shall be deemed canceled and of no force or effect. As a condition to the Merger, the parties hereto agree that the Company shall be responsible for all the promises, covenants and agreements set forth in this Agreement.

          2.  Duties and Powers of Executive.

          (a) Position; Location. From the Effective Date until January 1, 1999, the Executive shall serve as the Vice Chairman of the Board of Directors of the Company (the "Board") (assuming the Executive has been elected to the Board by the shareholders), President and the Chief Operating Officer of the Company and as Chief Executive Officer of the Washington Water Power and Sierra Pacific operating divisions. Effective January 1, 1999 (or on such earlier date as Paul Redmond shall no longer continue to serve as Chief Executive Officer of the Company) until January 1, 2002, the Executive shall serve as Vice Chairman of the Board, President and Chief Executive Officer of the Company and as Chief Executive Officer of the Washington Water Power and Sierra Pacific operating divisions. If elected by the Board, effective January 1, 2002 until December 31, 2005, the Executive shall serve as Chairman of the Board and Chief Executive Officer. During the Employment Period, the Executive shall have such authority, duties and responsibilities as are set forth for the positions he then holds in Annex A hereto. Such titles, authority, duties and responsibilities may be changed from time to time only by mutual written agreement of the parties. The Executive's services shall be performed at the location where the Executive is currently employed; provided, however, that if the Executive is relocated to Spokane, he shall be entitled to receive all benefits and other amounts described in Section 3(e) hereof.

          (b) Commencing on the Effective Date until the end of the Employment Period, the Company shall in connection with any annual meeting of shareholders of the Company at which the Executive's class of Directors is to be elected cause the Executive to be nominated as a director of the Company.

          3.  Compensation and Benefits.

          The Executive shall receive the following compensation and benefits for his services hereunder to the Company:

          (a) Salary. The Executive's annual base salary ("Annual Base Salary"), payable not less often than monthly in equal installments, shall be at the annual rate of not less than the Executive's base salary as of the Effective Date. Such Annual Base Salary shall be reviewed at least annually. The Board may from time to time direct such upward adjustments in Annual Base Salary as the Board deems to be necessary or desirable including without limitation adjustments in order to reflect increases in the cost of living and the planned increases in the Executive's responsibilities. Annual Base Salary shall not be reduced after any increase thereof. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement.

          (b) Incentive, Retirement and Welfare Benefit Plans. During the Employment Period and so long as the Executive is employed by the Company, he shall be eligible to participate in all incentive, stock option, restricted stock, performance unit or share, savings, retirement, insurance and welfare plans, practices, policies and programs applicable generally to employees and/or other senior executives of the Company, except with respect to any benefits under any plan, practice, policy or program to which the Executive has waived his rights in writing.

          (c) Business Expenses. The Company agrees to pay or reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board.

          (d) Fringe Benefits. During the Employment Period and so long as the Executive is employed by the Company, he shall be entitled to the following fringe benefits: (A) the Company shall pay the annual dues, assessments and other membership charges of the Executive with respect to the Executive's membership in the clubs and associations of the Executive's choice that are used for business purposes; and (B) the Company shall provide a one-time credit for 25 days paid leave for the Executive pursuant to the Company's One-Leave Program (The Washington Water Power One-Leave Program currently in effect and assumed, or replaced by a similar plan, by the Company pursuant to the Merger), further annual paid leave to accrue in accordance with the terms of the One-Leave Program; in the case of paragraph (A) on a basis substantially equivalent to such fringe benefits provided to the Executive in the past. In addition, the Executive shall be entitled to receive fringe benefits in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position and at least comparable to those received by other senior executives of the Company.

          (e) Relocation Benefits. If during the Employment Period the Executive is relocated to Spokane, he shall be entitled to reimbursement from the Company for reasonable expenses incurred in connection with the relocation.

          (f) Other Compensation. If as a result of the performance of his duties hereunder, the Executive loses the right to receive any non-qualified vested pension benefits to which he is entitled on the date of this Agreement, the Company agrees to pay him an amount equal to the difference between what he received from such non-qualified pension plan and what he would have received had he not been penalized under any such plan's covenant not to compete.

          4.   Termination of Employment.

          (a) Death. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

          (b) By the Company for Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" for termination by the Company shall include, but is not limited to, acts of theft, embezzlement, fraud, moral turpitude, as well as the following conduct of the Executive:

                         (i) material breach of any provision of this Agreement,
               which breach shall not have been cured by the Executive within thirty (30) days of receipt of written notice of said breach;

                         (ii) misconduct as an Executive of the Company,
               including but not limited to: misappropriating any funds or property of the Company; attempting to obtain any personal profit from any transaction in which the Executive has an interest which is adverse to the interests of the Company; or any other act or omission which substantially impairs the Company's ability to conduct its ordinary business in its usual manner;

               (iii)  conviction of a felony; or

               (iv) any other acts or omission which subject the Company to public disrespect, scandal, or ridicule.

          (c) By the Executive for Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

               (i) the reduction in the Executive's Annual Base Salary as specified in Section 3(a) of this Agreement or any other benefit or payment described in Section 3 of this Agreement;

               (ii) the change without his consent of the Executive's title, authority, duties or responsibilities, or the timing thereof, as specified in Section 2(a) of this Agreement;

               (iii) the Company requiring the Executive without his consent to be based at any office or location other than the location where the Executive is currently employed or Spokane; or

               (iv) any breach by the Corporations or the Company of any other material provision of this Agreement.

          (d) By the Company for Disability. The Company may terminate the Executive's employment during the Employment Period in the event of the Executive's Permanent and Total Disability ("Disability") as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

          (e) Notice of Termination. Any termination by the Company for Cause, by the Company for Disability or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 4(f)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Disability or Cause shall not waive any right of the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (f) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, by the Company for Disability, or by the

Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or for Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death, the Date of Termination shall be the date of death.

          5.   Obligations of the Company Upon Termination.

          (a) Termination Other Than for Cause. During the Employment Period, if the Company shall terminate the Executive's employment (other than in the case of a termination for Cause), or if the Executive shall terminate his employment for Good Reason or if the Executive's employment shall terminate by reason of death (termination in any such case referred to as "Termination");

               (i) the Company shall pay to the Executive (or his beneficiary) a lump sum amount in cash equal to the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) all incentive or other compensation, if any, awarded but not yet paid with respect to fiscal years ending prior to the fiscal year in which the Date of Termination occurred, (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (4) any accrued leave pursuant to the One-Leave Program, to the extent not theretofore paid. (The amounts specified in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the "Accrued Obligations"). The amounts specified in clauses (1), (2) and (4) of this Section 5(a)(i) shall be paid within 30 days after the Date of Termination; the amount referred to in clause (3), if any, will be paid pursuant to the terms of the Executive Deferred Compensation Plan; and

               (ii) in the event of Termination other than by reason of the Executive's death, then (a) the Company shall pay to the Executive an amount in cash equal to three (3) times the Annual Base Salary described in Section 3(a) of this Agreement, at the rate in effect at the time Notice of Termination is given, within thirty (30) days of such Date of Termination or, at the option of the Executive, in installments over a period not to exceed thirty-six (36) months; (b) the Company shall pay to or cause to be paid to the Executive, pursuant to the terms of the respective plans, based on the Executive's Annual Base Salary at the time Notice of Termination is given, the value of all benefits to which the Executive would have been entitled had he remained in the employment of the Company until the end of the Employment Period, under the Company's pension plan(s), supplemental executive retirement plan(s), disability plan(s) and such other benefit plans as may be adopted from time to time during the Executive's employment with the Company; (c) the Company shall continue medical and welfare benefits to the Executive and/or the Executive's family at least equal to those which would have been provided if the Executive's employment had not been terminated (excluding benefits to which the Executive has waived his rights in writing), such benefits to be in accordance with the most favorable medical and welfare benefit plans, practices, programs or policies (the "M&W Plans") of the Company as in effect and applicable generally to other senior executives of the Company and their families during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other senior executives of the Company (but on a prospective basis only unless and then only to the extent such more favorable M&W Plans are by their terms retroactive); provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the benefits under the M&W Plans shall be secondary to those provided under such other plan during such applicable period of eligibility; provided, however, that these provisions shall not operate to reduce any rights the Executive may have under Section 4980B of the Code, Part 6 of Title I of ERISA or any other state or federal legislation, but shall be in addition to such rights; and (d) with respect to any incentive or similar plan awards, all options shall vest in full and become immediately exercisable, all restrictions shall lapse with respect to restricted stock, and any other types of awards, including but not limited to stock appreciation rights, performance units and performance shares, shall vest in full and become immediately exercisable or payable; provided, however, that if the Executive's entitlement to any of the stock options, restricted stock or other awards referred to above is subject to fulfillment of performance criteria, either corporate or individual, over a performance period, then payment of such awards shall be made, if at all, at the end of the performance period, based upon the achievement of goals for the entire period, prorated from the beginning of the performance period to the Date of Termination.

          (b) Termination by the Company for Cause or by the Executive Other than for Good Reason. Subject to the provisions of Section 6 of this Agreement, if the Executive's employment shall be terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than a termination for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination, all incentive or other compensation, if any, awarded but not yet paid with respect to fiscal years ending prior to the fiscal year in which the Date of Termination occurred, the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), any accrued leave pursuant to the One-Leave Program, and whatever benefits the Executive may be entitled to under the Company's benefit plans, in each case to the extent theretofore unpaid.

          (c) Any payments made pursuant to this Section 5 shall be subject to the limits, to the extent applicable, set forth in Section 10(g) hereof.

          6.   Non-exclusivity of Rights.

          Except as provided in Section 10(g) hereof, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into after the date hereof with, the Company at or subsequent to the Date of Termination, shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

          7.   Full Settlement; Mitigation.

          The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a)(ii)(c) of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment. If the Executive finally prevails with respect to any dispute between the Company, the Executive or others as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any such dispute.

          8.   Confidential Information.

          The Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company, the Corporations or any of their affiliated companies and that shall not have been or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period, the Executive shall not, without the prior consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

          9.   Successors.

          (a) This Agreement is personal to the Executive and without the prior written consent of the Corporations or the Company, as the case may be, shall not be assignable by the Executive otherwise than by will or laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Corporations, the Company and their respective successors and assigns.

          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

          10.  Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Corporations or the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the party or by registered or certified mail, return-receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

          Walter M. Higgins
          6100 Neil Road
          Reno, Nevada  89511


          If to the Company:

          Resources West Energy Corporation
          1411 East Mission Avenue, P.O. Box 3727
          Spokane, Washington  99220


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement, or the right of the

Company to terminate the Executive's employment for Cause pursuant to Section 4(b) of this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f) This instrument contains the entire agreement of the Executive, the Company and the Corporations with respect to the subject matter hereof, and, subject to the provisions of Section 1(b) hereof, all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.

          (g) Notwithstanding any provision of this Agreement to the contrary, in the event of any payment made to the Executive which is contingent upon a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company's assets, as described in Section 280G of the Code, or in any regulation promulgated thereunder, the aggregate amount of such payments, whether or not made pursuant to the terms of this Agreement, shall not exceed an amount equal to the Executive's Base Amount (as defined under Code Section 280G(b)(3) and the regulations thereunder) multiplied by three (3), less one dollar ($1.00).

          IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from their respective Board of Directors, the Corporations have caused this Agreement to be executed as of the day and year first above written.


                                    THE WASHINGTON WATER
                                     POWER COMPANY



                                    /s/ JoAnn Matthiesen
                                    -------------------------------------
                                    Name:  JoAnn Matthiesen
                                    Title:  Vice President


                                    SIERRA PACIFIC RESOURCES



                                    /s/ William E. Peterson
                                    -------------------------------------
                                    Name:  William E. Peterson
                                    Title:  Senior Vice President/General
                                             Counsel


                                    SIERRA PACIFIC POWER COMPANY



                                    /s/ William E. Peterson
                                    -------------------------------------
                                    Name:  William E. Peterson
                                    Title:  Senior Vice President/General
                                             Counsel


                                    RESOURCES WEST ENERGY
                                     CORPORATION


                                    /s/ Lawrence J. Pierce
                                    -------------------------------------
                                    Name:  Lawrence J. Pierce
                                    Title:  Vice President


                                    EXECUTIVE



                                    /s/ Walter M. Higgins
                                    -------------------------------------
                                    Walter M. Higgins

                                                                         Annex A
                                                                   to Employment
                                                                       Agreement


                              DUTIES OF EXECUTIVE


VICE CHAIRMAN

          The Vice Chairman of the Board shall be a director and shall preside at meetings of the Board of Directors in the absence or inability to act of the Chairman of the Board. The Vice Chairman shall perform such duties as may from time-to-time be assigned to him by the Board of Directors.

PRESIDENT AND CHIEF OPERATING OFFICER

          The President shall be a director and shall be the Chief Operating Officer of the Company. The President shall have general and active management and direction of the business and affairs of the Company, shall have supervision of all departments and of all officers of the Company except those reporting directly to the Chief Executive Officer, shall see that the orders and resolutions of the Board of Directors are carried into effect, and shall have the general powers and duties of supervision and management usually vested in the office of President of a public utility company. All corporate officers and functions except those reporting to the Chief Executive Officer shall report directly to the President. The President and Chief Operating Officer shall report to the Chief Executive Officer of the Company.

CHIEF EXECUTIVE OFFICER OF UTILITY OPERATING DIVISIONS

          The Chief Executive Officer of any utility operating division shall, subject to the authority of the President and Chief Operating Officer of the Company, be in charge of the management of the business and affairs of such utility operating division and shall supervise all officers who are part of such utility operating division. The Chief Executive Officer of any utility operating division shall, with respect to such division and subject to the powers and authority of the President and Chief Operating Officer of the Company, have the duties, powers and authority usually vested in the chief executive officer of a public utility company. The Chief Executive Officer of any utility operating division shall report to the President and Chief Operating Officer of the Company unless those positions are held by the same person, in which event such person shall report directly to the Chief Executive Officer of the Company.



CHAIRMAN OF THE BOARD

          The Chairman of the Board of Directors shall be a director and shall preside at all meetings of the Board of Directors and shareholders of the Company, shall, subject to the direction and control of the Board, be their representative and medium of communication, and shall perform such duties as may from time-to-time be assigned to him by the Board of Directors. The Chairman shall direct the long-term strategic planning process of the Company and shall also lend his expertise and experience to the President, as may be requested from time-to-time by the President.

CHIEF EXECUTIVE OFFICER

          The Chief Executive Officer of the Company shall be a director and shall, subject to the authority to the Board, be in charge of the management of the business and affairs of the Company. The President, the Chief Financial Officer and the Internal Auditing Department of the Company and the chief executive officer of Pentzer Corporation will report directly to the Chief Executive Officer. The Chief Executive Officer shall submit a report of the operations of the Company for the fiscal year to the shareholders at their annual meeting and from time-to-time shall report to the Board of Directors all matters within his knowledge which the interests of the Company may require be brought to their notice.

                                                                         ANNEX J


                                 CHAPTER 23B.13

                               DISSENTERS' RIGHTS

     23B.13.010  DEFINITIONS. -- As used in this chapter:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.


     23B.13.020 RIGHT TO DISSENT. -- (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a)  The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.


     23B.13.030 DISSENT OF NOMINEES AND BENEFICIAL OWNERS. -- (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.


     23B.13.200 NOTICE OF DISSENTERS' RIGHTS. -- (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.


     23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT. -- (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.


     23B.13.220 DISSENTERS' NOTICE. -- (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e)  Be accompanied by a copy of this chapter.


     23B.13.230 DUTY TO DEMAND PAYMENT. -- (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.


     23B.13.240 SHARE RESTRICTIONS. -- (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.


     23B.13.250 PAYMENT. -- (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2)  The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c)  An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

     (e)  A copy of this chapter.


     23B.13.260 FAILURE TO TAKE ACTION. -- (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.


     23B.13.270 AFTER-ACQUIRED SHARES. -- (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of who it estimated that fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.


     23B.13.280  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. --
(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

     23B.13.300 COURT ACTION. -- (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6)  Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.


     23B.13.310 COURT COSTS AND COUNSEL FEES. -- (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280;

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                                                         ANNEX K

                      NEVADA DISSENTERS' RIGHTS STATUTE*


     78.471  [DEFINITIONS AS USED IN NRS 78.472 TO 78.479].--As used in NRS
78.471 to 78.502, inclusive, the words and terms defined in NRS 78.472 to 78.479, inclusive, have the meanings ascribed to them in those sections.


     78.472 ["BENEFICIAL STOCKHOLDER" DEFINED].--"Beneficial stockholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.


     78.473 ["CORPORATION" DEFINED].--"Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation of that issuer by merger or exchange of shares.


     78.474 ["DISSENTER" DEFINED].--"Dissenter" means a stockholder who is entitled to dissent from corporate action under NRS 78.481 and who exercises that right when and in the manner required by NRS 78.491 to 78.499.


     78.476 ["FAIR VALUE" DEFINED].--"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.


     78.477 ["INTEREST" DEFINED].--"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.


     78.478 ["STOCKHOLDER" DEFINED].--"Stockholder" means the stockholder of record or the beneficial stockholder.


     78.479 ["STOCKHOLDER OF RECORD" DEFINED].--"Stockholder of record" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the corporation.

- -------------------------
    * The bracketed section headings are included for the convenience of stockholders and are not part of the Nevada Dissenters' Rights Statute.

     78.481 [STOCKHOLDER'S RIGHT TO DISSENT AND OBTAIN PAYMENT: CONDITIONS; CHALLENGE OF ACTION].--1. Except as otherwise provided in NRS 78.482, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party:

     (1) If approval by the stockholders is required for the merger by section 11 of this act or the articles of incorporation and the stockholder is entitled to vote on the merger; or

     (2) If the corporation is a subsidiary and is merged with its parent under NRS 78.457.

     (b) Consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan.

     (c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     2.   A stockholder who is entitled to dissent and obtain payment under NRS
78.471 to 78.502 may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the corporation.


     78.482 [RIGHT TO DISSENT WITH RESPECT TO PLAN OF MERGER OR SHARE EXCHANGE].--There is no right of dissent with respect to a plan of merger or exchange in favor of holders of shares of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

     1. The articles of incorporation of the corporation issuing the shares provide otherwise; or

     2. The holders of the class or series are required under the plan of merger or exchange to accept for such shares anything except:

     (a) Cash, shares or shares and cash in lieu of fractional shares of:

     (1) The surviving or acquiring corporation; or

     (2) Any other corporation which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 stockholders of record; or

     (b) A combination of cash and shares of the kind described in subparagraphs
(1) and (2) of paragraph (a).

     78.483 [ASSERTING DISSENTER'S RIGHTS].--1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

     (a) He submits to the corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

     (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.


     78.491 [DISSENTERS' RIGHTS: NOTICE OF STOCKHOLDERS' MEETING; PROPOSED CORPORATE ACTION TO CREATE RIGHTS].--1. If the proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 78.471 to 78.502, inclusive, and be accompanied by a copy of those sections.

     2. If the corporate action creating dissenters' rights is taken without a vote of the stockholders, the corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 78.493.


     78.492 [DISSENTERS' RIGHTS: NOTICE OF STOCKHOLDER'S MEETING; WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT OF SHARES].--1. If the proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

     (a) Must deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (b) Must not vote his shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter.


     78.493 [DISSENTERS' NOTICE: STOCKHOLDERS WHO SATISFIED REQUIREMENTS TO ASSERT RIGHTS].--1. If the proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

     (a) State where the demand for payment must be sent and where and when certificates for certificated shares must be deposited;

     (b) Inform the holders of uncertificated shares as to what extent the transfer of the shares will be restricted after the demand for payment is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed corporate action requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

     (e) Be accompanied by a copy of NRS 78.471 to 78.502, inclusive.


     78.494 [DISSENTERS' NOTICE: DEMAND PAYMENT; DEPOSIT OF DISSENTER'S CERTIFICATES].--1. A stockholder to whom a dissenter's notice was sent must:

     (a)  Demand payment;

     (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

     (c) Deposit his certificates in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under NRS 78.471 to 78.502, inclusive.


     78.496 [RESTRICTION ON TRANSFER OF UNCERTIFICATED SHARES].--1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to uncertificated rights retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     78.497 [PAYMENT TO DISSENTER AFTER RECEIPT OF DEMAND FOR PAYMENT OF AMOUNT ESTIMATED TO BE FAIR VALUE OF SHARES].--1. Except as otherwise provided in NRS 78,498, within 30 days after receipt of a demand for payment, the corporation shall pay each dissenter who complied with NRS 78.494 the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this subsection may be enforced by the district court:

     (a) Of the county where the corporation's registered office is located; or

     (b) At the election of any dissenter residing or having its registered office in Nevada, of the county where the dissenter resides or has its registered office.

The court shall dispose of the complaint promptly.

     2.   The payment must be accompanied by:

     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year, and the latest available interim financial statements, if any;

     (b) A statement of the corporation's estimate of the fair value of the shares;

     (c) An explanation of how the interest was calculated;

     (d) A statement of the dissenter's rights to demand payment under NRS 78.499; and

     (e) A copy of NRS 78.471 to 78.502, inclusive.


     78.498 [ELECTION BY CORPORATION TO WITHHOLD PAYMENT FROM A DISSENTER].--1. A corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed corporate action.

     2. To the extent the corporation elects to withhold payment, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 78.499.


     78.499 [WRITTEN NOTIFICATION OF DISSENTER TO CORPORATION OF DISSENTER'S ESTIMATE OF FAIR VALUE OF HIS SHARES; WAIVER OF RIGHT TO DEMAND PAYMENT].--1. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 78.497, or reject the corporation's offer pursuant to NRS 78.498 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to

NRS 78.497 or offered pursuant to NRS 78.498 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the corporation of his demand in writing within 30 days after the corporation made or offered payment for his shares.


     78.501 [DEMAND FOR PAYMENT; PROCEEDING; VENUE; PARTIES TO PROCEEDING; JUDGMENT].--1. If a demand for payment remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A corporation shall commence the proceeding in the district court of the county where a corporation's registered office is located. If the corporation is a foreign corporation without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     3. The corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

     (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

     (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment pursuant to NRS 78.498.


     78.502 [PROCEEDING TO DETERMINE FAIR VALUE; ASSESSMENT OF COSTS, FEES AND EXPENSES; EXCEPTIONS].--1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the corporation and in favor of all dissenters if the court finds the corporation did not substantially comply with the requirements of NRS
78.491 to 78.499, inclusive; or

     (b) Against either the corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 78.471 to 78.502, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

     4. In a proceeding commenced pursuant to subsection 1 of NRS 78.497, the court may assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 78.501 or subsection 1 of NRS 78.497 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                                                         ANNEX L


                       RESOURCES WEST ENERGY CORPORATION
                       EXECUTIVE LONG-TERM INCENTIVE PLAN


ARTICLE 1.  ESTABLISHMENT, PURPOSE, AND DURATION

     1.1  Establishment of the Plan.  Resources West Energy Corporation, a
          -------------------------
Nevada corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "Resources West Energy Corporation Executive Long-Term Incentive Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options (NQSO), Incentive Stock Options (ISO), Stock Appreciation Rights (SAR), Restricted Stock, Performance Units, Performance Shares and other awards.

     The Plan shall become effective as of the effective date of the Merger among The Washington Water Power Company, Sierra Pacific Resources, Sierra Pacific Power Company and Resources West Energy Corporation (the "Effective Date"), and shall remain in effect as provided in Section 1.3 herein.

     1.2  Purpose of the Plan. The purpose of the Plan is to promote the success
          -------------------
and enhance the value of the Company by linking the personal interests of Participants to those of Company stockholders, customers and employees, by providing Participants with an incentive for outstanding performance.

     The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

     The Plan is further intended to provide pay systems that support the Company's business strategy, and which are competitive with similarly-sized utilities, and to emphasize pay-for-performance by tying reward opportunities to carefully determined and articulated performance goals at corporate, operating unit, business unit and individual levels.

     1.3  Duration of the Plan.  The Plan shall commence on the Effective Date,
          --------------------
as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to
Article 15 herein or until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after the tenth anniversary of the Effective Date.

     1.4  Options Granted By Sierra Pacific Resources.  Sierra Pacific Resources
          -------------------------------------------
has previously granted options pursuant to its Executive Long-Term Incentive Plan. On and after the Effective Date, any options outstanding pursuant to such plan shall be deemed to be covered by the Plan, and the Shares subject to such options shall be counted against the number of Shares available under the Plan.

ARTICLE 2.  DEFINITIONS

     Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized:

     2.1  "Award" means, individually or collectively, a grant under the Plan of
           -----
NQSOs, ISOs, SARs, Restricted Stock, Performance Units, Performance Shares or any other type of award permitted under Article 10 of the Plan.

     2.2  "Award Agreement" means an agreement entered into by each Participant
           ---------------
and the Company, setting forth the terms and provisions applicable to an Award granted to a Participant under the Plan.

     2.3  "Board" or "Board of Directors" means the Board of Directors of the
           -----      ------------------
Company.

     2.4  "Cause" means: (i) willful misconduct on the part of a Participant
           -----
that is detrimental to the Company or (ii) the conviction of a Participant for the commission of a felony or crime involving moral turpitude. "Cause" under either (i) or (ii) shall be determined in good faith by the Committee.

     2.5  "Change in Control" of the Company shall be deemed to have occurred as
           -----------------
of the first day that any one or more of the following conditions shall have been satisfied:

     (a)  The dissolution or liquidation of the Company;

     (b) A reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation;

     (c) The sale, exchange, transfer or other disposition of shares of the stock of the Company (or shares of the stock of any person that is a stockholder of the Company) in one or more transactions, related or unrelated, to one or more Persons if, as a result of such transactions, any Person or any Person and its affiliates own more than twenty percent (20%) of the voting power of the outstanding stock of the Company; or

     (d)  The sale of all or substantially all the assets of the Company.

     2.6  "Code" means the Internal Revenue Code of 1986, as amended from time
           ----
to time.

     2.7  "Committee" means the committee, as specified in Article 3, appointed
           ---------
by the Board to administer the Plan with respect to grants of Awards.

     2.8  "Company" means Resources West Energy Corporation, a Nevada
           -------
corporation, or any successor thereto as provided in Article 17 herein.

     2.9  "Director" means any individual who is a member of the Board of
           --------
Directors of the Company.

     2.10 "Disability" shall have the meaning ascribed to such term under
           ----------
Section 22(e)(3) of the Code.

     2.11 "Dividend Equivalent" means, with respect to Shares subject to an
           -------------------
Option, a right to be paid an amount equal to dividends declared on an equal number of outstanding Shares, pursuant to the terms of Section 6.5 herein.

     2.12 "Eligible Employee" means an employee who is eligible to participate
           -----------------
in the Plan, as set forth in Section 5.1 herein.

     2.13 "Employee" means any full-time, nonunion employee of the Company or of
           --------
the Company's Subsidiaries. Directors who are not otherwise employed by the Company shall not be considered Employees under the Plan.

     2.14 "Exchange Act" means the Securities Exchange Act of 1934, as amended
           ------------
from time to time, or any successor act thereto.

     2.15 "Fair Market Value" shall mean the closing sale price as reported in
           -----------------
the consolidated transaction reporting system or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

     2.16 "Freestanding SAR" means a SAR that is granted independently of any
           ----------------
Options.

     2.17 "Incentive Stock Option" or "ISO" means an option to purchase Shares,
           ----------------------
granted under Article 6 herein, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

     2.18 "Insider" shall mean an Employee who is, on the relevant date, an
           -------
officer, director or ten percent (10%) beneficial owner of the Common Stock of the Company, as defined under Section 16 of the Exchange Act.

     2.19 "Named Executive Officer" means a Participant who, as of the date of
           -----------------------
vesting and/or payout of an Award is one of the group of "covered employees," as defined in the Regulations promulgated under Code Section 162(m), or any successor statute.

     2.20 "Nonqualified Stock Option" or "NQSO" means an option to purchase
           -------------------------
Shares, granted under Article 6 herein, which is not intended to be an Incentive Stock Option.

     2.21 "Option" means an Incentive Stock Option or a Nonqualified Stock
           ------
Option.

     2.22 "Option Price" means the price at which a Share may be purchased by a
           ------------
Participant pursuant to an Option, as determined by the Committee.

     2.23 "Participant" means an Employee of the Company who has outstanding an
           -----------
Award granted under the Plan.

     2.24 "Performance Unit" means an Award granted to an Employee, as described
           ----------------
in Article 9 herein.

     2.25 "Performance Share" means an Award granted to an Employee, as
           -----------------
described in Article 9 herein.

     2.26 "Period of Restriction" means the period during which the transfer of
           ---------------------
Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

     2.27 "Person" shall have the meaning ascribed to such term in Section
           ------
3(a)(9) of the Exchange Act, as used in Sections 13(d) and 14(d) thereof including usage in the definition of a "group" in Section 13(d) thereof.

     2.28 "Restricted Stock" means an Award of Shares granted to a Participant
           ----------------
pursuant to Article 8 herein.

     2.29 "Retirement" shall have the meaning ascribed to such term in the tax-
           ----------
qualified defined benefit pension plan maintained by the Company for the benefit of some or all of its employees.

     2.30 "Shares" means the shares of Common Stock of the Company.
           ------

     2.31 "Stock Appreciation Right" or "SAR" means an Award, granted alone or
           ------------------------
in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 herein.

     2.32 "Subsidiary" means any corporation that is a "subsidiary corporation"
           ----------
of the Company as that term is defined in Section 424(f) of the Code.

     2.33 "Tandem SAR" means a SAR that is granted in connection with a related
           ----------
Option, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall be similarly canceled).


ARTICLE 3.  ADMINISTRATION

     3.1  The Committee.  The Plan shall be administered by the Compensation
          -------------
Committee of the Board, or by any other Committee appointed by the Board consisting of not less than two (2) non-employee Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

     The Committee shall be comprised solely of Directors who are eligible to administer the Plan pursuant to Rule 16b-3(c)(2) under the Exchange Act and Prop. Treas. Reg. 1.162-27(e)(3). However, if for any reason the Committee does not qualify to administer the Plan, as contemplated by Rule 16b-3(c)(2) under the Exchange Act or Prop. Treas. Reg. 1.162-27(e)(3), the Board of Directors may appoint a new Committee so as to comply with Rule 16b-3(c)(2) and Prop. Treas. Reg. 1.162-27(e)(3).

     3.2  Authority of the Committee. The Committee shall have full power except
          --------------------------
as limited by law, the Articles of Incorporation and the Bylaws of the Company, subject to such other restricting limitations or directions as may be imposed by the Board and subject to the provisions herein, to determine the size and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 15 herein) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authorities as identified hereunder.

     3.3  Decisions Binding.  All determinations and decisions made by the
          -----------------
Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Employees, Participants and their estates and beneficiaries.

ARTICLE 4.  SHARES SUBJECT TO THE PLAN

     4.1  Number of Shares.  Subject to Section 4.2 herein, the maximum number
          ----------------
of Shares available for grant under the Plan shall be one million, five hundred thousand (1,500,000). These Shares may be either authorized but unissued shares of Common Stock, treasury stock or shares purchased on the open market.

     4.2  Adjustments in Authorized Shares. In the event of any merger,
          --------------------------------
reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; PROVIDED, HOWEVER, that the number of Shares subject to any Award shall always be a whole number.

ARTICLE 5.  ELIGIBILITY AND PARTICIPATION

     5.1  Eligibility. Persons eligible to participate in the Plan include all
          -----------
officers and key employees of the Company and its Subsidiaries, as determined by the Committee, including Employees who are members of the Board, but excluding Directors who are not Employees.

     5.2  Actual Participation. Subject to the provisions of the Plan, the
          --------------------
Committee may, from time to time, select from all eligible Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6.  STOCK OPTIONS

     6.1  Grant of Options.  Subject to the terms and provisions of the Plan,
          ----------------
Options may be granted to eligible Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant; PROVIDED, HOWEVER, that if the Committee determines that an Option grant should satisfy the "performance-based" exemption under Code Section 162(m), the maximum number of shares subject to Options which may be granted to any single Participant during any one calendar year is twenty-five thousand (25,000). The Committee may grant ISOs, NQSOs, or a combination thereof.

     6.2  Award Agreement. Each Option grant shall be evidenced by an Award
          ---------------
Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Option Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

     6.3  Option Price. The Option Price for each Option grant under the Plan
          ------------
shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

     6.4  Duration of Options. Each Option shall expire at such time as the
          -------------------
Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its date of grant.

     6.5  Dividend Equivalents. Simultaneously with the grant of an Option, the
          --------------------
Participant receiving the Option may be granted Dividend Equivalents with respect to the Shares subject to such option. Dividend Equivalents shall constitute rights to be paid amounts equal to the dividends declared on an equal number of outstanding Shares on all payment dates occurring during the period between the grant date of an Option and the date the Option is exercised. The Committee shall determine at the time Dividend Equivalents are granted the conditions, if any, to which the payment of such Dividend Equivalents is subject.

     6.6  Exercise of Options. Options granted under the Plan shall be
          -------------------
exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. However, in no event may an Option granted under the Plan become exercisable prior to six (6) months following the date of its grant.

     6.7  Payment. Options shall be exercised by the delivery of a written
          -------
notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

     The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), (c) by share withholding or
(d) by a combination of (a), (b) and/or (c).

     The Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

     As soon as practicable after receipt of a written notification of exercise of an Option and full payment therefor, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

     6.8  Restrictions on Share Transferability. The Committee may impose such
          -------------------------------------
restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions to comply with applicable Federal securities laws, with the requirements of any stock exchange or market upon which such Shares are then listed and/or traded and with any blue sky or state securities laws applicable to such Shares.

     6.9  Termination of Employment. Each Option Award Agreement shall set forth
          -------------------------
the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Option Award Agreement entered into with

Participants, need not be uniform among all Options issued pursuant to the Plan and may reflect distinctions based on the reasons for termination of employment.

     6.10 Nontransferability of Options.  No Option granted under the Plan may
          -----------------------------
be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.

ARTICLE 7.  STOCK APPRECIATION RIGHTS

     7.1  Grant of SARs.  Subject to the terms and conditions of the Plan, a SAR
          -------------
may be granted to an Employee at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of these forms of SAR.

     The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs; PROVIDED, HOWEVER, that if the Committee determines that a grant of SARs should satisfy the "performance-based" exemption under Code
Section 162(m), the maximum number of SARs which may be granted to any single Participant during any one calendar year is twenty-five thousand (25,000).

     The base value of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The base value of Tandem SARs shall equal the Option Price of the related Option. In no event shall any SAR granted hereunder become exercisable within the first six (6) months of its grant.

     7.2  Exercise of Tandem SARs. Tandem SARs may be exercised for all or part
          -----------------------
of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

     Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

     7.3  Exercise of Freestanding SARs. Freestanding SARs may be exercised upon
          -----------------------------
whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

     7.4  SAR Award Agreement. Each SAR grant shall be evidenced by an Award
          -------------------
Agreement that shall specify the base value, the term of the SAR, and such other provisions as the Committee shall determine.

     7.5  Term of SARs. The term of a SAR granted under the Plan shall be
          ------------
determined by the Committee, in its sole discretion; PROVIDED, HOWEVER, that such term shall not exceed ten (10) years.

     7.6  Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be
          ---------------------
entitled to receive payment from the Company in an amount determined by multiplying:

     (a) The difference between the Fair Market Value of a Share on the date of exercise over the base value; by

     (b)  The number of Shares with respect to which the SAR is exercised.

     At the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

     7.7  Rule 16b-3 Requirements. Notwithstanding any other provision of the
          -----------------------
Plan, the Committee may impose such conditions on exercise of a SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Section 16 (or any successor rule) of the Exchange Act.

     7.8  Termination of Employment. Each SAR Award Agreement shall set forth
          -------------------------
the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the SAR Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan and may reflect distinctions based on the reasons for termination of employment.

     7.9  Nontransferability of SARs. No SAR granted under the Plan may be sold,
          --------------------------
transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.

ARTICLE 8.  RESTRICTED STOCK

     8.1  Grant of Restricted Stock. Subject to the terms and provisions of the
          -------------------------
Plan, the Committee, at any time and from time to time, may grant Restricted Stock to eligible Employees in such amounts as the Committee shall determine; PROVIDED, HOWEVER, that if the Committee determines that a grant of Restricted Stock should satisfy the "performance-based" exemption under Code Section 162(m), the maximum number of Shares of Restricted Stock which may be granted to any single Participant during any one calendar year is twenty-five thousand (25,000).

     8.2  Restricted Stock Award Agreement. Each Restricted Stock grant shall
          --------------------------------
be evidenced by a Restricted Stock Award Agreement that shall specify the Period of Restriction, or Periods, the number of Restricted Stock Shares granted and such other provisions as the Committee shall determine.

     8.3  Transferability.  Except as provided in this Article 8, Restricted
          ---------------
Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. However, in no event may any Restricted Stock granted under the Plan become vested in a Participant prior to six (6) months following the date of its grant. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

     8.4  Other Restrictions. The Committee shall impose such other conditions
          ------------------
and/or restrictions on Restricted Stock as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price therefor, restrictions based upon the achievement of specific performance goals (Company-wide, divisional and/or individual) and/or restrictions under applicable Federal or state securities laws; and the Committee may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

     Unless and until the Committee proposes for stockholder vote a change in the general performance measures set forth below, the attainment of which shall determine the number of Shares of Restricted Stock that become vested under the Plan, the performance measure(s) to be used for purposes of grants to Named Executive Officers shall be selected from among the following alternatives:

     (a) Total stockholder return (measured as the sum of Share appreciation and dividends declared) in relation to the Dow Jones Utilities Index or to the average stockholder return of those utilities listed by the Edison Electric Institute.

     (b)  Return on invested capital in relation to target objectives.

     (c)  Share Earnings/Earnings Growth in relation to target objectives.

     (d)  Cash Flow/Cash Flow Growth in relation to target objectives.

     (e)  Cost of services to consumers in relation to target objectives.

    In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Restricted Stock that shall not qualify for the "performance-based" exemption under Code Section 162(m), the Committee may make such grants without satisfying the requirements of Code Section 162(m).

     8.5  Certificate Legend.  In addition to any legends placed on certificates
          ------------------
pursuant to Section 8.4 herein, each certificate representing Restricted Stock granted pursuant to the Plan may bear a legend substantially as follows:

     "The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Resources West Energy Corporation Executive Long-Term Incentive Plan, and in a Restricted Stock Award Agreement. A copy of such Plan and such Agreement may be obtained from Resources West Energy Corporation."

    The Company shall have the right to retain the certificates representing Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

     8.6  Removal of Restrictions. Except as otherwise provided in this Article
          -----------------------
8, Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to have the legend referred to in Section 8.5 removed from his or her stock certificate.

     8.7  Voting Rights. During the Period of Restriction, Participants holding
          -------------
Restricted Stock may exercise full voting rights with respect to those Shares.

     8.8  Dividends and Other Distributions. During the Period of Restriction,
          ---------------------------------
Participants holding Restricted Stock shall be credited with all regular cash dividends paid with respect to all Shares while they are so held. All cash dividends and other distributions paid with respect to Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. Subject to the restrictions on vesting and the forfeiture provisions, all dividends credited to a Participant shall be paid to the Participant within forty-five (45) days following the full vesting of the Restricted Stock with respect to which such dividends were earned.

     8.9  Termination of Employment.  Each Restricted Stock Award Agreement
          -------------------------
shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all grants of Restricted Stock or among Participants and may reflect distinctions based on the reasons for termination of employment.

ARTICLE 9.  PERFORMANCE UNITS AND PERFORMANCE SHARES

     9.1  Grant of Performance Units/Shares.  Subject to the terms of the Plan,
          ---------------------------------
Performance Units and Performance Shares may be granted to eligible Employees at any time and from time to time, as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant; PROVIDED, HOWEVER, that if the Committee determines that a grant of Performance Shares and/or Performance Units should satisfy the "performance-based" exemption under Code Section 162(m), the maximum payout to any Named Executive Officer with respect to Performance Units and/or Performance Shares granted in any one calendar year shall be one million dollars ($1,000,000).

     9.2  Value of Performance Units/Shares.  Each Performance Unit shall have
          ---------------------------------
an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participants. The time period during which the performance goals must be met shall be called a "Performance Period." Performance Periods shall, in all cases, be at least six (6) months in length.

     Unless and until the Committee proposes for stockholder vote a change in the general performance measures set forth below, the attainment of which shall serve as a basis for the determination of the number and/or value of Performance Units and/or Performance Shares granted under the Plan, the performance measure(s) to be used for purposes of grants to Named Executive Officers shall be selected from among the following alternatives:

     (a) Total stockholder return (measured as the sum of Share appreciation and dividends declared) in relation to the Dow Jones Utilities Index or to the average stockholder return of those utilities listed by the Edison Electric Institute.

     (b) Return on invested capital in relation to target objectives.

     (c)  Share Earnings/Earnings Growth in relation to target objectives.

     (d)  Cash Flow/Cash Flow Growth in relation to target objectives.

     (e)  Cost of services to consumers in relation to target objectives.

    In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Performance Units and/or Performance Shares that shall not qualify for the "performance-based" exemption under Code Section 162(m), the Committee may make such grants without satisfying the requirements of Code Section 162(m).

     9.3  Earning of Performance Units/Shares. After the applicable Performance
          -----------------------------------
Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout with respect to the Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

     9.4  Form and Timing of Payment of Performance Units/Shares. Payment of
          ------------------------------------------------------
earned Performance Units/Shares shall be made in a single lump sum, within seventy-five (75) calendar days following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Shares in cash or in Shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

     Prior to the beginning of each Performance Period, Participants may elect to defer the receipt of Performance Unit/Share payout upon such terms as the Committee deems appropriate.

     Participants shall be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.8 herein). In addition, Participants may, at the discretion of the Committee, be entitled to exercise their voting rights with respect to such Shares.

     9.5  Termination of Employment Due to Death, Disability or Retirement. In
          ----------------------------------------------------------------
the event the employment of a Participant is terminated by reason of Death, Disability or Retirement during a Performance Period, the Participant shall receive a prorated payout of the Performance Units/Shares. The prorated payout shall be determined by the Committee, in its sole discretion, and shall be based upon the length of time that the Participant held the Performance Units/Shares during the Performance Period, and shall further be adjusted based on the achievement of the preestablished performance goals.

     Payment of earned Performance Units/Shares shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period.

     9.6  Termination of Employment for Other Reasons. In the event that a
          -------------------------------------------
Participant's employment terminates for any reason other than those reasons set forth in Section 9.5 herein, all Performance Units/Shares shall be forfeited by the Participant to the Company.

     9.7  Nontransferability.  Performance Units/Shares may not be sold,
          ------------------
transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

ARTICLE 10.  OTHER AWARDS

    The Committee shall have the right to grant other Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on performance criteria established by the Committee, and the payment of Shares in lieu of cash under other Company incentive bonus programs. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

ARTICLE 11.  BENEFICIARY DESIGNATION

    Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

     The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of beneficiary or beneficiaries other than the spouse.

ARTICLE 12.  DEFERRALS

     The Committee may permit a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of (1) the exercise of an Option or SAR, (2) the lapse or waiver of restrictions with respect to Restricted Stock or (3) the satisfaction of any requirements or goals with respect to any Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

ARTICLE 13.  RIGHTS OF EMPLOYEES

     13.1 Employment.  Nothing in the Plan shall interfere with or limit in any
          ----------
way the right of the Company to terminate any Participant's employment at any time, for any reason or no reason in the Company's sole discretion, nor confer upon any Participant any right to continue in the employ of the Company.

     For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment.

     13.2 Participation.  No Employee shall have the right to be selected to
          -------------
receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 14.  CHANGE IN CONTROL

     Upon the occurrence of a Change in Control, as defined in Section 2.5, unless otherwise specifically prohibited by the terms of Article 18 herein:

     (a) Any and all Options and SARs granted hereunder shall become immediately exercisable;

     (b) Any restriction periods and restrictions imposed on Restricted Shares shall be deemed to have expired; and

     (c) The target payout opportunity attainable under all outstanding Awards of Restricted Stock, Performance Units, Performance Shares and other Awards shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control. There shall be paid out in cash to Participants within thirty (30) days following the effective date of the Change in Control a pro rata portion of all targeted cash payout opportunities associated with outstanding cash-based Awards, based on the number of complete and partial calendar months within the Performance Period which had elapsed as of such effective date. However, there shall not be an accelerated payout under this Section 14(c) with respect to Awards of Restricted Stock, Performance Units, Performance Shares or other Awards which were granted less than six (6) months prior to the effective date of the Change in Control.

ARTICLE 15.  AMENDMENT, MODIFICATION  AND TERMINATION

     15.1 Amendment, Modification and Termination.  The Board may at any time
          ---------------------------------------
and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, including any successor to such Rule, which increases the number of Shares available for grant-making purposes under the Plan, changes the eligibility requirement for participation hereunder, or which changes the performance goals set forth under Sections 8.4 or 9.2 hereof, shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon.

     15.2 Awards Previously Granted.  No termination, amendment or modification
          -------------------------
of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award unless such termination, modification or amendment is required by applicable law.

ARTICLE 16.  WITHHOLDING

     16.1 Tax Withholding.  The Company shall have the power and the right to
          ---------------
deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising out of or as a result of the Plan.

     16.2 Share Withholding.  With respect to withholding required upon the
          -----------------
exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising out of or as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing and signed by the Participant.

ARTICLE 17.  SUCCESSORS

    All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 18.  LEGAL CONSTRUCTION

     18.1 Gender and Number.  Except where otherwise indicated by the context,
          -----------------
any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

     18.2 Severability. In the event any provision of the Plan shall be held
          ------------
illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     18.3 Requirements of Law.  The granting of Awards and the issuance of
          -------------------
Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     Notwithstanding any other provision set forth in the Plan, if required by the then-current Section 16 of the Exchange Act, any "derivative security" or "equity security" offered pursuant to the Plan to any Insider may not be sold or transferred within the minimum time limits specified or required in such rule. The terms "equity security" and "derivative security" shall have the meanings ascribed to them in the then-current Rule 16a-1 under the Exchange Act.

     18.4 Securities Law Compliance.  With respect to Insiders, transactions
          -------------------------
under the Plan are intended to comply with all applicable conditions of the Federal securities laws. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     18.5 Governing Law.  To the extent not preempted by Federal law, the Plan,
          -------------
and all agreements hereunder, shall be construed in accordance with, and governed by, the laws of the State of Nevada.

                                                                         ANNEX M


                       RESOURCES WEST ENERGY CORPORATION
                        NON-EMPLOYEE DIRECTOR STOCK PLAN


1.   Purpose of the Plan
     -------------------

     The purpose of the Non-Employee Director Stock Plan is to provide ownership of the Company's Stock to non-employee members of the Board of Directors in order to improve the Company's ability to attract and retain highly qualified individuals to serve as directors of the Company, to provide competitive compensation for Board service and to strengthen the commonality of interest between directors and stockholders.

2.   Definitions
     -----------

     When used herein, the following terms shall have the respective meanings set forth below:

     (a) "Annual Retainer" means the annual retainer payable to all Non-Employee
          ---------------
        Directors (exclusive of any per meeting fees or expense reimbursements).

     (b) "Annual Meeting of Stockholders" means the annual meeting of
          ------------------------------
        stockholders of the Company or any Participating Company at which directors of the Company or the Participating Company, as the case may be, are elected.

     (c) "Board" or "Board of Directors" means the Board of Directors of the
          -----      ------------------
        Company.

     (d) "Committee" means a committee whose members meet the requirements of
          ---------
        Section 4(a) hereof, appointed from time to time by the Board to administer the Plan.

     (e) "Common Stock" means the common stock, no par value, of the Company.
          ------------

     (f) "Company" means Resources West Energy Corporation, a Nevada
          -------
        corporation, and any successor corporation.

     (g) "Employee" means any officer or employee of the Company or of any
          --------
        Subsidiary (whether or not such Subsidiary participates in the Plan).

     (h) "Non-Employee Director" or "Participant" means any person who is
          ---------------------      -----------
        elected or appointed to the board of directors of any Participating Company and who is not an Employee.

     (i) "Participating Company" means the Company and any Subsidiary of the
          ---------------------
        Company whose participation in the Plan has been approved by both the Company's and such Subsidiary's board of directors.

     (j) "Plan" means the Company's Non-Employee Director Stock Plan as set
          ----
        forth herein, as it may be amended from time to time.

     (k) "Plan Year" means the period commencing on the effective date of the
          ---------
        Plan as provided in Section 15 hereof and ending the next following December 31 and, thereafter, the calendar year.

     (l) "Stock Payment" means the fixed portion of the Annual Retainer to be
          -------------
        paid to Non-Employee Directors in shares of Common Stock rather than cash for services rendered as a director of a Participating Company as provided in Section 6 hereof including that portion of the Stock Payment resulting from the election specified in Section 7 hereof.

     (m) "Subsidiary" means any corporation that is a "subsidiary corporation"
          ----------
        of the Company, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

3.   Shares of Common Stock Subject to the Plan
     ------------------------------------------

     Subject to Section 9 below, the maximum aggregate number of shares of Common Stock that may be delivered under the Plan is three hundred thousand (300,000) shares. The Common Stock to be delivered under the Plan will be made available from authorized but unissued shares of Common Stock, or from treasury stock or through purchases made on the open market.

4.   Administration of the Plan
     --------------------------

     (a) The Plan will be administered by a committee appointed by the Board, consisting of two or more persons who are not eligible to participate in the Plan. Members of the Committee need not be members of the Board. The Company shall pay all costs of administration of the Plan.

     (b) Subject to the express provisions of the Plan, the Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions under the Plan. Without limiting the generality of the foregoing, the Committee shall have full power and authority (i) to determine all questions of fact that may arise under the Plan, (ii) to interpret the Plan and to make all other determinations necessary or advisable for the administration of the Plan and (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limitation, any rules which the Committee determines are necessary or appropriate to ensure that the Company, each Participating Company and the Plan will be able to comply with all applicable provisions of any federal, state or local law, including securities laws. All interpretations, determinations and actions by the Committee will be final, conclusive and binding upon all parties. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote at a meeting of the Committee (at which members may participate by telephone) or by the unanimous written consent of its members.

5.   Participation in the Plan
     -------------------------

     (a) All Non-Employee Directors shall participate in the Plan, subject to the conditions and limitations of the Plan, so long as they remain eligible to participate in the Plan.

     (b) No Non-Employee Director shall be eligible for a Stock Payment if, at the time said Stock Payment will otherwise be made, such Non-Employee Director owns (or is deemed to own) directly or indirectly, shares of Common Stock representing more than five percent of the total combined voting power of all classes of stock of the Company. Any such Non-Employee Director shall receive his or her Annual Retainer in cash, payable at such time or times as may be determined by the appropriate Participating Company's board of directors.

6.   Determination of Annual Retainers and Stock Payments
     ----------------------------------------------------

     (a) The Board shall determine the Annual Retainer for all Non-Employee Directors of the Company. The boards of directors of the other Participating Companies shall determine the Annual Retainer for their respective Non-Employee Directors.

     (b) Each director of one or more Participating Companies who is a Non-Employee Director immediately following the date of such Participating Company's Annual Meeting of Stockholders shall receive a Stock Payment as a portion of the Annual Retainer payable to such director. The number of shares to be issued to each Participant as a Stock Payment shall be determined by dividing the Market Price into one-half of the Annual Retainer payable to such Participant; PROVIDED, HOWEVER, that no fractional shares shall be issued. The "Market Price" of Common Stock issued by the Company under the Plan shall be the average daily high and low sale prices of the Common Stock as reported in the consolidated transaction reporting system for all trading days during the calendar month preceding the date of the applicable Annual Meeting of Stockholders. The Market Price for shares purchased on the open market shall be that amount actually paid for the purchase of such stock. Certificates evidencing the shares of Common Stock constituting Stock Payments shall be registered in the respective names of the Participants and shall be issued, together with a cash payment for any fractional share, to each Participant as soon as practicable following the respective Annual Meeting of Stockholders. The cash portion of the Annual Retainer shall be paid to Non-Employee Directors at such times and in such manner as may be determined by the respective boards of the Participating Companies.

     (c) No Non-Employee Director shall be required to forfeit or otherwise return any shares of Common Stock issued to him or her as a Stock Payment pursuant to the Plan (including any shares of Common Stock received as a result of an election under Section 7) notwithstanding any change in status of such Non-Employee Director which renders him or her ineligible to continue as a Participant in the Plan. Any person who is a Non-Employee Director immediately following the respective Participating Company's Annual Meeting of Stockholders shall be entitled to receive a Stock Payment as a portion of the applicable Annual Retainer.

7.   Election to Increase Amount of Stock Payment
     --------------------------------------------

     In lieu of receiving the cash portion of his or her Annual Retainer, a Participant may make a written election to reduce the cash portion of such Annual Retainer by a specified dollar amount and have such amount applied to purchase additional shares of Common Stock of the Company. The election shall be made on a form provided by the Committee and must be returned to Committee prior to the earlier of (i) six months prior to the Annual Meeting of Stockholders of the Company or the Participating Company, as the case may be, or
(ii) the first day of the Plan Year to which the election relates. The election form shall state the amount by which the Participant desires to reduce the cash portion of his or her Annual Retainer, which shall be applied toward the purchase of Common Stock on the same date that the Stock Payment is determined; PROVIDED, HOWEVER, that no fractional shares may be purchased. As such, any funds withheld but not able to be applied to the purchase of whole shares shall be paid to the Participant in cash. No Participant shall be allowed to change or revoke any election for the relevant year, but may change his or her election for any subsequent Plan Year.

8.   Stockholder Rights
     ------------------

     Non-Employee Directors shall not be deemed for any purpose to be or have rights as stockholders of the Company with respect to any shares of Common Stock except as and when such shares are issued and then only from the date of the certificate therefor. No adjustment shall be made for dividends or distributions or other rights for which the record date precedes the date of such stock certificate.

9.   Adjustment For Changes in Capitalization
     ----------------------------------------

     If the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, combinations of shares, rights offering, distribution of assets or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock, the maximum number of shares and/or the kind of shares that may be issued under the Plan may be appropriately adjusted by the Committee. Any determination by the Committee as to any such adjustment will be final, binding, and conclusive. The maximum number of shares issuable under the Plan as a result of any such adjustment shall be rounded down to the nearest whole share.

10.  Continuation of Directors in Same Status
     ----------------------------------------

     Nothing in the Plan or in any instrument executed pursuant to the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the Company or any other Participating Company, as the case may be, will retain a Non-Employee Director as a director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any Participant any legal or other right to continue as a director or in any other capacity, or as limiting, interfering with or otherwise affecting the right of a Participating Company to terminate a Participant in his or her capacity as a director or otherwise at any time for any reason, with or without cause, and without regard to the effect that such termination might have upon him or her as a Participant under the Plan.

11.  Compliance with Government Regulations
     --------------------------------------

     Neither the Plan nor the Company shall be obligated to issue any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules and regulations, by any regulatory agencies or by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to any issuance of shares of Common Stock and delivery of certificates evidencing such shares pursuant to the Plan, the Board or the Committee may require a Participant to take any such action and to make any such covenants, agreements and representations as the Board or the Committee, as the case may be, in its discretion deems necessary or advisable to ensure compliance with such requirements. The Company shall in no event be obligated to register the shares of Common Stock deliverable under the Plan pursuant to the Securities Act of 1933, as amended, or to qualify or register such shares under any securities laws of any state upon their issuance under the Plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the Plan or any subsequent offer, sale or other transfer of such shares to comply with any such law, regulation or requirement. Participants are responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act of 1933, as amended (unless an exemption therefrom is available), or with the provisions of Rule 144 promulgated thereunder, if available, or any successor provisions.

12.  Nontransferability of Rights
     ----------------------------

     No Participant shall have the right to assign the right to receive any Stock Payment or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such Stock Payment (prior to the issuance of stock certificates evidencing such Stock Payment) or any such right or interest.

13.  Amendment and Termination of Plan
     ---------------------------------

     (a) The Board will have the power, in its discretion, to amend, suspend or terminate the Plan at any time; provided that no amendment which requires stockholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, including any successor to such Rule, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon.

     (b) No amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair or adversely affect any right or obligations under any Stock Payment previously granted under the Plan to such Participant, unless such amendment, suspension or termination is required by applicable law.

     (c) Notwithstanding the foregoing, any provision of the Plan that either states the amount and price of securities to be issued under the Plan and specifies the price and timing of such issuances, or sets forth a formula that determines the amount, price and timing of such issuances, shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

14.  Election to Defer Receipt of Stock Payment
     ------------------------------------------


     (a) In lieu of receiving the Stock Payment following the date of the Annual Meeting of Stockholders, a Participant may make a written election to defer receipt of the Stock Payment until he or she ceases to be a Non-Employee Director of the Company or of any Subsidiary or until such other date as shall be specified on the election form and approved by the Committee. The election shall be made on a form provided by the Committee and must be returned to the Committee prior to the earlier of
        (i) six months prior to the Annual Meeting of Stockholders of the Company (or of the Participating Company, as the case may be) or (ii) the first day of the Plan Year, to which the election relates. No Participant shall be allowed to change or revoke any election for a current year, but may change his or her election for any subsequent Plan Year.

     (b) A Participant who has elected to defer the receipt of a Stock Payment
        (i) shall be an unsecured creditor of the Company with respect to the amount of the deferral and not a stockholder of the Company with respect to the shares of Common Stock which have been deferred and (ii) shall not be entitled to cash dividends or the right to vote such shares. However, for each Plan Year during which the Participant has outstanding a deferral election the Company shall pay to such Participant, as additional compensation and not as a dividend, the amount of any cash dividends which would have been paid to such Participant had he or she currently been the owner of the number of shares of Common Stock which, during such Plan Year, are subject to such deferral election.

     (c) A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other related limitations as the Committee from time to time may prescribe) to receive, in the event of the death of such Participant, undelivered shares of Common Stock. A Participant may from time to time revoke or change any such beneficiary designation. Any designation of beneficiary under the Plan shall be controlling as to the disposition of such shares; PROVIDED, HOWEVER, that if the Committee shall be in doubt as to the genuine nature of the beneficiary designation, the competence of the Participant at the time the designation is made or the legal right of the designated beneficiary to receive any such shares, such shares may be delivered to the legal representative(s) of the Participant's estate, in which case the Company, the Committee (and the members of the Committee, individually) shall not be under any further liability to any person or party.

     (d) In the event of any change in capitalization described in Section 9, such adjustment shall be made in the number and class of Shares which may be delivered on a deferred basis pursuant to this Section 14 as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; PROVIDED, HOWEVER, that the number of Shares shall always be a whole number.


15.  Governing Law
     -------------

     To the extent not preempted by Federal law, the Plan shall be construed in accordance with, and governed by, the laws of the State of Nevada.

16.  Effective Date and Duration of the Plan
     ---------------------------------------

     The Plan will become effective upon the Effective Date, as described below and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Section 13 or until all shares subject to the Plan have been purchased or acquired according to the Plan's provisions. Unless previously terminated by the Board, the Plan will terminate on the tenth anniversary of the Effective Date. The Effective Date shall be the effective date of the Merger among The Washington Water Power Company, Sierra Pacific Resources, Sierra Pacific Power Company and Resources West Energy Corporation.

                                                                         ANNEX N


                       RESOURCES WEST ENERGY CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN


1.  Purpose of the Plan
    -------------------

     Resources West Energy Corporation (the "Company") hereby establishes the Resources West Energy Corporation Employee Stock Purchase Plan (the "Plan") effective as of the effective date of the Merger of The Washington Water Power Company, Sierra Pacific Resources and Sierra Pacific Power Company into the Company (the "Effective Date"). It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed in a manner consistent with Section 423 of the Code.

2.  Definitions
    -----------

     (a) "Regular Base Pay" means regular straight time earnings, but excludes
          ----------------
payments for overtime, shift premiums, incentive compensation, bonuses and other special payments. However, in the case of an Employee paid on a commission basis, Regular Base Pay will also include an amount equal to the average of his commissions in his payroll period during the six (6) months preceding the current Payment Period, as that term is defined in Paragraph 4.

     (b) "Board" or "Board of Directors" means the Board of Directors of the
          -----      ------------------
Company.

     (c) "Committee" means the Compensation Committee of the Board or such other
          ---------
committee appointed by the Board to administer the Plan in accordance with Paragraph 19.

     (d) "Employee" means any person (including directors who are also employees
          --------
or officers of the Company) who is customarily employed for more than 20 hours per week and more than five (5) months in a calendar year by one or more Employers.

     (e) "Employer" means the Company and each of its Subsidiaries that has
          --------
elected, by action of its board of directors, to participate in the Plan and whose participation in the Plan has been approved by the Board.

     (f) "Offering" means each offering of rights to purchase Shares to eligible
          --------
Employees pursuant to the Plan.

     (g) "Shares" means shares of Common Stock of the Company.
          ------

     (h) "Subsidiary" means any corporation that is a "subsidiary corporation"
          ----------
of the Company, as that term is defined in Section 424 (f) of the Code.

3.  Shares of Common Stock Available under the Plan
    -----------------------------------------------

     Subject to Paragraph 7, the maximum number of Shares which are available for sale under the Plan is eight hundred thousand (800,000). These Shares may be authorized but unissued shares of Common Stock, treasury stock or purchased on the open market.

4.  Eligibility
    -----------

     (a) All Employees of the Company, regardless of their position or rate of pay, may participate in the Plan except Employees who, at the beginning date of the Payment Period, have not completed six (6) months service with the Company or a Subsidiary thereof.

     (b) Any provision of the Plan to the contrary notwithstanding, no Employee shall be granted an option to purchase Shares under the Plan

          (i) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary; or

          (ii) if the Employee's rights to purchase stock under such option and under all options granted under all employee stock purchase plans of the Company and its Subsidiaries accrue at a rate which exceeds $25,000 of the fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

For purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an individual, and stock which an individual may purchase under outstanding options shall be treated as stock owned by such individual.

5.   Payment Periods
     ---------------

     Six-month periods, June 1st to November 30th and December 1st to May 31st, shall be the "Payment Periods" during which payroll deductions will be accumulated under the Plan. Each Payment Period includes all pay days falling within it. The first day of each Payment Period shall be the "Offering Commencement Date" and the last day of each Payment Period shall be the "Offering Exercise Date."

6.   Granting of Stock Options
     -------------------------

     (a) Twice each year, on each Offering Commencement Date, the Company will grant to each eligible Employee who is then a participant in the Plan an option to purchase on the Offering Exercise Date of such Payment Period at the "Option Price" hereinafter set forth such number of full Shares reserved for the purpose of the Plan as his accumulated payroll deductions on the Offering Exercise Date will pay for at such Option Price; PROVIDED, HOWEVER, that such Employee remains eligible to participate in the Plan throughout such Payment Period.

     (b) Except as provided in Paragraph 6(c), below, the "Option Price" per Share for each Payment Period shall be the lesser of: (i) 90% of the closing price for such stock as reported in the consolidated transaction reporting system on the Offering Commencement Date or on the last preceding day such quotations are available; and (ii) 100% of the closing price for such Shares as reported in the consolidated transaction reporting system on the Offering Exercise Date or on the last preceding day such quotations are available, but in no event will the Option Price be less than the par value (if any) of such Shares.

     (c) If the Committee determines that the grant of options hereunder should satisfy the "performance-based" exemption under Section 162(m) of the Code (i) the maximum number of Shares that each Covered Employee (as such term is defined under Section 162(m)(3) of the Code) may purchase each calendar year is twenty-five thousand (25,000) and (ii) with respect to such Covered Employees, the Option Price determined under Paragraph 6(b)(i) above shall be 100% of the Closing Price referred to therein rather than 90%.

7.   Changes in Capitalization; Merger or Consolidation
     --------------------------------------------------

     In the event of an increase or decrease in the number of outstanding shares of Common Stock of the Company through stock split-ups, reclassifications, stock dividends, establishment of or change in par value, reverse splits and the like, an appropriate adjustment shall be made in the number of shares and Option Price per Share provided for under Paragraph 6 above, either by a proportionate increase in the number of shares and a proportionate decrease in the Option Price per Share, or by a proportionate decrease in the number of Shares and a proportionate increase in the Option Price per Share, as may be required to enable an eligible Employee who is then a participant in the Plan and by whom an option is exercised on the last day of any then current Payment Period to acquire such number of full Shares as his accumulated payroll deductions on such date will pay for at the adjusted Option Price.

8.   Exercise of Options
     -------------------

     Each eligible Employee who continues to be a participant in the Plan on the Offering Exercise Date shall be deemed to have, and shall have, exercised his option on such Offering Exercise Date pursuant to the terms of Paragraph 6(b) of the Plan. No participant shall be eligible to exercise his option subsequent to each such Offer Exercise Date. A participant shall be deemed to have purchased such number of full Shares reserved for the purpose of the Plan as his accumulated payroll deductions on such date will pay for at such Option Price. The Company will pay the brokerage commissions on any shares acquired on the open market pursuant to the Plan.


9.   Unused Payroll Deductions
     -------------------------

     Only full Shares may be purchased under the Plan. Any balance remaining in an Employee's accumulated payroll deduction account after exercise of an Option will be reported to the participant and will be carried forward to the next Payment Period unless the participant elects to withdraw from the Plan, in such case such amounts will be refunded to the withdrawing participant.

10.  Authorization for Entering Plan
     -------------------------------

     (a) An Employee may participate in the Plan effective at the beginning of the next succeeding Payment Period by filling out, signing and delivering to the Company Payroll Accounting office an Authorization

          (i) stating the amount to be deducted regularly from his pay during the Payment Period;

          (ii) authorizing the purchase of Shares for him in each Payment Period; and

          (iii) specifying the exact name in which Shares purchased for him are to be issued as provided under Paragraph 12 hereof.

     Such Authorization must be received by the Payroll Accounting office at least ten (10) days before the Offering Commencement Date of such next succeeding Payment Period.

     Unless an Employee files a new Authorization or withdraws from the Plan, his deductions and purchases under the Authorization he has on file under the Plan will continue as long as the Plan remains in effect.

     The Company will accumulate and hold for the Employee's account the amounts deducted from his salary but shall not be obligated to segregate such payroll deductions and no interest will be paid thereon.

     (b) An Employee may authorize payroll deductions in any even dollar amount up to, but not more than, 15% of his Regular Base Pay.

     (c) Deductions may be increased or decreased only at the beginning of a Payment Period. A new Authorization will be required and must be received by the Payroll Accounting office at least ten (10) days before the beginning date of the Payment Period.

11.  Withdrawal from the Plan
     ------------------------

     An Employee may withdraw from the Plan, in whole but not in part, at any time prior to the Offering Exercise Date by forwarding a Withdrawal Notice to the Committee, in which event the Committee will promptly refund the entire balance of his deductions not theretofore used by him to purchase Shares under the Plan, without interest, and no further payroll deductions will be made from such Employee's Regular Base Pay.

     An Employee who withdraws from the Plan shall be treated as an employee who has never entered the Plan. To re-enter, he must file a new Authorization which cannot, however, become effective before the beginning of the next Payment Period following his filing such Authorization.

12.  Issuance of Stock Certificates
     ------------------------------

     Certificates for Shares acquired pursuant to the Plan shall be delivered to participants as soon as practicable after such acquisition. Such certificates will be issued only in the name of the Employee, or if his Authorization so specifies, in the name of the Employee and another person of legal age as joint tenants.

13.  Transfer or Assignment of an Employee's Rights
     ----------------------------------------------

     An Employee's rights under the Plan and the payroll deductions credited to him belong to him alone and may not be pledged, transferred or assigned to or availed of by any other person, other than by will or the laws of descent and distribution or by designation of the beneficiary as provided in Paragraph 21 of the Plan. Any attempted assignment, transfer, pledge or other disposition thereof shall be without effect, except that the Company or any Subsidiary thereof may treat such act as an election to withdraw from the Plan by such Employee in accordance with Paragraph 11.

14.  Termination of an Employee's Rights
     -----------------------------------

     An Employee's rights under the Plan will terminate when he ceases to be an Employee because of retirement, resignation, layoff, discharge, death or for any other reason. A Withdrawal Notice will be considered as having been received from the Employee on the day his employment ceases, and all payroll deductions not used to purchase stock will be refunded to the former Employee.

     If an Employee's payroll deductions are interrupted by any legal process, a Withdrawal Notice will be considered as having been received from him on the day the interruption occurs.

     Upon termination of the participant's employment because of death, the participant's beneficiary as provided herein shall have the right to elect, by written notice given to the Committee or other person designated by the Committee prior to the expiration of the period of thirty (30) days commencing with the date of the death of the participant, either (i) to withdraw all of the payroll deductions credited to the participant's account under the Plan, without interest, or (ii) to exercise the participant's option for the purchase of the number of full Shares which the accumulated payroll deductions in the participant's account at the date of the participant's death will purchase at the applicable option price, and any excess in such account (in lieu of fractional Shares) will be returned to said beneficiary, without interest. In the event that no such written notice of election shall be duly received by the Committee or person designated by the Committee, the beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant's account at the date of the participant's death and the same will be paid promptly to said beneficiary, without interest.

15.  Termination of, and Amendments to, the Plan
     -------------------------------------------

     The Plan may be terminated at any time by the Company's Board of Directors, without notice. The Plan will terminate in any case when all or substantially all of the shares of stock available pursuant to Paragraph 3 have been purchased. If at any time the shares of stock available pursuant to Paragraph 3 are not in sufficient number to satisfy all then unfulfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded to the participants, without interest.

     The Board of Directors also reserves the right to amend the Plan from time to time, in any respect, in order to meet changes in legal requirements or for any other reason. However, no amendment to the Plan shall, without the approval of the stockholders of the Company, increase the total number of Shares which may be offered under the Plan, materially alter the requirements for participation in the Plan or materially increase the benefits accruing to participants in the Plan.

16.  Limitations on Sale of Shares Purchased under the Plan
     ------------------------------------------------------

     The Plan is intended to provide an opportunity to purchase Shares for investment and not for resale. The Company does not, however, intend to restrict or influence any Employee in the conduct of his own business affairs. Because of certain federal tax requirements, however, each Employee will agree by entering the Plan to promptly give the Company notice of any such Shares disposed of within eighteen months of its purchase, showing the number of such Shares disposed of and the date purchased. Each Employee shall be deemed to have agreed by participation in the Plan that all restrictions on transfer of Shares acquired pursuant to the Plan may be indicated on certificates issued to Employees to whom such restrictions apply.

17.  Company's Contribution to Plan
     ------------------------------

     The Company's contribution toward the Plan will consist of making its Shares reserved for the purposes of the Plan available for the purchase by Employees at less than the market price (except as provided in Paragraph 6(c)) and of bearing all costs of administering and carrying out the Plan including brokerage commissions on stock purchased for participants in the open market.

18.  Certain Reservations
     --------------------

     It is intended that the Plan comply with applicable requirements of pertinent federal and other laws.

19.  Administration of the Plan
     --------------------------

     The Plan shall be administered by the Committee appointed by the Board consisting of at least two members who need not be members of the Board. The interpretation and construction of any provisions of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee, subject, however, at all times to the final authority of the Board. Determinations made by the Committee and approved by the Board with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company, each Subsidiary, and upon all participants and their heirs and legal representatives. Any rule or regulation adopted by the Committee shall remain in full force and effect unless and until altered, amended or repealed by the Committee or the Board.

20.  Optionees not Stockholders
     --------------------------

     Neither the granting of an option to an Employee nor the deductions from his salary shall make such Employee an owner of the Shares covered by an option until such Shares have been purchased by such Employee.

21.  Designation of Beneficiary
     --------------------------

     A participant in the Plan may file a written designation of a beneficiary who is to receive any Shares or cash held in his payroll deduction account in the case of such participant's death. Such designation of beneficiary may be changed by a participant at any time by written notice to the Committee. Upon the death of a participant and upon receipt by the Committee of proof of the identity and existence at the time of the participant's death of a beneficiary validly designated under the Plan, the Company shall deliver either such cash allocable to a participant as of his date of death or Shares, pursuant to Paragraph 14, to his designated beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such cash to the spouse of such participant, or, in the event the participant was not married at the time of his death, then to his estate. No beneficiary shall, prior to the death of the participant by whom the beneficiary has been designated, acquire any interest in the cash credited to the participant under the Plan.

22.  Notices
     -------

     All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Committee.

23.  Construction
     ------------

     For all purposes of the Plan, the singular shall be deemed to be plural, the masculine shall be deemed to refer to the feminine, and vice versa, unless otherwise clearly indicated by the context.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Resources West is a Nevada corporation. The NGCL provides that a corporation's articles of incorporation may contain a provision which eliminates or limits the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that such a provision must not eliminate or limit the liability of a director or officer for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of illegal distributions. The Resources West Restated Articles include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

  The NGCL further provides that a corporation may indemnify any director, officer, employee or agent of the corporation who was or is a party or is threatened to be made a party to (x) any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation and (y) any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action.

  The Resources West Restated Articles provide that Resources West shall, to the fullest extent not prohibited by applicable law, indemnify any director or officer of Resources West in connection with certain actions, suits or proceedings, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. Resources West is also required to pay any expenses incurred by a director or officer in defending such an action, in advance of the final disposition of such action. The Resources West Restated Articles further provide that, by resolution of the Board of Directors, such benefits may be extended to employees, agents or other representatives of Resources West. In addition, the Resources West Restated Articles provide that all rights to indemnification and advancement of expenses are deemed to arise out of a contract between Resources West and each person to be indemnified which may be evidenced by a separate contract between Resources West and each such person.

  The Merger Agreement provides that to the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Resources West shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former officers, directors and management employees of SPR, SPPC, WWP and Resources West against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities or, subject to certain restrictions, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time that are in whole or in part based on, or arising out of the fact that such person is or was a director or officer of such party or arising out of or pertaining to the transactions contemplated by the Merger Agreement. In addition, the Merger Agreement requires that for a period of six years after the Effective Time, Resources West shall (i) maintain in effect either the policies of directors' and officers' liability insurance maintained by WWP or SPR, depending on which such policies offer the most favorable coverage, or
(ii) obtain new policies of such insurance offering coverage with respect to such obligations at least as favorable as the most favorable coverage offered by policies maintained by WWP or SPR.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  The exhibits to this Registration Statement are listed in the Exhibit Index hereto and are incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

  The Registrant hereby undertakes as follows:

    (1) for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (2) prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (3) every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (4) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

    (5) to respond to requests for information that is incorporated by reference in the Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

    (6) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SPOKANE, STATE OF WASHINGTON, ON THE 4TH DAY OF OCTOBER, 1994.

                                          Resources West Energy Corporation

                                                    /s/ Paul A. Redmond
                                          By: _________________________________
                                                      PAUL A. REDMOND
                                                         PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

                                        President and          October 4, 1994
         /s/ Paul A. Redmond             Director (Principal
- -------------------------------------    Executive Officer)
           PAUL A. REDMOND

                                        Vice President and     October 4, 1994
         /s/ Jon E. Eliassen             Director (Principal
- -------------------------------------    Financial and
           JON E. ELIASSEN               Accounting Officer)

                                 EXHIBIT INDEX

  The Exhibits designated by an asterisk are filed herewith. Exhibits not so designated have been provided to the Commission, and are incorporated herein by reference.

                                                                                    AT
 EXHIBIT                                                                       SEQUENTIALLY
   NO.                                 DOCUMENT                                NUMBERED PAGE
 -------                               --------                                -------------
    2    --Agreement and Plan of Reorganization and Merger, by and among
          WWP, SPR, SPPC and Resources West, dated as of June 27, 1994
          (incorporated by reference to Annex B to the Joint Proxy
          Statement/Prospectus included herein). The Registrant will furnish supplementally a copy of all omitted schedules to Exhibit 2 upon the request of the Securities and Exchange Commission.
    3.1  --Amended and Restated Articles of Incorporation of the Registrant
          (incorporated by reference to Annex F to the Joint Proxy
          Statement/Prospectus included herein).
    3.2  --Amended Bylaws of the Registrant (incorporated by reference to
          Annex G to the Joint Proxy Statement/Prospectus included herein).
    4.1  --Amended and Restated Articles of Incorporation of the Registrant
          (incorporated by reference to Annex F to the Joint Proxy
          Statement/Prospectus included herein).
    4.2  --Amended Bylaws of the Registrant (incorporated by reference to
          Annex G to the Joint Proxy Statement/Prospectus included herein).
   *5.1  --Opinion of Reid & Priest.
   *5.2  --Opinion of Paine, Hamblen, Coffin, Brooke & Miller.
   *5.3  --Opinion of Woodburn & Wedge.
    8.1  --Tax Opinion of Reid & Priest (included in Exhibit 5.1 which is filed herewith).
   10.1  --Amended and Restated Employment Agreement of Paul A. Redmond
          (incorporated by reference to Annex H to the Joint Proxy
          Statement/Prospectus included herein).
   10.2  --Employment Agreement of Walter M. Higgins (incorporated by reference to Annex I to the Joint Proxy Statement/Prospectus included herein).
   12.1  --Statement regarding computation of WWP's ratio of earnings to fixed charges and preferred dividend requirements (incorporated by reference to Exhibit 12 to the WWP 1993 10-K and the WWP June 1993
          10-Q).
  *12.2  --Statement regarding computation of SPR's ratio of earnings to fixed charges and preferred dividend requirements.
  *12.3  --Statement regarding computation of Resources West's ratio of earnings to fixed charges and preferred dividend requirements.
  *15.1  --Awareness Letter of Independent Accountants regarding SPR.
  *15.2  --Awareness Letter of Independent Accountants regarding SPPC.
  *23.1  --Consent of Deloitte & Touche.
  *23.2  --Consent of Coopers & Lybrand.
   23.3  --Consent of Reid & Priest (included in Exhibit 5.1 which is filed herewith).

                                                                                   AT
 EXHIBIT                                                                      SEQUENTIALLY
   NO.                                 DOCUMENT                               NUMBERED PAGE
 -------                               --------                               -------------
   23.4  --Consent of Paine, Hamblen, Coffin, Brooke & Miller (included in
          Exhibit 5.2 which is filed herewith).
   23.5  --Consent of Woodburn & Wedge (included in Exhibit 5.3 which is filed herewith).
  *23.6  --Consent of Prospective Director.
  *23.7  --Consent of CS First Boston Corporation.
  *23.8  --Consent of Barr Devlin & Co. Incorporated.
  *23.9  --Consent of Kidder, Peabody & Co. Incorporated.
  *99.1  --Form of Proxy for WWP Common Stock.
  *99.2  --Form of Proxy for WWP Preferred Stock.
  *99.3  --Form of Proxy for SPR Common Stock.
  *99.4  --Form of Proxy for SPPC Preferred Stock.
  *99.5  --Form of Proxy for SPPC Class A Preferred Stock.
  *99.6  --Report of Deloitte & Touche relating to audited financial statements of WWP.
  *99.7  --Report of Coopers & Lybrand relating to audited financial statements of SPR.